UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

The Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

WARNER MUSIC GROUP CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WARNER MUSIC GROUP CORP.

75 Rockefeller Plaza

New York, NY 10019

June 13, 2011

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Warner Music Group Corp., a Delaware corporation (“WMG” or the “Company”), to be held on July 6, 2011, at 8:00 a.m., local time, at 66 East 55th Street, New York, NY 10022.

At the special meeting, you will be asked to (i) adopt an Agreement and Plan of Merger, dated as of May 6, 2011 (as it may be amended, the “merger agreement”), by and among the Company, Airplanes Music LLC (“Buyer”), a Delaware limited liability company and an affiliate of Access Industries, Inc., and Airplanes Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Buyer (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “merger”) with the Company surviving as a wholly owned subsidiary of Buyer and (ii) cast an advisory (non-binding) vote to approve certain agreements or understandings with and items of compensation that are based on or otherwise related to the merger payable to certain WMG named executive officers under agreements with the Company (the “golden parachute” compensation).

If the merger is completed, each share of WMG common stock, par value $0.001 per share, that you own immediately prior to the effective time of the merger, other than as provided below, will be converted into the right to receive $8.25 in cash (the “per share merger consideration”), without interest and less applicable withholding taxes. The following shares of WMG common stock will not be converted into the right to receive the per share merger consideration in connection with the merger: (i) shares of common stock owned by the Company and its wholly owned subsidiaries, (ii) shares of common stock owned by Buyer and its affiliates, (iii) shares of common stock whose holders have not voted in favor of adopting the merger agreement and have demanded and perfected their appraisal rights under Section 262 of the General Corporation Law of the State of Delaware or (iv) shares of unvested restricted stock granted under the Company’s equity plan. Following the completion of the merger, Buyer will own all of the Company’s issued and outstanding capital stock and the Company will continue its operations as a wholly owned subsidiary of Buyer. As a result, the Company will no longer have its stock listed on the New York Stock Exchange and will no longer be required to file periodic and other reports with the Securities and Exchange Commission with respect to WMG common stock. After the merger, you will no longer have an equity interest in the Company and will not participate in any potential future earnings of the Company.

Certain stockholders of the Company have entered into a voting agreement with Buyer that covers approximately 56% of the outstanding shares of WMG common stock, pursuant to which each such stockholder has agreed to, among other things, vote, or cause to be voted, its shares of WMG common stock in favor of the adoption of the merger agreement and any related proposal in furtherance of the transactions contemplated by the merger agreement.

The Company’s Board of Directors has approved and authorized the merger agreement and the transactions contemplated by the merger agreement, including the merger, determined that the merger agreement is advisable and in the best interest of our stockholders, and recommends that you vote “FOR” adoption of the merger agreement. In arriving at its recommendations, the Company’s Board of Directors carefully considered a number of factors described in the accompanying proxy statement.

The Company’s Board of Directors also recommends that you vote “FOR” advisory (non-binding) approval of the “golden parachute” compensation. Adoption of the merger agreement and approval of the “golden parachute” compensation are subject to separate votes by the Company’s stockholders, and approval of the “golden parachute” compensation is not a condition to completion of the merger.

In considering the recommendation of the Company’s Board of Directors, you should be aware that some of the Company’s directors and its executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally.

If your shares are held in “street name” by your broker, bank or other nominee, your broker, bank or other nominee will be unable to vote your shares without receiving instructions from you. You should instruct your broker, bank or other nominee to vote your shares, and you should do so following the procedures provided by your broker, bank or other nominee. Failure to instruct your broker, bank or other nominee to vote your shares will have the same effect as voting against adoption of the merger agreement. However, failure to instruct your broker, bank or other nominee to vote your shares will have no effect on the proposal to approve the “golden parachute” compensation.

If you do not hold your shares in “street name” and you complete, sign and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of adoption of the merger agreement and approval of the “golden parachute” compensation. If you fail to return your proxy card and fail to vote at the special meeting, the effect will be the same as a vote against adoption of the merger agreement. However, your failure to vote will have no effect on the proposal to approve “golden parachute” compensation. Returning the proxy card does not deprive you of your right to attend the special meeting and vote your shares in person.

Your proxy may be revoked at any time before it is voted by submitting a later-dated proxy to the Company by Internet, by telephone or by mail, by submitting a written revocation to the Company’s corporate secretary prior to the vote at the special meeting, or by attending and voting in person at the special meeting. For shares held in “street name,” you may revoke or change your vote by submitting instructions to your bank, broker or other nominee.

Any holder of WMG common stock who does not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares of WMG common stock in lieu of the per share merger consideration if the merger is completed, but only if they submit a written demand for appraisal of their shares before the taking of the vote on the merger agreement at the special meeting and they comply with all requirements of Section 262 of the General Corporation Law of the State of Delaware for exercising appraisal rights, which are summarized in the accompanying proxy statement.

The merger cannot be completed unless the holders of a majority of the outstanding shares of WMG common stock adopt the merger agreement. Whether or not you plan to attend the special meeting, please complete, sign and return the enclosed proxy card or submit your proxy by following the instructions on the proxy card.

Thank you for your continued support.

Sincerely,

Edgar Bronfman, Jr.
Chairman of the Board and Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the proposed merger, or passed upon the adequacy or accuracy of the information contained in this document or the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated June 13, 2011 and is first being mailed to the Company’s stockholders on or about June 14, 2011.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 6, 2011

WARNER MUSIC GROUP CORP.

To the Stockholders of Warner Music Group Corp.:

Notice is hereby given that a special meeting of stockholders of Warner Music Group Corp., a Delaware corporation (“WMG” or the “Company”), will be held on July 6, 2011 at 8:00 a.m., local time, at 66 East 55th Street, New York, NY 10022, for the following purposes:

1.	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of May 6, 2011 (as it may be amended, the “merger agreement”), by and among the Company, Airplanes Music LLC (“Buyer”), a Delaware limited liability company and an affiliate of Access Industries, Inc., and Airplanes Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Buyer (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Buyer;

2.	To consider and cast an advisory (non-binding) vote on a proposal to approve certain agreements or understandings with and items of compensation payable to the Company’s named executive officers that are based on or otherwise related to the merger (the “golden parachute” compensation);

3.	To consider and vote upon a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement; and

4.	To consider and vote upon any other matters that properly come before the special meeting or any adjournment or postponement thereof.

Only holders of record of WMG common stock, par value $0.001 per share, at the close of business on June 10, 2011, the record date of the special meeting, are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting.

The merger agreement, the merger and the “golden parachute” compensation arrangements are more fully described in the accompanying proxy statement, which the Company urges you to read carefully and in its entirety. A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement, which the Company also urges you to read carefully and in its entirety.

The merger cannot be completed unless the holders of a majority of the outstanding shares of WMG common stock approve the merger agreement. The approval of the “golden parachute” compensation is advisory (non-binding) and is not a condition to completion of the merger. Whether or not you plan to attend the special meeting, please complete, sign and return the enclosed proxy card or submit your proxy by Internet, by telephone or by mail following the instructions on the proxy card.

The affirmative vote of the holders of a majority of the shares of WMG common stock outstanding and entitled to vote is necessary to adopt the merger agreement. In connection with the merger agreement, certain stockholders of the Company have entered into a voting agreement with Buyer that covers approximately 56% of the outstanding shares of WMG common stock, pursuant to which such stockholders have agreed to, among other things, vote, or cause to be voted, their shares of common stock in favor of adoption of the merger agreement any related proposal in furtherance of the transactions contemplated by the merger agreement.

The Company’s Board of Directors has approved and authorized the merger agreement, and recommends that you vote “FOR” adoption of the merger agreement. The Company’s Board of Directors recommends that you vote “FOR” approval, on an advisory (non-binding) basis, of the “golden parachute” compensation payable to the Company’s named executive officers in connection with the merger.

Under the Delaware General Corporation Law, the Company’s stockholders may exercise appraisal rights in connection with the merger. Stockholders who do not vote in favor of the proposal to adopt the merger agreement and who comply with all of the other necessary procedural requirements under the Delaware General Corporation Law will have the right to dissent from the merger and to seek appraisal of the fair value of their WMG shares in lieu of receiving the per share merger consideration, as determined by the Delaware Court of Chancery. For a description of appraisal rights and the procedures to be followed to assert them, stockholders should review the provisions of Section 262 of the General Corporation Law of the State of Delaware, a copy of which is included as Appendix B to the accompanying proxy statement.

The affirmative vote of the majority of the shares present in person or represented by proxy and entitled to vote on the proposal is required for the approval of the advisory (non-binding) proposal on “golden parachute” compensation.

The Company urges you to read the proxy statement and merger agreement carefully and in their entirety.

If you have questions about the merger agreement or the merger, including the procedures for voting your shares, you should contact Trent N. Tappe via telephone at (212) 275-2045 or via email at trent.tappe@wmg.com. You may also call the Company’s proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885.

BY ORDER OF THE BOARD OF DIRECTORS

Paul M. Robinson
Executive Vice President, General Counsel and Secretary

June 13, 2011

Please do not send your WMG common stock certificates to the Company at this time. If the merger is completed, you will be sent instructions regarding the surrender of your stock certificates.

Proxy Statement

i

Agreement and Plan of Merger	Appendix A

Section 262 of the General Corporation Law of the State of Delaware	Appendix B

Opinion of Goldman, Sachs & Co.	Appendix C

ii

WARNER MUSIC GROUP CORP.

75 Rockefeller Plaza

New York, NY 10019

PROXY STATEMENT

This proxy statement contains information related to a special meeting of stockholders of Warner Music Group Corp. to be held on July 6, 2011, at 66 East 55th Street, New York, NY 10022 at 8 a.m., local time, and at any adjournments or postponements thereof. We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our Board of Directors for use at the special meeting. At the special meeting you will be asked to, among other things, consider and vote on the adoption of the merger agreement. This proxy statement is first being mailed to stockholders on or about June 14, 2011.

SUMMARY TERM SHEET

This following summary term sheet highlights selected information contained in this proxy statement and may not contain all of the information that is important to you. We urge you to read this entire proxy statement carefully, including the appendices, before voting. We have included section references to direct you to a more complete description of the topics described in this summary term sheet. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in “Where Stockholders Can Find More Information” beginning on page 86. Unless the context requires otherwise, references in this proxy statement to the “Company” or “WMG” refer to Warner Music Group Corp., references to “Buyer” refer to Airplanes Music LLC, a Delaware limited liability company, and references to “Merger Sub” refer to Airplanes Merger Sub, Inc., a Delaware corporation.

•	Purpose of Stockholders’ Vote. You are being asked to:

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consider and vote upon a proposal (the “merger proposal”) to adopt the Agreement and Plan of Merger, dated as of May 6, 2011, by and among the Company, Buyer and Merger Sub, as it may be amended from time to time, which is referred to in this proxy statement as it may so be amended, as the “merger agreement”. A copy of the merger agreement is attached as Appendix A to this proxy statement. Pursuant to the merger agreement, Merger Sub will be merged with and into the Company (the “merger”), and the Company will continue as the surviving corporation and become a wholly owned subsidiary of Buyer. If the merger is completed, each issued and outstanding share of WMG common stock, other than as provided below, will be converted into the right to receive $8.25 in cash, without interest and less applicable withholding taxes. The following shares of WMG common stock will not be converted into the right to receive the per share merger consideration in connection with the merger: (i) shares of common stock owned by the Company and its wholly owned subsidiaries, (ii) shares of common stock owned by Buyer and its affiliates, (iii) shares of common stock whose holders have not voted in favor of adopting the merger agreement and have demanded and perfected their appraisal rights under Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) or (iv) shares of unvested restricted stock granted under the Company’s equity plan. See “The Special Meeting” beginning on page 17 and “The Merger (Proposal 1)” beginning on page 21; and

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approve on an advisory (non-binding) basis certain agreements and other items of compensation tied to or based on the merger payable to the Company’s named executive officers under arrangements with the Company (which is referred to in this proxy statement as the “golden parachute” compensation). See “Advisory Vote on Golden Parachute Compensation (Proposal 2)” beginning on page 78.

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Required Vote of the Company’s Stockholders. Under the DGCL, the affirmative vote of the holders of a majority of the shares of WMG common stock outstanding and entitled to vote is necessary to approve the merger agreement. The affirmative vote of the majority of the shares present in person or represented by proxy and entitled to vote on the proposal is required for the approval of the advisory (non-binding) proposal on the “golden parachute” compensation. The vote to approve the “golden parachute” compensation is advisory only and will not be binding on the Company or Buyer and is not a condition to completion of the merger. If the merger agreement is adopted by the stockholders and completed, the “golden parachute” compensation may be paid to the Company’s named executive officers even if stockholders fail to approve the “golden parachute” compensation. Abstentions and broker non-votes will have the same effect as a vote against adoption of the merger agreement. Abstentions are treated as a vote against the proposal to approve the “golden parachute” compensation if your shares are otherwise present in person or otherwise represented in proxy at the special meeting. However, broker non-votes (or other failures to vote) will have no effect on the proposal to approve the “golden parachute” compensation. The approval of the proposal to adjourn the special meeting if there are not sufficient votes to adopt the merger proposal requires the affirmative vote of stockholders holding a majority of the shares present in person or by proxy at the special meeting and entitled to vote thereon. See “The Special Meeting—Record Date; Shareholders Entitled to Vote; Quorum; Voting Information” beginning on page 18, “The Merger (Proposal 1)—Voting Agreement” beginning on page 46 and “Advisory Vote on Golden Parachute Compensation (Proposal 2)” beginning on page 78.

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Voting Agreement. Certain stockholders of the Company have entered into a voting agreement with Buyer that covers approximately 56% of the outstanding shares of WMG common stock, pursuant to which each such stockholder has agreed to, among other things, vote, or cause to be voted, its shares of WMG common stock in favor of the adoption of the merger agreement and any related proposal in furtherance of the transactions contemplated by the merger agreement. The voting agreement will terminate automatically at the earlier of (i) the effective time of the merger and (ii) the date of termination of the merger agreement in accordance with its terms. See “The Merger (Proposal 1)—Voting Agreement” beginning on page 46.

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Parties Involved in the Proposed Transaction. The Company, a Delaware corporation headquartered in New York, New York, is one of the world’s major music content companies, and is composed of two businesses: recorded music and music publishing. Buyer is a Delaware limited liability company and an affiliate of Access Industries, Inc., a privately held, U.S.-based industrial group with long-term holdings worldwide (“Access Industries”). Merger Sub is a Delaware corporation and a wholly owned subsidiary of Buyer. Both Buyer and Merger Sub were formed for the sole purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. See “The Companies” beginning on page 15.

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Special Meeting. The stockholders’ vote will take place at a special meeting to be held on July 6, 2011 at 8:00 a.m., local time, at 66 East 55th Street, New York, NY 10022. See “The Special Meeting” beginning on page 17.

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Conditions to the Merger. The completion of the merger is subject to the satisfaction or waiver of conditions, which are described in “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 73. These conditions include, among others:

•	the adoption of the merger agreement by the holders of a majority of the outstanding shares of WMG common stock;

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the expiration or termination of the regulatory waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and the receipt of merger approval under Council Regulation (EC) No 139/2004 (the “EU Merger Regulation”);

•	the absence of certain orders or laws that restrain, enjoin or otherwise prohibit the consummation of the merger;

•	the absence of a material adverse effect on the Company;

•	the Company’s, Buyer’s and Merger Sub’s performance in all material respects of their agreements and covenants in the merger agreement; and

•	the accuracy of the representations and warranties of the Company (subject to certain qualifications).

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Regulatory Approvals. The merger cannot be completed until the Company and Buyer each (i) file a notification and report form under the HSR Act and the applicable waiting period has expired or been terminated and (ii) file the report form under the EU Merger Regulation and merger approval thereunder has been received. The filing required under the HSR Act was made on May 20, 2011 and termination of the applicable waiting period under the HSR Act was granted on May 27, 2011. The filing required under the EU Merger Regulation was made on June 8, 2011 and merger approval is expected to be obtained by July 14, 2011. See “The Merger (Proposal 1)—Regulatory Approvals” beginning on page 40.

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Record Date. You are entitled to vote at the special meeting if you owned shares of WMG common stock at the close of business on June 10, 2011, which is the record date for the special meeting. On the record date, 155,965,179 shares of WMG common stock were outstanding and entitled to vote at the special meeting. See “The Special Meeting—Record Date; Shareholders Entitled to Vote; Quorum; Voting Information” beginning on page 18.

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Voting Information. You will have one vote for each share of WMG common stock that you owned at the close of business on the record date. If your shares are held in “street name” by a broker, you will need to provide your broker with instructions on how to vote your shares. Before voting your shares of WMG common stock, you should read this proxy statement in its entirety, including its appendices, and carefully consider how the merger affects you. Then, submit your completed, dated and signed proxy by Internet, by telephone or by mail, as soon as possible so that your shares can be voted at the special meeting. For more information on how to vote your shares, please refer to “The Special Meeting—Record Date; Shareholders Entitled to Vote; Quorum; Voting Information” beginning on page 18.

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Board Recommendation. The Company’s Board of Directors, after careful consideration, has approved and authorized the merger agreement and the transactions contemplated by the merger agreement, including the merger, determined that the merger agreement is advisable and in the best interests of the stockholders of the Company, and recommends that you vote “FOR” adoption of the merger agreement. The Company’s Board of Directors also recommends that you vote “FOR” approval of the “golden parachute” compensation. See “The Merger (Proposal 1)—Recommendation of the Company’s Board of Directors” beginning on page 28 and see “Advisory Vote on Golden Parachute Compensation (Proposal 2)” beginning on page 78.

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Opinion of Goldman Sachs. Goldman, Sachs & Co. (“Goldman Sachs”) delivered its opinion to the Company’s Board of Directors that, as of May 6, 2011 and based upon and subject to the factors and assumptions set forth therein, the $8.25 per share of WMG common stock in cash to be paid to the holders (other than Buyer and its affiliates) of outstanding shares of WMG common stock pursuant to the merger agreement was fair from a financial point of view to such holders. The full text of the written opinion of Goldman Sachs, dated May 6, 2011, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix C to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of the Company’s Board of Directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of WMG common stock should vote with respect to the merger or any other matter. Pursuant to an engagement letter between the Company and Goldman Sachs, the Company has agreed to pay Goldman Sachs a transaction fee of approximately $20 million, all of which is payable upon consummation of the merger.

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Financing of the Merger. Buyer and Merger Sub have obtained equity and debt financing commitments for the transactions contemplated by the merger agreement, the aggregate proceeds of which (together with cash on hand of the Company at closing) are expected to be sufficient for Buyer and Merger Sub to pay the aggregate merger consideration, the amounts payable with respect to the Company’s stock options and the Company’s restricted stock, and the related fees and expenses of the transactions contemplated by the merger agreement. The consummation of the merger is not subject to any financing conditions (although funding of the equity and debt financing is subject to the satisfaction of the conditions set forth in the commitment letters under which the financing will be provided). See “The Merger (Proposal 1)—Merger Financing” beginning on page 41.

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Limited Guarantees. In connection with the merger agreement, AI Investments Holdings LLC, an affiliate of Buyer, has executed a limited guarantee and a limited performance guarantee in favor of the Company to guarantee, subject to the limitations described therein, the payment of certain payment obligations that may be owed by Buyer and/or Merger Sub pursuant to the merger agreement, including the payment of any reverse termination fee that may become payable by Buyer and Merger Sub following a termination of the merger agreement by the Company in specified circumstances and payment by Buyer of its equity commitment if Access Industries Holdings LLC (the “Sponsor”), an affiliate of Access Industries, fails to capitalize Buyer pursuant to the equity commitment letter. The Company is contractually entitled to require such affiliate to perform under the guarantees. See “The Merger Agreement—Merger Financing” beginning on page 41.

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Interests of the Company’s Directors and Executive Officers in the Merger. No stockholder is entitled to receive any special merger consideration. However, in considering the recommendation of the Company’s Board of Directors, you should be aware that some of the Company’s named executive officers and directors have interests in the merger that may be different from your interests as a stockholder and that may present actual or potential conflicts of interest. These interests are discussed in “The Merger (Proposal 1)—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 43 and “Advisory Vote on Golden Parachute Compensation (Proposal 2)” beginning on page 78.

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Material U.S. Federal Income Tax Consequences of the Merger. The merger will be a taxable event for U.S. federal income tax purposes. Each U.S. holder (as defined in this proxy statement) will recognize a taxable gain or loss equal to the difference between the consideration received (prior to reduction for any applicable withholding taxes) in the merger and the U.S. holder’s adjusted tax basis in the shares of WMG common stock surrendered. See “The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences” beginning on page 50 for a discussion of the material U.S. federal income tax consequences of the merger to certain U.S. holders and certain non-U.S. holders.

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Treatment of Outstanding Options and Restricted Stock. Unless otherwise agreed upon between Buyer and any such stock option holder, immediately prior to the effective time of the merger, each stock option issued under the Company’s equity compensation plans or programs, whether or not then exercisable or vested, will be cancelled and converted into the right to receive an amount in cash equal to, without interest and less applicable withholding taxes, the product of (i) the excess, if any, of $8.25 (the per share merger consideration) over the per share exercise price of the applicable stock option and (ii) the aggregate number of shares of common stock that may be acquired upon exercise of such stock option immediately prior to the effective time of the merger. Also at the effective time of the merger, unless otherwise agreed upon between Buyer and any such holder, each restricted share of common stock granted under the Company’s equity compensation plans or programs will either vest (to the extent not already vested) or be forfeited, in each case in accordance with its terms. Further, in connection with the action approving the merger and the merger agreement, the Company’s Board of Directors authorized the accelerated vesting of the service conditions applicable to restricted stock outstanding immediately prior to the consummation of the merger. Under the merger agreement, the Company may not accelerate or waive any performance condition with respect to shares of restricted stock without Buyer’s consent. Accordingly, unless otherwise agreed upon between Buyer and any such holder, all shares of restricted stock for which the performance vesting condition is satisfied (determined based on the $8.25 per share merger consideration) will vest immediately prior to the consummation of the merger, and all shares of restricted stock subject to a performance condition that is not satisfied at the effective time of the merger will be forfeited. At the effective time of the merger, each vested restricted share of common stock will be converted into the right to receive an amount in cash equal to $8.25 (the per share merger consideration), without interest and less applicable withholding taxes.

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Appraisal Rights. Stockholders who oppose the merger may exercise their right to seek appraisal of the fair value of their shares of WMG common stock as determined by the Court of Chancery of the State of Delaware if the merger is completed, but only if they do not vote in favor of adopting the merger agreement and otherwise comply with the procedures of Section 262 of the DGCL, which is the appraisal rights statute applicable to Delaware corporations. A copy of Section 262 of the DGCL is included as Appendix B to this proxy statement and the procedures are summarized in this proxy statement. See “The Merger (Proposal 1)—Appraisal Rights” beginning on page 47 and Appendix B to this proxy statement. This appraisal amount could be more than, the same as or less than the $8.25 per share merger consideration. Your failure to follow exactly the procedures specified under DGCL will result in the loss of your appraisal rights.

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Anticipated Closing of the Merger. The merger will be completed after all of the conditions to the merger are satisfied or waived, including, as detailed above, the expiration or termination of the regulatory waiting period under the HSR Act (which termination of the applicable waiting period was granted on May 27, 2011), the receipt of merger approval under the EU Merger Regulation (which approval is expected to be obtained by July 14, 2011), the adoption of the merger agreement by stockholders holding a majority of the outstanding shares of WMG common stock, the absence of certain orders or laws that restrain, enjoin or otherwise prohibit the consummation of the merger, the absence of a material adverse effect on the Company, the Company’s, Buyer’s and Merger Sub’s performance in all material respects of their agreements and covenants in the merger agreement, and the accuracy of the representations and warranties of the Company, Buyer and Merger Sub (subject to certain qualifications). The Company currently expects the merger to be completed in the third calendar quarter of 2011, although the Company cannot assure completion by any particular date, if at all. The Company will issue a press release once the merger has been completed. See “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 73.

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Limitations on Solicitations of Other Offers. The Company has agreed to cease and terminate any previous discussions or negotiations with respect to takeover proposals. Under the merger agreement, the Company is subject to a “no-shop” restriction that prohibits the Company, its subsidiaries and their respective representatives from soliciting offers or proposals relating to a takeover proposal or providing information to or engaging in discussions or negotiations with third parties regarding a takeover proposal. Prior to the adoption of the merger agreement by the Company’s stockholders, the “no-shop” restriction is subject to a “fiduciary out” provision that allows the Company to provide information and participate in discussions with respect to an unsolicited written takeover proposal that the Company’s Board of Directors has determined in good faith constitutes or would reasonably be expected to lead to a superior proposal and, subject to compliance with the terms of the merger agreement (including providing Buyer and Merger Sub with prior notice and allowing Buyer certain matching rights), to change its recommendation due to an intervening event or to approve, recommend or declare advisable, and authorize the Company to enter into, an acquisition agreement with respect to a superior proposal. See “The Merger Agreement—Covenants of the Company—No Solicitation of Takeover Proposals; Fiduciary Out” beginning on page 66 and “The Merger Agreement—Effect of Termination; Fees and Expenses” beginning on page 76.

•	Termination. The merger agreement may be terminated before the completion of the merger in certain circumstances. See “The Merger Agreement—Termination” beginning on page 74.

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Termination Fees. The merger agreement contains certain termination rights for both the Company and Buyer. The merger agreement provides that, upon termination under specified circumstances, the Company would be required to pay Buyer or its designee a termination fee in an amount equal to $56,000,000. The merger agreement also provides that Buyer will be required to pay the Company a reverse termination fee of $60,000,000 under certain specified circumstances, and a reverse termination fee of $140,000,000 under certain specified circumstances if a willful breach by Buyer of its material representations, warranties, covenants or agreements under the merger agreement that materially contributes to the failure of the merger to occur. In addition, subject to certain limitations, either party may terminate the merger agreement if the merger is not consummated by November 7, 2011. See “The Merger Agreement—Effect of Termination; Fees and Expenses” beginning on page 76.

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Specific Performance. Under certain circumstances, a party may seek specific performance to require the other party to complete the merger. Additionally, the Company is contractually entitled to require an affiliate of Buyer to specifically perform the obligation to fund the equity commitment to Buyer in certain circumstances under one of the guarantees described above. If a termination fee or a reverse termination fee is due and payable to a party, such party is not entitled to require the other party to complete the merger. See “The Merger Agreement—Effect of Termination; Fees and Expenses” beginning on page 76 and see “The Merger (Proposal 1)—Merger Financing” beginning on page 41.

•

Additional Information. You can find more information about the Company in the periodic reports and other information the Company files with the Securities and Exchange Commission (the “SEC”). This information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov and on the Company’s website at www.wmg.com. For a more detailed description of the additional information available, see “Where Stockholders Can Find More Information” beginning on page 86.

QUESTIONS AND ANSWERS ABOUT THE MERGER,

THE “GOLDEN PARACHUTE” COMPENSATION AND THE SPECIAL MEETING

The following questions and answers, which are for your convenience only, briefly address some commonly asked questions about the merger, the “golden parachute” compensation and the special meeting and are qualified in their entirety by the more detailed information contained elsewhere in this proxy statement. These questions and answers may not address all questions that may be important to you as a stockholder of WMG. You should still carefully read this entire proxy statement, including the attached appendices.

Q:	Why am I receiving these materials?

A:	You are receiving this proxy statement and proxy card because you own shares of WMG common stock. The Company’s Board of Directors is providing these proxy materials to give you information to determine how to vote in connection with the special meeting of the Company’s stockholders.

Q:	When and where is the special meeting?

A:	The special meeting will be held at 8:00 a.m. local time on July 6, 2011 at 66 East 55th Street, New York, NY 10022.

Q:	Upon what am I being asked to vote on at the special meeting?

A:	You are being asked to consider and vote upon the following proposals:

1.	to consider and vote upon the adoption of the merger agreement, pursuant to which Merger Sub will merge with and into the Company and the Company will continue as the surviving corporation and become a wholly owned subsidiary of Buyer;

2.	to consider and cast an advisory (non-binding) vote to approve the “golden parachute” compensation payable to the Company’s named executive officers in connection with the merger;

3.	to consider and vote upon a proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement; and

4.	to consider and vote upon any other matters that properly come before the special meeting or any adjournment or postponement thereof.

Q:	Why is the merger being proposed?

A:	The Company’s purpose in proposing the merger is to enable stockholders to receive, upon completion of the merger, $8.25 per share in cash, without interest and less applicable withholding taxes. After careful consideration, the Company’s Board of Directors has (i) approved and declared advisable the merger agreement, the merger and the transactions contemplated by the merger agreement, (ii) declared that it is in the best interests of the stockholders of the Company that the Company enter into the merger agreement and consummate the merger on the terms and subject to the conditions set forth in the merger agreement, (iii) directed that the adoption of the merger agreement be submitted to a vote at a meeting of the stockholders of the Company and (iv) recommended that the stockholders of the Company vote “FOR” the adoption of the merger agreement. For a more detailed discussion of the conclusions, determinations and reasons of the Company’s Board of Directors for recommending that the Company undertake the merger on the terms of the merger agreement, see “The Merger (Proposal 1)—Recommendation of the Company’s Board of Directors,” beginning on page 28.

Q:	What will happen in the merger?

A:	In the merger, Merger Sub will be merged with and into the Company and the Company will continue as the surviving corporation and become a wholly owned subsidiary of Buyer. As a result of the merger, WMG common stock will no longer be publicly traded, and you will no longer have any interest in the Company’s future earnings or growth. In addition, WMG common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended, and the Company will no longer be required file periodic reports with the SEC with respect to WMG common stock.

Q:	What will I receive in the merger?

A:	If the merger is completed, you will be entitled to receive $8.25 in cash, without interest and less any applicable withholding taxes, for each share of WMG common stock that you own immediately prior to the effective time of the merger. For example, if you own 100 shares of WMG common stock, you will receive $825.00 in cash in exchange for your shares of WMG common stock, without giving effect to any applicable withholding taxes. This does not apply to (i) shares of common stock owned by the Company and its wholly owned subsidiaries, (ii) shares of common stock owned by Buyer and its affiliates, (iii) shares of common stock whose holders have not voted in favor of adopting the merger agreement and have demanded and perfected their appraisal rights under Section 262 of the DGCL or (iv) shares of unvested restricted stock granted under the Company’s equity plan. You will not own any shares of the capital stock in the surviving corporation.

Q:	How does the per share merger consideration compare to the market price of WMG common stock prior to announcement of the merger?

A:	The $8.25 per share merger consideration represents a premium of approximately 34.4% over the volume-weighted average share price of $6.14 over the six months ended May 5, 2011.

Q:	What is the recommendation of the Company’s Board of Directors?

A:	Based on the factors described in “The Merger (Proposal 1)—Recommendation of the Company’s Board of Directors,” the Company’s Board of Directors has approved the merger agreement and recommends that you vote “FOR” the merger agreement. In the opinion of the Company’s Board of Directors, the merger agreement and the terms and conditions of the merger are in the best interests of the Company and its stockholders. The Company’s Board of Directors also recommends that you vote “FOR” approval of the “golden parachute” compensation. See “The Merger (Proposal 1)—Recommendation of the Company’s Board of Directors” beginning on page 28 and “Advisory Vote on Golden Parachute Compensation (Proposal 2)” beginning on page 78.

Q:	Who will own the Company after the merger?

A:	After the merger, the Company will be a wholly owned subsidiary of Buyer.

Q:	What are the consequences of the merger to present members of management and the Company’s Board of Directors?

A:	Shares of common stock owned by members of management and the Company’s Board of Directors will be treated the same as shares held by other stockholders. Options and restricted stock owned by members of management and the Company’s Board of Directors will be treated the same as outstanding options and restricted stock held by other employees. See “Treatment of Outstanding Options and Restricted Stock” in the Summary Term Sheet section above. For other payments and benefits to the Company’s named executive officers that are tied to or based on the merger, see “Advisory Vote on Golden Parachute Compensation (Proposal 2)” beginning on page 78.

Q:	Is the merger subject to the satisfaction of any conditions?

A:	Yes. The completion of the merger is subject to the satisfaction or waiver of the conditions described in “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 73. These conditions include, among others:

•	the adoption of the merger agreement by stockholders holding a majority of the outstanding shares of WMG common stock;

•

the expiration or termination of the regulatory waiting period under the HSR Act (which termination of the applicable waiting period was granted on May 27, 2011) and the receipt of merger approval under the EU Merger Regulation (which approval is expected to be obtained by July 14, 2011);

•	the absence of certain orders or laws that restrain, enjoin or otherwise prohibit the consummation of the merger;

•	the absence of a material adverse effect on the Company;

•	the Company’s, Buyer’s and Merger Sub’s performance in all material respects of their agreements and covenants in the merger agreement; and

•	the accuracy of the representations and warranties of the Company (subject to certain qualifications).

Q:	Who can attend and vote at the special meeting?

A:	All holders of WMG common stock at the close of business on June 10, 2011, the record date for the special meeting, will be entitled to vote (in person or by proxy) on the merger agreement at the special meeting or any adjournments or postponements of the special meeting.

Q:	What vote is required to approve the merger agreement?

A:	The merger agreement must be adopted by the affirmative vote of a majority of the shares of WMG common stock outstanding on the record date. Because the required vote is based on the number of shares of WMG common stock outstanding rather than on the number of votes cast, failure to vote your shares (including as a result of broker non-votes) and abstentions will have the same effect as voting against the adoption of the merger agreement. The Company urges you to either complete, execute and return the enclosed proxy card or submit your proxy or voting instructions by Internet, by telephone or by mail to assure the representation of your shares of WMG common stock at the special meeting. A “broker non-vote” occurs when a broker does not have discretion to vote on the matter and has not received instructions from the beneficial holder as to how such holder’s shares are to be voted on the matter.

As noted below, certain stockholders of the Company have entered into a voting agreement with Buyer that covers approximately 56% of the outstanding shares of WMG common stock, pursuant to which each such stockholder has agreed to, among other things, vote its shares “FOR” the adoption of the merger agreement and the approval of the merger and any related proposal in furtherance of the transactions contemplated by the merger agreement.

Q:	Have any stockholders already agreed to approve the merger?

A:	Yes. In connection with the merger agreement, certain of the Company’s stockholders have entered into a voting agreement with Buyer, dated as of May 6, 2011, that covers approximately 56% of the outstanding shares of WMG common stock, pursuant to which those stockholders have agreed to vote their shares of WMG common stock in favor of the adoption of the merger agreement. For more information, please see “The Merger (Proposal 1)—Voting Agreement” beginning on page 46.

Q:	Why am I being asked to cast an advisory (non-binding) vote to approve “golden parachute” compensation payable to certain of the Company’s named executive officers in connection with the merger?

A:	The SEC recently has adopted new rules that require the Company to seek an advisory (non-binding) vote with respect to certain payments that will be made to the Company’s named executive officers in connection with the merger.

Q:	What is the “golden parachute” compensation?

A:	The “golden parachute” compensation is certain compensation that is tied to or based on the merger and payable to certain of the Company’s named executive officers. See “Advisory Vote on Golden Parachute Compensation (Proposal 2)” beginning on page 78.

Q:	What vote is required to approve the “golden parachute” compensation payable to certain of the Company’s named executive officers in connection with the merger?

A:	The affirmative vote of the majority of the shares present in person or represented by proxy and entitled to vote on the proposal is required for approval of the advisory (non-binding) proposal on “golden parachute” compensation.

Q:	What will happen if stockholders do not approve the “golden parachute” compensation at the special meeting?

A:	Approval of the “golden parachute” compensation is not a condition to completion of the merger. The vote with respect to the “golden parachute” compensation is an advisory vote and will not be binding on the Company or Buyer. If the merger agreement is adopted by the stockholders and completed, the “golden parachute” compensation may be paid to the Company’s named executive officers even if stockholders fail to approve the “golden parachute” compensation.

Q:	What is a quorum?

A:	A quorum will be present if holders of a majority of the outstanding shares of common stock entitled to vote on a matter at the special meeting are present in person or represented by proxy at the special meeting. If a quorum is not present at the special meeting, the special meeting may be adjourned or postponed from time to time until a quorum is obtained. If you submit a proxy, your shares will be counted to determine whether the Company has a quorum even if you abstain or fail to provide voting instructions on any of the proposals listed on the proxy card. If your shares are held in the name of a nominee, and you do not tell the nominee how to vote your shares, these shares will be counted for purposes of determining the presence or absence of a quorum for the transaction of business.

Certain stockholders of the Company have entered into a voting agreement with Buyer that covers approximately 56% of the outstanding shares of WMG common stock, pursuant to which each such stockholder has agreed to appear at the special meeting (or have its shares of WMG common stock be counted present thereat) for the purposes of determining a quorum.

Q:	How many votes do I have?

A:	You have one vote for each share of WMG common stock that you own as of the record date.

Q:	How are votes counted?

A:	Votes will be counted by the inspector of election appointed for the special meeting, who will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes and separately count votes in respect of each proposal. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not receive instructions from the beneficial owner with respect to the merger proposal, or the proposal for “golden parachute” compensation, or the adjournment proposal, counted separately.

Because Delaware law requires the affirmative vote of holders of a majority of the outstanding shares of WMG common stock to approve the adoption of the merger agreement, the failure to vote, broker non-votes and abstentions will have the same effect as voting “AGAINST” the merger proposal.

Because the advisory vote to approve the “golden parachute” compensation and approval of the adjournment proposal require the affirmative vote of the majority of the shares present in person or represented by proxy and entitled to vote thereon and thereat, abstentions will have the same effect as a vote “AGAINST” the “golden parachute” compensation and adjournment proposal, and broker non-votes will have no effect on the outcome of the “golden parachute” compensation and adjournment proposal. See “Adjournment of the Special Meeting (Proposal 3),” beginning on page 82.

Q:	How do I vote my WMG common stock?

A:	Before you vote, you should read this proxy statement carefully and in its entirety, including the appendices, and carefully consider how the merger and the “golden parachute” compensation affects you. Then, mail your completed, dated and signed proxy card in the enclosed return envelope or submit your proxy by Internet or by telephone as soon as possible so that your shares can be voted at the special meeting. For more information on how to vote your shares, see “The Special Meeting—Record Date; Shareholders Entitled to Vote; Quorum; Voting Information” beginning on page 18.

Q:	What happens if I do not vote?

A:

The vote to adopt the merger agreement is based on the total number of shares of WMG common stock outstanding on the record date, and not just the shares that are voted. If you do not vote, it will have the same effect as a vote “AGAINST” the merger proposal. If the merger is completed, whether or not you vote for the merger proposal, you will be paid the merger consideration for your shares of WMG common stock upon completion of the merger, unless you properly exercise your appraisal rights. See “The Special

Meeting” and “The Merger (Proposal 1)—Appraisal Rights” beginning on pages 17 and 47, respectively, and Appendix B to this proxy statement.

The vote to approve the “golden parachute” compensation is advisory only and will not be binding on the Company or Buyer and is not a condition to completion of the merger. If the merger agreement is adopted by the stockholders and completed, the “golden parachute” compensation may be paid to the Company’s named executive officers even if stockholders fail to approve the “golden parachute” compensation.

As noted below, certain stockholders of the Company have entered into a voting agreement with Buyer that covers approximately 56% of the outstanding shares of WMG common stock, pursuant to which each such stockholder has agreed to vote its shares “FOR” the adoption of the merger agreement and the approval of the merger and any related proposal in furtherance of the transactions contemplated by the merger agreement.

Q:	If the merger is completed, how will I receive cash for my shares?

A:	If the merger agreement is adopted and the merger is consummated, and if you are the record holder of your shares of WMG common stock immediately prior to the effective time of the merger (i.e., you have a stock certificate), you will be sent a letter of transmittal to complete and return to a paying agent to be designated by Buyer, referred to herein as the “paying agent.” In order to receive the $8.25 per share in cash, without interest and less any applicable withholding taxes, you must send the paying agent, according to the instructions provided, your validly completed letter of transmittal together with your WMG stock certificates and other required documents as instructed in the separate mailing. Once you have properly submitted a completed letter of transmittal, you will receive cash for your shares. If your shares of WMG common stock are held in “street name” by your broker, bank or other nominee, you will receive instructions after the effective time of the merger from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares and receive cash for those shares.

Q:	What happens to my stock options awards if the merger is completed?

A:	Immediately prior to the effective time of the merger, unless otherwise agreed upon in writing between Buyer and any such holder, each stock option issued under the Company’s equity compensation plans, whether or not then exercisable or vested, will be cancelled and converted into the right to receive an amount in cash equal to, without interest and less applicable withholding taxes, the product of (i) the excess of $8.25 (the per share merger consideration) over the per share exercise price of the applicable stock option and (ii) the aggregate number of shares of common stock that may be acquired upon exercise of such stock option immediately prior to the effective time of the merger.

Q:	What happens to my restricted stock awards if the merger is completed?

A:	Immediately prior to the effective time of the merger, unless otherwise agreed upon in writing between Buyer and any such holder, each restricted share of common stock granted under the Company’s equity compensation plans, will either be vested (to the extent not already vested) or forfeited, in each case in accordance with its terms. Further, in connection with the action approving the merger and the merger agreement, the Company’s Board of Directors authorized the accelerated vesting of the service conditions applicable to restricted stock outstanding immediately prior to the consummation of the merger. Under the merger agreement, the Company may not accelerate or waive any performance condition with respect to shares of restricted stock without Buyer’s consent. Accordingly, unless otherwise agreed upon between Buyer and any such holder, all shares of restricted stock for which the performance vesting condition is satisfied (determined based on the $8.25 per share merger consideration) will vest as of immediately prior to the consummation of the merger, and all shares of restricted stock subject to a performance condition that is not satisfied at the effective time of the merger will be forfeited. At the effective time of the merger, each vested restricted share of common stock will be converted into the right to receive an amount in cash equal to $8.25 (the per share merger consideration), without interest and less applicable withholding taxes.

Q:	What happens if the merger is not completed?

A:	If the merger agreement is not adopted by the stockholders of the Company or if the merger is not completed for any other reason, the stockholders of the Company will not receive any payment for their shares of WMG common stock in connection with the merger. Instead, WMG will remain an independent public company, WMG common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act and the Company will continue to file periodic reports with the SEC with respect to WMG common stock. Under specified circumstances, the Company may be required to pay to Buyer, or may be entitled to receive from Buyer, a fee with respect to the termination of the merger agreement, as described under “The Merger Agreement—Effect of Termination; Fees and Expenses” beginning on page 76.

Q:	When should I send in my stock certificates?

A:	You should send your stock certificates together with the letter of transmittal after the merger is consummated and not now. You will receive the letter of transmittal following the consummation of the merger.

Q:	I do not know where my stock certificate is—how will I get my cash?

A:	The materials you are sent after the completion of the merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your stock certificate. The Company may also require that you provide a customary indemnity agreement to the Company in order to cover any potential loss.

Q:	What happens if I sell my shares of WMG common stock before the special meeting?

A:	The record date for stockholders entitled to vote at the special meeting is earlier than the consummation of the merger. If you transfer your shares of WMG common stock after the record date but before the special meeting you will, unless special arrangements are made, retain your right to vote at the special meeting, but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:	Your broker will not vote your shares on your behalf unless you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct it to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting “AGAINST” the adoption of the merger agreement for purposes of the Company stockholder approval, but will have no effect for purposes of the other proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies or on the outcome of the advisory (non-binding) vote on “golden parachute” compensation. The instructions set forth below apply to stockholders of record (also referred to as “registered holders”) only and not those whose shares are held in the name of a nominee.

Q:	Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A:	No. Because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an Individual Retirement Account must be voted under the rules governing the account.

Q:	What does it mean if I receive more than one set of proxy materials?

A:	This means you own shares of WMG common stock that are registered under different names or are in more than one account. For example, you may own some shares directly as a stockholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must vote, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope. If you submit your proxy by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:	What if I fail to instruct my broker?

A:	Without instructions, your broker will not vote any of your shares held in “street name.” Broker non-votes will be counted for purposes of determining the presence or absence of a quorum. Broker non-votes will have exactly the same effect as a vote “AGAINST” the merger proposal, but will have no effect on the outcome of the advisory (non-binding) vote on “golden parachute” compensation or the vote on the adjournment proposal.

Q:	When do you expect the merger to be completed?

A:	The parties to the merger agreement are working to complete the merger as quickly as possible. In order to complete the merger, the Company must obtain the stockholder approval described in this proxy statement, and the other closing conditions under the merger agreement must be satisfied or waived. The parties to the merger agreement currently expect to complete the merger in the third calendar quarter of 2011, although the Company cannot assure completion by any particular date, if at all. Because the merger is subject to a number of conditions, the exact timing of the merger cannot be determined at this time.

Q:	What are the U.S. federal income tax consequences of the merger?

A:	The merger will be a taxable event for U.S. federal income tax purposes. Each U.S. holder (as defined in this proxy statement) will recognize a taxable gain or loss in an amount equal to the difference between the consideration received in the merger (prior to reduction for any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in the shares of WMG common stock surrendered. See “The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences” beginning on page 50 for a discussion of the material U.S. federal income tax consequences of the merger to certain U.S. holders and certain non-U.S. holders. The tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Q:	What happens if I do not return a proxy card?

A:	Your failure to return your proxy card will have the same effect as a vote “AGAINST” adoption of the merger agreement.

Q:	May I vote in person?

A:	Yes. You may attend the special meeting and vote your shares in person whether or not you sign and return your proxy card. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must obtain a proxy from such record holder.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may revoke and change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways:

•	First, you can send a written notice to the Company’s corporate secretary stating that you would like to revoke your proxy;

•	Second, you can complete and submit a new proxy by Internet, by telephone or by mail; or

•	Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy.

If you have instructed a broker, bank or other nominee to vote your shares, you must follow directions received from your broker, bank or other nominee to change those instructions.

Q:	What rights do I have to seek a valuation of my shares?

A:	Under Delaware law, stockholders who do not vote in favor of the merger may exercise appraisal rights, but only if they do not vote in favor of the merger proposal and they otherwise comply with the procedures of Section 262 of the DGCL, which is the appraisal statute applicable to Delaware corporations. A copy of Section 262 of the DGCL is included as Appendix B to this proxy statement.

Q:	What do I need to do now?

A:	You should carefully read this proxy statement, including the appendices in their entirety, and consider how the merger and the “golden parachute” compensation would affect you. Please complete, sign, date and mail your proxy card in the enclosed postage prepaid envelope as soon as possible so that your shares may be represented at the special meeting.

Q:	Who can help answer my questions?

A:	If you have questions about the merger agreement or the merger, including the procedures for voting your shares, you should contact Trent N. Tappe via telephone at (212) 275-2045 or via email at trent.tappe@wmg.com. You may also call the Company’s proxy solicitor, MacKenzie Partners, Inc. (“MacKenzie”), toll-free at (800) 322-2885.

INTRODUCTION

This proxy statement and the accompanying form of proxy are being furnished to the Company’s stockholders in connection with the solicitation of proxies by the Company’s Board of Directors for use at the special meeting to be held on July 6, 2011 at 8:00 a.m. local time at 66 East 55th Street, New York, NY 10022.

The Company is asking its stockholders to (i) vote on the adoption of the merger agreement, dated as of May 6, 2011, by and among the Company, Buyer and Merger Sub and (ii) cast an advisory (non-binding) vote to approve “golden parachute” compensation payable under existing agreements to certain of the Company’s named executive officers in connection with the merger.

If the merger is completed, the Company will continue as the surviving corporation and become a wholly owned subsidiary of Buyer, and each share of WMG common stock owned by the Company’s stockholders immediately prior to the effective time of the merger, other than as provided below, will be converted into the right to receive $8.25 per share in cash, without interest and less any applicable withholding taxes. The following shares of WMG common stock will not be converted into the right to receive the per share merger consideration in connection with the merger: (i) shares of common stock owned by the Company and its wholly owned subsidiaries, (ii) shares of common stock owned by Buyer and its affiliates, (iii) shares of common stock whose holders have not voted in favor of adopting the merger agreement and have demanded and perfected their appraisal rights under Section 262 of the DGCL or (iv) shares of unvested restricted stock granted under the Company’s equity plan.

THE COMPANIES

Warner Music Group Corp.

Warner Music Group Corp. is one of the world’s major music content companies. The Company is composed of two businesses: recorded music and music publishing. The Company is the world’s third-largest recorded music company and also the world’s third-largest music publishing company. The Company is a global company, generating over half of its revenue in more than 50 countries outside of the U.S. The Company generated revenue of $2.984 billion during its fiscal year ended September 30, 2010.

The Company’s recorded music business produces revenue primarily through the marketing, sale and licensing of recorded music in various physical (such as CDs, LPs and DVDs) and digital (such as downloads and ringtones) formats. The Company’s recorded music business has also expanded its participation in image and brand rights associated with artists, including merchandising, sponsorships, touring and artist management. The Company often refers to these rights as “expanded rights” and to the recording agreements that provide the Company with participations in such rights as “expanded-rights deals.” Prior to intersegment eliminations, the Company’s recorded music business generated revenues of $2.455 billion during its fiscal year ended September 30, 2010.

The Company’s music publishing business owns and acquires rights to musical compositions, exploits and markets these compositions and receives royalties or fees for their use. The Company publishes music across a broad range of musical styles. Prior to intersegment eliminations, the Company’s music publishing business generated revenue of $556 million during its fiscal year ended September 30, 2010.

Warner Music Group Corp.

75 Rockefeller Plaza

New York, New York 10019

Telephone: (212)  275-2000

Airplanes Music LLC

Buyer is a Delaware limited liability company that was formed solely for the purpose of effecting the merger. Buyer is an affiliate of Access Industries, a privately-held, U.S.-based industrial group with long-term holdings worldwide, whose industrial focus spans three key sectors: natural resources and chemicals; telecommunications and media; and real estate. Access Industries’ holdings in the digital media sector currently include significant stakes in Perform Group (the online sports broadcaster), Acision (the leading mobile broadband and value added services provider), ICEnet (mobile broadband services provider in Scandinavia), ViKi (the international video site, translating the best of TV and movies into over 150 languages) and Mendeley Research Networks (the social Web application for sharing research papers, discovering research data and collaborating).

At the effective time of the merger, Buyer will be the direct parent of the surviving company resulting from the merger of Merger Sub into the Company. Buyer has not conducted any activities other than those incidental to its formation and the transactions contemplated by the merger agreement.

Airplanes Music LLC

c/o Access Industries Management, LLC

730 Fifth Avenue

New York, New York 10019

Telephone: (212) 247-6400

Airplanes Merger Sub, Inc.

Merger Sub, a wholly owned subsidiary of Buyer, is a Delaware corporation that was formed solely for the purpose of effecting the merger. At the effective time of the merger, Merger Sub will be merged with and into the Company and the name of the surviving company will be Warner Music Group Corp. Merger Sub has not conducted any activities other than those incidental to its formation and the transactions contemplated by the merger agreement. Upon the completion of the merger, Merger Sub will cease to exist.

Airplanes Merger Sub, Inc.

c/o Access Industries Management, LLC

730 Fifth Avenue

New York, New York 10019

Telephone: (212) 247-6400

CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, the documents incorporated by reference, as well as oral statements made or to be made includes and incorporates by reference statements that are not historical facts. These forward-looking statements are based on the Company’s current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements include the information concerning the Company’s possible or assumed future results of operations and the Company’s plans, intentions and expectations to complete the merger and also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets” and/or similar expressions. They include statements relating to future revenue and expenses, the expected growth of the Company’s business and trends and opportunities in the Company’s markets.

These forward-looking statements include, among other things, whether and when the proposed merger will close and whether conditions to the proposed merger will be satisfied. These forward-looking statements also involve known and unknown risks, uncertainties and other factors that include, among others, the failure of the merger to be completed, the time at which the merger is completed, adoption of the merger agreement by the Company’s stockholders, and failure by the Company or by Buyer or Merger Sub to satisfy conditions to the merger.

The forward-looking statements are not guarantees of future performance or that the merger will be completed as planned, and actual results may differ materially from those contemplated by these forward-looking statements. In addition to the factors discussed elsewhere in this proxy statement, other factors that could cause actual results to differ materially include industry performance, general business, economic, regulatory and market and financial conditions, all of which are difficult to predict. The risk factors discussed herein are also discussed in the documents that are incorporated by reference into this proxy statement. These factors may cause the Company’s actual results, performance and achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Additionally, important factors could cause the Company’s actual results to differ materially from such forward-looking statements. Such risk, uncertainties and other important factors include, among others:

•	the failure of the Company’s stockholders to approve the merger;

•	the risk that required consents to the merger will not be obtained;

•	the risk that the merger may not be completed on the expected timetable, or at all;

•	litigation in respect of the merger;

•	disruption from the merger making it more difficult to maintain certain strategic relationships;

•	risks relating to recent or future ratings agency actions or downgrades as a result of the announcement of the merger;

•	reduced access to capital markets as the result of the delisting of WMG common stock on the New York Stock Exchange following consummation of the merger;

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the impact of the Company’s substantial leverage, including any increase associated with additional indebtedness to be incurred in connection with the merger, on the Company’s ability to raise additional capital to fund its operations, on its ability to react to changes in the economy or the Company’s industry and on its ability to meet its obligations under its indebtedness; and

•	differences between the Company’s currently expected pro forma capital structure following consummation of the merger and the Company’s actual capital structure following consummation of the merger.

These factors may cause the Company’s actual results, performance and achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Except to the extent required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on the Company’s behalf are expressly qualified in their entirety by the cautionary statements contained throughout this proxy statement.

All information contained in this proxy statement concerning Buyer and Merger Sub has been supplied by Buyer and Merger Sub and has not been independently verified by the Company.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

The enclosed proxy is solicited on behalf of the Company’s Board of Directors for use at a special meeting of the Company’s stockholders to be held on July 6, 2011 at 8:00 a.m., local time, or at any adjournments or postponements thereof, for the purposes set forth in this proxy statement and in the accompanying notice of special meeting. The special meeting will be held at 66 East 55th Street, New York, NY 10022.

At the special meeting, the Company’s stockholders are being asked to consider and vote upon a proposal to adopt the merger agreement. The Company’s stockholders are also being asked to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Further, the Company’s stockholders are being asked to cast an advisory (non-binding) vote to approve “golden parachute” compensation payable under existing agreements to of the Company’s named executive officers in connection with the merger.

The Company does not expect a vote to be taken on any other matters at the special meeting or any adjournment or postponement thereof. If any other matters are properly presented at the special meeting or any adjournment or postponement thereof for consideration, however, the holders of the proxies will have discretion to vote on these matters in accordance with their best judgment.

Board Recommendation

The Company’s Board of Directors (i) approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger and the voting agreement, (ii) determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are in the best interests of the Company and the stockholders of the Company and (iii) resolved to recommend that the stockholders of the Company adopt the merger agreement. For a discussion of the material factors considered by the Company’s Board of Directors in reaching its conclusions, see “The Merger (Proposal 1)—Recommendation of the Company’s Board of Directors” beginning on page 28.

The Company’s Board of Directors recommends that you vote “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to approve the “golden parachute” compensation and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Record Date; Shareholders Entitled to Vote; Quorum; Voting Information

Only holders of record of WMG common stock at the close of business on June 10, 2011 are entitled to notice of and to vote at the special meeting. At the close of business on June 10, 2011, 155,965,179 shares of WMG common stock were outstanding and entitled to vote. A list of the Company’s stockholders will be available for review at the Company’s executive offices during regular business hours after the date of this proxy statement and through the date of the special meeting. Each holder of record of WMG common stock on the record date will be entitled to one vote for each share held by such holder. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of WMG common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting.

All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes, if any.

If a stockholder’s shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the special meeting, the stockholder must obtain from the record holder a proxy issued in the stockholder’s name. Brokers who hold shares in “street name” for clients typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. Absent specific instructions from the beneficial owner of the shares, however, brokers are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, such as the merger agreement. Proxies submitted without a vote by brokers on these matters are referred to as “broker non-votes.” Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the special meeting.

Proxies received at any time before the special meeting and not revoked or superseded before being voted will be voted at the special meeting. If the proxy indicates a specification, it will be voted in accordance with the specification. If no specification is indicated, the proxy will be voted “FOR” adoption of the merger agreement, “FOR” the approval of the “golden parachute” compensation, “FOR” the approval of the proposal to adjourn the special meeting if there are not sufficient votes to adopt the merger agreement, and in the discretion of the persons named in the proxy with respect to any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

Stockholders may also vote in person by ballot at the special meeting.

The affirmative vote of holders of a majority of the outstanding shares of WMG common stock is required to adopt the merger agreement. Because adoption of the merger agreement requires the approval of stockholders representing a majority of the outstanding shares of WMG common stock, failure to vote your shares of WMG common stock (including failure to provide voting instructions if you hold through a broker, bank or other nominee) will have exactly the same effect as a vote against the merger agreement. However, failure to vote your shares (including failure to provide voting instructions if you hold through a broker, bank or other nominee) will have no effect on the vote to approve the “golden parachute” compensation.

The vote to approve the “golden parachute” compensation is advisory only and will not be binding on the Company or Buyer and is not a condition to consummation of the merger. If the merger agreement is adopted by the stockholders and completed, the “golden parachute” compensation may be paid to the Company’s named executive officers even if stockholders fail to approve the “golden parachute” compensation.

The approval of the proposal to adjourn the special meeting if there are not sufficient votes to adopt the merger agreement requires the affirmative vote of stockholders holding a majority of the shares present in person or by proxy at the special meeting and entitled to vote thereon. The persons named as proxies may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies.

Certain stockholders of the Company have entered into a voting agreement with Buyer that covers approximately 56% of the outstanding shares of WMG common stock, pursuant to which each such stockholder has agreed to vote its shares “FOR” the adoption of the merger agreement and the approval of the merger and any related proposal in furtherance of the transactions contemplated by the merger agreement.

Please do not send in stock certificates at this time. If the merger is completed, you will be sent a letter of transmittal regarding the procedures for exchanging the existing Company’s stock certificates for the payment of $8.25 per share in cash, without interest and less any applicable withholding taxes.

How You Can Vote

Each share of WMG common stock outstanding on June 10, 2011, the record date for stockholders entitled to vote at the special meeting, is entitled to one vote at the special meeting. The affirmative vote of holders of a majority of the outstanding shares of WMG common stock is required to adopt the merger agreement. Because adoption of the merger agreement requires the approval of stockholders representing a majority of the outstanding shares of WMG common stock, failure to vote your shares of WMG common stock (including failure to provide voting instruction if you hold through a broker, bank or other nominee) will have exactly the same effect as a vote against the merger agreement.

You may vote your shares in any of the following ways:

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Submitting a Proxy by Mail. If you choose to have your shares voted at the special meeting by submitting a proxy by mail, simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided.

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Submitting a Proxy by Telephone. You can have your shares voted at the special meeting by submitting a proxy by telephone by calling the toll-free number on the proxy card until 11:59 p.m. New York City Time on July 5, 2011. You will then be prompted to enter the control number printed on your proxy card and to follow the subsequent instructions. Submitting a proxy by telephone is available 24 hours a day. If you submit a proxy by telephone with respect to a proxy card, do not return that proxy card.

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Submitting a Proxy by Internet. You can also have your shares voted at the special meeting by submitting a proxy via the Internet until 11:59 p.m. New York City Time on July 5, 2011. The website for submitting a proxy via the Internet is www.proxyvote.com, and is available 24 hours per day. Instructions on how to submit a proxy via the Internet are located on the proxy card enclosed with this proxy statement. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and create an electronic voting form. If you submit a proxy via the Internet with respect to a proxy card, you should not return that proxy card.

•	Voting in Person. You can also vote by appearing and voting in person at the special meeting.

If you choose to have your shares of WMG common stock voted at the special meeting by submitting a proxy, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your signed proxy card, all of your shares of WMG common stock will be voted “FOR” the adoption of the merger agreement, “FOR” the approval of the “golden parachute” compensation and “FOR” the approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement. You should return a proxy even if you plan to attend the special meeting in person.

Proxies; Revocation

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it any time before it is voted. It may be revoked and/or changed at any time before it is voted at the special meeting by:

•	giving written notice of revocation to the Company’s corporate secretary;

•	submitting another proper proxy by Internet, by telephone or by a later-dated written proxy; or

•	attending the special meeting and voting by paper ballot in person. Your attendance at the special meeting alone will not revoke your proxy.

If your WMG shares are held in the name of a bank, broker, trustee or other holder of record, including the trustee or other fiduciary of an employee benefit plan, you must obtain a proxy, executed in your favor from the holder of record, to be able to vote at the special meeting.

Expenses of Proxy Solicitation

The Company will pay the costs of soliciting proxies for the special meeting. Officers, directors and employees of the Company may solicit proxies; however, they will not be paid for soliciting proxies. The Company will also request that individuals and entities holding shares in their names, or in the names of their nominees, that are beneficially owned by others, send proxy materials to and obtain proxies from, those beneficial owners, and will reimburse those holders for their reasonable expenses in performing those services. MacKenzie has been retained by the Company to assist it in the solicitation of proxies, using the means referred to above, and will receive a fee of $15,000. The Company will reimburse MacKenzie for reasonable expenses and costs incurred by MacKenzie in connection with its services and will indemnify MacKenzie for certain losses.

Adjournments and Postponements

Although the Company does not expect to do so, if the Company has not received sufficient proxies to constitute a quorum or sufficient votes for adoption of the merger agreement, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. The proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the shares of WMG common stock present or represented by proxy at the special meeting and entitled to vote on the matter. Any signed proxies received by the Company that approve the proposal to adjourn or postpone the special meeting will be voted in favor of an adjournment or postponement in these circumstances. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use.

Rights of Shareholders Who Object to the Merger

Stockholders are entitled to statutory appraisal rights under the DGCL in connection with the merger. This means that holders of WMG common stock who do not vote in favor of the adoption of the merger agreement may be entitled to have the value of their shares determined by the Court of Chancery of the State of Delaware, and to receive payment based on that valuation instead of receiving the $8.25 per share merger consideration. The ultimate amount received in an appraisal proceeding may be more than, the same as or less than the amount that would have been received under the merger agreement.

To exercise appraisal rights, a dissenting holder of WMG common stock must submit a written demand for appraisal to the Company before the vote is taken on the merger agreement and must NOT vote in favor of the adoption of the merger agreement. Failure to follow exactly the procedures specified under the DGCL will result in the loss of appraisal rights. See “The Merger (Proposal  1)—Appraisal Rights” beginning on page 47 and Appendix B to this proxy statement.

Other Matters

The Company’s Board of Directors is not aware of any business to be brought before the special meeting other than that described in this proxy statement. If, however, other matters are properly presented at the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Questions and Additional Information

If you have questions about the special meeting or the merger after reading this proxy, or if you would like additional copies of this proxy statement or the proxy card, you should contact the Company’s proxy solicitor, MacKenzie, toll-free at (800) 322-2885.

THE MERGER (PROPOSAL 1)

Background of the Merger

From time to time, the Company’s Board of Directors and senior management have evaluated strategic alternatives relating to the Company’s business, including prospects for mergers and acquisitions and the sale of individual business segments, stock repurchases, special dividends, debt refinancing and other potential strategic transactions, each with a view towards maximizing stockholder value.

In connection with its ongoing evaluation of strategic alternatives relating to the Company, at regularly scheduled meetings, the Company’s Board of Directors has received financial updates from the Company’s senior management. During such meetings, the Company’s Board of Directors has discussed significant items that impacted the Company’s results of operations, including in particular the decline in the physical business, the impact of the digital transformation, the potential for major digital distribution initiatives and other emerging technologies, results of operations of the Company’s music publishing business, the trends in non-traditional recorded music and licensing revenue, industry and general economic conditions, A&R spend and management’s outlook for the Company’s business and the industry, including the retail environment.

During the fall of 2010, representatives of the Company received inquiries from, and held separate preliminary discussions with, Bidder A and Bidder B (which are both industry participants) regarding a potential strategic transaction primarily focused on the Company’s music publishing business.

Also from time to time, the Company’s Board of Directors considered the possible acquisition of, and the Company submitted proposals to acquire (including as recently as December 2010), one of the Company’s major competitors. The Company’s Board of Directors evaluated the benefits as well as the continued delays, risks and uncertainties associated with such a potential acquisition. The Company received no response to its December 2010 proposal.

Given the inquiries and considerations referred to above, the ongoing decline in the recorded music industry and the slow growth of the music publishing business, beginning in early November 2010 the Company and its financial advisors began a more concrete process to explore strategic alternatives for the Company. At a meeting of the Company’s Board of Directors on November 16, 2010, at which representatives from Goldman Sachs and

AGM Partners LLC (“AGM” and together with Goldman Sachs, the “Financial Advisors”) participated, the Company’s Board of Directors discussed potential strategic alternatives (including remaining as a stand-alone company) and determined that the Company should consider a potential sale of the entire Company or of its recorded music business or its music publishing business, and the Company’s Board of Directors authorized the Company’s senior management and advisors to commence a strategic transaction process, which would include contacting potential purchasers and preparing a confidential information memorandum describing the Company (the “CIM”). In making its determination regarding financial advisors, the Company’s Board of Directors determined that retaining two advisors would be in the best interests of the Company. The Company’s Board of Directors retained Goldman Sachs because of its substantial experience in transactions similar to the strategic transactions contemplated by the Company and knowledge of the industry and financial markets, and retained AGM as a second advisor because of its specialized expertise in media and entertainment matters.

Following the meeting of the Company’s Board of Directors on November 16, 2010, Bidder A continued to pursue discussions with the Company, and the Company engaged Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”) as its outside legal counsel. The Company instructed Paul, Weiss to draft a confidentiality agreement for Bidder A and to assist the Company in considering various transactions, including a potential transaction with Bidder A. On December 24, 2010, a senior executive of Bidder A sent the Company a list of preliminary due diligence questions.

On January 7, 2011, representatives of the Company met with representatives of Bidder A to further discuss a potential transaction between Bidder A and the Company, after which, on January 8, 2011, the Company’s Board of Directors was updated on the discussions with Bidder A.

On January 10, 2011, the Company entered into a confidentiality agreement with Bidder A and provided Bidder A with a copy of the Company’s CIM. The CIM included financial projections that reflected the Company’s potential growth through digital distribution initiatives and other emerging technologies and expanded-rights, or so-called “360 degree”, deals. These projections are those more fully described as “Forecast B” under “The Merger (Proposal 1)–Projected Financial Information” beginning on page 37.

Beginning on January 14, 2011, representatives of the Financial Advisors contacted approximately 70 bidders, including representatives of Access Industries, Bidder C, Bidder D, Bidder E, Bidder F and Bidder G (which are non-strategic bidders) and Bidder B, Bidder H and Bidder I (which are strategic bidders). Additionally, the Financial Advisors received unsolicited communications from approximately 17 parties, including Bidder J, Bidder K, Bidder L and Bidder M (which are non-strategic bidders) and Bidder N (which is a strategic bidder), expressing interest in a potential transaction with the Company. The Financial Advisors distributed confidentiality agreements to approximately 37 bidders that expressed potential interest in a strategic transaction with the Company.

Between January 14, 2011 and April 1, 2011, the Company entered into confidentiality agreements with approximately 27 parties and, upon execution thereof, the Financial Advisors provided each of those parties with the CIM. The Company approached Access Industries, which had expressed an interest in a potential transaction with the Company, to enter into a confidentiality agreement but Access Industries declined to execute a confidentiality agreement at that time and submitted its preliminary bid on February 25, 2011 based on publicly available information. Following the submission of its preliminary bid, Access Industries and the Company entered into a confidentiality agreement on March 22, 2011, at which time Access Industries received access to the CIM and other confidential information.

During the course of January 2011, the Financial Advisors and Paul, Weiss coordinated with members of the Company’s management the process of gathering due diligence materials to be made available to potential buyers. On January 15, 2011, an electronic dataroom was established and opened to allow bidders who had entered into confidentiality agreements with the Company to conduct due diligence on the Company.

On January 27, 2011, the Company’s Board of Directors held an in-person meeting at which, among other things, the Company’s senior management provided a financial update on the preliminary results of the first quarter of fiscal year 2011 and an updated outlook for fiscal year 2011. The Company’s Board of Directors discussed significant items that impacted the results, including the decline in the physical business, the impact of the digital transformation, the potential of major digital distribution initiatives and other emerging technologies, results of operations of the Company’s music publishing business, the trends in non-traditional recorded music and licensing revenue, industry and general economic conditions, A&R spend and management’s outlook for the Company’s business and the industry, including the retail environment. Thereafter, representatives from the Financial Advisors joined the meeting to discuss the strategic transaction process then underway and the recent trading performance of the Company’s stock in light of, among other things, reports in the press about the possibility of a sale of the Company. The Company’s Board of Directors expressed its continued agreement with the plan to proceed with the strategic transaction process.

On February 10, 2011, the Company’s Board of Directors held a telephonic meeting at which the Company’s Board of Directors was provided information regarding the status of the strategic transaction process, including the parties currently in the bidding process, the background of the discussions with such parties and the information the Financial Advisors had learned about the various bidders. During the meeting, the Company’s Board of Directors, the Company’s senior management and the Company’s advisors discussed potential next steps for the strategic transaction process, including the distribution of first-round bid process letters to bidders. Following this meeting, the Financial Advisors distributed first-round process letters to the 22 parties that were in the process at that time, inviting each such party to submit its preliminary proposal for a transaction with the Company by February 22, 2011.

During the period between February 10, 2011 and February 22, 2011, the Company and its advisors worked with bidders (other than Access Industries which had not yet executed a confidentiality agreement) to provide responses to their due diligence inquiries and updated information in the electronic data room.

Between February 22, 2011 and February 27, 2011, preliminary bids were submitted by 10 parties, including a bid submitted by Access Industries on February 25, 2011.

On February 27, 2011, the Company’s Board of Directors held a telephonic meeting to receive an update on the strategic process and to review the 10 preliminary bids that were submitted ahead of the meeting. The Company’s Board of Directors was presented with a summary of the preliminary bids submitted by the 10 bidders and other relevant information concerning the bidders. It was noted that of the 10 bidders, four (including Access Industries) submitted bids for the acquisition of the entire Company, three submitted bids for the Company’s recorded music business and three submitted bids for the Company’s music publishing business. The bidders for the Company’s recorded music business or music publishing business made their proposals on a cash-free, debt-free basis. Bids for the entire Company included a low bid with a range of $6.00 to $6.50 per share, a high bid with a range of $7.25 to $8.25 per share, and Access Industries’ bid with a range of $6.00 to $7.00 per share. Bids for the Company’s music publishing business included a low bid with a range of $1.45 billion to $1.5 billion and a high bid with a range of up to $2.0 billion. Bids for the Company’s recorded music business included a low bid with a range of $0.7 billion to $0.9 billion and a high bid with a range of $0.9 billion to $1.1 billion. The Company also received a letter from an individual proposing to acquire the Company’s music publishing business without a definitive price, but suggesting a valuation of up to 10 times net publishers’ share (NPS). It was also noted by the Financial Advisors that Bidder I had submitted a bid for the Company’s recorded music business with a range of $1.1 billion to $1.3 billion which was received by the Financial Advisors after the presentation materials for the meeting had been prepared and Bidder I’s bid was also discussed. Representatives from the Financial Advisors reviewed with the Company’s Board of Directors the information they had learned about various bidders during the process and provided information to the Company’s Board of Directors regarding the respective strengths and weaknesses and the credibility of the bids received. The Financial Advisors then reviewed with the Company’s Board of Directors preliminary financial information and financial analyses and discussed potential next steps for the strategic process. The Company’s Board of Directors discussed with management and its advisors with which bidders it should continue to have discussions.

Following the February 27, 2011 meeting, the Company received a proposal from Bidder C to acquire the entire Company at a price of $6.75 to $7.50 per share. In addition, the Company received revised separate proposals from Bidder D (to acquire the Company’s recorded music business at an increased offer price of $1.0 billion to $1.1 billion) and Bidder F (to acquire either the entire Company at an increased offer price of $7.25 to $7.75 per share, or the Company’s recorded music business at a price ranging from $1.05 billion to $1.1 billion). The Company also received a revised proposal from Bidder A regarding a potential acquisition of the Company’s music publishing business and selected recorded music assets, an acquisition of select European music publishing assets, as well as an alternative bid for the entire Company at a price of $6.50 to $7.00 per share.

Beginning on March 3, 2011, the Company’s senior management gave management presentations to, and/or held due diligence discussions with, 11 bidders including Access Industries, which meeting was held on March 31, 2011.

On March 9, 2011, the independent directors of the Company’s Board of Directors engaged Wachtell, Lipton, Rosen & Katz as their outside legal counsel in connection with their evaluation of a potential strategic transaction involving the Company and the process related to such potential transaction. Wachtell, Lipton, Rosen & Katz reviewed materials related to the strategic process including materials presented to the Company’s Board of Directors and transaction agreements, attended meetings of the Company’s Board of Directors and provided ongoing advice to the independent directors.

On March 28, 2011, second-round process letters were sent to 12 bidders, including Access Industries, inviting each such bidder to submit a bid, or in certain cases a revised bid, for a potential transaction with the Company. The second-round process letters instructed that bid proposals were to be submitted by April 7, 2011.

Beginning on or about March 29, 2011, initial transaction documents were sent to 10 bidders, including Access Industries, which excluded two of the bidders that received second-round process letters (as one such bidder informed representatives of the Financial Advisors that it was no longer interested in pursuing a potential transaction, and the other such bidder was only in the preliminary stage of reviewing a potential transaction).

Following distribution of initial transaction documents, Bidder A expressed its desire to team up with Bidder H in order to improve its bid. The Company consented to such collaboration and entered into a confidentiality agreement with Bidder H on April 1, 2011 and Bidder H was provided with confidential information relating to the Company. Subsequently, Bidder H requested, and was granted, permission to explore potential collaborations with Bidder B and Bidder I.

Between April 7, 2011 and April 9, 2011, second-round bids were submitted by eight parties including Access Industries.

On April 12, 2011, the Company’s Board of Directors held an in-person meeting at the offices of Paul, Weiss to review the second-round bids. Paul, Weiss gave the Company’s directors a presentation regarding their fiduciary duties and legal obligations to the Company and its stockholders in considering a sale of the Company or its recorded music business or music publishing business. The Financial Advisors then gave the Company’s Board of Directors a presentation on the eight second-round bids received: three of which were for the acquisition of the entire Company, one of which was for the acquisition of the recorded music business, two of which were for the acquisition of the music publishing business, one of which was for selected assets of the Company’s recorded music business and the music publishing business and one of which was for either the purchase of the recorded music business or the entire Company. Bids for the entire Company (including that of Access Industries) generally reflected a price of $7.50 per share, other than one bidder (Bidder M) offering $8.00 to $8.25 per share. Access Industries also indicated its willingness to consider an alternative transaction involving the purchase of 49.9% of the Company’s outstanding common stock at a price of $8.25 per share. Bids for the Company’s recorded music business indicated a purchase price of $1.1 billion. Bids for the Company’s music publishing business included a low bid with a range of $1.55 billion to $1.65 billion and a high bid of $1.85 billion. After discussions with its advisors, the Company’s Board of Directors recognized that while separate bids for the music publishing business and recorded music business could yield a combined bid at an attractive valuation, this alternative had significant downsides, including among others, significant restructuring and tax costs and complexity associated with the separation of the two businesses and other execution uncertainties (including significant antitrust risks and the complexity and uncertainty arising from negotiations among multiple independent parties acquiring different assets of the Company). Accordingly, the Company’s Board of Directors concluded that pursuing a sale of the entire Company to a single bidder was likely the best way to maximize value.

Also at the April 12, 2011 meeting, the Company’s Board of Directors reviewed and approved financial projections for the Company’s business developed by the Company’s senior management, and the Company’s Board of Directors, the Company’s senior management and the Company’s advisors discussed the various bids in light of those financial projections. It was agreed that the Company would share these financial projections with the bidders prior to the signing of a definitive transaction agreement. These projections are those more fully described as “Forecast A” under “The Merger (Proposal 1)–Projected Financial Information” beginning on page 37. The Company’s Board of Directors also determined to form a committee consisting of Edgar Bronfman, Jr., Scott Sperling, Mark Nunnelly and Shelby Bonnie to receive updates on the sale process in between meetings of the Company’s Board of Directors and to provide interim guidance to management and the Company’s advisors as needed. The committee received updates but did not make a separate recommendation to the Company’s Board of Directors.

Finally, at the April 12, 2011 meeting, after considering the financial and legal issues presented to the Company’s Board of Directors by its advisors, the Company’s Board of Directors instructed the Company’s senior management and its advisors to continue negotiations with three bidders proposing to purchase the entire Company and to continue to explore whether certain bids for the music publishing business could be combined with bids for the recorded music business in order to create an attractive alternative to compete with the bids for the entire Company.

Over the next several weeks, the Company and its advisors engaged with Bidder A, Bidder B, Bidder H, Bidder J, Bidder K and Bidder L to encourage them to explore various potential collaborations in order to come up with such an alternative.

Between April 12, 2011 and April 25, 2011, the Company’s senior management held further due diligence sessions with each of Access Industries, Bidder B, Bidder F, Bidder H, Bidder J and Bidder M.

On April 19, 2011, a consortium of bidders (the “Bidder B Consortium”), consisting of Bidder B, Bidder J and Bidder L, submitted a proposal to acquire the entire Company at a price of $8.71 per share, subject to additional due diligence. However, the bid was subsequently revised downward as described below.

On April 24, 2011, the Company distributed final-round process letters to Access Industries, the Bidder B Consortium, Bidder F and Bidder M, inviting each to submit their best and final proposal for a transaction with the Company, first by submitting revised drafts of the transaction documents and financing commitment letters on April 29, 2011 and second by submitting best and final financial terms on May 2, 2011.

On April 28, 2011, representatives from the Financial Advisors and Paul, Weiss discussed with representatives from Access Industries and its counsel, Debevoise & Plimpton LLP (“Debevoise”), the structure of and Access Industries’ ability to fund the equity portion of Access Industries’ bid. Also on April 28, 2011, representatives of Bidder M informed representatives of the Financial Advisors that it would not be submitting a final bid.

On April 29, 2011, the Company and its advisors received revised markups of the draft merger agreements and financing commitment letters relating to the sale of the entire Company from Access Industries and Bidder F, as well as a markup of the draft agreement relating to the sale of the music publishing business from Bidder B and a markup of the draft agreement relating to the sale of the recorded music business from Bidder J. The Company and its advisors discussed those revised draft agreements with representatives of Access Industries, the Bidder B Consortium and Bidder F on April 30, 2011 and May 1, 2011 and asked each bidder to clarify its positions on certain key contractual issues when submitting their final offers on May 2, 2011. The Bidder B Consortium never responded to such request. The Company and its advisors also discussed the financing commitment letters with Access Industries and Bidder F and asked each bidder to work with its financing sources to improve the terms therein prior to submitting its final offers on May 2, 2011.

On May 2, 2011, the Company received two final bids for the acquisition of the entire Company. Access Industries submitted a final bid for the entire Company at a price of $8.06 per share, which bid stated that it would expire on May 4, 2011, at midnight. Bidder F submitted a final bid for the entire Company at a price of $7.65 per share, which bid was conditioned on a 72-hour exclusivity period. In addition, the Company received two conditional bids. The Bidder B Consortium submitted a conditional bid to acquire the Company at a price of $8.07 per share (subject to a price reduction to reflect significant transaction costs), which bid was subject to due diligence, Bidder B board approvals, antitrust risks and conditionality on the Company’s ability to concurrently sell the recorded music business to Bidder J for $1.1 billion. In addition, Bidder H submitted a conditional bid for selected assets of the Company’s recorded music business without a definitive price for such assets, but indicated that the price would be based on a valuation for the entire recorded music business of $1.45 billion. This bid was subject to due diligence, preparation of carve-out financial statements (which would take at least several weeks) and Bidder H board approvals.

On the evening of May 2, 2011, the Company’s Board of Directors held a telephonic meeting to discuss the status of the strategic transaction process. A representative of the Financial Advisors updated the Company’s Board of Directors on the status of the active bids. A representative of Paul, Weiss also gave a summary of the legal issues relating to the then-current drafts of the merger agreements and ancillary agreements, including conditions to closing, representations and warranties, termination provisions, termination fees and the limited guarantees and equity commitments. After these presentations, the Company’s Board of Directors discussed at length the merits of the proposals, including in light of the extensive strategic process engaged in by the Company to seek potential acquirors. At the conclusion of the discussion, the Company’s Board of Directors instructed the senior management of the Company and the Company’s advisors to seek a higher price from Access Industries, the Bidder B Consortium and Bidder F, whereupon representatives of the Financial Advisors reached out to each such bidder.

In subsequent negotiations with Access Industries, Access Industries indicated a willingness to increase its proposed price conditioned on the Company ceasing discussions with other bidders in order to complete negotiations with Access Industries as soon as reasonably practicable and providing Access Industries with a greater level of deal certainty, including either (i) providing in the merger agreement that the Voting Stockholders would act by written consent to adopt the merger agreement immediately following its execution by the Company, and that the Company’s Board of Directors would not be permitted to exercise a “fiduciary out” in response to a superior proposal to acquire the Company or intervening event, or (ii) the Voting Stockholders agreeing to pay Access Industries 50% of any consideration to be received by them in excess of the merger consideration provided in an agreement with Buyer in the event of either a subsequent increase in the price to be paid by Access Industries or the termination of the merger agreement in connection with the Company entering into a superior proposal, and moving quickly to reach agreement on a transaction. On May 3, 2011, May 4, 2011 and May 5, 2011, the Company and its advisors continued negotiations with Access Industries and Debevoise on the draft merger agreement and ancillary agreements.

On May 3, 2011, Bidder F confirmed its $7.65 per share offer but also indicated its willingness to offer the current stockholders of the Company the option to retain a 10-15% continuing interest in the Company in lieu of cash. Also on May 3, 2011, the Company’s Board of Directors received an update from the Financial Advisors on the status of the active bids and determined that the Company and its advisors should continue discussions with Access Industries, the Bidder B Consortium and Bidder F.

On May 4, 2011, Bidder F indicated it would increase its bid to $8.00 per share (while continuing to offer current stockholders of the Company the option to retain a 10-15% interest in the Company in lieu of cash). Also on May 4, 2011, the Bidder B Consortium indicated that it might be willing to increase its bid above $8.00 a share, but without a deduction for transaction costs as indicated in its previous bid.

On May 5, 2011, prior to the meeting of the Company’s Board of Directors referred to below, the Bidder B Consortium indicated it might be willing to increase its bid to $8.31 per share but noted that its bid was still conditioned upon satisfactory completion of its due diligence and obtaining approval of Bidder B’s senior management, its board and a third party.

On May 5, 2011, prior to the meeting of the Company’s Board of Directors referred to below, a representative of the Company spoke with a representative of Access Industries, at which point Access Industries indicated it would be prepared to increase its bid to $8.25 per share but reiterated the need for a greater level of deal certainty as described above. Access Industries also indicated that its offer would expire on May 6, whereupon, if a definitive merger agreement was not executed, it would no longer be willing to continue its participation in the process.

On the afternoon of May 5, 2011, the Company’s Board of Directors held a telephonic meeting, which was also attended by representatives of the Financial Advisors and Paul, Weiss. At that meeting, the Financial Advisors reviewed the status of the remaining bids. The Company’s Board of Directors then reviewed the terms of the draft merger agreement and ancillary documents being negotiated with Access Industries and Access Industries’ request that the Voting Stockholders act by written consent (with no fiduciary out for the Company’s Board of Directors) or agree to the 50% sharing of any subsequent increase in consideration. Representatives of Paul, Weiss advised the Company’s Board of Directors on its fiduciary duties with respect to these requested terms. After these discussions, the Company’s Board of Directors authorized the Company’s senior management, together with its advisors, to continue and seek to complete negotiations with Access Industries and its counsel as soon as reasonably practicable, subject to approval by the Company’s Board of Directors of the final terms. In order to obtain the price of $8.25 per share, the Company and the Voting Stockholders agreed to offer to Access Industries that the Voting Stockholders would share with Buyer 50% of the increased consideration received by the Voting Stockholders in the case of termination of the merger agreement by the Company to enter into a superior proposal.

On the evening of May 5, 2011, the Bidder B Consortium indicated that it might be willing to increase its bid to up to $8.50 per share subject to additional diligence. Representatives of the Company had subsequent calls with representatives of the Bidder B Consortium during which the Bidder B Consortium noted that its bid was still conditioned upon satisfactory completion of due diligence (including with respect to certain balance sheet items), and obtaining approvals of its senior management, Bidder B’s board and a third party.

On May 6, 2011, the Company’s Board of Directors held another telephonic meeting to consider entering into a merger agreement with Buyer. The Financial Advisors reviewed with the Company’s Board of Directors the events that transpired since the last meeting of the Company’s Board of Directors. Representatives of Paul, Weiss reviewed again with the Company’s Board of Directors its fiduciary duties in the context of such a transaction. Representatives of Paul, Weiss also discussed the final merger agreement and other transaction documents in detail with the Company’s Board of Directors. Goldman Sachs delivered its opinion to the Company’s Board of Directors that, as of May 6, 2011 and based upon and subject to the factors and assumptions set forth in its opinion, the $8.25 per share of WMG common stock in cash to be paid to the holders (other than Buyer and its affiliates) of outstanding shares of WMG common stock pursuant to the merger agreement was fair from a financial point of view to such holders. After discussion of the terms of the draft merger agreement and other transaction documents, consideration of the relevant issues, including the status and conditionality of other bids (including the bid from the Bidder B Consortium), and the delivery of the fairness opinion, the Company’s Board of Directors determined that it was advisable and in the best interests of the Company and its stockholders to approve the merger with Buyer and resolved to recommend to the Company’s stockholders that they vote in favor of the merger and the adoption of the merger agreement with Buyer.

Following this meeting of the Company’s Board of Directors, the Company and Buyer entered into the merger agreement and other transaction documents, and the merger agreement was publicly announced on May  6, 2011.

Recommendation of the Company’s Board of Directors

After careful consideration, the Company’s Board of Directors, on May 6, 2011, (i) approved and declared advisable the merger agreement, the merger and the transactions contemplated by the merger agreement, (ii) declared that it is in the best interests of the stockholders of the Company that the Company enter into the merger agreement and consummate the merger on the terms and subject to the conditions set forth in the merger agreement, (iii) directed that the adoption of the merger agreement be submitted to a vote at a meeting of the stockholders of the Company and (iv) recommended to the stockholders of the Company that they vote “FOR” the adoption of the merger agreement.

In reaching its determination, the members of the Company’s Board of Directors consulted with the Company’s management, as well as the Company’s outside financial and legal advisors, considered the short-term and long-term interests and prospects of the Company and its stockholders, and considered a number of factors, including, among others, the following:

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the Company’s historical and current financial performance and results of operations, the Company’s prospects and long-term strategy, the Company’s competitive position and general economic and stock market conditions;

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the Company’s Board of Directors’ knowledge of the Company’s businesses, assets, financial condition, results of operations and prospects (as well as the risks involved in achieving those prospects), the nature of the Company’s businesses and the industries in which the Company competes and the market for WMG common stock;

•

the extensive efforts made by the Company and its advisors to consider and evaluate a broad range of possible alternatives to the sale of the Company, including prospects for mergers and acquisitions and the sale of individual business segments, stock repurchases, special dividends, debt refinancing and other potential strategic transactions or continuing to operate the Company on a stand-alone basis and the risks associated with those alternatives and the Financial Advisors’ efforts to secure potential acquirors. See “Background of the Merger” beginning on page 21;

•

the Company’s financial and strategic plan and the initiatives and the potential execution risks associated with such plan, and the effects of the economic downturn on the Company specifically, and on the Company’s industries generally, and in connection with these considerations, the attendant risk that, if the Company did not enter into the merger agreement, the price that might be received by the Company’s stockholders selling stock of the Company in the open market, both from a short-term and long-term perspective, could be less than the merger consideration;

•

the current condition of the financial markets, including the availability of committed financing (subject to limited restrictions) for the merger, and the risk, in the future, of deterioration in such conditions;

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the historical market prices of WMG common stock and recent trading activity, including the fact that the merger consideration represents a premium of 34.4% over the volume-weighted average share price of $6.14 over the six months ended May 5, 2011;

•

the Board of Directors’ belief, based on the factors described above, that the $8.25 in cash per share merger consideration would result in greater value to the Company’s stockholders than the available alternatives of other transactions, including potential acquisitions or dispositions of a portion of the Company’s assets or remaining a stand-alone, independent company and not entering into a transaction at this time or otherwise selling either the Company’s recorded music business or the music publishing business, on a stand-alone basis;

•

the negotiations with respect to the merger consideration that, among other things, led to an increase from Buyer’s initial proposal of $6.00—7.00 per share of WMG common stock to $8.25 per share of WMG common stock and the Company’s Board of Director’s determination that, following extensive negotiations between the Company’s Board of Directors and Buyer, $8.25 per share was the highest price that Buyer would agree to pay, with the Company’s Board of Directors basing its belief on a number of factors, including the duration and tenor of negotiations, assertions made by Buyer during the negotiation process and the experience of the Company’s Board of Directors and its advisors;

•	the relative strength of Buyer’s bid compared to other bids for the purchase of the Company’s recorded music business or music publishing business on a stand-alone or combined basis;

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the fact that the consideration to be paid pursuant to the merger agreement would be all cash, which would provide certainty and immediate value to the Company’s stockholders, including because stockholders will not be exposed to the risks and uncertainties relating to the Company’s prospects;

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the financial analyses and the oral opinion of Goldman Sachs delivered to the Company’s Board of Directors that, as of May 6, 2011, and based upon and subject to the factors and assumptions set forth therein, the $8.25 per share of WMG common stock in cash to be paid to the holders (other than Buyer and its affiliates) of outstanding shares of WMG common stock pursuant to the merger agreement was fair from a financial point of view to such holders. The full text of the written opinion of Goldman Sachs, dated May 6, 2011, which sets forth assumptions made, procedures followed, matters considered, and limitations on the review undertaken in connection with such opinion, is attached as Appendix C to this proxy statement. See “The Merger (Proposal 1)—Opinion of Goldman Sachs” beginning on page 31;

•	the fact that the consideration and negotiation of the merger agreement was conducted through arm’s-length negotiations under the oversight of the Company’s Board of Directors;

•

the terms of the merger agreement, including the fact that the merger agreement contains provisions that are designed to ensure that the $8.25 in cash per share price to be provided pursuant to the merger agreement is the best reasonably available to the Company’s stockholders, including the right, subject to certain conditions, to respond to unsolicited takeover proposals and to terminate the merger agreement and accept a “superior proposal” prior to adoption of the merger agreement, subject to payment of a termination fee of $56,000,000 which would not likely be a meaningful deterrent to such a superior proposal;

•	the fact that Buyer’s bid was the best overall bid received after a thorough and competitive auction process based on pricing and other factors;

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the view of the Company’s Board of Directors that, given the due diligence that Buyer had completed and the commitments Buyer had from its financing sources, Buyer could successfully consummate an acquisition of the Company in a timely manner;

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the likelihood that Buyer would be able to finance the merger given Buyer’s affiliates’ financial condition, existing resources, reputation and the strength of the equity and debt financing commitments that it had obtained prior to the signing of the merger agreement;

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the limited number and nature of the conditions to funding set forth in the debt commitment letter and the obligation of Buyer and Merger Sub to use their reasonable best efforts to obtain at the completion of the merger the financing on the terms and conditions described in the debt commitment letter (including the flex provisions in the debt facility fee letter) and the equity commitment letter or alternative financing from the same or other sources of financing on terms and conditions (including the flex provisions in the debt facility fee letter) not materially less favorable to Buyer and Merger Sub than those contained in the debt commitment letter and the equity commitment letter, and in an amount sufficient to timely consummate the transactions contemplated by the merger agreement on the terms and conditions set forth therein;

•

the likelihood that the merger will be completed, including the fact that conditions to closing the merger are limited to WMG stockholder approval, receipt of regulatory approvals, the Company not having suffered a material adverse effect and other customary closing conditions; and the likelihood that the regulatory and stockholder approvals necessary to complete the merger will be obtained;

•	the fact that under certain circumstances the Company is contractually entitled to receive a $60,000,000 reverse termination fee if the merger is not consummated under certain circumstances;

•

the fact that under certain circumstances the Company is contractually entitled to receive a $140,000,000 breach fee if Buyer and Merger Sub willfully breach the merger agreement, and such willful breach materially contributes to the failure of a condition to closing of the merger or materially breach certain covenants under the guarantees;

•	the fact that the Company is contractually entitled to require an affiliate of Buyer to perform under the guarantees under certain circumstances; and

•	the fact that the Company’s stockholders have the right to demand appraisal of their shares in accordance with the procedures of Section 262 of the DGCL.

The Company’s Board of Directors also considered the following adverse factors associated with the merger, among others:

•

the fact that the Company’s stockholders will have no ongoing equity participation in the surviving corporation following the merger, meaning that the Company’s stockholders will cease to participate in the Company’s future earnings or growth, or to benefit from any increases in the value of the Company’s common stock;

•

the restrictions on the conduct of the Company’s business prior to the completion of the merger, which could delay or prevent the Company from undertaking business opportunities that may arise or certain other action the Company might otherwise take with respect to the operations of the Company pending completion of the merger;

•	that the sale of shares in the proposed merger will be a taxable transaction to the Company’s stockholders;

•	that if the merger is not completed under certain circumstances, the Company will incur fees and expenses associated with the transaction that will not be reimbursed to the Company by Buyer;

•	the fact that, under certain circumstances, the Company may be required to pay to Buyer a termination fee of $56,000,000;

•

the fact that, while the merger is expected to be completed, there is no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied or waived, and, as a result, it is possible that the merger might not be completed even if it is approved by the Company’s stockholders;

•

the risk that the debt financing contemplated by the debt commitment letter or the equity financing contemplated by the equity commitment letter for the consummation of the merger might not be obtained;

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the risks, costs and disruptions to the Company’s operations if the merger is not completed, including the diversion of management and employee attention, potential employee attrition, the potential effect on the Company’s business and its relationships and the likely negative effect on the trading price of WMG common stock; and

•

that certain directors and executive officers of the Company have interests in the merger that are different from, or in addition to, the Company’s stockholders. See section entitled “The Merger (Proposal 1)—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 43 and “Advisory Vote on Golden Parachute Compensation (Proposal 2)” beginning on page 78.

In reaching the determination described above, the Company’s Board of Directors passed resolutions:

•	approving and declaring advisable the merger agreement, the merger and the transactions contemplated by the merger agreement;

•

declaring that it is in the best interests of the stockholders of the Company that the Company enter into the merger agreement and consummate the merger on the terms and subject to the conditions set forth in the merger agreement;

•	directing that the adoption of the merger agreement be submitted to a vote at a meeting of the stockholders of the Company; and

•	recommending to the stockholders of the Company that they vote “FOR” the adoption of the merger agreement.

The foregoing discussion of the information and factors considered by the Company’s Board of Directors is not intended to be exhaustive but, the Company believes, includes all material factors considered by the Company’s Board of Directors. In view of the wide variety of factors considered and the complexity of these matters, the Company’s Board of Directors found it impracticable to, and did not, quantify or otherwise attempt to assign relative weight to each of the specific factors considered in reaching its determination. Rather, the Company’s Board of Directors based its judgment on the total mix of information available to it regarding the overall effect of the merger on the Company’s stockholders compared to the overall effect of any alternative transaction. Accordingly, the judgments of individual directors may have been influenced to a greater or lesser degree by their individual views with respect to different factors.

The Company’s Board of Directors has approved and declared advisable the merger agreement, and recommends that you vote “FOR” adoption of the merger agreement.

Purpose and Reasons for the Merger

The Company’s purpose for engaging in the merger is to enable its stockholders to receive $8.25 per share in cash, without interest and less any applicable withholding taxes, which represents a 34.4% premium over the volume-weighted average share price of $6.14 over the six months ended May 5, 2011. The Company has determined to undertake the merger at this time based on the conclusions, determinations and reasons of the Company’s Board of Directors described in detail above under “The Merger (Proposal 1)—Background of the Merger” beginning on page 21 and “The Merger (Proposal 1)—Recommendation of the Company’s Board of Directors” beginning on page 28.

Opinion of Goldman Sachs

Goldman Sachs rendered its opinion to the Company’s Board of Directors that, as of May 6, 2011 and based upon and subject to the factors and assumptions set forth therein, the $8.25 per share of WMG common stock in cash to be paid to the holders (other than Buyer and its affiliates) of outstanding shares of WMG common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated May 6, 2011, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix C to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of the Company’s Board of Directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of WMG common stock should vote with respect to the merger, or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended September 30, 2010;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company;

•	certain other communications from the Company to its stockholders;

•	certain publicly available research analyst reports for the Company;

•	certain publicly available industry research reports for the music industry; and

•

certain internal financial analyses and forecasts for the Company, as prepared by its management and approved for Goldman Sachs’ use by the Company, which we refer to as Forecast A. See references to Forecast A in “The Merger (Proposal 1)—Projected Financial Information” beginning on page 37.

Goldman Sachs also held discussions with members of the senior management of the Company regarding the past and current business operations, financial condition and future prospects of the Company, reviewed the reported price and trading activity for WMG common stock, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the music industry and in other industries, and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering the opinion described above, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it and it does not assume any responsibility for any such information. In that regard, Goldman Sachs assumed with the consent of the Company’s Board of Directors that Forecast A was reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries, nor was any evaluation or appraisal of the assets or liabilities of the Company or any of its subsidiaries furnished to Goldman Sachs. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transactions contemplated by the merger agreement will be obtained without any adverse effect on the expected benefits of the transactions contemplated by the merger agreement in any way meaningful to its analysis. Goldman Sachs has also assumed that the transaction will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of the Company to engage in the merger or the relative merits of the merger as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of the date of the opinion, of the $8.25 per share of WMG common stock in cash to be paid to the holders (other than Buyer and its affiliates) of outstanding shares of WMG common stock pursuant to the merger agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including, without limitation, the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the transaction, whether relative to the $8.25 per share of WMG common stock in cash to be paid to the holders (other than Buyer and its affiliates) of outstanding shares of WMG common stock pursuant to the merger agreement or otherwise. Goldman Sachs does not express any opinion as to the impact of the merger on the solvency or viability of the Company or Buyer or the ability of the Company or Buyer to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ advisory services and its opinion were provided for the information and assistance of the Company’s Board of Directors in connection with its consideration of the merger and its opinion does not constitute a recommendation as to how any holder of WMG common stock should vote with respect to the merger or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Company’s Board of Directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 5, 2011 and is not necessarily indicative of current market conditions.

Illustrative Analysis at Various Prices. Goldman Sachs analyzed the $8.25 to be paid per share of WMG common stock under the merger agreement in relation to the undisturbed per share price of WMG common stock on January 20, 2011 (the day before public speculation regarding the sale of the Company) and the per share price of WMG common stock on May 5, 2011 (the last trading before the execution of the merger agreement) and in relation to the volume-weighted average trading prices of WMG common stock for the three-month and six-month periods ended May 5, 2011. The following table presents the results of this analysis:

Premium Analysis	Value	Premium
Premium to January 20, 2011 close	$4.72	74.8%
Premium to May 5, 2011 close	$7.90	4.4%
Premium to 3-month average	$6.57	25.6%
Premium to 6-month average	$6.14	34.4%

Goldman Sachs also calculated and compared various financial multiples and ratios for the Company based on Forecast A and estimates from the Institutional Brokers Estimate System (“IBES”). The following ratios were calculated:

•

ratios of the implied enterprise value (“EV”) of the Company on January 20, 2011 (the day before public speculation regarding the sale of the Company), computed by adding the Company’s net debt of $1,671 million and minority interest of $50 million to an implied equity value on January 20, 2011 of $723 million, to (i) the Company’s estimated Adjusted OIBDA and (ii) the Company’s estimated OIBDA provided by IBES, in each case for fiscal year 2011; and

•

ratios of the implied EV paid for the Company in the merger, computed by adding the Company’s net debt of $1,671 million and minority interest of $50 million to an implied transaction equity value of $1,306 million, to (i) the Company’s estimated Adjusted OIBDA and (ii) the Company’s estimated OIBDA provided by IBES, in each case for fiscal year 2011.

As used in this section of the proxy statement, “OIBDA” means operating income before depreciation and amortization and “Adjusted OIBDA” means OIBDA excluding severance costs for fiscal year 2011.

The following table presents the results of this analysis:

Enterprise Value/2011E OIBDA	As of January 20, 2011	Implied Transaction Value
Enterprise Value/2011E Adjusted OIBDA (Forecast A)	6.2x	7.7x
Enterprise Value/2011E OIBDA (IBES)	7.5x	9.3x

Illustrative Discounted Cash Flow Analysis. Goldman Sachs performed an illustrative discounted cash flow analysis on the Company using Forecast A. Goldman Sachs calculated indications of net present value of free cash flows for the Company for the second half of fiscal year 2011 through fiscal year 2016. Goldman Sachs then calculated illustrative terminal values in the year 2016 based on perpetuity growth rates ranging from (1.0)% to 1.0% and implied terminal multiples ranging from 5.3x earnings before interest, taxes, depreciation and amortization (“EBITDA”) to 8.0x EBITDA. For the purpose of calculating illustrative terminal values in the year 2016, Goldman Sachs normalized projected unlevered free cash flow for the year 2016 to account for non-perpetual tax shields that result from the Company’s net operating losses, foreign tax credits and basis step-up amortization, which were provided by the Company and which have a finite life and were valued separately. In connection with this analysis, EBITDA was calculated in a manner comparable to Adjusted OIBDA with no difference in the quantification of these two financial metrics. The cash flows and illustrative terminal values were then discounted to calculate implied indications of present values using illustrative discount rates ranging from 9.0% to 11.0%, reflecting estimates of the Company’s weighted average cost of capital. This analysis resulted in a range of illustrative value indications of $6.21 to $11.78 per share of WMG common stock.

Theoretical DCF Break-up Analysis. Goldman Sachs performed a theoretical discounted cash flow break-up analysis on the Company using Forecast A based on illustrative hypothetical valuations of the Company’s recorded music and music publishing businesses in a break-up scenario. Goldman Sachs calculated indications of net present value of free cash flows for the Company’s recorded music business and the Company’s music publishing business for the second half of fiscal year 2011 through fiscal year 2016. Goldman Sachs then calculated illustrative terminal values in the year 2016 based on perpetuity growth rates ranging from (4.0)% to 0.0% for the recorded music business and 1.0% to 2.0% for the music publishing business and implied terminal multiples ranging from 3.5x Adjusted OIBDA to 5.2x Adjusted OIBDA for the recorded music business and 8.3x Adjusted OIBDA to 13.2x Adjusted OIBDA for the music publishing business. The ranges of perpetuity growth rates were estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account Forecast A and market expectations regarding long-term growth of gross domestic product and inflation. Goldman Sachs also cross-checked such estimates of perpetuity growth rates against the terminal Adjusted OIBDA multiples that are implied by such growth rates and a range of discount rates to be applied to the Company’s unlevered cash flow forecasts. The cash flows and illustrative terminal values were then discounted to calculate implied indications of present values using illustrative discount rates ranging from 12.0% to 14.0% for the Company’s recorded music business and 7.0% to 9.0% for the Company’s music publishing business, reflecting estimates of the Company’s weighted average cost of capital for each business. The ranges of illustrative discount rates were derived by Goldman Sachs utilizing its professional judgment and experience, utilizing the capital asset pricing model, which takes into account certain financial metrics, including betas (if available), for the Company’s recorded music business and music publishing business, selected companies which exhibited similar business characteristics to such businesses and the Company, as well as certain financial metrics for the United States financial markets generally. Goldman Sachs then applied estimates of theoretical costs and expenses in a break-up scenario, as provided by the Company, consisting of costs related to taxes, financial and legal advisors and debt incurrence and maintenance, in the aggregate of $127 million to $138 million, to calculate the implied net value per share. This analysis resulted in a range of illustrative value indications of $3.64 to $9.46 per share of WMG common stock.

Illustrative Precedent Transactions Premia Analysis. Goldman Sachs analyzed the premiums paid in completed publicly announced 100% cash consideration change of control transactions within the United States having transaction values over $1 billion since January 1, 2007. Goldman Sachs analyzed all such transactions without regard to industry, and accordingly the companies that participated in the transactions used in this analysis may not be directly comparable to the Company. Goldman Sachs reviewed the premiums paid in these transactions represented by the per share acquisition price in each of the transactions as compared to the closing share price of the target company three months prior to announcement of such transaction. The following table presents the results of this analysis and the illustrative per share value of WMG common stock applying such premiums to the per share price of WMG common stock on January 20, 2011 (the day before public speculation regarding a sale of the Company):

Precedent Transactions Summary:	% Premium	Illustrative Company Value/Share
75% Quartile	57.1%	$7.42
Mean	43.9%	$6.79
Median	38.4%	$6.53
25% Quartile	25.1%	$5.91

Illustrative Present Value of Future Share Price Analysis. Goldman Sachs performed an illustrative analysis of the implied present value of the future price per share of WMG common stock, which is designed to provide an indication of the present value of a theoretical future value of a company’s share price as a function of such company’s estimated future earnings and its assumed future trading OIBDA multiples. For this analysis, Goldman Sachs used certain financial information from Forecast A for each of the fiscal years 2011 to 2016. Goldman Sachs first calculated the implied value per share of WMG common stock for fiscal year 2015, by applying forward enterprise value to Adjusted OIBDA multiples of 5.1x to 7.1x to 2016 Adjusted OIBDA estimates and then discounted those values back using an illustrative discount rate of 14.0%, reflecting an estimate of the Company’s cost of equity. The 14% discount rate was derived by Goldman Sachs utilizing the capital asset pricing model, which takes into account certain financial metrics, including beta, for the Company, as well as certain financial metrics for the United States financial markets generally. The range of 5.1x to 7.1x 2016 Adjusted OIBDA multiples was based on an estimated range of forward Adjusted OIBDA multiples of 9.0x to 11.0x for the Company’s music publishing business and 3.0x to 5.0x for the Company’s recorded music business. These ranges of illustrative forward enterprise value to Adjusted OIBDA multiples were derived by Goldman Sachs utilizing its experience and professional judgment, taking into account current and historical trading data of the Company. This analysis resulted in a range of implied present values of $4.87 to $7.82 per share of WMG common stock.

Illustrative Leveraged Buyout Analysis. Goldman Sachs performed an illustrative leveraged buyout analysis using Forecast A and publicly available historical information. In performing the illustrative leveraged buyout analysis, Goldman Sachs assumed (i) a hypothetical financial buyer targets a 20.0% to 25.0% internal rate of return on equity, (ii) a pro forma net debt to 2010 OIBDA ratio of 5.0x, (iii) the Company’s existing senior secured notes remaining outstanding, (iv) additional debt financing of $1,045 million with an assumed annual interest rate of 10.00% and (v) $144 million in transaction expenses. These assumptions were arrived at by Goldman Sachs based on its professional judgment and experience and informed by proposed capital structures and leverage levels included in proposals to purchase the Company. Goldman Sachs assumed illustrative last twelve months exit Adjusted OIBDA multiples of 7.0x to 8.5x for the assumed exit at the end of 2016, which reflects illustrative implied prices at which a hypothetical financial buyer might exit its investment through a sale transaction. These exit multiples were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account historical average enterprise value to Adjusted OIBDA multiples for WMG common stock during the three-year period ended May 5, 2011. This analysis resulted in a range of implied values of $5.23 to $7.66 per share of WMG common stock.

General. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman

Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the contemplated merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Company’s Board of Directors as to the fairness from a financial point of view of the $8.25 per share of WMG common stock in cash to be paid to the holders (other than Buyer and its affiliates) of outstanding shares of WMG common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Buyer, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arm’s-length negotiations between the Company and Buyer and was approved by the Company’s Board of Directors. Goldman Sachs provided advice to the Company during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the Company or its Board of Directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Goldman Sachs’ opinion to the Company’s Board of Directors was one of many factors taken into consideration by the Company’s Board of Directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Appendix C to this proxy statement.

Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company, Buyer and any of their respective affiliates, and third parties, including Thomas H. Lee Partners, L.P. (“THL”) and Bain Capital, LLC (“Bain”), each an affiliate of a significant stockholder of the Company, and any of their respective affiliates or portfolio companies, or any currency or commodity that may be involved in the transaction for their own account and for the accounts of their customers. Goldman Sachs acted as financial advisor to the Company in connection with, and participated in certain of the negotiations leading to, the transaction. Goldman Sachs has also provided certain investment banking services to the Company and its affiliates from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunning manager with respect to an offering of 9.50% Senior Secured Notes due 2016 (aggregate principal amount $1,100,000,000) of WMG Acquisition Corp. (“WMG Opco”), an indirect wholly owned subsidiary of the Company, in May 2009. Goldman Sachs also provided certain investment banking services to THL and its affiliates and portfolio companies from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner with respect to an offering of 9.25% Senior Notes due 2017 (aggregate principal amount $2,500,000,000) of a subsidiary of Clear Channel in December 2009; as joint lead arranger with respect to a term loan (aggregate principal amount $1,500,000,000) provided to subsidiaries of Warner Chilcott Plc (“Warner Chilcott”), a portfolio company of THL and Bain, in August 2010; as joint lead arranger and joint bookrunner with respect to offerings of 7.75% Senior Notes due 2018 (aggregate principal amount $1,250,000,000) of subsidiaries of Warner Chilcott in August and September 2010; as joint bookrunner with respect to an initial public offering of 82,142,858 shares of common stock and an offering of 6.25% Mandatory Convertible Subordinated Bonds due 2013 (aggregate principal amount $287,500,000) of the indirect parent of The Nielsen Company B.V., a portfolio company of THL, in January 2011; as joint lead arranger with respect to an amendment and repricing of a $1,400,000,000 term loan provided to Dunkin’ Brands Inc., a portfolio company of THL and Bain, in February 2011; and as joint bookrunner with respect to an amendment and extension of an existing revolver and term loan of Clear Channel Outdoor Holdings, Inc. (“Clear Channel”), a portfolio company of THL and Bain, in February 2011. Goldman Sachs also provided certain investment banking services to Bain and its affiliates and portfolio companies from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner with respect to an offering of 10.75% Senior Notes due 2017 (aggregate principal amount $950,000,000) of a subsidiary of Toys “R” Us, Inc., a portfolio company of Bain, in July 2009; as joint bookrunner with respect to offerings of 8.50% Senior Secured Notes due 2019 (aggregate principal amount $1,500,000,000) and 7.25% Senior Secured Notes due 2020 (aggregate principal amount $1,400,000,000) of HCA Inc., a portfolio company of Bain, in April 2009 and March 2010, respectively; and as joint bookrunner with respect to an initial public offering of 31,600,000 shares of Sensata Technologies Holding N.V., a portfolio company of Bain, in March 2010. Goldman Sachs may also in the future provide investment banking services to the Company, Buyer and their respective affiliates and THL and Bain and their respective affiliates and portfolio companies, for which its Investment Banking Division may receive compensation.

Affiliates of Goldman Sachs also may have co-invested with THL and Bain and their respective affiliates from time to time and may have invested in limited partnership units of affiliates of THL and Bain from time to time and may do so in the future.

The Company’s Board of Directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction. Pursuant to a letter agreement, dated May 3, 2011, the Company engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of this engagement letter, the Company has agreed to pay Goldman Sachs a transaction fee of approximately $20 million, all of which is payable upon consummation of the transaction. In addition, the Company has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Retention of AGM Partners LLC

The Company’s Board of Directors retained AGM as an additional financial advisor because it is an investment banking firm that has substantial experience in media and entertainment matters, including transactions similar to the transaction. Pursuant to a letter agreement, dated May 3, 2011, the Company engaged AGM to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of this engagement letter, the Company has agreed to pay AGM a transaction fee of approximately $10 million, all of which is payable upon consummation of the transaction. In addition, the Company has agreed to reimburse AGM for its expenses, including attorneys’ fees and disbursements, and to indemnify AGM and related persons against various liabilities, including certain liabilities under the federal securities laws.

Projected Financial Information

The Company does not as a matter of course make public projections as to future performance or earnings and is especially wary of making projections for extended periods due to the significant unpredictability of the underlying assumptions and estimates. However, in connection with its evaluation of a potential sale transaction, the Company provided the Financial Advisors and Access Industries with certain financial forecasts concerning the Company for fiscal years 2011 through 2016 (“Forecast A”). Without limiting the qualifications set forth below, the Company’s Board of Directors directed Goldman Sachs to use Forecast A because the Company’s Board of Directors believed that Forecast A reflected its and management’s reasonable best estimate of the Company’s expected financial performance. See “The Merger (Proposal 1)—Background of the Merger” beginning on page 21 and “The Merger (Proposal 1)—Opinion of Goldman Sachs” beginning on page 31.

In addition, in connection with the delivery of the CIM to each bidder, the Company provided bidders with the CIM financial projections concerning the Company for fiscal years 2011 through 2016 that reflected the Company’s potential growth through digital distribution initiatives and other emerging technologies and expanded-rights, or so-called “360 degree”, deals (“Forecast B” and together with Forecast A, the “Forecasts”). Forecast B thus reflected the Company’s “upside case” financial projections for consideration by bidders.

These Forecasts were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles. Neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Forecasts included below, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the Forecasts.

The Forecasts reflect numerous estimates and assumptions made with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control. These Forecasts are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the Forecasts constitute forward-looking statements and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such Forecasts, including, but not limited to, the Company’s performance, industry performance, general business and economic conditions, the Company’s ability to successfully manage costs in the future, adverse changes in applicable laws, regulations or rules and other risks and uncertainties described in reports filed with the SEC. See also “Cautionary Statements Concerning Forwarding-Looking Information” beginning on page 16.

There can be no assurance that the Forecasts will be realized or that actual results will not be significantly higher or lower than projected. Each Forecast covers multiple years and such information by its nature becomes less reliable with each successive year. In addition, the Forecasts will be affected by the Company’s ability to achieve strategic goals, objectives and targets over the applicable periods. The assumptions upon which the Forecasts were based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions, financial market conditions and emergence of new business models, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. The Forecasts also reflect assumptions as to certain business decisions that are subject to change. The Forecasts cannot, therefore, be considered a guaranty of future operating results, and this information should not be relied on as such. The inclusion of the Forecasts in this proxy statement should not be regarded as an indication that the Company, its Financial Advisors or anyone who received this information then considered, or now considers, it a reliable prediction of future events, and this information should not be relied upon as such. None of the Company, any of its affiliates, any affiliates of any of the foregoing or any other person assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projections described below. None of the Company, its Financial Advisors or any of their affiliates intends to, and each of them disclaims any obligation to, update, revise or correct such projections if they are or become inaccurate (even in the short term). These Forecasts have not been revised to reflect any circumstances or events occurring after the date they were prepared, including the May 6, 2011 announcement of the merger. Further, the Forecasts do not take into account the effect of any failure of the merger to occur and should not be viewed as accurate or continuing in that context. The inclusion of the Forecasts may not be deemed an admission or representation by the Company with respect to the Forecasts or that the Forecasts are or were viewed by the Company as material information of the Company, and in fact the Company views the Forecasts as non-material because of the inherent risks and uncertainties associated with such long range forecasts.

Certain of the prospective financial information set forth herein may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies.

These Forecasts are not being included in this proxy statement to influence your decision how to vote with respect to the adoption of the merger agreement or any other purpose, including whether or not to seek appraisal rights with respect to the shares of WMG common stock. The information from these Forecasts should be evaluated, if at all, in conjunction with the other information regarding the Company contained elsewhere in this proxy statement and with the historical financial statements contained in the Company’s public filings with the SEC. In light of the foregoing factors and the uncertainties inherent in financial forecasts, stockholders are cautioned not to place undue, if any, reliance on the Forecasts included in this proxy statement.

Forecast A sets forth certain projections prepared by the Company’s management, including total revenue, adjusted operating income before depreciation and amortization (“Adjusted OIBDA”), Adjusted OIBDA percentage margin, capital expenditures and unlevered free cash flow for fiscal years 2011 through 2016. A summary of Forecast A is as follows:

($ in millions)	Projected, for the Year Ended September 30,
	2011	2012	2013	2014	2015	2016
Total Revenue	$2,944	$2,865	$2,809	$2,791	$2,799	$2,827
Adjusted OIBDA(1)	$395	$388	$383	$396	$411	$434
% Margin	13.4%	13.5%	13.6%	14.2%	14.7%	15.4%
Capital Expenditures	$41	$30	$30	$30	$30	$30
Unlevered Free Cash Flow(2)	$167	$344	$333	$344	$358	$380

Forecast B sets forth certain projections prepared by the Company’s management which reflected the Company’s potential growth through digital distribution initiatives and other emerging technologies and expanded- rights, or so-called “360 degree”, deals. Forecast B included, total revenue, Adjusted OIBDA, Adjusted OIBDA percentage margin and capital expenditures for fiscal years 2011 through 2016. A summary of Forecast B is as follows:

($ in millions)	Projected, for the Year Ended September 30,
	2011	2012	2013	2014	2015	2016
Total Revenue	$3,057	$3,004	$2,989	$3,033	$3,108	$3,205
Adjusted OIBDA(1)	$396	$404	$435	$487	$543	$606
% Margin	13.0%	13.4%	14.6%	16.1%	17.5%	18.9%
Capital Expenditures	$35	$30	$30	$30	$30	$30
Unlevered Free Cash Flow(2)	$340	$352	$381	$429	$480	$538

(1)	Adjusted OIBDA excludes from operating income before depreciation and amortization, with respect to fiscal year 2011 only, severance costs. Adjusted OIBDA margin is calculated by dividing Adjusted OIBDA by total revenue.

(2)	Unlevered free cash flow is measured as Adjusted OIBDA, adjusted for cash paid for taxes, capital expenditures, investments and estimated net changes in working capital. Unlevered free cash flow for fiscal year 2011 in Forecast A reflects certain investments, restructuring charges and net changes in working capital that are not included in Forecast B. Investments, restructuring charges and estimated net changes in working capital were assumed to be de minimis in Forecast A (except as described with respect to fiscal year 2011 as noted) and Forecast B. For purposes of determining unlevered free cash flow, stock-based compensation was treated as a cash expense.

Certain Effects of the Merger

If the merger is completed, all of the equity interests in the Company will be owned by Buyer. No current WMG stockholder will have any ownership interest in, or be a stockholder of, the Company, except (i) for Access Industries or affiliates of Access Industries which, as of the date hereof, own shares in the Company and have an equity ownership in Buyer or in affiliates of Buyer or (ii) as otherwise provided in this proxy statement. As a result, the Company’s stockholders will no longer benefit from any increases in the Company’s value, nor will they bear the risk of any decreases in the Company’s value. Following the merger, Buyer will benefit from any increases in the value of the Company and also will bear the risk of any decreases in the value of the Company.

If the merger is completed, each share of WMG common stock owned immediately prior to the effective time of the merger, other than as provided below, will be converted into the right to receive $8.25 in cash, without interest and less any applicable withholding taxes. The following shares of WMG common stock will not be converted into the right to receive the per share merger consideration in connection with the merger: (i) shares of common stock owned by the Company and its wholly owned subsidiaries, (ii) shares of common stock owned by Buyer and its affiliates, (iii) shares of common stock whose holders have not voted in favor of adopting the merger agreement and have demanded and perfected their appraisal rights under Section 262 of the General Corporation Law of the State of Delaware or (iv) shares of unvested restricted stock granted under the Company’s equity plan.

If the merger is completed, each option holder will be entitled to receive the excess, if any, of the $8.25 per share merger consideration and the option exercise price, regardless of whether the option is then exercisable, and each holder of shares of vested restricted stock will be entitled to receive a cash payment equal to $8.25 per share of vested restricted stock, in each case, without interest and less any applicable withholding taxes.

If the merger is completed, the common stock will be delisted from the New York Stock Exchange (and no longer publicly traded) and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Company will no longer file periodic reports with the SEC with respect to the WMG common stock.

Regulatory Approvals

In connection with the merger, the Company is required to make certain filings with, and comply with certain laws of, various federal and statement governmental agencies, including:

•	filing the certificate of merger with the Secretary of State of the State of Delaware in accordance with the DGCL after the adoption of the merger agreement by the Company’s stockholders; and

•	complying with U.S. federal securities laws.

In addition, under the HSR Act, and the related rules and regulations that have been issued by the Federal Trade Commission (“FTC”), the EU Merger Regulation and other applicable foreign competition laws, certain transactions having a value above specified thresholds may not be consummated until specified information and documentary material have been furnished to the applicable governmental authorities and certain waiting period requirements have been satisfied or specific merger approval obtained. The requirements of the HSR Act, the EU Merger Regulation and certain media-related regulatory laws in Austria (the “Austrian Media Regulation”) apply or may apply to the acquisition of shares of WMG common stock in the merger. The filing required under the HSR Act was made on May 20, 2011 and termination of the applicable waiting period under the HSR Act was granted on May 27, 2011. The filing required under the EU Merger Regulation was made on June 8, 2011 and merger approval is expected to be obtained by July 14, 2011. Since the Austrian Media Regulation may apply to the transaction, for precautionary reasons, the filing under the Austrian Media Regulation was made on June 3, 2011 and the waiting period will expire on July 1, 2011.

At any time before or after consummation of the merger, notwithstanding receipt of merger approval from the relevant authorities, the European Commission or state or foreign antitrust and competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of the Company or Buyer. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Merger Financing

The obligations of Buyer and Merger Sub to complete the merger under the merger agreement are not subject to a condition of Buyer or Merger Sub obtaining funds to consummate the merger and the other transactions contemplated by the merger agreement. Buyer has obtained equity and debt financing commitments for the transactions contemplated by the merger agreement, the proceeds of which, together with cash on hand at the Company (the amount of such cash not to exceed $195 million), and assuming the financing commitments are funded in accordance with their terms, will be used by Buyer to pay the aggregate merger consideration and all related fees and expenses, to refinance certain indebtedness of the Company and to pay any other amounts required to be paid at the closing date of the merger in connection with the consummation of the transactions contemplated by the merger agreement.

Equity Financing

The Sponsor has committed to capitalize Buyer, at or prior to the closing of the merger, with an aggregate equity contribution in an amount of approximately $1.118 billion (plus additional amounts as may be required to pay certain fees under the debt commitment letter described below), which amount may be reduced to the extent that the Buyer does not require the full amount of such equity commitment to consummate the transactions contemplated by the merger agreement, on the terms and subject to the conditions set forth in the equity commitment letter entered into by the Sponsor in connection with the merger. The equity commitment of Sponsor is conditioned upon the satisfaction or waiver of the conditions to the obligations of Buyer and Merger Sub to consummate the transactions contemplated by the merger and the concurrent funding of the debt financing. The equity commitment letter will terminate automatically upon any termination of the merger agreement.

Sponsor may assign all or a portion of its equity commitment to its affiliates or affiliated funds or to entities governed by an affiliate or an affiliated fund so long as such assignment does not relieve Sponsor of its obligations under the equity commitment letter or would not reasonably be expected to materially impair, delay or prevent the funding of the equity commitment.

Debt Financing

Buyer has received a debt commitment letter from Credit Suisse AG and its affiliates (acting through its subsidiaries or branches, collectively “CS”) and UBS Loan Finance LLC and its affiliates (collectively “UBS” and together with CS, each, a “Lender” and, collectively, the “Lenders”), dated May 6, 2011, pursuant to which and subject to the conditions set forth therein each Lender has committed severally to provide to Buyer, among others, a $60,000,000 senior secured revolving credit facility (the “Revolving Credit Facility”), a $845,000,000 senior unsecured bridge facility (the “Opco Bridge Facility”) and a $200,000,000 senior unsecured holdco bridge facility (the “Holdco Bridge Facility” and together with the Opco Bridge Facility, the “Bridge Facilities”). Proceeds from the Bridge Facilities will be used to (i) pay a portion of the merger consideration and fees and expenses in connection with the merger and related transactions and (ii) refinance the outstanding 7.375% U.S. dollar-denominated Senior Subordinated Notes issued by WMG Opco due 2014, 8.125% Sterling-denominated Senior Subordinated Notes issued by WMG Opco due 2014, and 9.5% Senior Discount Notes issued by WMG Holdings Corp. (“WMG Holdco”) due 2014 (collectively, the “Existing Subordinated Notes”). The Revolving Credit Facility will be available for general corporate purposes after the closing of the merger.

The debt commitment letter expires on the earlier of (i) any termination of the merger agreement and (ii) November 7, 2011.

Pursuant to the merger agreement, Buyer and Merger Sub are obligated to use reasonable best efforts to obtain at the completion of the merger the financing on the terms and conditions described in the debt commitment letter (including the flex provisions in the debt facility fee letter) and the equity commitment letter or alternative financing from the same or other sources of financing on terms and conditions (including the flex provisions) not materially less favorable to Buyer and Merger Sub than those contained in the debt commitment letter and the equity commitment letter, and in an amount sufficient to timely consummate the transactions contemplated by the merger agreement on the terms and conditions set forth therein.

The Lenders’ commitments to provide the debt financing are subject to, among other things:

•

there not having occurred a Company Material Adverse Effect (defined in the debt commitment letter in a manner substantially the same as the definition of “Company Material Adverse Effect” in the merger agreement) since September 30, 2010; except (i) as disclosed in Buyer’s SEC Reports filed with the SEC on or after September 30, 2009 and prior to May 6, 2011, other than any disclosures contained under the captions “Risk Factors” or “Forward Looking Statements” to the extent that such disclosures are general in nature or cautionary, predictive or forward-looking in nature or (ii) as set forth as of May 6, 2011 on the Company Disclosure Letter (as defined in the merger agreement);

•

execution and delivery of definitive documentation with respect to the debt facilities consistent with the debt commitment letter (including the term sheets) and otherwise reasonably satisfactory to the Lenders;

•	a cash common equity contribution of at least $920,000,000 from Sponsor to Buyer and from Buyer to Merger Sub;

•

consummation of the merger in accordance with the merger agreement (without any amendment, modification or waiver to the merger agreement or any consent thereunder which is materially adverse to the Lenders or the joint lead arrangers for the debt facilities without the prior written consent of the joint lead arrangers) substantially simultaneously with the closing under the debt facilities;

•

all Existing Subordinated Notes having been repurchased or called for redemption (and with such call for redemption being irrevocable and accompanied on the date of the closing under the debt facilities by a defeasance or a discharge of the obligations of the relevant issuer under the related indenture in accordance with the terms of such indenture and the deposit in an escrow account with the indenture trustee of the maximum amount of cash required to repurchase the Existing Subordinated Notes outstanding on the date of the closing under the debt facilities);

•

after giving effect to the merger and related transactions, the Buyer and its subsidiaries having no outstanding indebtedness for borrowed money other than the indebtedness incurred in connection with the merger, indebtedness permitted to be incurred or outstanding under the merger agreement and certain other indebtedness that the Lenders have agreed to permit to remain outstanding;

•

the Company and Merger Sub having used commercially reasonable efforts to obtain requisite consents from the holders of the WMG Opco’s 9.50% Senior Secured Notes due 2016 to waive the “Change of Control” thereunder resulting from the merger (which consent, as of 5:00 p.m., New York City time, on May 23, 2011, was received by the Company, through its wholly-owned subsidiary WMG Opco, from the holders of the WMG Opco’s 9.50% Senior Secured Notes);

•

the accuracy of certain specified representations and warranties applicable to Buyer and its subsidiaries and the accuracy of certain representations and warranties applicable to the Company and its subsidiaries set forth in the merger agreement;

•	the delivery of specified audited, unaudited and pro forma financial statements, forecasts and other specified information;

•	the delivery of a solvency certificate from the chief financial officer of the Company substantially in the form attached to the debt commitment letter;

•

as a condition to the availability of the Bridge Facilities, the expiration of the marketing period (as defined and described below) following receipt of a preliminary offering memorandum or preliminary private placement memorandum in customary form for a preliminary offering memorandum or preliminary private placement memorandum used in 144A offerings of high-yield debt securities;

•

delivery of customary closing documents (including, among other things, a solvency certificate, legal opinions reasonably satisfactory to the Lenders and customary corporate documents and officers’ and public officials’ certifications, lien and judgment searches satisfactory to the Lenders, evidence of authority and evidence of insurance), documentation and other information about the borrower and guarantors required under applicable “know your customer” and anti-money laundering rules and regulations (including the PATRIOT Act), and the taking of certain actions necessary to establish and perfect a security interest in specified items of collateral;

•	the payment of certain specified fees and expenses; and

•	the Company having used no more than a specified amount of pre-closing cash in connection with the merger and related transactions.

The Lenders’ commitments to provide the debt financing are not conditioned upon a successful syndication of any of the credit facilities with other financial institutions. Prior to the completion of the merger, no assignment and assumption by any assignee of any obligations of a Lender in respect of any portion of its commitment shall relieve such Lender of its obligations under the debt commitment letter.

Limited Guarantees

In connection with the merger agreement, AI Investments Holdings LLC, an affiliate of Buyer, has executed a limited guarantee and a limited performance guarantee in favor of the Company to guarantee, subject to the limitations described therein, certain obligations of Buyer and/or Merger Sub pursuant to the merger agreement. Under the limited guarantee, AI Investment Holdings LLC has guaranteed the payment of any reverse termination fee that may become payable by Buyer and Merger Sub following a termination of the merger agreement by the Company in specified circumstances and certain reimbursement obligations in connection with the financing, subject to an overall cap of $150 million. Under the limited performance guarantee, AI Investment Holdings LLC has guaranteed the funding of the Sponsor’s equity commitment to Buyer if Sponsor fails to capitalize Buyer when required pursuant to the equity commitment letter.

The limited guarantee will terminate on the earliest of (i) the consummation of the merger, (ii) the first anniversary of any termination of the merger agreement, except as to a claim for payment of any obligations thereunder presented by the Company to Buyer or AI Investment Holdings LLC prior to such first anniversary or (iii) upon deposit by AI Investments Holdings LLC of $150 million in cash in a collateral account on terms reasonably satisfactory to the Company to satisfy the obligations under the limited guarantee. The limited performance guarantee will terminate on the earliest of (a) the closing of the merger, (b) any termination of the merger agreement, or (c) upon deposit by AI Investments Holdings LLC of approximately $1.118 billion (plus additional amounts as may be required to pay certain fees under the debt commitment letter described below) in cash sufficient to satisfy the obligations under the limited performance guarantee in a collateral account on terms reasonably satisfactory to the Company. The Company is contractually entitled to require such affiliate to perform under the guarantees without consent of Buyer.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the Company’s Board of Directors, you should be aware that some executive officers and directors of WMG have interests in the merger, including those described below and as described in “Advisory Vote on Golden Parachute Compensation (Proposal 2)” beginning on page 78, that are different from or in addition to your interests as a stockholder and that may present actual or potential conflicts of interest. The members of the Company’s Board of Directors were aware of such interests and considered them, among other matters, when deciding to approve the merger.

Indemnification of Directors and Officers; Directors’ and Officers’ Insurance

Buyer has agreed to cause the surviving corporation to maintain for at least six years following the effective time of the merger the current policies of directors’ and officers’ liability insurance or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous with respect to claims arising out of or relating to events which occurred before or at the effective time of the merger (including in connection with the negotiation and execution of the merger agreement and the consummation of the merger). Such policies shall not have an annual premium in excess of 300% of the last annual premium being paid by the Company prior to the date of the merger agreement. In lieu of Buyer purchasing such policy after the effective time of the merger, the Company may, prior to the effective time of the merger, purchase a “tail” directors’ and officers’ liability policy covering the aforementioned matters at a cost not to exceed 300% of the last annual premium paid by the Company prior to the date of the merger agreement and if the Company elects to do so prior to the effective time of the merger, the surviving corporation shall maintain such policy for six years. In addition, after the effective time, the surviving corporation has agreed to indemnify each present and former director, officer or employees of the Company or any of its subsidiaries against all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities, and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, including liabilities arising out of or pertaining to all acts and omissions arising out of or relating to their services as directors or officers and employees of the Company or its subsidiaries occurring prior to the effective time, whether commenced, asserted or claimed before or after the effective time. See “The Merger Agreement—Covenants of Buyer and/or Merger Sub—Indemnification of Directors and Officers; Directors’ and Officers’ Insurance” on page 71.

Options

The merger agreement provides that immediately prior to the effective time of the merger, unless otherwise agreed upon in writing between Buyer and any such holder, each stock option issued under the Company’s equity compensation plans, whether or not then exercisable or vested, will be cancelled and converted into the right to receive an amount in cash equal to, without interest and less applicable withholding taxes, the product of (i) the excess of $8.25 (the per share merger consideration) over the per share exercise price of the applicable stock option and (ii) the aggregate number of shares of common stock that may be acquired upon exercise of such stock option immediately prior to the effective time of the merger.

Restricted Stock

The merger agreement provides that at the effective time of the merger, each restricted share of common stock granted under the Company’s equity compensation plans, will, unless otherwise agreed upon in writing between Buyer and any such holder, either be vested (to the extent not already vested) or forfeited, in either case, in accordance with its terms. Further, in connection with the action approving the merger and the merger agreement, the Company’s Board of Directors authorized the accelerated vesting of the service conditions applicable to restricted stock outstanding immediately prior to the consummation of the merger. Under the merger agreement, the Company may not accelerate or waive any performance condition with respect to shares of restricted stock without Buyer’s consent. Accordingly, unless otherwise agreed upon between Buyer and any such holder, all shares of restricted stock for which the performance vesting condition is satisfied (determined based on the $8.25 per share merger consideration) will vest as of immediately prior to the consummation of the merger, and all shares of restricted stock subject to a performance condition that is not satisfied at the effective time of the merger will be forfeited. At the effective time of the merger, each vested restricted share of common stock will be converted into the right to receive an amount in cash equal to $8.25 (the per share merger consideration), without interest and less applicable withholding taxes.

Merger Proceeds in respect of Equity Awards

The following table sets forth, as of June 10, 2011 and assuming the merger occurred on such date, for each of the Company’s executive officers and directors, the approximate cash proceeds that each of them will receive at the completion of the merger (without accounting for any applicable withholding taxes) in exchange for “in-the-money” options and restricted shares that are currently unvested and would become vested in connection with the merger immediately prior to the consummation of the merger.

Name	Principal Position	Number of Shares Underlying Vested In-The- Money Options (#)	Cash Received in respect of Vested In-The- Money Stock Options ($)	Number of Shares Underlying Unvested In-The- Money Options (#)	Cash Received in respect of Unvested In-The- Money Options ($)	Total Cash Received in respect of In-The- Money Options ($)	Number of Restricted Shares that become Vested in connection with Merger (#)		Cash Received in respect of Restricted Shares ($)	Total Payments ($)
Executive Officers
Mark Ansorge	Executive Vice President, Human Resources and Chief Compliance Officer	49,500	$48,795	41,500	$33,515	$82,310	0		$0	$82,310

Edgar Bronfman, Jr.	Chairman of the Board and Chief Executive Officer	1,650,000	$4,884,00	1,100,000	$3,256,000	$8,140,000	1,650,000	(1)	$13,612,500	$21,752,500

Lyor Cohen	Vice Chairman, Warner Music Group and Chairman and CEO, Recorded Music – Americas and the U.K.	900,000	$2,664,00	600,000	$1,776,000	$4,440,000	1,000,000		$8,250,000	$12,690,000

Michael D. Fleisher(2)	Vice Chairman, Strategy and Operations	0	$0	0	$0	$0	0		$0	$0

David H. Johnson	Chairman, Warner/Chappell Music	87,187	$52,574	29,063	$17,526	$70,100	0		$0	$70,100

Steven Macri	Executive Vice President and Chief Financial Officer	93,101	$71,073	93,000	$70,880	$141,953	0		$0	$141,953

Michael Nash	Executive Vice President, Digital Strategy and Business Development	129,717	$273,495	33,750	$71,712	$345,207	0		$0	$345,207

Paul M. Robinson	Executive Vice President and General Counsel	28,467	$58,357	300,000	$711,000	$769,357	0		$0	$769,357

Cameron Strang	Chief Executive Officer, Warner/Chappell Music	0	$0	400,000	$1,224,000	$1,224,000	0		$0	$1,224,000

Will Tanous	Executive Vice President, Communications and Marketing	115,842	$111,487	229,125	$569,710	$681,197	0		$0	$681,197

Directors
Shelby W. Bonnie	Director	0	$0	0	$0	$0	14,388		$118,701	$118,701

Richard Bressler	Director	0	$0	0	$0	$0	0		$0	$0

John P. Connaughton	Director	0	$0	0	$0	$0	0		$0	$0

Phyllis E. Grann	Director	0	$0	0	$0	$0	14,388		$118,701	$118,701

Michele J. Hooper	Director	0	$0	0	$0	$0	16,187		$133,543	$133,543

Scott L. Jaeckel	Director	0	$0	0	$0	$0	0		$0	$0

Seth W. Lawry	Director	0	$0	0	$0	$0	0		$0	$0

Thomas H. Lee	Director	0	$0	0	$0	$0	0		$0	$0

Ian Loring	Director	0	$0	0	$0	$0	0		$0	$0

Mark E. Nunnelly	Director	0	$0	0	$0	$0	0		$0	$0

Scott M. Sperling	Director	0	$0	0	$0	$0	0		$0	$0

TOTAL:		3,250,689	$9,200,131	3,102,063	$8,002,594	$18,426,725	2,694,963		$22,233,445	$40,660,170

(1)	Unless otherwise agreed upon in writing between Buyer and Mr. Bronfman, Mr. Bronfman will forfeit the remaining 1,100,000 unvested performance-based restricted shares he holds as the performance condition for such shares will not be satisfied based on the $8.25 per share merger consideration.

(2)	Mr. Fleisher resigned from his employment effective May 31, 2011. In connection with the amendment to his employment agreement, as previously disclosed and as described under “Advisory Vote on Golden Parachute Compensation (Proposal 2)—Amended Arrangements with Mr. Fleisher” on page 80, Mr. Fleisher’s previously unvested options became immediately vested and exercisable as of the effective date of his resignation, and as of such date, the number of shares underlying his total vested in-the-money options was 472,500. Subsequently, Mr. Fleisher exercised all of his vested options and sold all of his vested shares of WMG common stock. Mr. Fleisher forfeited 450,000 unvested performance-based restricted shares pursuant to the terms of the amendment to his employment agreement.

For additional information regarding the nature of each director’s and named executive officer’s beneficial ownership of WMG common stock, see “Security Ownership of Certain Beneficial Owners and Management” beginning on page 83.

Employee-Related Interests

In addition to the other rights and interests in the merger described in this section, the Company’s directors who are employees and the Company’s executive officers are entitled to receive the same benefits under the merger agreement as all other employees of the Company. In this regard, Buyer has agreed to honor the Company’s current employment and severance agreements after the effective time (and all of the executive officers are party to employment agreements with the Company or one of its affiliates which provide for severance upon an involuntary termination of employment), to provide certain levels of compensation and benefits to the Company’s employees for six months after the merger, and to recognize service with the Company prior to the merger for purposes of the employees’ participation in the Company’s benefit plans after the merger. A more complete description of the benefits provided to the Company’s employees under the merger agreement is under the heading “Covenants of Buyer and/or Merger Sub—Employee Matters” beginning on page 70.

Additional information about benefits to the Company’s named executed officers is set forth under “Advisory Vote on Golden Parachute Compensation (Proposal 2)” beginning on page 78.

New Management Arrangements

As of the date of this proxy statement, neither the Company nor Buyer has entered into any employment agreements with the Company’s management in connection with the merger, and the Company has not amended or modified any existing employment agreements or other arrangements with management, other than amendments to the employment agreement with Mr. Fleisher and amendments to the restricted stock agreements with Messrs. Bronfman and Cohen, as previously disclosed. See “Advisory Vote on Golden Parachute Compensation (Proposal 2)—Amended Arrangements with Mr. Fleisher” beginning on page 80 and “Advisory Vote on Golden Parachute Compensation (Proposal 2)—Amended Restricted Stock Agreements with Messrs. Bronfman and Cohen” beginning on page 80.

Voting Agreement

Concurrently with the execution and delivery of the merger agreement, affiliates of Thomas H. Lee Partners, L.P., affiliates of Bain Capital Investors, LLC and Edgar Bronfman, Jr. (which are together referred to as the “Voting Stockholders”) have entered into a voting agreement with Buyer that covers approximately 56% of the outstanding shares of WMG common stock. Under the terms of the voting agreement, each of the Voting Stockholders has agreed to vote, or cause to be voted, its shares of common stock (i) in favor of the merger and adoption of the merger agreement, (ii) in favor of any related proposal in furtherance of the transactions contemplated by the merger agreement, (iii) against any action, proposal, transaction or agreement that would reasonably be expected to result in a material breach of any material representation, warranty, covenants or agreement of either the Company or such Voting Stockholder contained in the merger agreement, (iv) against any takeover proposal and (v) against any amendment of the Company’s organizational documents that would delay, impede, frustrate, prevent or nullify the merger, the merger agreement or any of the other transactions contemplated by the merger agreement or change in any manner the voting rights of each class of WMG common stock.

The Voting Stockholders further agreed not to (i) transfer any of their shares of common stock unless such transfer is made in compliance with the voting agreement, (ii) enter into any other voting agreement, voting trust or similar arrangement with respect to such Voting Stockholder’s shares of common stock or (iii) grant any proxy, consent, power of attorney or other authorization or consent with regard to such Voting Stockholder’s shares of common stock. The Voting Stockholders further agreed not to solicit any takeover proposals or take any other action that the Company is prohibited from taking as described under “The Merger Agreement—Covenants of the Company—No Solicitation of Takeover Proposals; Fiduciary Out” beginning on page 66.

Other than the obligations to pay excess merger consideration (described below), the voting agreement will terminate automatically at the earlier of (i) the effective time of the merger and (ii) the date of termination of the merger agreement in accordance with its terms. If the merger agreement is terminated by the Company to enter into a superior proposal and such superior proposal is consummated, the Voting Stockholders have agreed to pay Buyer 50% of any consideration received by them in excess of the merger consideration payable under the merger agreement.

The foregoing summary of the voting agreement does not purport to be complete and is qualified in its entirety by reference to the voting agreement.

Appraisal Rights

The discussion of the provisions set forth in this section is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of Section 262 of the DGCL, a copy of which is attached as Appendix B to this proxy statement and is incorporated herein by reference. Stockholders intending to exercise appraisal rights should carefully review Appendix B to this proxy statement. Failure to follow any of the statutory procedures precisely may result in a termination or waiver of these rights.

Holders of WMG common stock who do not vote in favor of the adoption of the merger agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL (“Section 262”). In order to exercise and perfect appraisal rights, a record holder of shares of WMG common stock must follow properly and in a timely manner the steps summarized below. Such holders will be entitled to have their shares of WMG common stock appraised by the Delaware Court of Chancery (the “Court”) and to receive the “fair value” of such shares in cash as determined by the Court, together with interest, if any, to be paid on the amount determined to be the fair value, in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the merger agreement.

The following is a brief summary of Section 262, which sets forth the procedures for dissenting from the merger and demanding and perfecting appraisal rights. Failure to follow the procedures set forth in Section 262 precisely could result in the loss of appraisal rights. Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, such as the special meeting, not less than 20 days prior to the meeting, the corporation must notify each of its stockholders as of the record date for notice of such meeting with respect to shares for which appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This proxy statement constitutes such notice to holders of WMG common stock concerning the availability of appraisal rights under Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date a demand for appraisal rights with respect to such shares is made and must continuously hold such shares through the effective time of the merger. Accordingly, a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the effective time of the merger, will lose any right to appraisal in respect of such shares. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of WMG common stock, if a stockholder considers exercising such rights, such stockholder should seek the advice of legal counsel.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A written demand for appraisal of shares must be delivered to the Company before the taking of the vote on the merger at the special meeting. This written demand for appraisal of shares must be in addition to and separate from a vote against the adoption of the merger agreement, or an abstention or failure to vote in favor of the adoption of the merger agreement. Stockholders electing to exercise their appraisal rights must not vote “FOR” the adoption of the merger agreement. Any proxy or vote against the merger in and of itself will not constitute a demand for appraisal within the meaning of Section 262.

A demand for appraisal must be executed by or for the stockholder of record. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be executed by or for the record owner. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner or owners. Beneficial owners of shares of WMG common stock have no right directly to demand appraisal; such demands must be made through the record holder of such shares. A person having a beneficial interest in WMG common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized herein and in a timely manner to perfect whatever appraisal rights the beneficial owner may have. A record holder who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of WMG common stock held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought. If the number of shares of WMG common stock is not expressly stated, the demand will be presumed to cover all shares held in the name of the record owner. If common stock is held through a broker who in turn holds the common stock through a central securities depository nominee such as Cede & Co., a demand for appraisal of such common stock must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

A stockholder who elects to exercise appraisal rights should mail or deliver the required written demand to the Company at Warner Music Group Corp., 75 Rockefeller Plaza, New York, New York 10019, Attention: Corporate Secretary.

The demand must reasonably inform the Company of the identity of the holder as well as the holder’s intention to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at the special meeting will constitute a waiver of appraisal rights. Within ten days after the effective time of the merger, the Company must provide notice of the effective time of the merger to all of the Company’s stockholders who have complied with Section 262 and have not voted in favor of the adoption of the merger agreement.

Within 120 days after the effective time of the merger (but not thereafter), any stockholder who has satisfied the requirements of Section 262 will be entitled, upon written request, to receive from the Company a statement listing the aggregate number of shares not voted in favor of adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefor has been received by the Company or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the Company the statement described in this paragraph.

Within 120 days after the effective time of the merger (but not thereafter), either the Company or any stockholder who has complied with Section 262 and who is otherwise entitled to appraisal rights may commence an appraisal proceeding by filing a petition in the Court demanding a determination of the value of the shares of WMG common stock owned by stockholders entitled to appraisal rights. If no such petition is filed within such 120-day period, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their shares. The Company has no obligation or present intention to file such a petition if demand for appraisal is made, and holders should not assume that the Company will file a petition. Accordingly, it is the obligation of the holders of common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of common stock within the time prescribed in Section 262. A person who is the beneficial owner of shares of common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file such a petition.

Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy thereof must be made upon the Company. The Company must, within 20 days after such service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom the Company has not reached agreements as to the value of their shares. The Court may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings and the Court may dismiss the proceedings as to any stockholder that fails to comply with such direction.

At the hearing on such petition, the Court shall determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. After the Court determines the holders of common stock entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court shall determine the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5.0% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

In determining fair value, the Court will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Supreme Court of Delaware stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Supreme Court of Delaware stated that such exclusion is a “narrow exclusion that does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” Stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, or less than, or equal to, the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. Although the Company believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court. Moreover, the Company does not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of common stock is less than the merger consideration.

The costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court and taxed against the parties as the Court deems equitable under the circumstances. Upon application of a dissenting stockholder, the Court may order all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective date of the merger.

At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw his, her or its demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the merger agreement only with the Company’s written consent. No appraisal proceeding in the Court will be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within 60 days after the effective time of the merger. If the Company does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Court does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be more or less than, or equal to, the consideration being offered pursuant to the merger agreement. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as the Company has no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis.

Failure by any stockholder to comply fully with the procedures of Section 262 of the DGCL (as reproduced in Appendix B to this proxy statement) may result in termination of such stockholder’s appraisal rights. In view of the complexity of Section 262, stockholders of the Company who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

Material U.S. Federal Income Tax Consequences

The following is a discussion of the material U.S. federal income tax consequences of the merger to certain beneficial owners of WMG common stock whose shares of WMG common stock will be converted into the right to receive cash in the merger, who hold such shares as capital assets (generally, for investment) and who will not own (actually or constructively) any shares of WMG common stock after the merger. This discussion is not a complete analysis or listing of all of the possible tax consequences of such transaction and does not address all tax considerations that might be relevant to particular holders (as defined below) in light of their personal circumstances or to persons that are subject to special tax rules. In addition, this discussion of the material U.S. federal income tax consequences does not address the tax treatment of special classes of holders, such as: financial institutions; regulated investment companies; real estate investment trusts; tax-exempt entities; controlled foreign corporations; passive foreign investment companies; retirement plans; insurance companies;

persons holding the shares as part of a hedging, integrated or conversion transaction, constructive sale or “straddle”; persons who acquired WMG common stock through the exercise or cancellation of employee stock options or otherwise as compensation for their services; U.S. expatriates; persons subject to the alternative minimum tax; dealers or traders in securities or currencies or holders whose functional currency is not the U.S. dollar.

This discussion does not address any tax consequences other than U.S. federal income tax consequences, including estate and gift tax consequences and consequences under any state, local or non-U.S. laws.

For purposes of this section, the term “U.S. holder” means a beneficial owner of WMG common stock that is: (i) an individual citizen of the United States or a resident of the United States as determined for U.S. federal income tax purposes, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust (a) if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

An individual may be treated as a resident alien of the United States, as opposed to a non-resident alien, for U.S. federal income tax purposes if such individual was present in the United States for at least 31 days in a calendar year and for an aggregate of at least 183 days during a three-year period ending in such calendar year. For purposes of this calculation, an individual would count all of the days that such individual was present in the then-current year, one-third of the days that such individual was present in the immediately preceding year and one-sixth of the days that such individual was present in the second preceding year. Resident aliens are subject to U.S. federal income tax as if they were U.S. citizens, and thus would constitute “U.S. holders” for purposes of the discussion below. If an individual is a citizen or tax resident of a country with which the United States has a tax treaty, other rules may apply in determining whether such individual is a resident alien.

The term “non-U.S. holder” means a beneficial owner of WMG common stock that is neither a U.S. holder nor an entity that is treated as a partnership for U.S. federal income tax purposes. The term “holder” means a U.S. holder or a non-U.S. holder.

If a partnership or other pass-through entity for U.S. federal income tax purposes is a beneficial owner of WMG common stock, the tax treatment of a partner or other owner will generally depend upon the status of the partner (or other owner) and the activities of the entity. If you are a partner (or other owner) of a pass-through entity, you should consult your tax advisor regarding the tax consequences of the merger.

The following discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. judicial decisions, administrative pronouncements and existing and proposed Treasury regulations, all as in effect as of the date hereof. All of the preceding authorities are subject to change, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. The Company has not requested, and will not request, a ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax consequences described below, and as a result there can be no assurance that the IRS will not disagree with or challenge any of the conclusions the Company has reached and described herein.

The following discussion is for general information only and is not intended to be, nor should it be construed to be, legal or tax advice to any holder or prospective holder of WMG common stock and no opinion or representation with respect to the U.S. federal income tax consequences to any such holder or prospective holder is made. Each holder of WMG common stock is urged to consult such holder’s tax advisors as to the particular consequences to such holder under U.S. federal, state and local, and applicable non-U.S. tax laws of the merger.

U.S. Holders

Exchange of WMG Common Stock for Cash. A U.S. holder of WMG common stock receiving cash in the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received (prior to reduction for any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in WMG common stock surrendered. Any such gain or loss generally will be capital gain or loss if WMG common stock is held as a capital asset immediately prior to the effective time of the merger. Any capital gain or loss generally will be taxed as long-term capital gain or loss if the U.S. holder has held the WMG common stock for more than one year prior to the effective time of the merger. If the U.S. holder has held the WMG common stock for one year or less prior to the effective time of the merger, any capital gain or loss generally will be taxed as short-term capital gain or loss. The deductibility of capital losses is subject to certain limitations. If a U.S. holder acquired different blocks of WMG common stock at different times or different prices, such U.S. holder must determine its tax basis and holding period separately with respect to each block of WMG common stock and the cash that such U.S. holder receives will be allocated pro rata to each such block of WMG common stock. If a U.S. holder recognizes a loss that exceeds certain thresholds, such U.S. holder may be required to file a disclosure statement with the IRS.

Information Reporting and Backup Withholding. Under U.S. federal income tax laws, the paying agent will generally be required to report to a U.S. holder of WMG common stock and to the IRS any reportable payments made to such holder of WMG common stock in the merger. Additionally, under the U.S. federal backup withholding tax rules, unless an exemption applies, the paying agent will be required to withhold, and will withhold, 28% of all cash payments to which a U.S. holder of WMG common stock is entitled pursuant to the merger agreement unless the U.S. holder provides a tax identification number (social security number or individual tax identification number in the case of an individual or employer identification number in the case of other U.S. holders), certifies that such number is correct, and certifies that no backup withholding is otherwise required, and otherwise complies with such backup withholding rules. Each U.S. holder of WMG common stock should complete and sign the Substitute Form W-9 included as part of the letter of transmittal to be returned to the paying agent in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is satisfied in a manner satisfactory to the paying agent. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against the U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

Exchange of WMG Common Stock for Cash. Any gain realized on the receipt of cash in the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment (or, in the case of an individual non-U.S. holder, a fixed base) maintained by the non-U.S. holder in the United States);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

the Company is or has been a “United States real property holding corporation” under section 897 of the Code for U.S. federal income tax purposes, at any time during the shorter of the five-year period ending on the effective date of the merger and the non-U.S. holder’s holding period for the WMG common stock and the non-U.S. holder owned (directly or indirectly) more than five percent of WMG common stock at any time during the applicable period.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the gain derived from the merger under regular graduated U.S. federal income tax rates (in the same manner as a U.S. holder). If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its gain in the same manner as if it were a U.S. holder and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gain derived from the merger, which may be offset by certain U.S. source capital losses, even though the individual is not considered a resident of the United States. The Company believes it is not and will not have been during the five years preceding the merger a “United States real property holding corporation” for U.S. federal income tax purposes.

Information Reporting and Backup Withholding. In general, a non-U.S. holder will not be subject to backup withholding or information reporting with respect to a cash payment made with respect to WMG common stock in the merger if such non-U.S. holder shall have, prior to the merger, provided the paying agent with an IRS Form W-8BEN (or a Form W-8ECI if such non-U.S. holder’s gain is effectively connected with the conduct of a U.S. trade or business) or otherwise established an exemption. If shares of WMG common stock are held through a non-U.S. partnership or other flow-through entity for U.S. federal income tax purposes, certain documentation requirements also apply to the partnership or other flow-through entity. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

Dissenting Stockholders

Each holder of WMG common stock who perfects appraisal rights with respect to the merger, as discussed under “The Merger (Proposal 1)—Appraisal Rights” beginning on page 47 of this proxy statement and who receives cash in respect of their shares of WMG common stock should consult the holder’s individual tax advisor as to the tax consequences of the receipt of cash as a result of exercising appraisal rights.

Litigation Related to the Merger

On May 12, 2011, a purported stockholder class action complaint, Barbara A. Varipapa v. Warner Music Group Corp., et al. (the “Varipapa Action”), was filed in the Delaware Court of Chancery against the Company, each member of the Company’s Board of Directors, Access Industries, Buyer and Merger Sub. The complaint generally alleges that the Company’s directors breached their fiduciary duties to the stockholders by agreeing to sell the Company at a price that is unfair and inadequate and by agreeing to certain preclusive deal protection devices in the merger agreement. The complaint further alleges that Access Industries, Buyer and Merger Sub aided and abetted in the directors’ breach of their fiduciary duties. The complaint seeks injunctive relief, rescission of the merger agreement and an award for the costs of the action.

On May 19, 2011, a purported stockholder class action complaint, Derek Cournoyer v. Warner Music Group Corp., et al. (the “Cournoyer Action”), was filed in the Supreme Court of the State of New York against the Company, each member of the Company’s Board of Directors, Access Industries, Buyer and Merger Sub. The complaint generally asserts that the merger was entered into for inadequate consideration and through a flawed process, that the termination fee due in the event that the merger is not consummated will deter the submission of competitive bids, and that the Company’s Board of Directors voted to favorably amend Mr. Bronfman’s restricted stock vesting rights during the sale process. The complaint also alleges that the Company’s directors breached their fiduciary duties to the stockholders by failing to obtain for the Company stockholders the highest available price in the marketplace. The complaint further alleges that the Company, Access Industries, Buyer and Merger Sub aided and abetted in the directors’ breach of their fiduciary duties. The complaint seeks injunctive relief, rescission of the merger agreement, an accounting of damages suffered, an award for compensatory damages, and an award for the costs of the action. On May 26, 2011, the plaintiff in the Cournoyer Action filed an amended complaint against the same parties, reasserting the same claims, and seeking the same relief. The amended complaint makes additional allegations that the sale process unfairly favored Access Industries and that the Company’s preliminary proxy statement has insufficient disclosures regarding the sale process and the Financial Advisors’ retention and analysis.

On June 3, 2011, a purported stockholder class action complaint, Vikas Dahivadkar v. Warner Music Group Corp., et al. (the “Dahivadkar Action”), was filed in the Supreme Court of the State of New York against the Company, each member of the Company’s Board of Directors, Access Industries, Buyer and Merger Sub. The complaint generally alleges that the Company’s directors breached their fiduciary duties to the stockholders by (i) agreeing to sell the Company through a flawed process at a price that is unfair and inadequate; (ii) agreeing to certain preclusive deal protection devices in the merger agreement, including a “no-solicitation” provision, termination fee and voting agreement among majority stockholders, which together will deter the submission of competitive bids and (iii) favorably amending Mr. Bronfman’s restricted stock vesting rights during the sale process. The complaint also alleges that the Company’s preliminary proxy statement is false and misleading and fails to disclose certain material information regarding the sale process and the Financial Advisors’ retention and analysis. The complaint further alleges that the Company, Access Industries, Buyer and Merger Sub aided and abetted in the directors’ breach of their fiduciary duties. The complaint seeks injunctive relief, rescission of the merger agreement, the implementation of a constructive trust in favor of plaintiff and the putative class and an award for the costs of the action.

On June 8, 2011, counsel for Plaintiff Varipapa and counsel for Plaintiff Cournoyer entered into a memorandum of understanding (the “MOU”) with counsel for the Company and the members of the Company’s Board of Directors (together, the “Company Defendants”), which sets forth the parties’ agreement in principle to settle the Varipapa Action and the Cournoyer Action. The MOU provides that the Company will include certain additional disclosures to the Company’s non-affiliated public stockholders in this proxy statement. The MOU additionally provides, among other things, that (i) the parties to the MOU will use their best efforts to agree upon and execute no later than July 19, 2011 an appropriate stipulation of settlement and such other documentation as may be required in order to obtain final approval of the settlement by the New York Supreme Court; (ii) the stipulation will provide for entry of a judgment of dismissal with prejudice of the Cournoyer Action; (iii) the stipulation will provide for the certification of a class for settlement purposes consisting of all non-affiliated public record holders and beneficial owners of the common stock of the Company on any day during the period from May 6, 2011 to and including the effective date of the consummation of the merger; and (iv) the stipulation of settlement will include a complete release of the Company Defendants from any and all claims that were or could have been brought in the Varipapa Action or the Cournoyer Action including those relating to the merger, the merger agreement, the preliminary proxy statement, the definitive proxy statement, the Company’s press releases and filings on Form 8-K and any additional disclosures made in connection therewith. The MOU is, and the stipulation of settlement will be, conditioned on the closing of the merger as contemplated by the merger agreement, completion by the plaintiffs of certain confirmatory discovery, class certification and final approval by the Court. The Company may terminate the settlement if non-New York resident class members holding a certain percentage or number of the Company’s shares opt out of the settlement for purposes of preserving their right to pursue potential claims for monetary damages. Plaintiff Cournoyer and his counsel will petition the Court for a reasonable award of fees and expenses (the “Fee Application”). The parties to the MOU agree to negotiate in good faith and at arm’s length the amount of the Fee Application and if the parties to the MOU agree to the amount of counsels’ fees, defendants will not object to the Fee Application. Upon final order approving the settlement, counsel for Plaintiff Varipapa will file a voluntary notice of dismissal, dismissing the Varipapa Action. Plaintiff’s counsel in the Dahivadkar Action have indicated that they do not object to the MOU.

The Company Defendants deny all liability with respect to the claims and allegations in the Varipapa Action, Cournoyer Action and Dahivadkar Action and specifically deny that any additional disclosures (including, without limitation, the additional disclosures set forth in this proxy statement) are required under any applicable statute, rule, regulation or law. The Company Defendants believe that all material information necessary for the Company’s shareholders to make a fully informed decision as to whether to vote for the merger was disclosed in the preliminary proxy statement filed by the Company with the SEC on May 20, 2011. However, the Company Defendants considered it desirable that the Varipapa Action and the Cournoyer Action be settled primarily to avoid the substantial burden, expense, inconvenience and distraction of continued litigation and to fully and finally resolve all of the claims and allegations in those actions. In the event that the MOU or the stipulation of settlement is not approved by the Court or the conditions to the settlement are not satisfied, the Company Defendants as well as Access Industries, Buyer and Merger Sub intend to vigorously contest the Varipapa Action, the Cournoyer Action and the Dahivadkar Action.

Effective Time of Merger

The following subsections of this proxy statement describe material aspects of the proposed merger. Although the Company believes that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. This summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Appendix A to this proxy statement and incorporated into this proxy statement by reference. You should carefully read this entire proxy statement and the other documents the Company refers you to for a more complete understanding of the merger. You may obtain additional information without charge by following the instructions in “Where Stockholders Can Find More Information” beginning on page 86 of this proxy statement.

The merger will be completed and become effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware or any later time as the Company, Buyer and Merger Sub agree upon and specify in the certificate of merger. The parties intend to complete the merger as soon as practicable following the adoption of the merger agreement by the Company’s stockholders and satisfaction or waiver of the conditions to closing of the merger set forth in the merger agreement.

The parties to the merger agreement currently expect to complete the merger in the third calendar quarter of 2011. Because the merger is subject to a number of conditions, the exact timing of the merger cannot be determined, if it is completed at all.

Payment of Merger Consideration and Surrender of Stock Certificates

At the effective time of the merger, the Company will become a wholly owned subsidiary of Buyer and each stockholder of record immediately prior to the effective time of the merger will be entitled to receive $8.25 in cash, without interest and less any applicable withholding taxes, for each share of WMG common stock such stockholder holds immediately prior to the effective time of the merger. This does not apply to (i) shares of common stock owned by the Company and its wholly owned subsidiaries; (ii) shares of common stock owned by Buyer and its affiliates; (iii) shares of common stock whose holders have not voted in favor of adopting the merger agreement and have demanded and perfected their appraisal rights under Section 262 of the DGCL or (iv) shares of unvested restricted stock granted under the Company’s equity plan. Buyer will designate the paying agent to make the cash payments contemplated by the merger agreement. At the effective time of the merger, Buyer will deposit with the paying agent, for the benefit of the holders of WMG common stock, funds sufficient for payment of the aggregate merger consideration. The paying agent will deliver to you your merger consideration according to the procedure summarized below.

At the effective time of the merger, the surviving corporation will send you, or cause to be sent to you, a letter of transmittal and instructions advising you how to surrender your stock certificates or book-entry shares in exchange for the merger consideration.

The paying agent will promptly pay you your merger consideration after you have (i) surrendered your stock certificates to the paying agent together with a properly completed letter of transmittal and any other documents required by the paying agent and (ii) provided to the paying agent any other items specified by the letter of transmittal.

Interest will not be paid or accrue in respect of any cash payments of merger consideration. The surviving corporation will reduce the amount of any merger consideration paid to you by any applicable withholding taxes.

If the paying agent is to pay some or all of your merger consideration to a person other than you, you must have your stock certificates properly endorsed or otherwise in proper form for transfer, and you must pay any transfer or other taxes payable by reason of the transfer or establish to the surviving corporation’s satisfaction that the taxes have been paid or are not required to be paid.

You should not forward your stock certificates to the paying agent without a letter of transmittal, and you should not return your stock certificates with the enclosed proxy.

The transmittal instructions will tell you what to do if you have lost your stock certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by the surviving corporation, post a bond in an amount that the surviving corporation reasonably directs as indemnity against any claim that may be made against it in respect of the stock certificate.

After the completion of the merger, you will cease to have any rights as a WMG stockholder.

Upon demand, the paying agent will return to the surviving corporation all funds in its possession one year after the merger occurs, and the paying agent’s duties will terminate. After that time, if you have not received payment of the merger consideration, you may look only to the surviving corporation for payment of the merger consideration, without interest, subject to applicable abandoned property, escheat and similar laws. If any certificate representing WMG common stock has not been surrendered prior to one year after the completion of the merger (or such earlier date as shall be immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar law), the payment with respect to such certificate will, to the extent permitted by applicable law, become the property of the surviving corporation, free and clear of all claims or interest of any person previously entitled to any claims or interest.

Fees and Expenses

Except as otherwise described in “The Merger Agreement—Effect of Termination; Fees and Expenses,” beginning on page 76, all fees, expenses and costs incurred in connection with the merger agreement, including legal, accounting, investment banking and other fees, expenses and costs, will be paid by the party incurring such fees, expenses and costs, whether or not the merger is consummated.

The expenses incurred in connection with the filing, printing and mailing of this proxy statement and the solicitation of the approval of the Company’s stockholders, and all filing and other fees paid to the SEC will be borne by the Company.

THE MERGER AGREEMENT

This section of the proxy statement summarizes the material provisions of the merger agreement, but is not intended to be an exhaustive discussion of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Appendix A to this proxy statement and incorporated into this proxy statement by reference. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not the summary set forth in this section or any other information contained in this proxy statement. The Company urges you to read the merger agreement carefully and in its entirety.

The summary of the merger agreement in this proxy statement is included to provide you with information regarding some of its material provisions. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement and described in this summary. The merger agreement contains representations and warranties made by and to the parties thereto as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. Furthermore, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality different from that generally applicable to public disclosures to stockholders and reports and documents filed with the SEC and in some cases were qualified by disclosures that were made by each party to the on, which disclosures are not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement. The merger agreement is described in, and included as an appendix to, this proxy statement only to provide you with information regarding its terms and conditions and not to provide any factual information regarding the Company, Buyer or the Company’s respective businesses. The representations and warranties in the merger agreement and the description of them in this document should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings the Company publicly files with the SEC.

General; The Merger

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth in the merger agreement and in accordance with DGCL. After the completion of the merger, the Company will continue its corporate existence under the DGCL as the surviving corporation and become a wholly owned subsidiary of Buyer. If the merger is completed, WMG common stock will be delisted from the New York Stock Exchange, will be deregistered under the Exchange Act and will no longer be publicly traded, and the Company will no longer be required to file periodic reports with the SEC with respect to the common stock of the Company. The Company will be a privately held corporation and the Company’s current stockholders will cease to have any ownership interest in the Company or rights as the Company’s stockholders except for (i) Access Industries or affiliates of Access Industries which, as of the date hereof, own shares in the Company and have equity ownership in Buyer or in affiliates of Buyer or (ii) as otherwise provided in this proxy statement. Therefore, following the completion of the merger, the Company’s current stockholders will not participate in any of the Company’s future earnings or growth and will not benefit from any appreciation in the Company’s value, if any.

Closing and Effective Time of the Merger; Marketing Period

The closing of the merger will take place on the second business day after the day on which conditions to closing (other than those conditions that by their terms are to be satisfied by actions taken at the closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived. Notwithstanding the immediately preceding sentence, if the marketing period (as detailed below) has not ended at such time, then the closing will occur on the earlier of (i) a date during the marketing period specified by Buyer on not less than two business days’ notice to the Company and (ii) the second business day following the final day of the marketing period (for additional information on the marketing period, see “The Merger (Proposal 1)—Merger Financing” beginning on page 41).

The term “marketing period” means the first period of 15 consecutive business days, subject to certain black-out dates, throughout which (i) Buyer shall have received certain financial statements, pro forma financial statements, and other financial data, audit reports and financial information relating to the Company and its subsidiaries of the type that would be required by the applicable SEC requirements for registered public offerings of debt securities and such other pertinent and customary information regarding the Company and its subsidiaries as may be reasonably requested by Buyer (the “Required Information”), to the extent the same is of the type and form customarily included in a Rule 144A offering memorandum for private placements of non-convertible high yield debt securities, and meets certain other requirements, (ii) certain closing conditions to the obligations of each of the parties (described under “The Merger Agreement—Conditions to the Completion of the Merger”) have been satisfied (other than conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions at the closing), and (iii) the marketing period started date (described below) shall have elapsed. The “marketing period start date” is the date upon which all of the following shall have occurred: (a) the HSR waiting period shall have expired or been terminated, (b) the Company’s stockholder vote to adopt the merger agreement shall have been obtained and (c) 12 business days shall have lapsed following the filing of the Form CO in connection with the merger under the EU Merger Regulation.

Notwithstanding the foregoing, the marketing period shall not commence and shall be deemed not to have commenced if, on or prior to the completion of the 15 business day period, the Company shall have announced:

•

any intention to restate any financial statements or financial information included in the Required Information or that any restatement is under consideration. The marketing period shall not commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has announced that it has concluded that no restatement shall be required; or

•

that the Required Information (i) contains an untrue statement of material fact or omits to state any material fact necessary in order to make the Required Information not misleading, (ii) is not compliant in all material respects with the requirements of Regulation S-K, (iii) was issued in conjunction with an audit opinion that has since been withdrawn, (iv) contains interim financial statements that have not been reviewed by the Company’s auditors, (v) does not have customary corresponding auditor comfort letters, or (vi) includes financial statements that are not sufficient to permit a registration on Form S-1 and to allow lenders to receive customary comfort letters from the Company’s independent auditors on the financial statements and financial information contained in any offering memoranda. If such announcement shall occur during the 15 consecutive business day period, a new 15 business day period shall commence upon Buyer and its lenders receiving updated Required Information that no longer contains the defects described in (i) through (vi) above.

If the marketing period has not ended at the time of the satisfaction or waiver of all of the conditions to closing (other than those conditions that by their terms are to be satisfied by actions taken at the closing), the closing shall occur on the earlier of: (i) a date during the marketing period specified by Buyer on not less than two business days’ notice to the Company and (ii) the second business day immediately following the final day of the marketing period. Additionally, if the merger is not consummated by November 7, 2011, either party may terminate the merger agreement, except such right to terminate the merger agreement will not be available to Buyer or the Company if a breach of any covenant or agreement in the merger agreement by Buyer or the Company, respectively, was the primary cause of, or the primary factor that resulted in, the failure to consummate the merger by such date.

The effective time of the merger will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later date as the Company and Buyer may agree and specify in the certificate of merger).

Certificate of Incorporation; Bylaws; Directors and Officers

At the effective time of the merger, the Company’s certificate of incorporation will be amended and restated to read in its entirety as set forth in Exhibit A to the merger agreement and, will be, as so amended and restated, the certificate of incorporation of the surviving corporation until thereafter amended as provided therein and by applicable law.

At the effective time of the merger, the Company’s bylaws will be amended and restated to read in its entirety as set forth in Exhibit B to the merger agreement and, will be, as so amended and restated, the bylaws of the surviving corporation until thereafter amended as provided therein, in the certificate of incorporation of the surviving corporation and by applicable law.

From and after the effective time, (i) the directors of Merger Sub immediately prior to the effective time shall be the directors of the surviving corporation until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the surviving charter, the surviving bylaws and applicable law and (ii) the officers of the Company immediately prior to the merger shall continue to be the officers of the surviving corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the surviving certificate of incorporation, the surviving bylaws and applicable law.

Conversion of Securities

Common Stock

Except for (i) shares of WMG common stock owned immediately prior to the effective time of the merger by the Company or its wholly owned subsidiaries or Buyer or its affiliates, which will be cancelled automatically without the payment of any consideration and shall cease to exist, and (ii) shares held by stockholders properly demanding and perfecting appraisal rights pursuant to Section 262 of the DGCL (referred to in this section of the proxy statement as “dissenting shares”), each share of WMG common stock issued and outstanding immediately prior to the effective time of the merger shall, without any action on the part of the holder thereof, be converted into the right to receive $8.25 in cash, without interest and less applicable withholding taxes. At the effective time of the merger, each share of WMG common stock theretofore issued and outstanding will be cancelled automatically and cease to exist.

Treatment of Outstanding Options and Restricted Stock

Unless otherwise agreed upon between Buyer and any such stock option holder, immediately prior to the effective time of the merger, each stock option issued under the Company’s equity compensation plans or programs, whether or not then exercisable or vested, will be cancelled and converted into the right to receive an amount in cash equal to, without interest and less applicable withholding taxes, the product of (i) the excess, if any, of $8.25 (the per share merger consideration) over the per share exercise price of the applicable stock option and (ii) the aggregate number of shares of WMG common stock that may be acquired upon exercise of such stock option immediately prior to the effective time of the merger. Also at the effective time of the merger, unless otherwise agreed upon between Buyer and any such holder, each restricted share of common stock granted under the Company’s equity compensation plans will either be vested (to the extent not already vested) or forfeited, in each case in accordance with its terms. Further, in connection with the action approving the merger and the merger agreement, the Company’s Board of Directors authorized the accelerated vesting of the service conditions applicable to restricted stock outstanding immediately prior to the consummation of the merger. Under the merger agreement, the Company may not accelerate or waive any performance condition with respect to shares of restricted stock without Buyer’s consent. Accordingly, unless otherwise agreed upon between Buyer and any such holder, all shares of restricted stock for which the performance vesting condition is satisfied (determined based on the $8.25 per share merger consideration) will vest as of immediately prior to the consummation of the merger, and all shares of restricted stock subject to a performance condition that is not satisfied at the effective time of the merger will be forfeited. At the effective time of the merger, each vested restricted share of common stock will be converted into the right to receive an amount in cash equal to $8.25 (the per share merger consideration), without interest and less applicable withholding taxes.

Prior to the date of the merger, the Company will mail further information and instructions for payment arrangements for stock options and restricted stock to the holders of such awards. As promptly as practicable following the effective time of the merger and in any event not later than the third business day thereafter, Buyer or the surviving corporation shall cause the paying agent to mail a check (or transfer by wire transfer) (i) to each applicable holder of a stock option, in such amount due and payable to such holder in respect of such stock option and (ii) to each applicable holder of a restricted stock award, in such amount due and payable to such holder in respect of such restricted stock award.

Payment Procedures

No less than three business days before the effective time of the merger, Buyer will select a bank or trust company, satisfactory to the Company in its reasonable discretion, to act as the paying agent in the merger and will enter into a paying agent agreement with the paying agent, the terms and conditions of which shall be satisfactory to the Company in its reasonable discretion. Buyer will be responsible for all fees and expenses of the paying agent. At the effective time of the merger, Buyer will deposit or cause to be deposited with the paying agent sufficient funds to pay the merger consideration for each holder of shares of WMG common stock entitled to payment thereof. At the effective time of the merger, Buyer swill cause the paying agent to mail a letter of transmittal and instructions to each holder of record of WMG common stock. The letter of transmittal and instructions will tell such holder: (i) that delivery shall be effected, and risk of loss and title to such holder’s shares shall pass, only upon proper delivery of such holder’s stock certificates to the paying agent or, in the case of book-entry shares, upon adherence to the procedures set forth in the letter of transmittal and (ii) instructions for surrendering such certificates or book-entry shares (if the holder’s shares are not certificated) in exchange for the merger consideration. Such instructions will provide that: (i) at the election of the holder, stock certificates may be surrendered by hand delivery or otherwise and (ii) the merger consideration payable in exchange for the stock certificates and/or book-entry shares will be payable by wire transfer to the surrendering holder.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates (if your shares are certificated) to the paying agent, together with a duly completed and executed letter of transmittal and any other documents reasonably required by the paying agent. The merger consideration may be paid to a person other than the person in whose name the corresponding stock certificate is registered if (i) the surrendered stock certificate is accompanied by all documents required by Buyer to evidence and effect that transfer and (ii) the person requesting such payment pays any applicable transfer or other taxes required by reason of payment to a person other than the registered holder or establishes to the satisfaction of Buyer and the paying agent that such tax has been paid or is not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the stock certificates. Buyer, Merger Sub, the surviving corporation and the paying agent will be entitled to deduct and withhold from any consideration otherwise payable under the merger agreement as may be required to deduct and withhold with respect to the payment of such consideration under applicable tax laws. To the extent that any amounts are so deducted and withheld and paid to the appropriate taxing authorities, those amounts will be treated as having been paid to the person in respect of whom such deduction or withholding was made for all purposes under the merger agreement.

None of Buyer, the surviving corporation nor the paying agent shall be liable to any holder of stock certificates or book-entry shares for any amount properly paid to a public official under any applicable abandoned property, escheat or similar law.

The paying agent will invest the payment fund as directed by Buyer, provided, that such investment shall be in obligations of, or guaranteed by, the United States, in commercial paper obligations of issuers organized under the law of a state of the United States, rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Service, respectively, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $10 billion, or in mutual funds investing in such assets. Any such investment will be for the benefit, and at the risk, of Buyer, and any interest or other income resulting from such investment will be for the benefit of Buyer; however, no such investment or losses thereon will affect the merger consideration payable to the holders of common stock immediately prior to the effective time of the merger and Buyer will promptly provide, or cause the surviving corporation to promptly provide, additional funds to the paying agent for the benefit of the holders of common stock immediately prior to the effective time of the merger in the amount of any such losses to the extent necessary to satisfy the obligations of Buyer and the surviving corporation in connection with the merger.

Any portion of the payment fund which remains unclaimed by stockholders one year after the effective time of the merger will be delivered by the paying agent to Buyer upon demand, and any former stockholders who have not surrendered their shares in exchange for merger consideration will thereafter look only to Buyer for payment of the merger consideration. None of Buyer, the surviving corporation or the paying agent shall be liable to any former holder of WMG common stock for any cash properly paid to a public official under any applicable abandoned property, escheat or similar law.

Representations and Warranties

The representations and warranties of the Company contained in the merger agreement are the product of negotiations among the parties thereto and are solely for the benefit of Buyer and Merger Sub. Any inaccuracies in such representations and warranties are subject to waiver by the parties to the merger agreement and are qualified by a confidential disclosure letter containing non-public information and made for the purposes of allocating contractual risk between the parties instead of establishing these matters as facts. Consequently, the Company’s representations and warranties in the merger agreement may not be relied upon by persons other than the parties thereto as characterizations of actual facts or circumstances as of the date of the merger agreement or as of any other date, nor may you rely upon them in making the decision to approve and authorize the merger agreement and the transactions contemplated by the merger agreement. The merger agreement may only be enforced against the Company by Buyer and Merger Sub. Moreover, information concerning the subject matter of the representations and warranties of the Company may change after the date of the merger agreement, which subsequent information may or may not be reflected fully in the Company’s public disclosures.

The Company’s representations and warranties in the merger agreement relate to, among other things:

•

corporate organization, good standing and corporate power and authority, including the declaration of advisability of the merger agreement and the merger by the Company’s Board of Directors and the adoption of the merger agreement and the merger by the Company’s Board of Directors;

•	foreign qualification to do business;

•	the Company’s authority to enter into and consummate the transactions contemplated by the merger agreement;

•	enforceability of the merger agreement against the Company;

•	its subsidiaries;

•	governmental authorizations;

•

the absence of violations of, or conflicts with, the governing documents of the Company and its subsidiaries, applicable law and certain agreements and authorizations, as a result of the Company entering into and performing under the merger agreement and consummating the transactions contemplated by the merger agreement;

•	capitalization of the Company and its subsidiaries;

•	the vote of the majority of the Company’s stockholders is the only vote necessary to approve the merger agreement;

•	the accuracy of the Company’s filed SEC reports and financial statements since September 30, 2009;

•

the Company’s disclosure controls and procedures and internal controls over financial reporting and the accuracy of the Company’s financial statements filed with the SEC on or after September 30, 2009;

•	the absence of undisclosed liabilities;

•	the absence of a material adverse effect on the Company and the absence of certain other changes since September 30, 2010 through the date of the merger agreement;

•	the absence of any pending or threatened litigation;

•	material contracts;

•	benefit plans;

•	labor relations and compliance with applicable employment laws;

•	tax matters;

•	environmental matters;

•	intellectual property matters;

•	recording artists and musical compositions;

•	licenses and subpublishers;

•	owned and leased real property;

•	permits and compliance with applicable laws;

•	insurance;

•	affiliated transactions;

•	the opinion of the Company’s financial advisor;

•	the absence of brokers and brokers’ fees, except those fees payable to the Company’s financial advisors; and

•	the absence of certain business practices.

Many of the Company’s representations and warranties are qualified by the absence of a “Company Material Adverse Effect” which means, for purposes of the merger agreement, any fact, circumstance, change, event, development, occurrence or effect that (i) has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), business, properties, assets or results of operations of the Company and its subsidiaries taken as a whole or (ii) would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by the merger agreement. Notwithstanding the foregoing, a “Company Material Adverse Effect” does not include such effects relating to or arising from:

•	any foreign or domestic economic, financial, social or political conditions (including changes therein);

•	changes in any financial, debt, credit, capital or banking markets or conditions (including any disruption thereof);

•	changes in interest, currency or exchange rates or the price of any commodity, security or market index;

•	changes or proposed changes in law, United States generally accepted accounting principles or other accounting principles or requirements, or standards, interpretations or enforcement thereof;

•	changes in the Company’s and its subsidiaries’ industries in general or seasonal fluctuations in the business of the Company or any of its subsidiaries;

•	the occurrence of any hostilities, war, police action, acts of terrorism or military conflicts;

•	the existence, occurrence or continuation of any force majeure events;

•

subject to certain exceptions, the execution, announcement or performance or existence of the merger agreement or the pendency of the transactions contemplated hereby (including any actual or potential loss of any employee);

•

any change in the market price or trading volume of any securities or indebtedness of the Company or any of its subsidiaries, any decrease in the ratings or the ratings outlook or change in or failure to meet, or the publication of any report regarding, any internal or public projections with respect to revenue, earnings, cash flow or cash of the Company or any of its subsidiaries (provided that the underlying causes of such change or failure may be taken into account in determining whether a “Company Material Adverse Effect” has occurred unless another exception applies);

•	the identity of Buyer, Merger Sub or their respective affiliates; or

•	any actions taken to the extent expressly required by the merger agreement or taken at the written request of Buyer or Merger Sub,

except in the cases of the first eight bullets above, to the extent that the Company and its subsidiaries, taken as a whole, are disproportionately adversely affected by such changes, events, occurrences or effect in relation to other participants in the principal industries in which the Company and its subsidiaries operate.

The merger agreement also contains various representations and warranties made by Buyer and Merger Sub to the Company that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

•	the corporate organization, good standing and corporate power and authority of Buyer and Merger Sub;

•	the authority of Buyer and Merger Sub to enter into and consummate the transactions contemplated by the merger agreement;

•	governmental authorizations;

•

the absence of violations of, or conflicts with, the governing documents of the Company and its subsidiaries, applicable law and certain agreements and authorizations, as a result of the Company entering into and performing under the merger agreement and consummating the transactions contemplated by the merger agreement;

•	capitalization of Merger Sub and Merger Sub not having engaged in any business activity other than in connection with the merger agreement and the transactions contemplated thereunder;

•

sufficiency of funds in the financing contemplated by the debt and equity commitment letters and the status of Buyer’s equity and debt financing documentation and efforts as of the date the merger agreement was executed;

•	the solvency of Buyer and the surviving corporation after the completion of the merger;

•	the absence any pending or threatened litigation;

•	the absence of any regulatory impediments;

•	the absence of arrangements with management;

•	the absence of brokers and brokers’ fees;

•	limited guarantee;

•	limited performance guarantee;

•	independent investigation and acknowledgment as to the absence of any other representations and warranties of the Company; and

•	neither Buyer nor Merger Sub owns any material equity or voting interest, manages or operates any business that is engaged in the recorded music business and/or music publishing business.

The representations and warranties in the merger agreement of each of the Company, Buyer and Merger Sub will terminate upon the consummation of the merger or the termination of the merger agreement in accordance with its terms.

Covenants of the Company

The Company has various obligations and responsibilities under the merger agreement from the date of the merger agreement until the effective time of the merger, including, but not limited to, the following:

Conduct of Business Pending the Merger

During the period between the date of the merger agreement and the earlier of the effective time of the merger or the termination of the merger agreement, except as expressly contemplated by the merger agreement or as required by the applicable law, without the prior written consent of Buyer (such consent not to be unreasonably withheld, delayed or conditioned), the Company has agreed to, and has agreed to cause each of its subsidiaries to, use its reasonable best efforts to conduct its operations only in the ordinary course consistent with past practice, and to maintain and preserve intact its business organization, make reasonable efforts to retain the services of its employees whose total salary and annual bonus targets exceeded $750,000 for fiscal year 2010 or as of May 6, 2011 for fiscal year 2011 (whom we refer to as “key employees”), and to preserve its relationship with and the goodwill of its customers, suppliers and other persons with whom it has material business relationships in a manner consistent with past practices, provided that the Company and its subsidiaries are not required to make any payment or concession or assume any liability (other than such payment, concession or liability required to be made or assumed by the terms of any contract in effect as of the date of the merger agreement) or otherwise take any action outside of the ordinary course of business to fulfill these obligations.

Subject to certain exceptions, the Company may not, pursuant to the merger agreement, take (or permit any of its subsidiaries to take) any of the following actions during the period between the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned):

•	amend or modify its certificate of incorporation or bylaws or comparable organizational documents;

•	make, pay or declare dividends on any shares of capital stock of the Company, other than dividends from a wholly owned subsidiary;

•

(i) adjust, split, combine or reclassify its capital stock, (ii) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock, (iii) grant any person any right or option to acquire any shares of its capital stock or (iv) issue, deliver or sell any additional shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than pursuant to (a) the exercise of stock options in accordance with the terms in effect on the date of this Agreement, (b) the vesting of restricted stock awards in accordance with the terms in effect on the date of the merger agreement and (c) the conversion of convertible securities, in each case outstanding as of the date of the merger agreement, granted in accordance with clause (iii) or pursuant to contracts existing as of the date of the merger agreement);

•

(i) increase compensation or severance or termination benefits for directors or key employees, except in connection with ordinary course renewals of certain specified employment agreements, (ii) increase compensation or severance or termination benefits for other officers or employees whose total annual compensation does not exceed $750,000 for fiscal years 2010 or 2011, except for increases made in the ordinary course consistent with past practice that would not cause such employee’s total annual compensation to exceed $750,000, (iii) enter into new or amend existing non-US collective bargaining agreements or company benefit plans or policies, (iv) grant severance pay to any director, officer or employee, except pursuant to existing employment policies or agreements in effect on May 6, 2011 and

(v) accelerate benefits, except, in each case, (a) as may be required by law, the merger agreement or existing benefit plans or agreements, (b) in connection with new hires in the ordinary course consistent with past practice where either the sum of the total target annual cash compensation and other non-annual bonus cash compensation or severance opportunity of each individual new hire would not exceed $500,000 (unless such individual is engaged to succeed or replace an employee, in which case the total cash compensation must be less than $750,000) or (c) pursuant to existing collective bargaining or national labor agreements; (d) to comply with Section 409A of the Internal Revenue Code; or (e) immaterial changes in the ordinary course of business consistent with past practice to nondiscriminatory health and welfare plans available to all employees generally;

•

acquire (by merger, consolidation, acquisition of equity interests or assets, or otherwise) or enter into negotiations to acquire any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof, except for any such transaction (i) which is between the Company and any of its wholly owned subsidiaries or between any such wholly owned subsidiaries, (ii) for which the consideration paid (including assumed indebtedness for borrowed money) does not exceed $3,000,000 (provided, that solely for purposes of entering into negotiations, the Company shall not be permitted to enter into negotiations with respect to any such transaction in which the enterprise value of the target exceeds $100,000,000) or (iii) pursuant to any contract existing and in effect as of the date of the merger agreement, true and complete copies of which have been made available to Buyer;

•

sell, lease, license, transfer, pledge, mortgage, encumber, grant or dispose of or enter into negotiations to with respect to the disposition of any material company assets, including the capital stock of subsidiaries of the Company, other than (i) the sale of inventory in the ordinary course of business, (ii) the disposition of used, obsolete or excess equipment in the ordinary course of business, (iii) other dispositions in the ordinary course of business, including the right of the Company or its subsidiaries to assign or register rights to musical compositions to its subpublishers, to any performing rights societies or to any industry-wide collection agents, (iv) any permitted liens or (v) pursuant to any contract existing and in effect as of the merger agreement, true and complete copies of which have been made available to Buyer;

•

make any loans or investments in any entity other than (i) to a wholly owned subsidiary, (ii) to employees for related business expenses in the ordinary course of business, (iii) to joint ventures in which the Company or any subsidiary has an equity interest, (iv) pursuant to a recorded music contact and/or music publishing contract or (v) loans or investments that, in the aggregate, do not exceed $3,000,000;

•

incur, assume or guarantee any new indebtedness for borrowed money or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its subsidiaries or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person (other than the Company or any of its subsidiaries) for borrowed money, in excess of $1,000,000 in the aggregate;

•

make any capital expenditure other than (i) in accordance with the Company’s capital expenditure plan previously provided to Buyer and (ii) otherwise in an aggregate amount for all such capital expenditures made pursuant to this clause (ii) not to exceed $3,000,000;

•

enter into any contract that restricts the ability of the Company or any of its subsidiaries, to compete, in any material respect, with any business or in any geographic area, or to solicit customers, except for restrictions that may be contained in contracts entered into in the ordinary course of business consistent with past practice;

•	adopt or enter into a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation or other reorganization;

•	change the Company’s accounting policies or procedures, other than as required by United States generally accepted accounting principles or applicable law;

•

(i) amend, modify or terminate certain existing material agreements, other than (a) in the ordinary course or business or (b) immaterial amendments or (ii) execute any new agreements which are either material agreements or contain a change of control provision that would be triggered by the merger agreement;

•

waive, release, assign, settle or compromise any material legal actions, other than (i) in the ordinary course and not in excess of $2,000,000 individually or $8,000,000 in the aggregate (net of any insurance), or (ii) a settlement for which it is reasonably expected to be reimbursed by an insurance policy;

•

(i) make, change or revoke any material tax election or take any position or adopt any method on a material tax return filed after the date of the merger agreement that is inconsistent with past practice, (ii) enter into any settlement or compromise of any material tax liability, (iii) file any amended tax return that would result in a change in any material tax liability, taxable income or loss, (iv) change any annual tax accounting period, (v) enter into any closing agreement relating to any material tax liability or (vi) surrender any claim for a material refund of taxes, in each case unless otherwise required by applicable law;

•

(i) negotiate the renewal or extension of or enter into any agreement or amendment providing for the renewal or extension of any of the agreements with the American Federation of Television and Radio Artists, the American Federation of Musicians and their international counterparts or any agreement with any similar entity or (ii) enter into any new collective bargaining agreement covering U.S. employees, in each case without (A) providing Buyer with advance notice of negotiations (unless not reasonably practicable) and prompt access to all material information provided or made available to the Company or its representatives relating to the proposed renewal or extension or related negotiations and (B) consulting, and causing its representatives to consult, in advance (unless not reasonably practicable) with Buyer and its representatives with respect to any such information or proposed renewal or extension or related negotiations, in each case subject to specified exceptions; or

•	authorize, commit or agree to do any of the foregoing.

Access to Information

Subject to certain restrictions and the terms of the confidentiality agreement, dated March 22, 2011, between an affiliate of Buyer and the Company, the Company will, and will cause its subsidiaries to, (i) provide to Buyer and its representatives access at reasonable times upon prior notice to the officers, employees, properties, books and records of the Company and its subsidiaries and (ii) furnish promptly such information concerning the Company and its subsidiaries as Buyer may reasonably request. Nothing in the confidentiality agreement shall require the Company or any of its subsidiaries to disclose information to the extent such disclosure would be reasonably likely to (a) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (b) violate any applicable law or any confidentiality obligation of such party. In the event that the Company does not provide access or information in reliance on the preceding sentence, it must provide notice to Buyer that it is withholding such access or information and the Company must use its reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable law, contract or obligation or risk waiver of such privilege.

No Solicitation of Takeover Proposals; Fiduciary Out

Except as described below, from the date of the merger agreement until the effective time of the merger or the termination of the merger agreement, the Company must not, and must cause its subsidiaries not to, and the Company must use its reasonable best efforts to cause its representatives not to:

•	solicit, initiate, facilitate or knowingly encourage any inquiries regarding, or the making of any proposal or offer that constitutes a takeover proposal (as defined below);

•

engage in, enter into or participate in any discussions with any person that has made a takeover proposal (other than to state that the Company is not permitted to have discussions), or provide any non-public information or data concerning the Company or any of its subsidiaries to any person relating to a takeover proposal or afford to any person access to the business, properties, assets or personnel of the Company or any of its subsidiaries in connection with a takeover proposal;

•	execute or enter into any contract with respect to a takeover proposal (other than acceptable confidentiality agreements);

•	grant any waiver, amendment or release under any standstill or confidentiality agreement or any takeover statute; or

•	otherwise knowingly facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt by any person to make a takeover proposal.

The Company and its officers and directors must, and the Company must instruct and cause its subsidiaries and each of their employees, consultants, accounts, financial and legal advisors and any other representative to, immediately cease and terminate all ongoing discussions and negotiations with any persons conducted prior to the date of the merger agreement with respect to a takeover proposal, and deliver a written notice to each such person (i) informing them that the Company is ending all discussions and negotiations with such person with respect to any takeover proposal, effective immediately and (ii) requesting that such person promptly return or destroy all confidential information concerning the Company and its subsidiaries.

Further, the Company must take all reasonable necessary actions to secure its rights and ensure the performance of any such person’s obligations under any applicable confidentiality agreement (including enforcement of any applicable “standstill” provision).

Notwithstanding the foregoing, the Company is permitted, at any time prior to obtaining stockholder approval of the merger agreement, if the Company receives a bona fide, written takeover proposal and, prior to taking any action described in clauses (a) and (b) below, the Company’s Board of Directors determines in good faith after consultation with outside legal counsel that (i) based on the information then available and after consultation with its financial advisor, such takeover proposal constitutes or would reasonably be expected to lead to a superior proposal and (ii) the failure to take the actions set forth in clauses (a) and (b) below with respect to such takeover proposal would be inconsistent with its fiduciary duties to stockholders under applicable law, then the Company may, in response to such takeover proposal, (a) furnish access and non-public information with respect to the Company and any of its subsidiaries to the Person who has made such takeover proposal pursuant to (and may enter into) an acceptable confidentiality agreement, so long as any written non-public information provided under this clause (a) has previously been provided to Buyer or is provided to Buyer substantially concurrently with the time it is provided to such Person, and (b) participate in discussions and negotiations regarding such takeover proposal.

A “takeover proposal” is defined in the merger agreement to mean any proposal or offer relating to:

•

a merger, consolidation, spin-off, share exchange or business combination involving the Company or any of its subsidiaries representing (i) all or substantially all of the Company’s music publishing business or the Company’s recorded music business or (ii) 20% or more of the assets of the Company and its subsidiaries, taken as a whole;

•

a sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of (i) all or substantially all of the Company’s music publishing business or the Company’s recorded music business or (ii) 20% or more of the assets of the Company and its subsidiaries, taken as a whole;

•

a purchase or sale of shares of capital stock or other securities, in a single transaction or series of related transactions, representing 20% or more of the voting power of the capital stock of the Company, including by way of a tender offer or exchange offer;

•	a reorganization, recapitalization, liquidation or dissolution of the Company involving 20% or more of the assets of the Company and its subsidiaries, taken as a whole; or

•	any other transaction having a similar effect to those described in the foregoing.

A “superior proposal” is defined in the merger agreement to mean any bona fide written takeover proposal (with the percentages in that definition of such term changed from 20% to 50%) that is unsolicited and not obtained in violation of the “no-shop” restrictions in the merger agreement which the Company’s Board of Directors has determined in good faith, after consultation with its legal and financial advisors that:

•

such proposal, on its terms and conditions, is more favorable, from a financial point of view, to the stockholders of the Company than those contemplated by the merger agreement, taking into account the likelihood of the consummation as compared to the consummation of the transactions contemplated by the merger agreement and any adjustments, if any, which may be offered by Buyer, as described further below; and

•

such proposal, if accepted, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial (including the financing terms of such proposal) and regulatory aspects of the proposal and the identity of the person making the proposal.

Within 24 hours after the receipt by the Company of any takeover proposal or any inquiry with respect to any takeover proposal, the Company must provide notice to Buyer of such inquiry or takeover proposal, including the material terms of any proposal and the identity of the party making such proposal. Thereafter, the Company is required to keep Buyer reasonably informed of the status and terms of any such takeover proposal and the status of any discussions or negotiations, including any change in the Company’s intentions.

Except as described below, the Company’s Board of Directors may not: (i) change, withhold, withdraw, modify or amend (or publicly propose or resolve to change, withhold, withdraw, qualify, modify or amend) its recommendation that the Company’s stockholders adopt the merger agreement or (ii) authorize, adopt, approve, recommend or declare advisable (or publicly propose or resolve to change, withhold, withdraw, qualify, modify or amend) a takeover proposal, each of which is defined under the merger agreement as a “change of recommendation.” The Company’s Board of Directors also may not approve, recommend or allow the Company to enter into a contract relating to a takeover proposal (other than acceptable confidentiality agreements).

Notwithstanding the foregoing, at any time prior to the adoption of the merger agreement by the Company’s stockholders, the Company’s Board of Directors may: (i) effect a change of recommendation in response to an intervening event (defined in the merger agreement as an event, fact, development or occurrence that affects the business, assets, operations or conditions of the Company that is unknown to the Company’s Board of Directors prior to the execution of the merger agreement) or (ii) in response to a superior proposal, terminate the merger agreement, upon payment of a termination fee, and concurrently enter into a contract with respect to such superior proposal, but, in either case, only if:

•

the Company’s Board of Directors determines in good faith, after consultation with an independent financial advisor and outside legal counsel, that failure to take such action would be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable laws and the Company has complied with the “no-shop” restrictions in the merger agreement;

•

the Company’s Board of Directors shall have provided Buyer with at least three business days’ prior written notice that it will effect a change of recommendation or terminate the merger agreement in response to the superior proposal (which notice must include, in the case of a superior proposal, the material terms and conditions of such superior proposal and identify the party making the superior proposal and final forms of the relevant documents or, in the case of an intervening event, a description of such intervening event); and

•

the Company shall have negotiated with Buyer (if so requested by Buyer) in good faith to adjust the terms of the merger agreement such that it obviates the need for the Company’s Board of Directors to change its recommendation or terminate the merger agreement, provided that in the event of any material revisions to the takeover proposal that the Company’s Board of Directors has determined to be a superior proposal, the Company shall be required to deliver a new written notice to Buyer and to again comply with the requirements of the “no-shop” restrictions of the merger agreement with respect to such new written notice.

Nothing contained in the merger agreement shall prohibit the Company from issuing a “stop, look and listen” statement pending disclosure of its position thereunder or making required disclosure to the Company’s stockholders if, in the good faith judgment of the Company’s Board of Directors, after consultation with outside legal counsel, the failure to do so would be inconsistent with its fiduciary duties under applicable law or disclosure is required under applicable law. Any such disclosure, other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Securities Exchange Act of 1934, is deemed to be a change of recommendation if it is inconsistent with the recommendation of the Company’s Board of Directors that the Company’s stockholders adopt the merger agreement unless the Company expressly reaffirms its initial recommendation that the Company’s stockholders adopt the merger agreement, within three business days following Buyer’s request to do so.

Stockholder Approval; Proxy Statement

The merger agreement requires the Company to prepare a draft of the proxy statement, provide Buyer with a reasonable opportunity to review such draft and provide comments, and file a preliminary copy of the proxy statement with the SEC within 10 business days following the date of the merger agreement. The Company must use its reasonable best efforts to respond to any comments or requests for additional information from the SEC as soon as practicable after receipt, to notify Buyer of the receipt of any such comments or requests and to provide Buyer with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand. In addition, Company must provide Buyer with a reasonable opportunity to review and comment on any drafts of the Company’s proxy statement and related correspondence and filings, to include all comments reasonably proposed by Buyer for inclusion in such drafts, correspondence and filings and to mail this proxy statement to the stockholders of the Company as promptly as practicable following clearance by the SEC.

The Company is required to call and hold a meeting of its stockholders within 30 days following the date of the mailing of the proxy statement for the purpose of the stockholders voting on adoption of the merger agreement. Subject to certain exceptions set forth in the merger agreement and described above under “No Solicitation of Takeover Proposals; Fiduciary Out”, the Company has agreed to use reasonable best efforts to solicit or cause to be solicited from its stockholders proxies in favor of adoption of the merger agreement.

The Company will also establish a record date for purposes of determining the stockholders entitled to notice of and vote at the stockholders meeting. Once the Company has established the record date, the Company may not change such record date or establish a different record date for the Company’s stockholders meeting without the prior written consent of Buyer if such change or different record date will result in a delay of the date of the Company’s stockholders meeting, except as required by applicable law. In the event that the date of the Company’s stockholders meeting as originally called is for any reason adjourned or postponed or otherwise delayed, the Company agrees that it shall implement such adjournment or postponement or other delay in accordance with applicable law or the Company’s bylaws.

Covenants of Buyer and/or Merger Sub

Conduct of Business During Merger

Buyer shall not, and shall cause its affiliates not to, without the prior written consent of the Company, take or agree to take any of the following actions:

•

acquire or enter into any agreement to acquire (by merger, consolidation, acquisition of equity interests or assets, joint venture or otherwise) any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof if such acquisition or the entering into such agreement would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any governmental authorization or order or the expiration or termination of any applicable waiting period necessary to consummate the transactions contemplated by the merger agreement, (ii) materially increase the risk of any governmental authority entering an order prohibiting the consummation of the transactions contemplated by the merger agreement, (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise or (iv) otherwise materially delay or prevent the consummation of the transactions contemplated by the merger agreement, in each case of clauses (i), (ii), (iii) and (iv) as determined in light of the then-current circumstances; or

•

any action that would reasonably be expected to materially interfere with Buyer’s ability to make available to the paying agent at the effective time of the merger funds sufficient for the satisfaction of all of Buyer’s and Merger Sub’s obligations under the merger agreement, including the payment of the merger consideration and the payment of all associated costs and expenses.

Employee Matters

The merger agreement requires Buyer and the surviving corporation to honor the Company’s current benefit plans, including severance, change of control and similar agreements after the effective time, subject to permitted amendments or termination. In addition, for six months after the merger, subject to certain exceptions, the merger agreement requires the surviving corporation to: (i) provide employees of the Company immediately prior to the merger with compensation and benefits that taken as a whole for each individual that are, in the aggregate, substantially comparable to the compensation and benefits being provided to such individual immediately prior to the effective time of the merger under the Company’s employee plans (excluding equity incentive arrangements); and (ii) for any employee who is terminated within six months after the merger under circumstances that would have given the employee a right to severance payments and benefits under the Company’s severance arrangements in effect immediately prior to the merger, to provide such employee with severance payments and benefits no less favorable than those that would have been provided to the employee under the Company’s severance arrangements. Additionally, Buyer will recognize service with the Company prior to the effective time of the merger for purposes of eligibility, participation, vesting and level of benefits for purpose of Buyer’s benefit plan (but not for benefit accrual). Finally, without any waiting time, the Company’s employees shall immediately be eligible to participate in such benefits and Buyer will waive, or cause any third-party insurance carriers to waive, any pre-existing condition exclusions and any actively-at-work requirements to the extent waived or satisfied under the Company’s existing plans. Buyer will also cause eligible expenses incurred by employees under the benefit plans of the Company prior to the effective time of the merger to be taken into account under the benefit plans of the surviving corporation for proposals of determining the deductible, coinsurance and maximum out-of-pocket requirements. However, the merger agreement does not create any right to any compensation or benefits, guarantee employment for any period of time or preclude Buyer or surviving corporation from terminating any employee, require continuation of any Company benefit plan or otherwise constitute an amendment to any Company benefit plan. The agreements and obligations with respect to employee-related matters described in this paragraph do not give any employee or any other person who is not expressly a party to the merger agreement any rights as a third party beneficiary or otherwise under the merger agreement.

Indemnification of Directors and Officers; Directors’ and Officers’ Insurance

Buyer has agreed to cause the surviving corporation to maintain for at least six years following the effective time of the merger the current policies of directors’ and officers’ liability insurance or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous with respect to claims arising out of or relating to events which occurred before or at the effective time of the merger (including in connection with the negotiation and execution of the merger agreement and the consummation of the merger). Such policies shall not have an annual premium in excess of 300% of the last annual premium being paid by the Company prior to the date of the merger agreement. In lieu of Buyer purchasing such policy after the effective time of the merger, the Company may, prior to the effective time of the merger, purchase a “tail” directors’ and officers’ liability policy covering the aforementioned matters at a cost not to exceed 300% of the last annual premium paid by the Company prior to the date of the merger agreement and if the Company elects to do so prior to the effective time of the merger, the surviving corporation shall maintain such policy for six years. In addition, after the effective time of the merger, the surviving corporation has agreed to indemnify each present and former director, officer or employees of the Company or any of its subsidiaries against all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities, and amounts paid in settlement in connection with any claim, action, suit, proceeding, arbitration or investigation, including liabilities arising out of or pertaining to all acts and omissions arising out of or relating to their services as directors or officers and employees of the Company or its subsidiaries occurring prior to the effective time, whether commenced, asserted or claimed before or after the effective time of the merger.

Certain Covenants of Each Party

Approvals and Consents

The parties have agreed to cooperate with each other and use their reasonable best efforts to obtain all required consents, approvals or other authorizations, including, without limitation, all consents of governmental entities and certain other consents required in connection with the consummation of the transactions contemplated by the merger agreement.

Filings and Authorizations

The Company and Buyer have agreed to cooperate and consult with each other in connection with making required filings and notifications pursuant to the Securities Act of 1933 and the Exchange Act, the HSR Act, the EU Merger Regulation and any other applicable foreign competition law, the DGCL, the rules and regulations of the New York Stock Exchange and any other applicable laws, including by providing copies of all relevant documents to the non-filing party and its advisors prior to filing.

None of Buyer, Merger Sub or the Company may consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions expressly contemplated by the merger agreement at the request of any governmental entity without the consent of the other party, which consent shall not be unreasonably withheld, delayed or conditioned.

Buyer is required to take all actions within its power to avoid the entry or to effect the dissolution of, or vacate or life, any order that would prevent or delay the closing, including:

•

selling, licensing, divesting or disposing of or holding separate any entities, assets, intellectual property or businesses (including, after the effective time, the surviving corporation or any of its subsidiaries);

•	terminating, amending or assigning existing relationships or contractual rights and obligations;

•	changing or modifying any course of conduct regarding future operations;

•	otherwise taking actions that would limit its freedom of action with respect to, or its ability to retain, one or more of their respective businesses, assets or rights or interests therein; and

•	committing to take any such actions in the foregoing clauses.

Public Announcements

The merger agreement requires that Company and Buyer must consult with each other prior to issuing any press releases or otherwise making any public statements with respect to the merger agreement or the transactions contemplated thereby, except that no such consultation is necessary: (i) to the extent disclosure may be required by applicable law or any New York Stock Exchange requirement, in which case that party must use its reasonable best efforts to consult with the other party before issuing any such release or making any such public statement or (ii) in connection with any press release or other public statement or comment to be issued or made with respect to any takeover proposal or certain other actions specified in the non-solicitation provisions of the merger agreement, so long as the Company is in compliance with such non-solicitation provisions. Additionally, the Company may make public statements consistent with prior public disclosures previously approved by Buyer for external distribution.

Financing

The merger agreement requires each of Buyer and Merger Sub, and requires them to cause each of its affiliates, to use its reasonable best efforts to obtain the debt and equity financing contemplated by the debt commitment letter (including the flex provisions in the debt facility fee letter) and equity commitment letter on the date of the closing of the merger, including, among other things, complying with the terms of each such commitment letter applicable to them, entering into definitive financing agreements that are no less favorable to Buyer and Merger Sub than those contained in the debt commitment letter and equity commitment letter, satisfying or obtaining the waiver of all applicable conditions under the debt commitment letter and equity commitment letter and consummating the financing substantially concurrently with the consummation of the merger. Further, Buyer is required to keep the Company regularly informed with respect to the debt and equity financing, including providing copies of all definitive documents related to such financing. Further, Buyer and Merger Sub must provide the Company with prompt notice of any material breach or default by any party to any of the debt commitment letter and equity commitment letter or definitive agreements related to the financing of which Buyer or Merger Sub becomes aware. In the event that any portion of the financing becomes unavailable, Buyer will notify the Company and use its reasonable best efforts to arrange alternative financing from the same or other sources of financing on terms and conditions (including the flex provisions in the debt facility fee letter) not materially less favorable to Buyer and Merger Sub than those contained in the debt and equity financing contemplated by the debt commitment letter (including the flex provisions) and equity commitment letter as of the date of the merger agreement, and in an amount sufficient to timely consummate the transactions contemplated by the merger agreement on the terms and conditions set forth in the merger agreement.

Buyer may not, without the prior written consent of the Company, amend, modify, supplement or waive any of the conditions or contingencies to funding contained in the debt commitment letter or the equity commitment letter, or any other provision or remedies thereunder, to the extent such amendment, modification, supplement or waiver could reasonably be expected to (i) adversely affect the ability of Buyer or Merger Sub to timely consummate the transactions contemplated by the merger agreement or (ii) make it less likely the financing will be funded or impose new or additional conditions or expand any existing condition to the receipt of the financing; provided that Buyer may replace, amend or modify the debt commitment letters (a) to add or replace lenders, lead arrangers, syndication agents, bookrunners or similar entities and (b) otherwise, so long as such changes would not delay or adversely impact the ability of Buyer to consummate the transactions contemplated by the merger agreement.

The Company has agreed to, and has agreed to cause its subsidiaries to, use its reasonable best efforts to cause its and their respective representatives, at Buyer’s sole expense, to cooperate reasonably with Buyer, Merger Sub and their authorized representatives and take such actions as Buyer or Merger Sub may reasonably request in connection with the arrangement of the debt and equity financing or alternative financing, including, without limitation:

•	assisting in the preparation of materials for rating agency presentations, offering memoranda, private placement memoranda, prospectuses and bank information memoranda and similar documents;

•	participating in a reasonable number of meetings on reasonable advance notice, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies;

•

furnishing the Required Information and all financial statements, pro form financial statements and business and other financial data and information of the Company and its subsidiaries which is required as an express condition to the obligations of the lenders in the debt commitment letter;

•

using reasonable best efforts to obtain accountant’s comfort letters, accountant consents, customary legal opinions, surveys, intellectual property reports, appraisals and title insurance reasonably requested by Buyer;

•

cooperating in respect of the preparation of, and, if applicable, executing and delivering, any underwriting or placement agreements, indentures, credit agreements, guarantees, pledge and security documents, currency or interest hedging agreements and other definitive financing agreements, and customary closing certificates and documents as may be reasonably requested by Buyer;

•

delivering notices of redemption or prepayment within the time periods required by the relevant agreements governing indebtedness and obtaining customary payoff letters, lien terminations and instruments of discharge to be delivered at the close of the merger and giving any necessary notices or other documents to allow for the payoff in full of all indebtedness on the closing of the merger;

•

facilitating the consummation of the debt and equity financing or alternative financing and the direct borrowing or incurrence of all proceeds of such financing, by the surviving corporation immediately following the effective time of the merger and the distribution or payment of the proceeds of the debt financing, if any, obtained by any subsidiary of the Company to the surviving corporation; and

•

furnishing Buyer and its lenders promptly with all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

See “The Merger (Proposal 1)—Merger Financing” beginning on page 41 for descriptions of the debt and equity financing.

Buyer and Merger Sub will promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its subsidiaries in connection with the cooperation of the Company and its subsidiaries in Buyer’s arrangement of financing and shall indemnify and hold harmless the Company, its affiliates and their respective representatives from and against any and all costs or expenses, judgments, fines, losses, claims, damages, amounts paid in settlement or other liabilities suffered or incurred by any of them in connection with the arrangement of financing or the provision of any information used in connection therewith, except with respect to any information provided in writing specifically for such use by the Company or any of its affiliates.

Conditions to the Completion of the Merger

Conditions to the obligations of each of the parties to complete the merger include:

•	the affirmative vote of the holders of a majority of the outstanding shares of WMG common stock entitled to vote on the merger;

•

the waiting period under the HSR Act has expired or been terminated (which termination of the applicable waiting period was granted on May 27, 2011), merger approval under the EU Merger Regulation has been obtained (which approval is expected to be obtained by July 14, 2011) and any other required regulatory approvals or filings under applicable foreign competition laws have been obtained or made, other than approvals or filings that would not have a material adverse effect on the Company after giving effect to the merger or would provide a reasonable basis to conclude that any party related to the Company or Buyer would be subject to a material risk of criminal liability; and

•

no injunctions or orders have been entered that prohibit the consummation of the merger, other than orders or injunctions or a foreign government authority that would not have a material adverse effect on the Company or on Buyer or would provide a reasonable basis to conclude that any party related to the Company or Buyer would be subject to a material risk of criminal liability.

Conditions to the obligation of each of Buyer and Merger Sub to complete the merger include the satisfaction or waiver of the following additional conditions:

•

the Company’s representations and warranties (other than those described in the bullet directly below) must be true and correct in all respects, without regard to any “materiality” or “Company Material Adverse Effect” qualifications, as of the date of the merger agreement and as of the closing date, with only exceptions as would not individually or in the aggregate have a “Company Material Adverse Effect” (except that representation and warranties made as of a specified date shall be required to be so true and correct as of such specified date);

•

the Company’s representations and warranties regarding its organization and power, corporate authorization, enforceability, capitalization and absence of a material adverse effect on the Company must be true and correct in all material respects as of the date of the merger agreement and as of the date of the closing of the merger (except that representation and warranties made as of a specified date shall be required to be so true and correct as of such specified date);

•	the Company shall have performed in all material respects all of its obligations under the merger agreement;

•	no “Company Material Adverse Effect” shall have occurred since the date of the merger agreement; and

•	Buyer and Merger Sub shall have received a certificate from the Company acknowledging its compliance with the aforementioned closing conditions.

Conditions to the Company’s obligations to complete the merger include the satisfaction or waiver of the following conditions:

•

Buyer’s and Merger Sub’s representations and warranties shall be true and correct in all respects, without regard to “materiality” or material adverse effect on Buyer, as of the date of the merger agreement and as of the closing date, with only exceptions as would not individually or in the aggregate have a material adverse effect on Buyer (except that representation and warranties made as of a specified date shall be required to be so true and correct as of such specified date);

•	Buyer and Merger Sub shall have performed in all material respects all of its obligations under the merger agreement; and

•	The Company shall have received a certificate from Buyer acknowledging its compliance with the aforementioned closing conditions.

Termination

The merger agreement may be terminated at any time prior to the completion of the merger:

•	by mutual written consent of both Buyer and the Company;

•	by either Buyer or the Company if:

•

the merger is not consummated by November 7, 2011, except that such right to terminate the merger agreement will not available to Buyer or the Company if a breach of any covenant or agreement in the merger agreement by Buyer or the Company, respectively, was the primary cause of, or the primary factor that resulted in, the failure to consummate the merger by such date;

•

the merger agreement has been submitted to the Company’s stockholders for adoption at a duly convened stockholders meeting (or adjournment, postponement or recess thereof) at which a quorum is present and the vote of the holders of a majority of the outstanding shares of WMG common stock is not obtained;

•

a final and nonappealable antitrust order under a foreign competition law (other than under the EU Merger Regulation) permanently enjoins or prohibits consummation of the merger and such antitrust order would provide a reasonable basis to conclude that any party related to the Company or Buyer would be subject to a material risk of criminal liability;

•	a final and nonappealable antitrust order under the Clayton Antitrust Act of 1914 or under the EU Merger Regulation permanently enjoins or prohibits consummation of the merger; or

•

a final and nonappealable order (other than an antitrust order) of any federal or state court of the United States or any state thereof, or any member state of the European Union permanently enjoins or prohibits consummation of the merger;

•	by Buyer if:

•	prior to the adoption of the merger agreement by the Company’s stockholders, the Company’s Board of Directors shall have made or be deemed to have made a change of recommendation; or

•

a breach by the Company of a representation, warranty, covenant or agreement under the merger agreement has occurred which breach would give rise to a failure of a condition to closing and such breach is not cured within the earlier of (i) 20 business days after the Company’s receipt of written notice of such breach from Buyer and (ii) one business day prior to the earlier of (a) November 7, 2011 and (b) the date upon which the merger agreement may otherwise be terminated by the Company; provided that neither Buyer nor Merger Sub are in breach of their respective representations, warranties, covenants or agreements which breach would give rise to a failure of a condition to closing;

•	by the Company if:

•

prior to the adoption of the merger agreement by the Company’s stockholders, the Company determines a takeover proposal to be a superior proposal and enters into a contract with respect to such superior proposal after complying, in all material respects, with the “no shop” restrictions under the merger agreement. See “The Merger Agreement—Covenants of the Company—No Solicitation of Takeover Proposals; Fiduciary Out” beginning on page 66;

•

a breach by Buyer or Merger Sub of a representation, warranty, covenant or agreement under the merger agreement has occurred, which breach would give rise to a failure of a condition to closing and such breach is not cured within the earlier of (i) 20 business days after Buyer’s receipt of written notice of such breach from the Company and (ii) one business day prior to the earlier of (a) November 7, 2011 and (b) the date upon which the merger agreement may otherwise be terminated by Buyer thereunder; provided that the Company is not in breach of its respective representations, warranties, covenants or agreements which breach would give rise to a failure of a condition to closing;

•

a breach by Buyer of certain covenants under the guarantees provided by affiliates of Buyer designed to restrict any transactions that would reduce the net equity value of such guarantors below a certain threshold, but only if the Company provides Buyer with notice of such breach promptly after the knowledge of certain key employees of the same and such breach is not cured within the earlier of (i) 10 business days after Buyer’s receipt of written notice of such breach from the Company and (ii) one business day prior to the earlier of (a) November 7, 2011 and (b) the date upon which the merger agreement may otherwise be terminated by Buyer thereunder; or

•

following the expiration of the marketing period: (i) all of the Company’s conditions to closing have been satisfied or waived (unless, by their nature they are conditions that are to be satisfied at closing in which case such conditions were capable of being satisfied), (ii) the Company has irrevocably notified Buyer that it is prepared to consummate the merger, (iii) all of Buyer’s and Merger Sub’s condition to closing have been satisfied or waived and (iv) Buyer and Merger Sub fail to consummate the merger the earlier of one business day prior to (a) November 4, 2011 and (b) three business days following delivery of such notice; provided that if at the end of the marketing period Buyer has notified the Company that it is prepared to close and all of the Company’s condition to closing have been satisfied or waived (unless, by their nature they are conditions that are to be satisfied at closing), the Company shall not be permitted to terminate pursuant to this provision unless Buyer and Merger Sub shall have failed to consummate the merger prior to 15 business days following delivery of such notice of intent to close from the Company.

Effect of Termination; Fees and Expenses

Fees Payable to Buyer

If any of the following series of events occur, the Company will be obligated to pay Buyer or its designee a termination fee of $56,000,000:

•

if the merger agreement is terminated by the Company because the Company’s Board of Directors approves and authorizes the Company to enter into a definitive agreement providing for the implementation of a superior proposal. See “The Merger Agreement – Covenants of the Company” beginning on page 64;

•

if the merger agreement is terminated by Buyer because the Company’s Board of Directors changes, withdraws, withholds, qualifies, modifies or amends (or publicly proposes or resolves to change, withhold, withdraw, qualify, modify or amend) its recommendation to the Company’s stockholders in favor of the merger. See “The Merger Agreement—Covenants of the Company” beginning on page 64; or

•

if (i) a takeover proposal shall have been made or proposed to the Company or its stockholders or is otherwise publicly announced, (ii) either Buyer or the Company terminate the merger agreement either because the merger has not been consummated by November 7, 2011 or because the approval of the Company’s stockholders was not obtained at the stockholder meeting, or Buyer terminates because of a breach by the Company of a representation or warranty under the merger agreement which would give rise to a failure of a condition to closing and such breach is not cured by the Company within the certain time periods specified in the merger agreement, and (iii) within 12 months after such termination, the Company enters into an agreement in respect of or consummates a takeover proposal.

Payment of the termination fees described above shall be the sole and exclusive remedy of Buyer, Merger Sub and their respective affiliates for any damages resulting from termination of the merger agreement. However, if the merger agreement is terminated and the Company has committed a material breach of any material representation, warranty or covenant or other agreement set forth in the merger agreement which has (i) materially contributed to the failure to close the merger and is (ii) a consequence of an act or failure to act by the Company with actual knowledge of the Company that such action or failure to act would cause or constitute a material breach of the merger agreement, then Buyer will be entitled to pursue a claim against the Company for actual monetary damages arising as a result of such breach but excluding any speculative, punitive or special damages (calculated solely on the basis that the Company will remain a stand-alone business) and less any previously paid termination fee. In no event will the Company be required to pay a termination fee on more than one occasion.

Fees Payable to the Company

If any of the following series of events occur, Buyer will be obligated to pay the Company a reverse termination fee of $60,000,000:

•

if the merger agreement is terminated by the Company following the expiration of the marketing period due to an uncured breach of Buyer and, at such time, all conditions to closing for which the Company is responsible have been satisfied or reasonably certain to be satisfied or waived prior to November 7, 2011;

•

if the merger agreement is terminated by the Company after November 7, 2011 and the Company would have been entitled to terminate the merger agreement upon the expiration of the marketing period, but (i) the marketing period has not yet ended due to Buyer’s failure to commence the marketing period immediately following the expiration or termination of the HSR waiting period and the receipt of the approval of a majority of the holders of WMG common stock or (ii) at the end of the marketing period Buyer has notified the Company that it is prepared to close within 15 business days of such notice and all of the Company’s conditions to closing have been satisfied or waived (unless, by their nature they are conditions that are to be satisfied at closing); or

•

if the merger agreement is terminated by the Company following the expiration of the marketing period and (i) all of the Company’s condition to closing have been satisfied or waived (unless, by their nature they are conditions that are to be satisfied at closing), (ii) the Company has irrevocably notified Buyer that it is prepared to consummate the merger, (iii) all of Buyer’s and Merger Sub’s conditions to closing have been satisfied or waived and (iv) Buyer and Merger Sub fails to consummate the merger the earlier of (a) November 4, 2011 and (b) three business days following delivery of such notice; provided that if at the end of the marketing period Buyer has notified the Company that it is prepared to close and all of the Company’s conditions to closing have been satisfied or waived (unless, by their nature they are conditions that are to be satisfied at closing) the Company shall not be permitted to terminate pursuant to this provision unless Buyer and Merger Sub shall have failed to consummate the merger prior to 15 business days following notice of intent to close from the Company.

In certain instances, the reverse termination fee is not payable if, at the time of the applicable termination, Buyer’s financing would not have been obtainable and a material breach by the Company materially contributed to the failure of obtaining such financing.

The reverse termination fee described above, if payable, shall be the sole and exclusive remedy of the Company and its affiliates for any damages resulting from termination of the merger agreement. However, Buyer will remain liable for any damages caused by certain willful and other breaches of its or its affiliates’ representations, warranties, covenants or agreements set forth in the merger agreement as detailed below. In no event will Buyer be required to pay the reverse termination fee on more than one occasion.

Fee for Termination upon Certain Breaches

Buyer will pay the Company a breach fee of $140,000,000 (less any previously-paid reverse termination fees by Buyer) if the merger agreement is terminated by the Company as a result of:

•

a material breach by Buyer or Merger Sub of any material representation, warranty, covenant or agreement under the merger agreement that is a consequence of an act or failure to act by Buyer, Merger Sub or any of their respective affiliates, or, in certain instances, with knowledge that the taking of such act or failure to take such act would cause or constitute a breach of the merger agreement; or

•

a material breach by Buyer or its affiliates of certain covenants under the merger agreement or the guarantees provided by an affiliate of Buyer designed to ensure that funds for the breach fee have been set aside and restrict any transactions that would reduce the net equity value of such guarantors below a certain threshold and such breach is not cured within the earlier of: (i) 10 business days after Buyer’s receipt of written notice of such breach from the Company and (ii) one business day prior to the earlier of (a) November 7, 2011 and (b) the date upon which the merger agreement may otherwise be terminated by Buyer.

Buyer is required to place $140,000,000 into a segregated bank account within 10 business days after the date of the merger agreement to support the obligations to pay the merger consideration or reverse termination or breach fees, as applicable. The Buyer must maintain such account free of liens and may not withdraw an amount from such account if such withdrawal would result in the account containing less than $140,000,000 until the earlier of the termination of the limited guarantee and the date that is three weeks after the termination of the merger agreement if, prior to such date, the Company has not made a claim to support the obligation to pay the reverse termination or breach fees. In no event will Buyer be required to pay the breach fee on more than one occasion.

Effect of Termination; General Expense Provisions

If the merger agreement is terminated for any reason, the merger agreement will become void and of no further force or effect with no liability on the part of any party or related-party thereto, except as provided under “Fees Payable to Buyer”, “Fees Payable to the Company” and “Fees for Termination upon Certain Breaches” above.

The merger agreement provides that each party is to pay all expenses incurred by it in connection the merger agreement and the transactions contemplated thereby except (i) as provided above under “Fees Payable to Buyer”, “Fees Payable to the Company”, and “Fees for Termination upon Certain Breaches and (ii) Buyer is obligated to reimburse the Company for its reasonable out-of-pocket expenses incurred in connection with cooperating with Buyer in obtaining the requisite financing intended to satisfy the financing condition.

Amendment; Extension; Waiver

The merger agreement may be amended by the parties at any time before the effective time, whether before or after obtaining the affirmative vote of holders of a majority of the outstanding shares, so long as (i) no amendment that requires further stockholder approval under applicable law after stockholder approval hereof shall be made without such required further approval and (ii) such amendment has been duly approved by the board of managers or board of directors, as applicable, of each of Merger Sub, Buyer and the Company. The merger agreement may not be amended except by an instrument in writing signed by each of the parties to the merger agreement.

At any time before the effective time, Buyer and Merger Sub, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered under the merger agreement or (iii) subject to applicable law, waive compliance with any of the covenants or conditions contained in the merger agreement. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under the merger agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under the merger agreement.

ADVISORY VOTE ON GOLDEN PARACHUTE COMPENSATION (PROPOSAL 2)

“Golden Parachute” Compensation

The information below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about compensation for each “named executive officer” of the Company that is based on or otherwise relates to the merger. The information below assumes the following:

•	the merger closed on June 10, 2011, the latest practicable date prior to the filing of this proxy statement; and

•	the price per share of common stock paid in the merger was $8.25, the per share price payable under the merger agreement.

The Company has entered into employment agreements with each of its named executive officers that specify the severance payments and benefits to be provided upon various circumstances of termination of employment, but such severance payments and benefits are not dependent on the occurrence of the merger. Mr. Fleisher’s employment agreement was amended as of dated May 9, 2011 (and he resigned effective May 31, 2011), and therefore the table below reports the severance payments and benefits payable to him.

The payments and benefits set forth below are “single-trigger,” meaning the payments would be made either in connection with the consummation of the merger or upon a termination of employment, as detailed in the footnotes below. No named executive officer is entitled to any tax reimbursement payments from the Company.

	Cash ($)		Equity Awards ($)(2)	Perquisites/ Benefits ($)		Total ($)
Edgar Bronfman, Jr.	$0		$16,868,500	$0		$16,868,500
Steven Macri	$0		$70,880	$0		$70,880
Lyor Cohen	$0		$10,026,000	$0		$10,026,000
Michael D. Fleisher	$4,458,333	(1)	$1,478,486	$50,000	(3)	$6,004,583	(4)
David H. Johnson	$0		$17,523	$0		$17,523

(1)	Mr. Fleisher resigned from his employment effective May 31, 2011. The amount in the “Cash” column above represents payments to Mr. Fleisher of cash severance of $1,925,000, a prorated bonus through May 31, 2011, the effective date of his resignation, of $733,333 and a “success bonus” of $1,800,000. The success bonus was paid to Mr. Fleisher in a lump sum on May 17, 2011. If the merger is modified and consummated (or an alternative transaction is consummated) on or before May 6, 2012 in a way that (x) values WMG common stock at or above $10.00 per share, Mr. Fleisher will be paid an additional success bonus of $200,000 or (y) values the common stock at or above $9.00 per share but less than $10.00 per share, Mr. Fleisher will be paid an additional $100,000; in each case in a lump sum promptly following the consummation of the transaction. The cash severance is payable to Mr. Fleisher in equal monthly installments over the first 12 months following May 31, 2011 and the prorated bonus is payable in a lump sum upon the effective date of his resignation, subject to Internal Revenue Code Section 409A which requires a six-month delay for those payments. Mr. Fleisher’s employment agreement provides that any payments delayed due to the six-month delay rule will be payable on the first day of the seventh month following his date of termination, together with interest thereon at a rate equal to the lower of (i) the average U.S. federal funds rate in effect during the deferral period minus 50 basis points and (ii) the Company’s actual cash return on its U.S. short term cash investments during the deferral period minus 20 basis points. As of June 10, 2011, the interest rate payable on those payments would be zero. Payment of the cash severance is subject to Mr. Fleisher’s agreement not to disclose at any time “confidential information” concerning the Company and its affiliates and subsidiaries and his agreement for six months following his termination of employment not to hire or solicit “artists” (including singers, musicians and writers and producers) under contract with, or senior level employees of, the Company and its subsidiaries.
(2)

Represents payments to be made promptly following closing (less applicable withholding taxes) in respect of previously unvested “in-the-money” options and shares of restricted stock: Mr. Bronfman: $3,256,000 for 1,100,000 options at an exercise price of $5.29 per share and $13,612,500 for 1,650,000 shares of restricted stock; Mr. Macri: $60,375 for 87,500 options at an exercise price of $7.56 per share and $10,505 for 5,500 options at an exercise price of $6.34 per share; Mr. Cohen: $1,776,000 for 600,000 options at an exercise price of $5.29 per share and $8,250,000 for 1,000,000 shares of restricted stock; and Mr. Johnson: $12,023 for 4,062 options at an exercise price of $5.29 per share and $5,500 for 25,000 options at an exercise price of $8.03. Such payments are “single-trigger” payments, triggered by the consummation of the Merger. For Mr. Fleisher, represents the actual amount he received in respect of previously unvested “in-the-money” options that became vested and exercisable in connection with his resignation on May 31, 2011 pursuant to the amendment to Mr. Fleisher’s employment agreement, as previously disclosed and as described below under “Advisory Vote on Golden Parachute Compensation (Proposal 2)— Amended Arrangements with Mr. Fleisher” beginning on page 80: $1,462,226 for 270,000 options at an exercise price of $2.77 per share and $16,260 for 5,625 options at an exercise price of $5.29 per share. Mr. Fleisher exercised his vested options on June 2 and 3, 2011. The amounts received by Mr. Fleisher are based on the prices per share of WMG common stock actually received by him on June 2 and June 3, 2011, his dates of exercise. Such payments are “single-trigger” payments, triggered by Mr. Fleisher’s resignation. The total spread value for all options exercised on June 2 and 3, 2011 equaled $2,503,198 (i.e., $1,478,486 for previously unvested “in-the-money” options that vested upon resignation of his employment and $1,024,712 for previously vested options). Mr. Fleisher also subsequently sold all of his vested shares of WMG common stock and, upon his resignation date, his 450,000 unvested performance-based restricted shares were forfeited and cancelled without consideration.

(3)	Represents an estimate of one year of the company paid portion of continued health and life insurance coverage for Mr. Fleisher, his spouse and dependents. Mr. Fleisher is also entitled to continued use of email and company-provided “VIP technical assistance” for 6 and 12 months, respectively, following Mr. Fleisher’s resignation of employment, which does not present any aggregate incremental cost to the Company.
(4)	The severance payments and benefits as well as the prorated bonus payable to Mr. Fleisher represent “single-trigger” payments triggered by his resignation of employment. The success bonus (and any additional amounts payable as success bonus) are single-trigger payments triggered by the execution of the merger agreement (or, if applicable, the consummation of the merger or other transaction at a greater per share price).

Amended Arrangements with Mr. Fleisher

Mr. Fleisher’s employment agreement was amended on May 9, 2011 to provide that upon Mr. Fleisher’s resignation for any reason or earlier termination of employment by the Company without cause, (i) the portion of his cash severance consisting of a prorated “corporate bonus” will be computed based on his current target bonus of $1,100,000 (which is in full satisfaction of his “corporate bonus” and “projects bonus” under his employment agreement) and will be paid upon his termination of employment without cause or on the effective date of his resignation; (ii) for purposes of his outstanding equity awards, any such termination will be treated as a termination of employment for “good reason” in “anticipation of a change in control” (within the meaning of the Company’s 2005 Amended and Restated Omnibus Award Plan) such that, as of his resignation (or earlier termination of employment by the Company without cause) all then outstanding options shall become vested and remain exercisable until the first anniversary of his termination of employment (subject to earlier termination upon the occurrence of a transaction or event, such as the merger, pursuant to which options held by WMG employees are generally being cancelled) and (iii) the portion of his restricted stock award subject to performance-based vesting as of such resignation or termination without cause will be forfeited and cancelled as of such termination of employment. In addition, Mr. Fleisher was awarded a “success bonus” of $1,800,000 which was paid on May 17, 2011. If the transaction contemplated by the merger agreement is modified and consummated (or an alternative transaction is consummated) in a way that values the common stock of WMG at or above $10.00 per share, he will be paid an additional success bonus of $200,000, or if it is modified and consummated in a way that values such common stock at or above $9.00 per share but less than $10.00 per share, he will be paid an additional $100,000. Any such additional payments, however, will be made only if the relevant transaction is consummated on or before May 6, 2012, and any payment due will be made promptly following consummation of the relevant transaction.

The amendment prohibits Mr. Fleisher from engaging in specified competitive activities for a period of two years following his cessation of employment. If any amounts otherwise payable to Mr. Fleisher are expected to become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the so-called “golden parachute” penalty tax), payments will be cut back to a level expected to avoid imposition of that tax on him, but only if the cutback would result in his retaining on an after-tax basis a greater amount than if the cutback had not been so imposed.

Amended Restricted Stock Agreements with Messrs. Bronfman and Cohen

Effective as of May 20, 2011, the Company amended the restricted stock agreements with Messrs. Bronfman and Cohen to provide that, except in the event of the executive’s earlier termination of employment without “cause” or his resignation for “good reason,” through the day prior to the consummation of the merger (or if earlier, the date of termination of the merger agreement in accordance with its terms), the market price of the Company’s common stock will not be taken into account to determine the satisfaction of the performance vesting criteria applicable to the restricted stock. In the event the merger agreement is terminated in accordance with its terms, the satisfaction of the performance criteria will be measured as if the day before and the day after such period were consecutive days.

Equity Awards

The merger agreement provides that, immediately prior to the effective time of the merger, unless otherwise agreed upon in writing between Buyer and any such holder, each stock option issued under the Company’s equity compensation plans, whether or not then exercisable or vested, will be cancelled and converted into the right to receive an amount in cash equal to, without interest and less applicable withholding taxes, the product of (i) the excess of $8.25 (the per share merger consideration) over the per share exercise price of the applicable stock option and (ii) the aggregate number of shares of common stock that may be acquired upon exercise of such stock option immediately prior to the effective time of the merger. The merger agreement also provides that at the effective time of the merger, each restricted share of common stock granted under the Company’s equity compensation plans, will, unless otherwise agreed upon in writing between Buyer and any such holder, either be vested (to the extent not already vested) or forfeited, in either case, in accordance with its terms. Further, in connection with the action approving the merger and the merger agreement, the Company’s Board of Directors authorized the accelerated vesting of the service conditions applicable to restricted stock outstanding immediately prior to the consummation of the merger. Under the merger agreement, the Company may not accelerate or waive any performance condition with respect to shares of restricted stock without Buyer’s consent. Accordingly, unless otherwise agreed upon between Buyer and any such holder, all shares of restricted stock for which the performance vesting condition is satisfied (determined based on the $8.25 per share merger consideration) will vest as of immediately prior to the consummation of the merger, and all shares of restricted stock subject to a performance condition that is not satisfied at the effective time of the merger will be forfeited. At the effective time, each vested restricted share of common stock will be converted into the right to receive an amount in cash equal to $8.25 (the per share merger consideration), without interest and less applicable withholding taxes.

Vote Required and Board of Directors Recommendation

Section 951 of the Dodd-Frank Act and Rule 14a-21(c) under the Exchange Act require that the Company seek an advisory (non-binding) vote from its stockholders to approve certain “golden parachute” compensation that its “named executive officers” will receive from the Company in connection with the merger. Approval requires the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote on the proposal. Accordingly, the Company is asking you to approve the following resolution:

“RESOLVED , that the stockholders approve, on an advisory (non-binding) basis, the agreements or understandings with and items of compensation payable to the named executive officers of Warner Music Group Corp. that are based on or otherwise relate to the merger with Airplanes Music LLC, as disclosed in the section of the proxy statement entitled “Advisory Vote on Golden Parachute Compensation (Proposal 2).”

The Company’s Board of Directors recommends that stockholders approve the “golden parachute” compensation arrangements described in this proxy statement by voting “FOR” the above proposal.

Approval of this proposal is not a condition to completion of the merger, and the vote with respect to this proposal is advisory only and will not be binding on the Company or Buyer. If the merger agreement is adopted by the stockholders and completed, the “golden parachute” compensation may be paid to the Company’s named executive officers even if stockholders fail to approve the “golden parachute” compensation.

ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL 3)

Adjournment of the Special Meeting

In the event that the number of shares of WMG common stock present in person and represented by proxy at the special meeting and voting “FOR” the merger is insufficient to approve the merger proposal, the Company may move to adjourn the special meeting in order to enable the Company’s Board of Directors to solicit additional proxies in favor of the approval of the merger proposal. In that event, the Company will ask its stockholders to vote only upon the adjournment proposal and not on the other proposals discussed in this proxy statement.

Vote Required and Board of Directors Recommendation

The approval of the proposal to adjourn the special meeting, if there are not sufficient votes to adopt the merger proposal requires the affirmative vote of stockholders holding a majority of the shares present in person or by proxy at the special meeting and entitled to vote thereon.

The Company’s Board of Directors has approved and authorized the merger, and recommends that you vote “FOR” adoption of the merger agreement and, if there are not sufficient votes to adopt the merger proposal, recommends that you were “FOR” the proposal to adjourn the special meeting.

MARKETS AND MARKET PRICE

Shares of WMG common stock are listed and traded on the New York Stock Exchange Global Select Market under the symbol “WMG.” The following table shows, for the periods indicated, the reported high and low sale prices per share on the New York Stock Exchange Global Select Market for WMG common stock.

Prices listed below are the high and low prices within any given day for the period, as opposed to the high opening or closing prices during the period.

	High	Low
Fiscal Year Ended September 30, 2009
First Quarter	$7.65	$2.00
Second Quarter	3.49	1.58
Third Quarter	7.80	2.21
Fourth Quarter	6.18	3.76

Fiscal Year Ended September 30, 2010
First Quarter	$7.27	$4.44
Second Quarter	7.17	4.69
Third Quarter	8.02	4.57
Fourth Quarter	5.17	4.00

Fiscal Year Ended September 30, 2011
First Quarter	$5.86	$4.47
Second Quarter	6.84	4.67
Third Quarter (through June 10, 2011)	8.27	6.66

On May 5, 2011, the last trading day prior to the date of the first public announcement of the execution of the merger agreement, the high and low sale prices for WMG common stock as reported on the New York Stock Exchange were $7.63 and $8.15 per share, respectively, and the closing sale price on that date was $7.90. On June 10, 2011, the last trading day for which information was available prior to the date of the printing of this proxy statement, the high and low sale prices for WMG common stock as reported on the New York Stock Exchange were $8.22 and $8.17 per share, respectively, and the closing sale price on that date was $8.17.

The Company’s stockholders should obtain a current market quotation for WMG common stock before making any decision with respect to the merger. On June 10, 2011 (the record date for stockholders entitled to vote at the special meeting), there were approximately 46 holders of record of WMG common stock.

The Company does not currently pay regular dividends and does not plan to pay any cash dividends on WMG common stock in the foreseeable future. In addition, under the merger agreement, the Company has agreed not to make, declare or pay any dividends on WMG common stock before the closing of the merger.

The Company does not pay and does not plan to pay any cash dividends on WMG common stock in the foreseeable future. In addition, under the merger agreement, the Company has agreed not to make, declare or pay any dividends on WMG common stock before the closing of the merger.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of June 10, 2011 (unless otherwise indicated), with respect to the beneficial ownership (as defined by Rule 13d-3 under the Exchange Act) of WMG common stock by:

•	each of the Company’s directors and named executive officers;

•	all of the Company’s current executive officers and directors as a group; and

•

each person or “group” of persons (as defined under Section 13(d)(3) of the Exchange Act) known by the Company to own beneficially more than five percent of the outstanding shares or voting power of WMG common stock.

As of June 10, 2011, the number of shares of WMG common stock outstanding was 155,965,179.

Unless otherwise indicated, shares are owned directly or indirectly with sole voting and investment power.

Beneficial Owner(1)	Number of Shares	Percentage
Thomas H Lee Funds(1)(15)	56,795,990	36.4%
Bain Capital Funds(2)(15)	24,090,064	15.5%
Providence Equity Partners Inc.(3)(15)	12,905,391	8.3%
Edgar Bronfman, Jr.(4)(15)	10,444,155	6.6%
Oaktree Capital Group, LLC(5)	10,933,278	7.0%
Shelby W. Bonnie(6)	84,952	*
Richard Bressler(7)	5,000	*
John P. Connaughton(8)	—	—
Phyllis E. Grann(9)	61,348	*
Michele J. Hooper(10)	89,975	*
Scott L. Jaeckel(7)	—	—
Seth W. Lawry(7)	—	—
Thomas H. Lee(7)	—	—
Ian Loring(8)	—	—
Mark E. Nunnelly(8)	—	—
Scott M. Sperling(7)	—	—
Lyor Cohen(11)	3,721,102	2.4%
Michael D. Fleisher	—	—
David H. Johnson(12)	107,547	*
Steven Macri(13)	121,375	*
All officers and directors as a group (20 persons)(14)	15,044,980	9.5%

*	Less than 1%.
(1)	Based upon information regarding holdings of WMG common stock reported on and amendment to a Schedule 13D, which was filed with the SEC on May 11, 2011. Includes shares of common stock owned by each of Thomas H. Lee Equity Fund V, L.P. (34,798,629.618 shares), Thomas H. Lee Parallel Fund V, L.P. (9,028,849.458 shares), Thomas H. Lee Equity (Cayman) Fund V, L.P. (479,476.903 shares) (collectively, the “THL Funds”), Great-West Investors LP (271,952.972 shares) (the “Great-West Fund”), Putnam Investment Holdings, LLC (442,451.079 shares), Putnam Investments Employees’ Securities Company I LLC (233,747.773 shares), Putnam Investments Employees’ Securities Company II LLC (208,703.306 shares) (collectively, the “Putnam Funds”), 1997 Thomas H. Lee Nominee Trust (83,820.171 shares) (the “Lee Trust”), THL WMG Equity Investors, L.P. (11,184,671.602 shares) (“THL WMG Equity”) and Thomas H. Lee Investors Limited Partnership (63,687.158 shares) (“Lee Investors”). The shares held by the THL Funds may be deemed to be beneficially owned by THL Equity Advisors V, LLC (“Advisors”), the general partner of each of the THL Funds. The shares held by THL WMG Equity may be deemed to be beneficially owned by Thomas H. Lee Advisors, LLC (“THL Advisors”), its general partner. Advisors and THL Advisors each disclaims beneficial ownership of such shares except to the extent of its pecuniary interest. The Putnam Funds, the Great-West Fund, the Lee Trust and Lee Investors are co-investment entities of the THL Funds and each disclaims beneficial ownership of any shares other than the shares held directly by such entity. Each of the THL Funds, Advisors, THL Advisors, Lee Investors and the Lee Trust has an address c/o Thomas H. Lee Partners, L.P., 100 Federal Street, 35th Floor, Boston, MA 02110. The Great-West Fund has an address c/o Great-West Life & Annuity Insurance Company, 8151 E. Orchard Road, 3T2, Greenwood Village, CO 80111. The Putnam Funds have an address c/o Putnam Investments, Inc., One Post Office Square, Boston, MA 02109.
(2)	Based upon information regarding holdings of WMG common stock reported on a Schedule 13D, which was filed with the SEC on May 10, 2011. Includes shares of common stock owned by each of Bain Capital VII Coinvestment Fund, LLC (6,949,553 shares), Bain Capital Integral Investors, LLC (17,039,128 shares) and BCIP TCV, LLC (101,383 shares) (collectively, the “Bain Capital Funds”). Each of the Bain Capital Funds is an affiliate of Bain Capital Investors, LLC. Bain Capital Investors, LLC disclaims beneficial ownership of such shares. Each of the Bain Capital Funds has an address c/o Bain Capital Investors, LLC, 111 Huntington Avenue, Boston, MA 02199.
(3)	Based upon information regarding holdings of WMG common stock reported on a Schedule 13D, which was filed with the SEC on March 11, 2009. Includes shares of common stock owned by each of Providence Equity Partners IV, L.P. (41,491 shares) and Providence Equity Operating Partners IV, L.P. (12,905,391 shares) (collectively, the “Providence Funds”). Jonathan M. Nelson, Glenn M. Creamer and Paul J. Salem are members and officers of Providence Equity Partners IV L.L.C., which is the general partner of Providence Equity GP IV L.P., which is the general partner of the Providence Funds, and thus may be deemed to have beneficial ownership of the shares held by the Providence Funds. Each of Messrs. Nelson, Creamer and Salem expressly disclaims beneficial ownership of such shares except to the extent of their pecuniary interest. The Providence Funds have an address c/o Providence Equity Partners Inc., 50 Kennedy Plaza, Providence, RI 02903.
(4)	Based upon information regarding holdings of WMG common stock reported on an amendment to a Schedule 13D, which was filed with the SEC on May 10, 2011 and subsequent Form 4 filings filed with the SEC on June 1, 2011, June 6, 2011 and June 13, 2011. Includes 1,993,956 shares of common stock held directly by two trusts for the benefit of Mr. Bronfman or a member of his immediate family, of which Mr. Bronfman is a trustee. Mr. Bronfman disclaims beneficial ownership of such shares except to the extent of his pecuniary interest. Also includes 2,750,000 shares of unvested restricted stock. In addition, includes 1,650,000 shares of common stock that may be acquired by Mr. Bronfman within sixty days of June 10, 2011 pursuant to vested options held by him.
(5)

Based upon information regarding holdings of WMG common stock reported on an amendment to a Schedule 13G, which was filed with the SEC on February 9, 2011. Includes shares of common stock owned by each of OCM Opportunities Fund VIIb Delaware, L.P. (6,788,278 shares) and Oaktree Value Opportunities Fund Holdings, L.P. (4,145,000 shares) (collectively, the “Oaktree Funds”). Each of the Oaktree Funds is an affiliate of Oaktree Capital Group Holdings GP, LLC. The Oaktree Funds and Oaktree

Capital Group Holdings GP, LLC each disclaim beneficial ownership of such shares except to the extent of its pecuniary interest. Oaktree Capital Group Holdings GP, LLC and each of the Oaktree Funds has an address c/o Oaktree Capital Group Holdings GP, LLC, 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071.

(6)	Includes 14,388 shares of unvested restricted stock.
(7)	Mr. Lee, a director of the Company, WMG Holdings Corp. and WMG Opco, is the former Chairman and CEO of Thomas H. Lee Partners, L.P. and disclaims any beneficial ownership of any shares beneficially owned by the Thomas H. Lee Funds except to the extent of his pecuniary interest. Mr. Lee is currently the Chairman and CEO of Lee Equity Partners, LLC. Mr. Lee has an address c/o Thomas H. Lee Capital, LLC, 767 Fifth Avenue, Suite 6A, New York, NY 10153. Messrs. Bressler, Lawry, Sperling and Jaeckel, directors of the Company, WMG Holdings Corp. and WMG Opco, are managing directors of Thomas H. Lee Partners, L.P. and disclaim any beneficial ownership of any shares beneficially owned by the Thomas H. Lee Funds except to the extent of their pecuniary interest. Messrs. Bressler, Lawry, Sperling and Jaeckel have an address c/o Thomas H. Lee Partners, L.P., 100 Federal Street, 35th Floor, Boston, MA 02110.
(8)	Messrs. Connaughton, Loring and Nunnelly, directors of the Company, WMG Holdings Corp. and WMG Opco, are managing directors of Bain Capital Partners, LLC. Each of Messrs. Connaughton, Loring and Nunnelly disclaims any beneficial ownership of any shares beneficially owned by the Bain Capital Funds except to the extent of their pecuniary interest. Messrs. Connaughton, Loring and Nunnelly have an address c/o Bain Capital, LLC, 111 Huntington Avenue, Boston, MA 02110.
(9)	Includes 14,388 shares of unvested restricted stock.
(10)	Includes 16,187 shares of unvested restricted stock.
(11)	Includes 1,000,000 shares of unvested restricted stock. Also includes 900,000 shares of common stock that may be acquired by Mr. Cohen within sixty days of June 10, 2011 pursuant to vested options held by him.
(12)	Includes 87,187 shares of common stock that may be acquired by Mr. Johnson within sixty days of June 10, 2011 pursuant to vested options held by him.
(13)	Includes 115,875 shares of common stock that may be acquired by Mr. Macri within sixty days of June 10, 2011 pursuant to vested options held by him.
(14)	Includes 60,500 shares of common stock that may be acquired by Mark Ansorge, 129,717 shares of common stock that may be acquired by Michael Nash, 103,467 shares of common stock that may be acquired by Paul Robinson and 115,842 shares of common stock that may be acquired by Will Tanous within sixty days of June 10, 2011 pursuant to options held by them under individual stock option agreements.
(15)	Because of the stockholders agreement among THL, Bain Capital, Providence Equity, Mr. Bronfman and certain other parties, THL, Bain Capital, Providence and Mr. Bronfman are deemed to be a group pursuant to Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, with respect to the common stock. The aggregate number of shares of common stock beneficially owned by THL, Bain Capital, Providence and Mr. Bronfman as of June 10, 2011 represents a majority of the Company’s outstanding shares of common stock.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of the Company and the effectiveness of internal control over financial reporting included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2010, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in its reports appearing in the Annual Report on Form 10-K.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, there will be no public participation in any future meetings of the Company’s stockholders. If the merger is not completed, however, the Company’s stockholders will continue to be entitled to attend and participate in the Company’s stockholders’ meetings. If the merger is not completed, for stockholder proposals to be considered for inclusion in the proxy materials for the Company’s 2011 annual meeting of stockholders, they must be received by the corporate secretary of the Company between October 25, 2011 and November 24, 2011. All proposals must comply with the rules and regulations of the SEC then in effect.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

In order to reduce printing and postage costs, in certain circumstances only one proxy statement or notice, as applicable, will be mailed to multiple stockholders sharing an address unless the Company receives contrary instructions from one or more of the stockholders sharing an address. If your household has received only one proxy statement or notice, as applicable, the Company will deliver promptly a separate copy of the proxy statement or notice, as applicable, to any stockholder who sends a written or oral request to Warner Music Group Corp., 75 Rockefeller Plaza, New York, NY 10019, (212) 275-2000, Attention: Corporate Secretary. If your household is receiving multiple copies of the Company’s proxy statements or notices of internet availability of proxy materials and you wish to request delivery of a single copy, you may send a written request to Warner Music Group Corp., 75 Rockefeller Plaza, New York, NY 10019, (212) 275-2000, Attention: Corporate Secretary.

WHERE STOCKHOLDERS CAN FIND MORE INFORMATION

The Company files certain reports and information with the SEC under the Exchange Act. You may obtain copies of this information in person or by mail from the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, DC 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330 or (202) 942-8090. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers like the Company, which file electronically with the SEC. The address of that site is http://www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this proxy statement.

The Company files annual, quarterly and current reports and proxy statements with the SEC. You may read and copy any reports, proxy statements or other information that the Company files with the SEC at the following location of the SEC:

Public Reference Room

100 F Street, N.E., Room 1580

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov. The information contained on the Company’s website is expressly not incorporated by reference into this proxy statement. Reports, proxy statements or other information concerning the Company may also be inspected at the offices of the NYSE at:

20 Broad Street

New York, New York 10005

The Company maintains a website at www.wmg.com. The Company uses its website as a channel of distribution of material company information. Financial and other material information regarding Warner Music Group is routinely posted on and accessible at http://investors.wmg.com. In addition, you may automatically receive email alerts and other information about Warner Music Group by enrolling your email by visiting the “email alerts”

section at http://investors.wmg.com. The Company makes available on its website free of charge its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K as soon as practicable after the Company electronically files such reports with the SEC. In addition, copies of the Company’s (i) Corporate Governance Guidelines, (ii) charters for the Audit Committee, Compensation Committee and Executive, Nominating and Corporate Governance Committee and (iii) Code of Conduct which is applicable for all of its employees including its principal executive, financial and accounting officers, are available on the Company’s website at www.wmg.com by clicking on “Investor Relations” and then on “Corporate Governance.” The Company’s website and the information posted on it or connected to it shall not be deemed to be incorporated by reference into this proxy statement.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies. The information that the Company later files with the SEC may update and supersede the information in this proxy statement.

Requests for copies of the Company’s filings should be directed to Warner Music Group Corp., 75 Rockefeller Plaza, New York, New York 10019, Attention: Corporate Secretary; Telephone: (212) 275-2000 and should be made at least five business days before the date of the special meeting.

These documents are also available at the investor relations section of the Company’s website, located at investors.wmg.com.

The proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of the Company since the date of this proxy statement or that the information herein is correct as of any later date.

Stockholders should not rely on information other than that contained or incorporated by reference in this proxy statement. The Company has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated June 13, 2011. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary.

No other matters are intended to be brought before the special meeting by the Company, and the Company does not know of any matters to be brought before the special meeting by others. If, however, any other matters properly come before the meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of management on any such matter.

If you have questions about the special meeting or the merger after reading this proxy, or if you would like additional copies of this proxy statement or the proxy card, you should contact Warner Music Group Corp., 75 Rockefeller Plaza, New York, New York 10019, Attention: Corporate Secretary (212) 275-2000. You may also call the Company’s proxy solicitor, MacKenzie, toll-free at (800) 322-2885.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any other person. This proxy statement is dated June 13, 2011. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Appendix A

AGREEMENT AND PLAN OF MERGER

by and among

AIRPLANES MUSIC LLC,

AIRPLANES MERGER SUB, INC.

and

WARNER MUSIC GROUP CORP.

Dated as of May 6, 2011

Exhibits

A	Surviving Charter
B	Surviving Bylaws

Disclosure Letters

Company Disclosure Letter

Parent Disclosure Letter

INDEX OF DEFINED TERMS

Term	Section
Acceptable Confidentiality Agreement	8.1(a)
Action	8.5(b)
Affiliate	8.1(b)
Affiliate Transactions	3.26
AFTRA and AFM Plans	3.16(a)
Agreement	Preamble
AIIC	7.6(h)
Antitrust Order	8.1(c)
Applicable Exchange	8.1(d)
Artist	8.1(e)
Available Financing	5.13(a)
Balance Sheet Date	3.12(a)
Book-Entry Shares	2.1(c)(ii)
Breach Fee	7.6(d)
Business Day	8.1(f)
Businesses	8.1(g)
Certificate of Merger	1.3
Certificates	2.1(c)(ii)
Change of Recommendation	5.4(d)
Chosen Courts	8.5(a)
Closing	1.2
Closing Date	1.2
Code	2.2(f)
Common Law Trademarks	8.1(h)
Common Stock	Recitals
Company	Preamble
Company Assets	3.7
Company Benefit Plans	3.16(a)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Disclosure Letter	Article III
Company Financial Advisor	3.27
Company Material Adverse Effect	8.1(i)
Company Option	2.3(a)
Company Option Plans	8.1(j)
Company Permits	3.24(a)
Company Proxy Statement	3.6(b)
Company Related Parties	7.6(e)
Company SEC Reports	3.10
Company Severance Plan	5.7(b)
Company Stock Award	2.3(b)
Company Stock Plans	8.1(k)
Company Stockholders Meeting	3.6(b)
Company Termination Fee	7.6(b)
Compliant	8.1(l)
Confidentiality Agreement	5.3(b)
Continuation Period	5.7(a)
Contract	8.1(m)
Copyright Act	8.1(n)

Term	Section
Copyright Diligence Report	8.1(o)
Damages	5.8(b)
Debt Commitment Letters	4.6(a)
Debt Financing	4.6(a)
Debt Financing Parties	8.1(p)
Depositor	7.6(g)
DGCL	1.1
Disclosed Conditions	4.6(a)
Dissenting Shares	2.4(a)
Effective Time	1.3
Employee	8.1(q)
Enforceability Exceptions	8.1(r)
Environmental Law	3.19(a)
Equity Commitment Letter	4.6(a)
Equity Financing	4.6(a)
ERISA	3.16(a)
ERISA Affiliate	8.1(s)
Exchange Act	3.6(b)
Excluded Shares	2.1(b)
Expenses	5.12
Fee Letter	4.6(a)
Financing	4.6(a)
Financing Commitments	4.6(a)
Foreign Competition Law	3.6(f)
GAAP	3.11(a)(ii)
Governmental Authority	8.1(t)
Governmental Authorizations	3.6
Guarantor	4.12
Hazardous Substances	8.1(u)
HSR Act	3.6(e)
Indemnified Claim	5.8(b)
Indemnified Parties	5.8(a)
Intellectual Property	8.1(v)
Intervening Event	5.4(e)
IRS	3.16(b)
Key Employees	5.1(d)
Knowledge	8.1(w)
Law	8.1(x)
Legal Actions	3.14
Lenders	4.6(a)
Liabilities	3.12
Licensed Intellectual Property	8.1(y)
Licensed Owned Intellectual Property	8.1(z)
Liens	8.1(aa)
Limited Guarantee	4.12
Limited Performance Guarantee	4.13
Marketing Period	8.1(bb)
Marketing Period Start Date	8.1(cc)
Material Artists	3.21(a)
Material Contract	3.15(a)(x)
Material Equity Document Breach	8.1(dd)

Term	Section
Material Musical Compositions	3.21(b)
Material Recordings	3.21(a)
Maximum Premium	5.8(c)
Merger	Recitals
Merger Consideration	2.1(c)(i)
Merger Sub	Preamble
Multiemployer Plan	8.1(ee)
Music Publishing Business	8.1(ff)
Music Publishing Checklist	8.1(gg)
Music Publishing Contract	8.1(hh)
Musical Composition	8.1(ii)
New Plans	5.7(c)
Old Plans	5.7(c)
Option Consideration	2.3(a)
Orders	8.1(jj)
Organizational Documents	8.1(kk)
Owned Intellectual Property	8.1(ll)
Parent	Preamble
Parent Assets	4.4(b)
Parent Contracts	4.4(c)
Parent Disclosure Letter	Article IV
Parent Material Adverse Effect	8.1(mm)
Parent Related Parties	7.6(e)
Parent Termination Fee	7.6(c)
Paying Agent	2.2(a)
Payment Fund	2.2(b)
Permits	3.24(a)
Permitted Lien	8.1(nn)
Person	8.1(oo)
Preferred Stock	3.8(a)
Principal Stockholders	Recitals
Real Property Leases	3.23(b)
Record Date	5.6(b)
Recorded Music Business	8.1(pp)
Recorded Music Checklist	8.1(qq)
Recorded Music Contract	8.1(rr)
Recording	8.1(ss)
Recording Artist	8.1(tt)
Representatives	8.1(uu)
Required Information	8.1(vv)
Requisite Company Vote	8.1(ww)
Rights	8.1(xx)
SEC	3.6(b)
Securities Act	3.10
Significant Subsidiaries	8.1(yy)
Solvent	8.1(zz)
Sony Music Agreements	8.1(aaa)
Sponsor	4.6(a)
Stockholders Agreement	8.1(bbb)
Subpublishing Contracts	8.1(ccc)
Subsidiary	8.1(ddd)

Term	Section
Superior Proposal	8.1(eee)
Surviving Bylaws	1.6
Surviving Charter	1.5
Surviving Corporation	1.1
Takeover Proposal	8.1(fff)
Takeover Statutes	8.1(ggg)
Tax Returns	8.1(hhh)
Taxes	8.1(iii)
Termination Date	7.2(a)
Top Digital Music Service Provider	3.22(d)
Transaction Litigation	5.10(e)
Vacation Policy	5.7(d)
Voting Agreement	Recitals
Willful Breach	8.1(jjj)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of May 6, 2011 (this “Agreement”), by and among Airplanes Music LLC, a Delaware limited liability company (“Parent”), Airplanes Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Warner Music Group Corp., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the board of directors of the Company (the “Company Board”), at a meeting thereof duly called and held, has (a) approved and declared advisable this Agreement, the merger of Merger Sub with and into the Company on the terms and subject to the conditions of this Agreement (the “Merger”) and the transactions contemplated by this Agreement, (b) declared that it is in the best interests of the stockholders of the Company that the Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement, (c) directed that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company, and (d) recommended to the stockholders of the Company that they adopt this Agreement (the “Company Board Recommendation”);

WHEREAS, the board of directors of Merger Sub has approved and declared advisable, and Parent has approved, this Agreement, the Merger and the transactions contemplated by this Agreement, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of the Company to enter into this Agreement, (a) the Guarantor is entering into a Limited Guarantee in favor of the Company with respect to certain of Parent’s and Merger Sub’s obligations under this Agreement and (b) the Guarantor is entering into a Limited Performance Guarantee in favor of the Company with respect to Sponsor’s performance of its obligations under the Equity Commitment Letter; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of Parent to enter into this Agreement, certain stockholders of the Company (the “Principal Stockholders”) are entering into a voting agreement (the “Voting Agreement”) with Parent pursuant to which, among other things, the Principal Stockholders have agreed, on the terms and subject to the conditions set forth in the Voting Agreement, to (a) vote their shares of common stock, par value $0.001 per share, of the Company (“Common Stock”) in favor of adoption of this Agreement, (b) take other actions in furtherance of the transactions contemplated by this Agreement and (c) share with Parent under certain circumstances a portion of the consideration received for their Common Stock.

Accordingly, in consideration of the mutual representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, (a) Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under the DGCL as the surviving corporation in the Merger (the “Surviving Corporation”) and (c) the Surviving Corporation shall become a wholly-owned Subsidiary of Parent.

Section 1.2 Closing. Subject to the satisfaction or waiver of all of the conditions to closing contained in Article VI, the closing of the Merger (the “Closing”) shall take place (a) at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York, at 10:00 a.m. (local time) on the second Business Day after the day on which the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived in accordance with this Agreement; provided, that if the Marketing Period has not ended at the time of the satisfaction or waiver of all of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), the Closing shall occur on the earlier of (i) a date during the Marketing Period specified by Parent on not less than two Business Days’ notice to the Company and (ii) the second Business Day immediately following the final day of the Marketing Period (subject, in each case, to the satisfaction or waiver of all of the conditions set forth in Article VI as of the date determined pursuant to this proviso), or (b) at such other place and time as Parent and the Company may agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.”

Section 1.3 Effective Time. At the Closing, Parent and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed, signed, acknowledged and filed with the Secretary of State of the State of Delaware in such form as is required by the relevant provisions of the DGCL. The Merger shall become effective when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such other subsequent date or time as Parent and the Company may agree and specify in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL, this Agreement and the Certificate of Merger.

Section 1.5 Certificate of Incorporation. The certificate of incorporation of the Company shall, at the Effective Time, be amended and restated to read in its entirety as set forth on Exhibit A and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation (the “Surviving Charter”), until amended as provided therein and by applicable Law.

Section 1.6 Bylaws. The bylaws of the Company shall, at the Effective Time, be amended and restated to read in its entirety as set forth on Exhibit B and, as so amended and restated, shall be the bylaws of the Surviving Corporation (the “Surviving Bylaws”), until amended as provided in the Surviving Charter and the Surviving Bylaws and by applicable Law.

Section 1.7 Directors. The directors of Merger Sub immediately before the Effective Time shall be, from and after the Effective Time, the directors of the Surviving Corporation until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving Bylaws and applicable Law.

Section 1.8 Officers. The officers of the Company immediately before the Effective Time shall be, from and after the Effective Time, the officers of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving Bylaws and applicable Law.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any shares of capital stock of Merger Sub or the Company:

(a) Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately before the Effective Time shall be converted into and become one fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Common Stock owned by (i) the Company or any of its wholly-owned Subsidiaries or (ii) Parent, any of its Subsidiaries or any entity that controls Parent or any of its Subsidiaries, immediately before the Effective Time (collectively, the “Excluded Shares”) shall be canceled automatically and shall cease to exist, and no consideration shall be paid for those Excluded Shares.

(c) Conversion of Common Stock.

(i) Each share of Common Stock issued and outstanding immediately before the Effective Time (other than Excluded Shares and Dissenting Shares) shall be converted into the right to receive $8.25 in cash, without interest (the “Merger Consideration”).

(ii) All shares of Common Stock that have been converted pursuant to Section 2.1(c)(i) shall be canceled automatically and shall cease to exist, and the holders of (A) certificates which immediately before the Effective Time represented such shares (the “Certificates”) or (B) shares represented by book-entry (the “Book-Entry Shares”) shall cease to have any rights with respect to those shares, other than the right to receive the Merger Consideration in accordance with Section 2.2 and any dividends or other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time.

(d) Equitable Adjustment. If at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Common Stock shall occur as a result of any stock split (including a reverse stock split) or combination, or any stock dividend or stock distribution (including any dividend or distribution of securities convertible into or exchangeable for shares of Common Stock) is declared with a record date during such period, then the Merger Consideration shall be equitably adjusted to reflect such change.

Section 2.2 Surrender of Certificates and Book-Entry Shares.

(a) Paying Agent. Not less than three Business Days before the Effective Time, Parent shall (i) select a bank or trust company, satisfactory to the Company in its reasonable discretion, to act as the paying agent in the Merger (the “Paying Agent”) and (ii) enter into a paying agent agreement with the Paying Agent, the terms and conditions of which are satisfactory to the Company in its reasonable discretion. Parent shall be responsible for all fees and expenses of the Paying Agent.

(b) Payment Fund. At the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Certificates and Book-Entry Shares, Company Options and Company Stock Awards, for payment in accordance with this Article II through the Paying Agent, sufficient funds for the payment of the aggregate Merger Consideration and other amounts payable under Article II. Such funds provided to the Paying Agent are referred to as the “Payment Fund.”

(c) Payment Procedures.

(i) Letter of Transmittal. At the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a share of Common Stock converted pursuant to Section 2.1(c)(i), (A) a letter of transmittal in customary form, specifying that delivery shall be effected, and risk of loss and title to such holder’s shares shall pass, only upon proper delivery of Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal and (B) instructions for surrendering such Certificates or Book-Entry Shares in exchange for the Merger Consideration. Such instructions shall provide that: (1) at the election of the surrendering holder, Certificates may be surrendered by hand delivery or otherwise and (2) the Merger Consideration payable in exchange for Certificates and/or Book-Entry Shares will be payable by wire transfer to the surrendering holder.

(ii) Surrender of Shares. Upon surrender of a Certificate or of a Book-Entry Share for cancellation to the Paying Agent, together with a duly executed letter of transmittal and any other documents reasonably required by the Paying Agent, the holder of that Certificate or Book-Entry Share shall be entitled to receive, and the Paying Agent shall pay in exchange therefor, the Merger Consideration payable in respect of the number of shares formerly evidenced by that Certificate or such Book-Entry Share less any required withholding of Taxes. Any Certificates and Book-Entry Shares so surrendered shall be canceled immediately. No interest shall accrue or be paid on any amount payable upon surrender of Certificates or Book-Entry Shares.

(iii) Unregistered Transferees. If any Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, then the Merger Consideration may be paid to such a transferee so long as (A) the surrendered Certificate is accompanied by all documents required by Parent to evidence and effect that transfer and (B) the Person requesting such payment (x) pays any applicable transfer Taxes or other Taxes required by reason of payment of the Merger Consideration to a Person other than the registered holder of the Certificate or (y) establishes to the reasonable satisfaction of Parent and the Paying Agent that any such Taxes have already been paid or are not applicable.

(iv) No Other Rights. Until surrendered in accordance with this Section 2.2(c), each Certificate and each Book-Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive the applicable Merger Consideration, subject to the Surviving Corporation’s obligation to pay any dividends or other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time. Any Merger Consideration paid upon the surrender of any Certificate or Book-Entry Share shall be deemed to have been paid in full satisfaction of all rights pertaining to such Certificate or Book-Entry Share and, in the case of a Certificate, the shares of Common Stock formerly represented by it.

(d) Lost, Stolen or Destroyed Certificates. If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the execution and delivery by such Person of a customary indemnity agreement to provide indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay the Merger Consideration to such Person in respect of the shares of Common Stock represented by such Certificate.

(e) No Further Transfers. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the shares of Common Stock that were outstanding immediately before the Effective Time.

(f) Required Withholding. Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any consideration otherwise payable under this Agreement such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986 (the “Code”), or any applicable state, local or foreign Tax Law. To the extent that any amounts are so deducted and withheld and paid to the appropriate taxing authorities, those amounts shall be treated as having been paid to the Person in respect of whom such deduction or withholding was made for all purposes under this Agreement.

(g) No Liability. None of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of Certificates or Book-Entry Shares for any amount properly paid to a public official under any applicable abandoned property, escheat or similar Law.

(h) Investment of Payment Fund. The Paying Agent shall invest the Payment Fund as directed by Parent; provided, that such investment shall be in obligations of, or guaranteed by, the United States of America, in commercial paper obligations of issuers organized under the Law of a state of the United States of America, rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Service, respectively, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $10 billion, or in mutual funds investing in such assets. Any such investment shall be for the benefit, and at the risk, of Parent, and any interest or other income resulting from such investment shall be for the benefit of Parent; provided, that no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Common Stock immediately prior to the Effective Time and Parent shall promptly provide, or shall cause the Surviving Corporation to promptly provide, additional funds to the Paying Agent for the benefit of the holders of Common Stock immediately prior to the Effective Time in the amount of any such losses to the extent necessary to satisfy the obligations of Parent and the Surviving Corporation under this Article II.

(i) Termination of Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of Certificates or Book-Entry Shares one year after the Effective Time shall be delivered by the Paying Agent to Parent upon demand. Thereafter, any holder of Certificates or Book-Entry Shares who has not complied with this Article II shall look only to Parent, which shall remain responsible for payment of the applicable Merger Consideration.

Section 2.3 Company Options and Company Stock Awards.

(a) Except as otherwise agreed in writing after the date hereof by Parent and the applicable holder thereof, the Company shall use reasonable best efforts so that, as of the Effective Time, each option to acquire shares of Common Stock under the Company Option Plans (each, a “Company Option”) outstanding immediately before the Effective Time, whether or not then exercisable or vested, by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the holder of that Company Option, shall be canceled and converted into the right to receive from Parent or the Surviving Corporation an amount in cash, without interest, equal to the Option Consideration (as defined below) multiplied by the aggregate number of shares of Common Stock that may be acquired upon exercise of such Company Option, immediately before the Effective Time. “Option Consideration” means the excess, if any, of the Merger Consideration over the per share exercise or purchase price of the applicable Company Option.

(b) Except as otherwise agreed in writing after the date hereof by Parent and the applicable holder thereof, each restricted share of Common Stock granted under the Company Stock Plans (each, a “Company Stock Award”) outstanding immediately before the Effective Time, by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the holder of that Company Stock Award, shall be, at the Effective Time, either (i) vested to the extent not already vested or (ii) forfeited and not entitled to any payment hereunder, in each case, in accordance with its terms. The Company Board or the Compensation Committee shall accelerate the service-based vesting conditions applicable to Company Stock Awards effective immediately prior to the Effective Time, but shall not accelerate or otherwise modify in any respect any performance-based vesting conditions or provisions of any Company Stock Awards. At the Effective Time, each vested Company Stock Award shall be canceled and converted into the right to receive from Parent or the Surviving Corporation an amount in cash, without interest, equal to the Merger Consideration.

(c) The payment of the amounts set forth in Section 2.3(a) and Section 2.3(b) in respect of the Company Options and Company Stock Awards shall be reduced by any Tax withholding required under the Code or any applicable state, local or foreign Tax Law. To the extent that any amounts are so withheld and paid to the appropriate taxing authorities, those amounts shall be treated as having been paid to the holder of that Company Option or Company Stock Award for all purposes under this Agreement. The Company shall use reasonable best efforts so that all Company Options and Company Stock Awards shall be canceled and all Company Option Plans and Company Stock Plans shall terminate at the Effective Time.

(d) Promptly after the execution of this Agreement, the Company shall mail to each holder of Company Options and Company Stock Awards a letter describing the treatment of and payment for such Company Options or Company Stock Awards pursuant to this Section 2.3 and providing instructions for use in obtaining payment for such Company Options or Company Stock Awards (which instructions shall provide that the cash payable to such holder pursuant to this Section 2.3 may be, at the election of such holder, mailed to such holder or transferred to such holder by wire transfer). Parent shall, and shall cause the Surviving Corporation to, at all times from and after the Effective Time maintain sufficient liquid funds to satisfy their obligations to holders of Company Options and Company Stock Awards pursuant to this Section 2.3.

(e) As promptly as practicable following the Effective Time and in any event not later than the third Business Day thereafter, Parent or the Surviving Corporation shall cause the Paying Agent to mail a check (or transfer by wire transfer) (i) to each applicable holder of a Company Option, in such amount due and payable to such holder pursuant to Section 2.3(a) in respect of such Company Option and (ii) to each applicable holder of a Company Stock Award, in such amount due and payable to such holder pursuant to Section 2.3(b) in respect of such Company Stock Award. Notwithstanding the foregoing, in lieu of the payments contemplated by the immediately preceding sentence, Parent and the Surviving Corporation may direct the Paying Agent to pay the Surviving Corporation (or its designees) for (but only to the extent of) any amounts the Surviving Corporation elects to pay to each holder of a Company Option or Company Stock Award in respect of the consideration payable therefor plus any amounts deducted and withheld with respect to any such amounts.

(f) In addition to the payment of the amounts set forth in Section 2.3(a), Section 2.3(b) and Section 2.3(c), the Surviving Corporation and/or Parent shall pay at the Closing, by check or direct deposit, all accrued dividends and other distributions (including dividend equivalents) in respect of all Company Options and Company Stock Awards with a record date prior to the Effective Time which have been authorized by the Company and which remain unpaid at the Effective Time as set forth on Section 2.3(f) of the Company Disclosure Letter.

(g) Prior to the Effective Time, the Company shall adopt such resolutions and take such other actions as may reasonably be required to effect the actions contemplated by this Section 2.3.

(h) The Company shall take or cause to be taken any and all action reasonably necessary, including by amending the Company Option Plans and Company Stock Plans, if necessary, to permit the exchange of Company Stock Options or Company Stock Awards for Parent equity awards pursuant to the agreements between Parent and the applicable holder of a Company Stock Option or Company Stock Award referred to in Section 2.3, in each case to the extent consistent with the Company Option Plans and Company Stock Plans, individual award agreements and applicable Law.

Section 2.4 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary (but subject to the other provisions of this Section 2.4), any shares of Common Stock for which the holder thereof (i) has not voted in favor of the Merger or consented to it in writing and (ii) has demanded the appraisal of such shares in accordance with, and has complied in all respects with, the DGCL (collectively, the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration in accordance with Section 2.1(c). At the Effective Time, (A) all Dissenting Shares shall be canceled and cease to exist and (B) the holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under the DGCL.

(b) Notwithstanding the provisions of Section 2.4(a), if any holder of Dissenting Shares effectively withdraws or loses such appraisal rights (through failure to perfect such appraisal rights or otherwise), then that holder’s shares (i) shall be deemed no longer to be Dissenting Shares and (ii) shall be treated as if they had been converted automatically at the Effective Time into the right to receive the Merger Consideration upon surrender of the Certificate formerly representing such shares or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, in each case in accordance with Section 2.2.

(c) The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Common Stock, the withdrawals of such demands and any other instrument served on the Company under the DGCL and (ii) the right to participate in all negotiations and proceedings with respect to such demands for appraisal. Except to the extent required by applicable Law, the Company shall not offer to make or make any payment with respect to any such demands for appraisal, or offer to settle or settle any such demands, in each case, without the prior written consent of Parent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (x) the corresponding sections of the disclosure letter delivered by the Company to Parent before the execution of this Agreement (the “Company Disclosure Letter”), it being agreed that disclosure of any item in any section of the Company Disclosure Letter (whether or not an explicit cross reference appears) shall be deemed to be disclosure with respect to any other section of the Company Disclosure Letter and any other representation or warranty made elsewhere in Article III, in either case, to which the relevance of such item is reasonably apparent from the face of such disclosure or (y) the Company SEC Reports filed with the SEC on or after September 30, 2009 and prior to the date of this Agreement (other than disclosures contained under the captions “Risk Factors” or “Forward-Looking Statements” to the extent that such disclosures are general in nature or cautionary, predictive or forward-looking in nature, but it being agreed that this clause (y) shall not be applicable to Section 3.8), the Company represents and warrants to Parent and Merger Sub that:

Section 3.1 Organization and Power. The Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted. Except as would not have a Company Material Adverse Effect, each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.

Section 3.2 Foreign Qualifications. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing in each jurisdiction where the nature of its business or ownership, leasing or operation of its properties requires such qualification, except where failure to be so qualified, licensed or in good standing would not have a Company Material Adverse Effect.

Section 3.3 Corporate Authorization. The Company has all necessary corporate power and authority to enter into, deliver, and perform its obligations under, this Agreement and, subject to the receipt of the Requisite Company Vote with respect to the Merger, to consummate the transactions contemplated by this Agreement. The

Company Board at a meeting duly called and held has duly and unanimously adopted resolutions: (i) authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby, (ii) approving and declaring advisable this Agreement, the Merger and the transactions contemplated by this Agreement, (iii) declaring that it is in the best interests of the stockholders of the Company that the Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement, (iv) directing that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company and (v) recommending to the stockholders of the Company that they adopt this Agreement. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings or stockholder votes are necessary other than, with respect to the consummation of the Merger, the Requisite Company Vote.

Section 3.4 Enforceability. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.5 Subsidiaries. Each of the Significant Subsidiaries of the Company is wholly-owned by the Company, directly or indirectly, free and clear of any Liens. Section 3.5 of the Company Disclosure Letter sets forth a true and complete list of all of the Subsidiaries of the Company, including the jurisdiction of organization of each such Subsidiary. The Company has made available to Parent true and correct copies of the Organizational Documents of the Company and each of its Significant Subsidiaries, each as amended to the date of this Agreement. Each of the Subsidiaries of the Company that had revenues representing more than 1.5% of the consolidated revenues of the Company and its Subsidiaries during the last fiscal year is listed on Section 8.1(yy) of the Company Disclosure Letter.

Section 3.6 Governmental Authorizations. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement do not and will not require any consent, approval, order, waiver or other authorization of, or, registration, declaration or filing with or notification to (collectively, “Governmental Authorizations”), any Governmental Authority, other than:

(a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware;

(b) the filing with the Securities and Exchange Commission (the “SEC”) of (i) a proxy statement (the “Company Proxy Statement”) relating to the special meeting of the stockholders of the Company to be held to consider the adoption of this Agreement (the “Company Stockholders Meeting”) and (ii) any other filings and reports that may be required in connection with this Agreement and the transactions contemplated by this Agreement under the Securities Exchange Act of 1934 (the “Exchange Act”);

(c) any filings and reports that may be required in connection with this Agreement and the transactions contemplated by this Agreement under state securities Laws or “blue sky” Laws;

(d) compliance with the Applicable Exchange rules and regulations;

(e) the filing of a pre-merger notification and report form by the Company required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”);

(f) compliance with and the filing and receipt, termination or expiration as applicable, of such other approvals or waiting periods as may be required under any (i) applicable foreign competition Law and (ii) applicable foreign investment Law (clauses (i) and (ii) collectively, “Foreign Competition Law”); and

(g) any such Governmental Authorization, the failure of which to make or obtain, would not have a Company Material Adverse Effect.

Section 3.7 Non-Contravention. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement do not and will not (a) contravene or conflict with, or result in any violation or breach of, any provision of Organizational Documents of the Company, (b) contravene or conflict with, or result in any violation or breach of, any Law applicable to the Company or any of its Subsidiaries or by which any assets of the Company or any of its Subsidiaries (“Company Assets”) are bound, assuming that all Governmental Authorizations described in Section 3.6 have been obtained or made, (c) conflict with or result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to, or to a right of, termination, modification, cancellation or acceleration of any obligation or the loss of any benefit under, any Material Contracts, Recorded Music Contracts with respect to any Material Recording (except as set forth in the Recorded Music Checklist) or Music Publishing Contracts with respect to any Material Musical Composition (except as set forth in the Music Publishing Checklist), (d) result in the creation of any Lien upon any of the properties, assets or rights of the Company or any of its Subsidiaries (other than any Lien created as a result of any action take by Parent or Merger Sub) or (e) require any consent, approval or other authorization of, or filing with or notification to, any Person under any Material Contracts, Recorded Music Contracts with respect to any Material Recording (except as set forth in the Recorded Music Checklist) or Music Publishing Contracts with respect to any Material Musical Composition (except as set forth in the Music Publishing Checklist), other than in the case of clauses (b), (c), (d) and (e) of this Section 3.7, as would not have a Company Material Adverse Effect.

Section 3.8 Capitalization.

(a) The Company’s authorized capital stock consists solely of (i) 500,000,000 shares of Common Stock and (ii) 100,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). As of May 3, 2011, (A) 155,754,132.57 shares of Common Stock were issued and outstanding (including 4,244,963 restricted shares of Common Stock under 6 issued and outstanding Company Stock Awards granted under the Company Stock Plans), (B) no shares of Common Stock were held in treasury by the Company or any of its Subsidiaries, (C) 173,722,105 shares of Common Stock were reserved for issuance upon the exercise of Company Options granted under the Company Option Plans, (D) 2,894,255 shares of Common Stock were available for future awards under the Company Option Plans and Company Stock Plans and (E) no shares of Preferred Stock were issued and outstanding. As of May 3, 2011, Company Options to purchase 13,005,804 shares of Common Stock granted under the Company Option Plans were outstanding (of which, 5,767,693 were unvested; and of which, assuming the Merger occurred on such date and the Merger Consideration is $8.25, 1,584,852 would be forfeited and canceled without payment as a result of the consummation of the transactions contemplated by this Agreement) and Company Stock Awards covering 4,244,963 shares of Common Stock granted under the Company Stock Plans were outstanding (of which, assuming the Merger occurred on such date and the Merger Consideration is $8.25, 2,694,963 would be vested and 1,550,000 would be forfeited and canceled without payment as a result of the consummation of the transactions contemplated by this Agreement). Except as set forth above, as of the date hereof, there are no shares of capital stock or securities convertible into, or exchangeable or exercisable for, shares of capital stock of the Company.

(b) All issued and outstanding shares of Common Stock and all shares of Common Stock that are subject to issuance, upon issuance prior to the Effective Time in accordance with the terms and subject to the conditions specified in the instruments under which they are issuable (i) are, or upon issuance will be, duly authorized, validly issued, fully paid and non-assessable and (ii) are not, or upon issuance will not be, subject to any pre-emptive or similar rights.

(c) Each outstanding share of capital stock of each Significant Subsidiary that is a corporation is duly authorized, validly issued, fully paid and non-assessable and not subject to any pre-emptive or similar rights. All equity interests of each Significant Subsidiary that is not a corporation are duly created pursuant to the Laws of such Subsidiary’s jurisdiction of organization or formation, are issued and paid for in accordance with the Organizational Documents of such Subsidiary and are fully paid and non-assessable. Each of the outstanding shares of capital stock, or other equity or voting interest, in each Significant Subsidiary is owned by the Company free and clear of any Lien.

(d) Except for the capital stock and other equity interests of the Company’s Subsidiaries or as disclosed in Section 3.8(d) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock or other voting or equity securities or interests in any Person. There are no outstanding obligations of the Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of Common Stock or equity interests of any Significant Subsidiary of the Company or (ii) to provide any funds to or make any investment (including in respect of any unsatisfied subscription obligation or capital contribution or capital account funding obligation) in (A) any Subsidiary of the Company that is not wholly-owned by the Company or (B) any other Person, in each case of sub-clauses (A) and (B), together in excess of $20,000,000 in the aggregate as of the date of this Agreement.

(e) There are no voting trusts, proxies, stockholder agreements, registration rights agreements or similar agreements, arrangements, commitments or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of any shares of capital stock or other voting or equity interests of the Company or any of its Significant Subsidiaries or any preemptive rights with respect thereto, other than the Stockholders Agreement and the Voting Agreement. There are no bonds, debentures or notes or other indebtedness of the Company or any of its Significant Subsidiaries that entitle the holder thereof to vote (or which are convertible into or exchangeable or exercisable for securities having the right to vote) together with stockholders of the Company or its Significant Subsidiaries on any matters with respect to the Company or its Significant Subsidiaries.

(f) Except as set forth above in this Section 3.8, there are no preemptive or other outstanding rights, options, warrants, conversion rights, “phantom” stock rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound that obligate the Company or any of its Significant Subsidiaries to issue or sell any shares of capital stock or other equity interests of the Company or any of its Significant Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock or other equity interests of the Company or any of its Significant Subsidiaries or outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the Company’s stockholders on any matter, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

Section 3.9 Voting. The Requisite Company Vote is the only vote of the holders of any class or series of the capital stock of the Company necessary to approve and adopt this Agreement, the Merger and the transactions contemplated by this Agreement.

Section 3.10 SEC Reports. The Company and its Subsidiaries have timely filed with the SEC (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) all forms, reports, schedules, statements and other documents required to be filed by the Company or its Subsidiaries with the SEC (collectively, the “Company SEC Reports”) since September 30, 2009. Except to the extent corrected by subsequent Company SEC Reports filed prior to the date hereof, such Company SEC Reports (a) complied, and each of the Company SEC Reports filed subsequent to the date of this Agreement will comply, in all material respects with the applicable requirements of the Securities Act of 1933 (the “Securities Act”), the Exchange Act and other applicable Laws, including the applicable rules and regulations promulgated thereunder and (b) did not, at the time they were filed, or if amended or restated, at the time of such later amendment or restatement, and each of the Company SEC Reports filed subsequent to the date of this Agreement will not, contain any untrue statement of any material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which such statements were made, not misleading. Other than WMG Holdings Corp. and WMG Acquisition Corp., no Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any periodic forms, reports, schedules, statements or other documents with the SEC. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the

Company SEC Reports. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Reports is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

Section 3.11 Financial Statements; Internal Controls.

(a) Each of the consolidated financial statements (including, in each case, the related notes thereto) of the Company and its consolidated Subsidiaries included in the Company SEC Reports filed on or after September 30, 2009:

(i) when filed complied as to form in all material respects with applicable accounting requirements and the rules and regulations of the SEC;

(ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes to the audited financial statements and subject, in the case of unaudited financial statements, to the absence of footnotes and normal year-end adjustments); and

(iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as of the respective dates thereof, and the consolidated results of operations and cash flows for the respective periods then ended (subject, in the case of unaudited financial statements, to normal year-end adjustments).

(b) Neither the Company nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to any director or executive officer (as defined in Rule 3b-7 under the Exchange Act) of the Company. The Company has been and is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Applicable Exchange.

(c) The Company and its Subsidiaries have established and maintain disclosure controls and procedures as defined in and required by Rule 13a-15 or Rule 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably effective to ensure that all material information relating to the Company and its Subsidiaries required to be disclosed in the Company’s periodic reports under the Exchange Act is made known on a timely basis to the Company’s principal executive officer and its principal financial officer by others within the Company or any of its Subsidiaries, and such disclosure controls and procedures are reasonably effective in timely alerting the Company’s principal executive officer and its principal financial officer to such information required to be included in the Company’s periodic reports required under the Exchange Act. The Company has disclosed, based on the most recent evaluation of its principal executive officer and its principal financial officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s or any of its Subsidiaries’ ability to record, process, summarize and report financial information in any material respect and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Company and its Subsidiaries have established and maintain internal control over financial reporting (as defined in and in accordance with the requirements of Rule 13a-15(f) of the Exchange Act) effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

Section 3.12 Liabilities. As of the date hereof, there are no liabilities or obligations of any kind, whether accrued, contingent, absolute, inchoate or otherwise (collectively, “Liabilities”), of the Company or any of its Subsidiaries which would be required to be reflected or reserved against on a consolidated balance sheet of the Company and its Subsidiaries in accordance with GAAP, other than:

(a) Liabilities disclosed in the consolidated balance sheet of the Company and its consolidated Subsidiaries as of September 30, 2010 (the “Balance Sheet Date”) or the footnotes thereto set forth in the Company SEC Reports;

(b) Liabilities incurred since the Balance Sheet Date in the ordinary course of business;

(c) Liabilities incurred in connection with the transactions contemplated by this Agreement or as permitted or contemplated this Agreement; and

(d) other Liabilities that would not have a Company Material Adverse Effect.

Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any off balance sheet partnership, joint venture or any similar arrangement (including any Contract relating to any transaction or relationship between or among the Company and/or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose or limited purpose Person, on the other hand), or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act).

Section 3.13 Absence of Certain Changes. Except as otherwise contemplated, required or permitted by this Agreement since the Balance Sheet Date through the date hereof, (a) the Company and each of its Subsidiaries have conducted their respective business, in all material respects, in the ordinary course of such businesses consistent with past practice, (b) there has not been any Company Material Adverse Effect and (c) neither the Company nor any of its Subsidiaries has taken any action or agreed to take any action that would be prohibited by Section 5.1 if it were taken on or after the date of this Agreement without Parent’s consent.

Section 3.14 Litigation. As of the date hereof, there are no legal actions, arbitrations, litigations, suits or other civil or criminal proceedings (collectively, “Legal Actions”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or to which any of their respective properties or assets is subject, that would have a Company Material Adverse Effect. As of the date hereof, there are no Orders outstanding to which the Company or any of its Subsidiaries is subject or bound that would have a Company Material Adverse Effect.

Section 3.15 Material Contracts.

(a) Except for Contracts filed as exhibits to the Company SEC Reports or as disclosed in Section 3.15(a) of the Company Disclosure Letter, as of the date of this Agreement, (i) neither the Company nor any of its Subsidiaries is a party to, and (ii) none of the Company, any of its Subsidiaries or any of their respective properties, assets or Rights are bound by (in each case, other than any Company Benefit Plan, any Recorded Music Contracts and any Music Publishing Contracts):

(i) any Contract that is or would be required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10)(i) of Regulation S-K under the Securities Act or disclosed by the Company in a Current Report on Form 8-K;

(ii) any limited liability company agreement, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the Business of the Company and its Subsidiaries, taken as a whole, other than any such limited liability company, partnership or joint venture that is a Subsidiary of the Company;

(iii) any Contract containing a covenant limiting the freedom of the Company or any of its Subsidiaries to engage or compete in any line of business in any geographic area or to compete with any Person that materially limits the conduct of the Businesses, taken as a whole, as presently conducted;

(iv) any Contract under which (A) any Person (other than the Company or any of its Subsidiaries) has directly or indirectly guaranteed outstanding Liabilities of the Company or any of its Subsidiaries or (B) the Company or any Subsidiary has directly or indirectly guaranteed outstanding Liabilities of any Person (other than the Company or any Subsidiary) (in each case of (A) and (B), which guarantee obligation exceeds $2,000,000, other than, in each case, endorsements for the purpose of collection in the ordinary course of business);

(v) any Contract under which the Company or the applicable Subsidiary has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any Person (other than the Company or any of its Subsidiaries), in any such case which the outstanding balance, individually, is in excess of $2,000,000;

(vi) any Contract (other than among consolidated Subsidiaries of the Company) relating to any interest rate, currency or commodity derivatives or hedging transactions;

(vii) any Contract under which the Company or the applicable Subsidiary, directly or indirectly, has agreed to make after the date hereof any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or any of its Subsidiaries and other than extensions of trade credit in the ordinary course of business), in any such case which, individually, is in excess of $2,000,000;

(viii) any Contract that obligates the Company or the applicable Subsidiary to make any capital commitment or capital expenditure (in each case, including pursuant to any joint venture, but not including to any of the Company’s wholly-owned Subsidiaries in the ordinary course of business) in excess of $2,000,000;

(ix) any Contract that prohibits the pledging of capital stock of the Company or any Subsidiary of the Company or prohibits the issuance of guarantees by any Subsidiary of the Company, in each case, other than pursuant to any joint venture; and

(x) any Contract that requires the future acquisition from another Person or future disposition to another Person of assets or capital stock or other equity interest of another Person and any other Contract that relates to an acquisition or similar transaction which contain indemnities or “earn-out” obligations with respect to the Company or any of its Subsidiaries, in any such case, after the date hereof with a value in excess of $2,000,000.

Each Contract of the type described in clauses (i) through (x) above, together with (I) agreements relating to the Common Law Trademarks and (II) the Sony Music Agreements, is referred to herein as a “Material Contract”.

(b) Except as would not have a Company Material Adverse Effect: (i) each Material Contract is, subject to the Enforceability Exceptions, a valid and binding agreement of the Company or its applicable Subsidiary and, to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable against the Company or its Subsidiary and, to the Knowledge of the Company, each other party thereto, in accordance with its terms, (ii) none of the Company, its applicable Subsidiary or, to the Knowledge of the Company, any other party thereto, is in breach of or default under any such Material Contract, (iii) to the Knowledge of the Company, no party to any Material Contract has committed or failed to perform any act under and no event has occurred which, with or without notice, lapse of time or both, would constitute a default, require consent or result in the loss of a material benefit, give rise to any right of termination, amendment, acceleration or cancellation, under the provisions of such Material Contract, and (iv) neither the Company nor any of its Subsidiaries has received written notice from any other party to a Material Contract (A) of the existence of any event, or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any Material Contract, or (B) with respect to the termination, non-renewal or renegotiation of the terms of, and, to the Knowledge of the Company, no such other party intends to terminate, not renew, or renegotiate the terms of, any Material Contract. The Company has made available to Parent true and complete copies of all Material Contracts in effect as of the date hereof, including any material amendments thereto.

(c) The aggregate indebtedness for borrowed money that is outstanding or may be incurred under Contracts that would be required to be listed under Section 3.15(a)(v) of the Company Disclosure Letter if Section 3.15(a)(v) did not contain an exception for Contracts that relate to obligations for borrowed money that do not exceed $2,000,000 but are not listed under such section of the Company Disclosure Letter is not in excess of $5,000,000.

Section 3.16 Benefit Plans.

(a) Section 3.16(a) of the Company Disclosure Letter lists all Company Benefit Plans subject to ERISA, all material Company Benefit Plans subject to similar laws of foreign jurisdictions, all Multiemployer Plans to which the Company or any of its Subsidiaries contributes or is obligated to contribute and all other material Company Benefit Plans (including a written description of any such oral Company Benefit Plans). “Company Benefit Plans” means each written or oral: employee benefit plan, agreement, program, policy and commitment (including “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)), and each stock purchase, stock option, restricted stock or other equity-based arrangement, severance, employment, termination, retention, consulting, change-of-control, bonus, incentive, deferred compensation, vacation, paid time off, fringe benefit or other benefit plans (including the Company Options Plans and the Company Stock Plans), agreements, programs, policies or commitments, whether or not subject to ERISA, (i) under which any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries has any right to benefits and (ii) which are maintained, sponsored or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries makes or is required to make contributions or under which the Company or any of its Subsidiaries has any liability. For purposes of the representations and warranties set forth in this Section 3.16, references to “Company Benefit Plan” shall not include any Multiemployer Plan, “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA, or the retirement, health or welfare arrangements maintained by the American Federation of Television and Radio Artists or the American Federation of Musicians or their international counterparts, to which the Company or its Subsidiaries contributes (collectively, the “AFTRA and AFM Plans”).

(b) With respect to each Company Benefit Plan, if applicable, the Company has made available to Parent true and complete copies of (i) each material Company Benefit Plan (or with respect to oral Company Benefit Plans, a written description thereof) and all related documents, including trust agreements, insurance contracts or other funding arrangements, (ii) the most recent summary plan description, (iii) the two most recent annual reports on Form 5500 (including all schedules), (iv) the most recent annual audited financial statements and opinion, (v) if the Company Benefit Plan is intended to qualify under Section 401(a) of the Code, the most recent determination letter received from the Internal Revenue Service (the “IRS”), (vi) all material communications with respect to compliance matters received from or sent to the IRS, the Pension Benefit Guaranty Corporation, the Department of Labor or any other Governmental Authority since September 30, 2009, (vii) the most recent actuarial study of any pension, disability, post-employment life or medical benefits provided under any such Company Benefit Plan, if any, (viii) statements or communications regarding withdrawal or other multiemployer plan liabilities (or similar liabilities pertaining to any non-U.S. Company Benefit Plan, if any) and (ix) all amendments and modifications to any such Company Benefit Plan or related document.

(c) Neither the Company nor any of the Company’s ERISA Affiliates nor any predecessor thereof maintains, sponsors or contributes to, or has within the preceding six years maintained, sponsored or contributed to, any employee benefit plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA, other than the AFTRA and AFM Plans.

(d) Each Company Benefit Plan is in material compliance with ERISA, the Code and other applicable Law, and has been operated in all material respects in accordance with the terms of such Company Benefit Plan. With respect to each Company Benefit Plan that is intended to qualify under Section 401(a) of the Code (i) a favorable determination letter has been issued by the IRS with respect to such qualification, (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code and (iii) to the Knowledge of the Company, no event has occurred since the date of such qualification or exemption that would adversely affect such qualification or exemption.

(e) Neither the Company nor any of its Subsidiaries nor any of their ERISA Affiliates (x) contributes to or is obligated to contribute to, or within the six years preceding this Agreement contributed to or was obligated to contribute to, a Multiemployer Plan or a “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA, other than the AFTRA and AFM Plans or (y) has been involved in any transaction that could cause the Company or any of its Subsidiaries or, following the Closing, the Surviving Corporation, Parent or their Affiliates to be subject to liability under Section 4069 of ERISA. All material contributions and premiums required to have been paid by the Company, any of its Subsidiaries or any of its ERISA Affiliates to any Company Benefit Plan and the AFTRA and AFM Plans under the terms of any such plan or its related trust, insurance contract or other funding arrangement, or pursuant to any applicable Law (including ERISA and the Code) or collective bargaining agreement have been paid within the time prescribed by any such plan, agreement or applicable Law, or have been properly accrued in accordance with GAAP.

(f) No condition exists and no event has occurred with respect to any Multiemployer Plan to which the Company or any of its ERISA Affiliates contributes or is obligated to contribute, or within the three years preceding this Agreement contributed or was obligated to contribute, that presents a material risk of a complete or partial withdrawal under Subtitle E of Title IV of ERISA and neither the Company nor any of its Subsidiaries nor any of its ERISA Affiliates has, within the preceding six years, withdrawn in a complete or partial withdrawal from any Multiemployer Plan or incurred any contingent liability under section 4204 of ERISA. No Multiemployer Plan to which the Company or any of its ERISA Affiliates contributes or is obligated to contribute is in “endangered status” or “critical status” within the meaning of section 432 of the Code, or is in “reorganization” or “insolvent.” The satisfaction of any aggregate withdrawal liability of the Company and its Subsidiaries, computed as if a complete withdrawal by each of the Company and its Subsidiaries had occurred under each Multiemployer Plan on the date hereof would not, if actually incurred, result in a Company Material Adverse Effect. To the Knowledge of the Company, no Multiemployer Plan is ineligible for treatment under Section 4203(c) of ERISA.

(g) Neither the Company nor any of its Subsidiaries is (i) an employer in relation to a pension arrangement established in the United Kingdom which is not a money purchase scheme (as defined in Section 181 of the 1993 Act) or (ii) except for the Warner Music Pension Plan (U.K.), a party to or contributing to, has ever been a party to or contributed to or has any current or potential future liability, obligation or commitment to any retirement benefits pension or life assurance scheme or arrangement, fund or personal pension scheme or stakeholder arrangement whether in the United Kingdom or other jurisdiction, whether funded or unfunded, relating to any of the Employees in the United Kingdom or those claiming through them, other than liabilities under individual arrangements that, either individually or in the aggregate, are not material.

(h) No Company Benefit Plan provides health, medical, life insurance or death benefits to current or former employees of the Company or any of its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by COBRA or required to avoid the excise tax under Section 4980B of the Code, or coverage mandated by any similar state group health plan continuation Law, the cost of which is fully paid by such current or former employees or their dependents.

(i) Except as set forth in Section 2.3 of this Agreement, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or in combination with another event) (i) entitle any current or former employee, consultant, officer or director of the Company or any of its Subsidiaries to severance pay, (ii) result in any material payment from the Company or any of its Subsidiaries becoming due, or increase the amount of any compensation due, to any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries, (iii) increase any benefits otherwise payable under any Company Benefit Plan, (iv) result in the acceleration of the time of payment or vesting of any compensation or benefits from the Company or any of its Subsidiaries to any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries, (v) result in any forgiveness of indebtedness, trigger any funding obligation under any Company Benefit Plan or impose any restrictions or limitations on the Company’s right to administer, amend or terminate any Company Benefit Plan, or (vi) except with respect to the payments listed on Section 3.16(i) of the Company Disclosure Letter, result in any payment or deemed payment (whether in cash, property, the vesting of property or otherwise) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could reasonably be construed, individually or in combination with any other such payment, to constitute a “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No Person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company or any of its Subsidiaries as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(j) Each Company Benefit Plan that is subject to Section 409A of the Code is in documentary and operational compliance with Section 409A of the Code (and the Treasury regulations thereunder), except for such failures as would not be material.

(k) There are no material pending, or, to the Knowledge of the Company, threatened, Legal Actions against any Company Benefit Plan, other than ordinary claims for benefits by participants and beneficiaries. To the Knowledge of the Company, none of the Company Benefit Plans is presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor or any other domestic or foreign Governmental Authority.

Section 3.17 Labor Relations.

(a) No Employee is represented by a union and, to the Knowledge of the Company, no union organizing efforts have been conducted within the last three years or are now being conducted. Other than the agreements with the American Federation of Television and Radio Artists, the American Federation of Musicians and their international counterparts, neither the Company nor any of its Subsidiaries is a party to any material collective bargaining agreement or other labor contract. Except as would not be material, neither the Company nor any of its Subsidiaries currently has, or, to the Knowledge of the Company, is there now threatened, a strike, picket, work stoppage, work slowdown or other organized labor dispute.

(b) Except as would not have a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries is in compliance with all applicable Laws relating to the employment of labor, including all applicable Laws relating to labor, employment, wages, hours, collective bargaining, employment discrimination, terms and conditions of employment, plant closings, unemployment, disability rights or benefits, equal opportunity, employee leave issues, fair employment practices, worker classification, civil rights, safety and health, workers’ compensation, pay equity and the collection and payment of withholding, social security and other Taxes and (ii) neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law within the six months prior to the date of this Agreement that remains unsatisfied.

Section 3.18 Taxes.

(a) All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed, and all such Tax Returns are true, complete and correct in all material respects.

(b) The Company and its Subsidiaries have fully and timely paid all material Taxes required to be paid by them, and accrued (in accordance with GAAP) all material Taxes required to be accrued by them. All material Taxes that the Company or any of its Subsidiaries has been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been duly and timely paid to the proper taxing authority.

(c) There are no outstanding agreements, consents or waivers extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, material Taxes due from the Company or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending.

(d) No audit, claim or other proceeding by any Governmental Authority is pending or, to the Knowledge of the Company, threatened in writing with respect to any material Taxes due from or with respect to the Company or any of its Subsidiaries.

(e) All material deficiencies for Taxes asserted or assessed in writing against the Company or any of its Subsidiaries have been fully and timely paid, settled or properly reflected in the most recent financial statements contained in the Company SEC Reports.

(f) There are no material Liens for Taxes upon the assets of the Company or any of its Subsidiaries that are not provided for in the Company SEC Reports, except Liens for Taxes not yet due and payable and Liens for Taxes that are being contested in good faith and for which adequate reserves are maintained in the Company SEC Reports in conformity with GAAP consistently applied.

(g) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(h) Neither the Company nor any of its Subsidiaries has agreed to, requested, or is required to include any material adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign law) by reason of a change in accounting method or otherwise, which adjustments would apply after the Merger.

(i) No Subsidiary of the Company owns any share of capital stock of the Company.

(j) Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (excluding any agreement or arrangement (i) entered into in the ordinary course of business, (ii) that is between or among the Company or any of its Subsidiaries, or (iii) where the inclusion of a Tax indemnification or allocation provision is customary or incidental to an agreement the primary nature of which not Tax sharing or indemnification).

(k) Neither the Company nor any of its Subsidiaries will be required to include in a taxable period after the Closing Date a material amount of taxable income attributable to amounts economically accrued in a taxable period ending on or before the Closing Date, including as a result of (A) the installment method of accounting, the completed contract method of accounting or the cash method of accounting or (B) any election pursuant to Section 108(i) of the Code.

Section 3.19 Environmental Matters. Except as would not have a Company Material Adverse Effect: (a) the operations of the Company and each of its Subsidiaries comply with, and since September 30, 2008, have complied with, applicable Law relating to (i) pollution, contamination, protection of the environment or employee health and safety, (ii) emissions, discharges, disseminations, releases or threatened releases of Hazardous Substances into the air (indoor or outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or (iii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances (collectively, “Environmental Law”), (b) the Company and its Subsidiaries possess and maintain in good standing, and since September 30, 2008, have possessed and maintained in good standing, all Permits required under Environmental

Law necessary for their respective operations, and such operations are and have been, since September 30, 2008, in compliance with applicable Permits, (c) since September 30, 2008, neither the Company nor any of its Subsidiaries has received any notice alleging non-compliance with or liability under any applicable Environmental Law, and no Legal Action arising under or pursuant to Environmental Law is pending, or to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, (d) since September 30, 2008 there has been no release of Hazardous Substances on, at, above, under or from any facility or real property currently or formerly owned, leased or operated by the Company, any of its Subsidiaries or their respective predecessors, and (e) to the Knowledge of the Company, no condition exists on any property, currently or formerly, owned or operated by the Company which has given rise to, or would reasonably be expected to give rise to, any liability or obligation under Environmental Law. This Section 3.19 constitutes the exclusive representations and warranties of the Company with respect to the subject matters set forth in this Section 3.19.

Section 3.20 Intellectual Property.

(a) Section 3.20(a) of the Company Disclosure Letter sets forth a list of all (i) material Owned Intellectual Property that is registered, issued or the subject of a pending application for registration, (ii) material Licensed Owned Intellectual Property and (iii) material Licensed Intellectual Property.

(b) Either the Company or one of its Subsidiaries (i) owns and possesses all right, title and interest in and to the Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens) or (ii) has a right to use the Licensed Intellectual Property, except as would not have a Company Material Adverse Effect.

(c) As of the date of this Agreement, there is no Legal Action pending or, to the Knowledge of the Company, threatened against or affecting, the Company or its Subsidiaries or any current or former officer, director or employee of the Company or its Subsidiaries (i) based upon, or challenging or seeking to deny or restrict, the use or ownership by the Company or any of its Subsidiaries of any of the Owned Intellectual Property, (ii) alleging that the use or exploitation of the Owned Intellectual Property or the Licensed Intellectual Property or any services provided, processes used, or products manufactured, used, imported or sold by the Company or any of its Subsidiaries do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property or other proprietary Right of any third party or (iii) alleging that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property, or other proprietary Right of any third party, in each case of clause (i), (ii) or (iii), except as would not have a Company Material Adverse Effect. To the Knowledge of the Company, no third party is infringing or misappropriating any Owned Intellectual Property except as would not have a Company Material Adverse Effect. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property Rights of any third party, except as would not have a Company Material Adverse Effect.

(d) To the Knowledge of the Company, the consummation of the transactions contemplated by this Agreement shall not alter, impair or extinguish any Rights of the Company or any of its Subsidiaries in the Owned Intellectual Property or Licensed Intellectual Property, except as would not have a Company Material Adverse Effect.

Section 3.21 Recording Artists; Musical Compositions.

(a) Section 3.21(a) of the Company Disclosure Letter sets forth a true and complete list of the “Top 25” Recording Artists for the Recorded Music Business (measured by worldwide revenue) in each of the Company’s fiscal year 2008, 2009 and 2010 (the “Material Artists”) and the applicable Recordings by such Material Artists (such Recordings, the “Material Recordings”). The Company has made available to Parent a true and complete copy of the Recorded Music Checklist in the Copyright Diligence Report, and such Recorded Music Checklist and Section 3.21(a) of the Company Disclosure Letter fairly and accurately in all material respects sets forth the information purported to be set forth therein with respect to the Recorded Music Contracts referenced therein, including the following information: (i) whether the Recorded Music Contract has been renegotiated in the last twelve months, as of February 1, 2011, (ii) the existence of limitations on assignment, (iii) the existence of change of control restrictions, (iv) the status as current versus catalog Artist, (v) whether there are less than three albums remaining as of February 1, 2011, (vi) whether there are committed expenses of greater than $5,000,000 as of February 1, 2011, (vii) the existence of profit sharing, production and distribution or other unusual financial terms, (viii) the existence of material ancillary rights, (ix) whether there are limited digital rights and/or other material restrictions on exploitation, (x) whether there are limited territorial rights, (xi) the existence of non-exclusive rights, (xii) the existence of a favored nations clause, (xiii) the existence of rights reversions and/or non-standard right of termination and (xiv) the existence of a right of first refusal or matching right.

(b) Section 3.21(b)(1) of the Company Disclosure Letter sets forth a true and complete list of the Musical Compositions comprising the “Top 200” Musical Compositions in worldwide net publisher’s share for the Music Publishing Business in each of calendar years 2008, 2009 and the first six months of calendar year 2010 (the “Material Musical Compositions”). The Company has made available to Parent a true and complete copy of the Music Publishing Checklist in the Copyright Diligence Report, and such Music Publishing Checklist and Section 3.21(b) of the Company Disclosure Letter fairly and accurately in all material respects sets forth the information purported to be set forth therein with respect to the Musical Compositions referenced therein, including the following information: (i) whether the Musical Composition is a work made for hire, (ii) whether the Company has administration, publishing and/or co-publishing rights, (iii) the existence of limitations on assignment, (iv) the existence of change of control restrictions, (v) the existence of so-called “key man clauses”, (vi) the existence of non-customary songwriter royalties and/or third party participants, (vii) whether the copyright in the Musical Composition is dated prior to January 1, 1978, (viii) the existence of a contractual reversion of copyright, (ix) the existence of a contractual reversion or termination of administration rights, (x) the existence of non-customary limitations on exploitation rights, (xi) whether there are limited territorial rights, (xii) the existence of non-exclusive rights, (xiii) the existence of a favored nations clause, (xiv) whether income is “at source” (as such term is customarily understood in the music industry in the United States), (xv) whether there is a limited contract term remaining for the current term (as of February 1, 2011), (xvi) whether there are committed expenses of greater than $1,000,000 as of February 1, 2011 and (xvii) the existence of a right of first offer, refusal or matching right. With respect to Rights in Musical Compositions that are susceptible to the exercise of a Right of either (i) reversion by Contract or (ii) termination under applicable provisions of the Copyright Act, Section 3.21(b)(2) of the Company Disclosure Letter fairly and accurately in all material respects sets forth the information purported to be set forth therein.

(c) Except to the extent set forth in Section 3.21(c) of the Company Disclosure Letter, (i) the Rights of the Company with respect to the Material Recordings and the Material Musical Compositions are valid, binding and enforceable, subject to the Enforceability Exceptions, and further subject to any termination, reversion or restoration pursuant to the Copyright Act or similar foreign Law, and (ii) with respect to (A) each Recorded Music Contract with respect to any Material Artist, (B) each Music Publishing Contract with respect to a Material Musical Composition and (C) each material Subpublishing Contract (1) each such Contract is in full force and effect, valid and binding on, and enforceable against, all parties thereto, (2) none of the Company, its applicable Subsidiary and, to the Knowledge of the Company, any other party thereto is in material breach or default under any such Contract and (3) except as set forth in the Recorded Music Checklist and the Music Publishing Checklist, neither the Company nor any of its Subsidiaries has received written notice from any other party to such Contract of the existence of any event, or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under such Contract, in the case of clauses (i) and (ii), except as would not have a Company Material Adverse Effect.

(d) Except to the extent set forth in the Recorded Music Checklist and the Music Publishing Checklist, the consummation of the transactions contemplated by this Agreement shall not alter, impair or extinguish any Intellectual Property Rights of the Company with respect to any Material Recording or Material Musical Composition, in each case, except as would not have a Company Material Adverse Effect.

(e) Except to the extent set forth on Section 3.21(e) of the Company Disclosure Letter, none of the Recorded Music Contracts with a Material Artist contain any so-called “key-man” provision, including any provision which gives rise to any breach of Contract, right of termination, loss of benefit or increase in liability thereof, in each case described, if a specified individual shall fail to participate in an activity related to such Recorded Music Contract or shall cease to be an Employee of the Company or any of its Subsidiaries or shall cease to be employed in a specified capacity by the Company or any of its Subsidiaries, except as would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.22 Licenses; Subpublishers.

(a) Section 3.22(a) of the Company Disclosure Letter sets forth a true and complete list of all material licenses (excluding, however, Subpublishing Contracts) entered into by the Company or any of its Subsidiaries in respect of any Material Musical Compositions that remained in effect as of the date of this Agreement and which grant exclusive rights to any user of the Material Musical Compositions.

(b) Section 3.22(b) of the Company Disclosure Letter sets forth a true and complete list of all subpublishers holding Subpublishing Contracts with the Company or any of its Subsidiaries covering any of the Material Musical Compositions including the name of the subpublisher, and the territory or territories governed by the applicable Subpublishing Agreement.

(c) Section 3.22(c) of the Company Disclosure Letter sets forth a true and complete list of all material licenses entered into by the Company or any of its Subsidiaries in respect of any Material Recordings that remained in effect as of the date of this Agreement and which grant exclusive rights to any user of such Material Recordings.

(d) Section 3.22(d) of the Company Disclosure Letter sets forth a true and complete list of the top ten (10) providers of digital music services (each, a “Top Digital Music Service Provider”) based on the Company’s transactional revenue (in USD) per provider for fiscal year 2010 whereby a Person is sold downloads for resale purposes or is licensed electronic Rights in Recordings. The Company has made available to Parent a true and complete copy of all material Contracts with a Top Digital Music Service Provider that cover all or a substantial portion of the Recordings owned or controlled by the Recorded Music Business and are in effect as of the date hereof. Except as would not have a Company Material Adverse Effect, the execution, delivery and performances of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement do not and will not (i) conflict with or result in any violation or breach of or constitute a default (with or without notice or lapse of time or both) under, or give rise to, or to a right of, termination, modification, cancellation or acceleration of any obligation or the loss of any benefit under any material Contract with a Top Digital Music Service Provider, or (ii) require any consent, approval or other authorization of, or filing with or notification to, any Person under any material Contract with a Top Digital Music Service Provider. Except as would not have a Company Material Adverse Effect, and except as set forth on Schedule 3.22(d) of the Company Disclosure Letter (w) each material Contract with a Top Digital Music Service Provider is, subject to the Enforceability Exceptions, a valid and binding agreement of the Company or its applicable Subsidiary and, to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable against the Company or its Subsidiary and, to the Knowledge of the Company, each other party thereto, in accordance with its terms, (x) none of the Company, its applicable Subsidiary or, to the Knowledge of the Company, any other party thereto, is in breach of or default under any such material Contract with a Top Digital Music Service Provider, (y) to the Knowledge of the Company, no party to any material Contract with a Top Digital Music Service Provider has committed or failed to perform any act under and no event has occurred which, with or without notice, lapse of time or both, would constitute a default, require consent or result in the loss of a material benefit, give rise to any right of termination, amendment, acceleration or cancellation, under the provisions of such material Contract with a Top Digital Music Service Provider, and (z) neither the Company nor any of its Subsidiaries has received written notice from any other party to a material Contract with a Top Digital Music Service Provider (1) of the existence of any event, or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any material Contract with a Top Digital Music Service Provider, or (2) with respect to the termination, non-renewal or renegotiation of the terms of, and, to the Knowledge of the Company, no such other party intends to terminate, not renew, or renegotiate the terms of, any material Contract with a Top Digital Music Service Provider.

Section 3.23 Real Property.

(a) Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries have good, valid and marketable title to, or have a valid and enforceable right to use or a valid and enforceable leasehold interest in, all real property (including all buildings, fixtures and other improvements thereto) used by them. As of the date of this Agreement, none of the Company’s and any of its Subsidiaries’ ownership of or leasehold interest in any such property is subject to any Lien, except for such Liens as would not have a Company Material Adverse Effect. The use and operation of the owned and leased real property used by the Company and its Subsidiaries do not violate any Law, covenant, condition, restriction, easement, license, permit or agreement, except for such violations as would not have a Company Material Adverse Effect.

(b) Each of the material leases, subleases and other agreements to which the Company or any of its Subsidiaries is a party as of the date of this Agreement (the “Real Property Leases”) is, subject to the Enforceability Exceptions, valid, binding and in full force and effect, except where the failure to be valid, binding or in full force and effect would not have a Company Material Adverse Effect. As of the date of this Agreement, no breach or default on the part of the Company or any such Subsidiary exists under any Real Property Lease, except as would not have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any notice of termination from any lessor under any Real Property Lease.

Section 3.24 Permits; Compliance with Law.

(a) Except as would not have a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, easements, variances, exceptions, consents, certificates, approvals and other permits of any Governmental Authority (“Permits”) necessary for it to own, lease and operate its properties and assets or to carry on its business as it is now being conducted (collectively, the “Company Permits”) and (ii) all such Company Permits are in full force and effect. Except as would not have a Company Material Adverse Effect, as of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or threatened in writing.

(b) Except as would not have a Company Material Adverse Effect, since September 30, 2009, the Company and its Subsidiaries have been in compliance with all Laws applicable to their business or operations and have not received any written notice of any violations of such Laws. Since September 30, 2009, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority that any Permit will be terminated or modified, is threatened with suspension, or will not be renewed in the ordinary course of business consistent with past practice, except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect.

(c) No representation is made under this Section 3.24 with respect to SEC reports, financial statements and internal controls, employee benefits, labor, Tax or environmental matters, which matters are addressed in Section 3.10, Section 3.11, Section 3.16, Section 3.17, Section 3.18 and Section 3.19, respectively.

Section 3.25 Insurance. Except as would not reasonably be expected to have a Company Material Adverse Effect, (a) the Company and its Subsidiaries maintain insurance policies in such amounts and against such risks as are customary in the industry in which the Company and its Subsidiaries operate, (b) each such insurance policy is legal, valid, binding and enforceable subject to the Enforceability Exceptions, (c) neither the Company nor any of its Subsidiaries is in breach of, or default under, any such insurance policy, (d) no written notice of cancellation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals and (e) as of the date of this Agreement, the insurance coverage of the Company is placed with insurers rated “Excellent” or better by AM Best.

Section 3.26 Affiliated Transactions. No director, officer or Affiliate (other than Subsidiaries of the Company) of the Company is, or since September 30, 2008, has been, a party to any transaction, Contract, agreement, arrangement or understandings with the Company or its Subsidiaries (other than employment agreements and the Stockholders Agreement), nor are there any of the foregoing currently proposed to the Company’s audit committee, or has any material interest in any property used by the Company or its Subsidiaries, in either case that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (collectively, “Affiliate Transactions”). All Affiliate Transactions are required to be presented to the Company’s audit committee.

Section 3.27 Opinion of Financial Advisor. Goldman Sachs & Co. (the “Company Financial Advisor”) has delivered to the Company Board its written opinion to the effect that, as of the date of this Agreement, and subject to the various limitations, assumptions, factors and matters set forth therein, the Merger Consideration is fair to the stockholders of the Company from a financial point of view. A copy of such opinion has been delivered to Parent.

Section 3.28 Brokers. No broker, finder or investment banker other than the Company Financial Advisor and AGM Partners LLC is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has made available to Parent complete and accurate copies of all Contracts under which any such fees or expenses are payable and all indemnification and other Contracts related to the engagement of the Persons to whom such fees are payable.

Section 3.29 Certain Business Practices. Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries (nor, to the Knowledge of the Company, any of their respective officers, directors or employees) has made or agreed to make any contribution, payment, gift or entertainment to, or accepted or received any contributions, payments, gifts or entertainment from, any government official, employee, political party or agent or any candidate for any federal, state, local or foreign public office, where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, state, local or foreign jurisdiction.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the corresponding sections of the disclosure letter delivered by Parent to the Company before the execution of this Agreement (the “Parent Disclosure Letter”), it being agreed that disclosure of any item in any section of the Parent Disclosure Letter (whether or not an explicit cross reference appears) shall be deemed to be disclosure with respect to any other section of the Parent Disclosure Letter and any other representation and warranty made elsewhere in Article IV, in either case, to which the relevance of such item is reasonably apparent on the face of such disclosure, Parent and Merger Sub, jointly and severally, represent and warrant to the Company that:

Section 4.1 Organization and Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Law of its jurisdiction of organization. Each of Parent and Merger Sub has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.

Section 4.2 Corporate Authorization. Each of Parent and Merger Sub has all necessary power and authority to enter into, delivery and perform its obligations under, this Agreement and to consummate the transactions contemplated by this Agreement. The manager of Parent and board of director of Merger Sub has adopted resolutions approving this Agreement and the transactions contemplated by this Agreement. The manager of Parent and board of director of Merger Sub have duly and unanimously adopted resolutions: (a) authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby, (b) approving and declaring advisable this Agreement, the Merger and the transactions contemplated by this Agreement and (c) declaring that it is in the best interests of the members or stockholders of Parent or Merger Sub, as applicable, that Parent or Merger Sub, as applicable, enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement. The execution, delivery and performance of this Agreement, by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a legal, valid and binding agreement of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Enforceability Exceptions. No vote or consent of the stockholders of Parent is required by applicable Law or the Organizational Documents of Parent in connection with the Merger or the other transactions contemplated by this Agreement.

Section 4.3 Governmental Authorizations. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not require any Governmental Authorization, other than:

(a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware;

(b) the filing with the SEC of any filings or reports that may be required in connection with this Agreement and the transactions contemplated by this Agreement under the Exchange Act;

(c) the filing of pre-merger notification and report form by Parent required under the HSR Act;

(d) compliance with and the filings and receipt, termination or expiration as applicable, of such other approvals or waiting periods as may be required under any Foreign Competition Law; and

(e) any such Governmental Authorization, the failure of which to make or obtain, would not have a Parent Material Adverse Effect.

Section 4.4 Non-Contravention. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not:

(a) contravene or conflict with, or result in any violation or breach of, any provision of the Organizational Documents of Parent or Merger Sub;

(b) contravene or conflict with, or result in any violation or breach of, any Law applicable to Parent or any of its Subsidiaries or by which any assets of Parent or any of its Subsidiaries (“Parent Assets”) are bound, assuming that all Governmental Authorizations described in Section 4.3 have been obtained or made, other than as would not have a Parent Material Adverse Effect;

(c) conflict with or result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to, or to a right of, termination, modification, cancellation or acceleration of any obligation or the loss of any benefits under, any material Contracts to which Parent or any of its Subsidiaries is a party or by which any Parent Assets are bound (collectively, “Parent Contracts”), other than as would not have a Parent Material Adverse Effect; or

(d) result in the creation of any Lien upon any of the properties, assets or rights of Parent or Merger Sub, other than as would not have a Parent Material Adverse Effect; or

(e) require any consent, approval or other authorization of, or filing with or notification to, any Person under any Parent Contracts, other than as, if not obtained, would not have a Parent Material Adverse Effect.

Section 4.5 Capitalization; Interim Operations of Merger Sub; Ownership of Common Stock.

(a) The authorized capital stock of Merger Sub consists solely of 10,000 shares of common stock, par value $0.001 per share. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub has no outstanding option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any equity security of Merger Sub.

(b) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement. No shares of Common Stock or securities that are convertible, exchangeable or exercisable into Common Stock are beneficially owned (as defined by Rule 13d-3 under the Exchange Act) by Parent or Merger Sub, or any direct or indirect wholly-owned Subsidiary of Parent or Merger Sub. Merger Sub has no Subsidiaries.

(c) Except as set forth in Section 4.5(c) of the Parent Disclosure Letter, none of Parent, Merger Sub or their respective Affiliates own, directly or indirectly, beneficially or of record, any shares of Common Stock, and none of Parent, Merger Sub or their respective Affiliates holds any rights to acquire or vote any shares of Common Stock except pursuant to this Agreement.

(d) Except for the Voting Agreement, true and complete copies of which have been provided to the Company before the date of this Agreement, none of Parent, Merger Sub and their respective Affiliates has any agreement, arrangement or understanding concerning the transactions contemplated by this Agreement with any Principal Stockholder or director of the Company, including any such agreement, arrangement or understanding that would in any way prevent, restrict, impede or affect adversely the ability of the Company or any of the Company’s directors or stockholders to entertain, negotiate or participate in any Takeover Proposal made before or following the Requisite Company Vote in accordance with Section 5.4.

Section 4.6 Financing.

(a) Parent has delivered to the Company true and complete copies of (i) an executed equity commitment letter from Access Industries Holdings LLC, a Delaware limited liability company (the “Sponsor”), to provide equity financing (the “Equity Financing”) to Parent and/or Merger Sub pursuant to which the Company is an express third party beneficiary (the “Equity Commitment Letter”) and (ii) one or more executed debt commitment letters and related term sheets (the “Debt Commitment Letters” and together with the Equity Commitment Letter, the “Financing Commitments”) from Credit Suisse AG, a Swiss corporation, Credit Suisse Securities (USA) LLC, a Delaware limited liability company, UBS Loan Finance LLC, a Delaware limited liability company, and UBS Securities LLC, a Delaware limited liability company (the “Lenders”), pursuant to which, and subject to the terms and conditions of which, the Lenders have committed to provide Parent and/or Merger Sub with loans in the amounts described therein, the proceeds of which may be used to consummate the Merger and the other transactions contemplated by this Agreement (the “Debt Financing” and, together with the Equity Financing pursuant to the Equity Commitment Letter, the “Financing”). Parent has also delivered to the Company a true, complete and correct copy of any fee letter in connection with the Financing Commitments (it being understood that any such fee letter provided to the Company may be redacted to omit the numerical amounts and certain other information provided therein) (any such fee letter, a “Fee Letter”). As of the date hereof, each of the Financing Commitments is a legal, valid and binding obligation of Parent or Merger Sub and, to the Knowledge of Parent, the other parties thereto, subject to the Enforceability Exceptions. As of the date hereof, each of the Financing Commitments is in full force and effect, and neither of the Financing Commitments has been withdrawn, rescinded or terminated or otherwise amended or modified in any respect, and no such amendment or modification is contemplated. As of the date hereof, subject to the accuracy of the representations and warranties of the Company set forth in Article III, neither Parent nor Merger Sub is in breach of any of the terms or conditions set forth in either of the Financing Commitments, and no event has occurred which, with or without notice, lapse of time or both, could reasonably be expected to constitute a breach, default or failure to satisfy any condition precedent applicable to Parent or Merger Sub set forth therein. As of the date of this Agreement, Parent has no Knowledge that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent or Merger Sub on the date of the Closing; provided, that Parent is not making any representation regarding the accuracy of the representations and warranties set forth in Article III, or compliance by the Company of its obligations under this Agreement. As of the date of this Agreement, neither the Sponsor nor any Lender has notified Parent or Merger Sub of its intention to terminate either of the Financing Commitments or not to provide the Financing. Assuming (i) the Financing is funded in accordance with the terms of the Financing Commitments, (ii) the accuracy of the representations and warranties of the Company set forth in Article III and (iii) the performance by the Company of its obligations under Section 5.1, the net proceeds to be provided by the Financing will, in the aggregate and together with cash of the Company and its Subsidiaries (the amount of which, for purposes of this clause (iii), shall be limited to cash of the Company and its Subsidiaries on the Closing Date before giving effect to the consummation of the Merger less $97,000,000 and in any event not to exceed $195,000,000), be sufficient to consummate the Merger and the other transactions contemplated by this Agreement, including the payment by Parent and Merger Sub of the Merger Consideration, any fees and expenses of or payable by Parent, Merger Sub or the Surviving Corporation at Closing, and any related repayment or refinancing of any indebtedness of the Company or any of its Subsidiaries, and any other amounts required to be paid at Closing in connection with the consummation of the transactions contemplated by this Agreement. Parent or Merger Sub has paid in full any and all commitment or other fees required by the Financing Commitments that are due as of the date hereof, and will pay, after the date hereof and until the Closing Date, all such commitments and fees as they become due. There are no side letters, understandings or other agreements or arrangements relating to the Financing to which Parent, Merger Sub or any of their respective Affiliates are a party other than (x) as expressly set forth in the Financing Commitments and delivered to the Company prior to the date of this Agreement and (y) the Fee Letters. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing or the conditions precedent thereto under any agreement relating to the Financing to which Parent or any of its Affiliates is a party, other than as set forth in the Financing Commitments and any related Fee Letter that do not impact the conditionality of the Financing (the “Disclosed Conditions”). No Person has any right to impose, and none of the Sponsor, any Lender, Parent or Merger Sub has any obligation to accept, any condition precedent to such funding other than the Disclosed Conditions nor any reduction to the aggregate amount available under the Financing Commitments on the Closing Date (nor any term or condition which would have the effect of reducing the aggregate amount available under the Financing Commitments on the Closing Date). As of the date of this Agreement, neither Parent nor Merger Sub believes that it will be unable to satisfy on a timely basis any conditions to the funding of the full amount of the Financing, or that the Financing will not be available to Parent or Merger Sub on the Closing Date. For the avoidance of doubt, it is not a condition to Closing under this Agreement, nor to the consummation of the Merger, for Parent or Merger Sub to obtain the Financing or any alternative financing.

(b) As of the date of this Agreement, neither Parent, Merger Sub nor any of their Affiliates has (i) retained any financial advisor on a basis exclusive to Parent and/or Merger Sub and/or any such Affiliate or (ii) entered into an exclusivity, lock-up or other similar agreement, arrangement or understanding with any bank or investment bank or other potential provider of debt or Equity Financing that would prevent or hinder such provider from providing or seeking to provide such financing to any third party in connection with a transaction relating to the Company or its Subsidiaries (including in connection with the making of any Takeover Proposal), in the case of clauses (i) and (ii), in connection with the Merger or the other transactions contemplated by this Agreement. Neither Parent, Merger Sub nor any of their Affiliates has intentionally caused or induced any Person to take any action that, if taken by Parent and/or Merger Sub, would be a material breach of, or would cause to be materially untrue, any of the representations in this Section 4.6(b).

Section 4.7 Solvency. Assuming (i) the representations and warranties of the Company in Article III are true and correct as of the Effective Time and (ii) the performance by the Company of its obligations under Section 5.1, on and as of the Closing Date, and after giving effect to the transactions contemplated by this Agreement, to the Knowledge of Parent, Parent, the Surviving Corporation and the Surviving Corporation’s Subsidiaries, taken as a whole, will be Solvent.

Section 4.8 Litigation. As of the date of this Agreement, there is no Legal Action pending or, to the Knowledge of Parent, threatened, against Parent or any of its Affiliates before any Governmental Authority that would or seeks to materially delay or prevent the consummation of the Merger or the transactions contemplated by this Agreement. As of the date of this Agreement, neither Parent nor any of its Affiliates is subject to any Order of, or, to the Knowledge of Parent, continuing investigation by, any Governmental Authority, or any Order of any Governmental Authority that would or seeks to materially delay or prevent the consummation of any of the transactions contemplated by this Agreement.

Section 4.9 No Regulatory Impediment. To the Knowledge of Parent, there is no material fact relating to Parent or any of its Affiliates’ respective businesses, operations, financial condition or legal status, including any officer’s, director’s or current employee’s status, that would reasonably be expected to impair the ability of the parties to this Agreement to obtain, on a timely basis, any authorization, consent, Order, declaration or approval of, or ability to contract with, any Governmental Authority or third party necessary for the consummation of the transactions contemplated by this Agreement.

Section 4.10 Absence of Arrangements with Management. Other than this Agreement and the Voting Agreement, there are no contracts, undertakings, commitments, agreements or obligations or understandings between Parent or Merger Sub or any of their respective Affiliates, on the one hand, and any member of the Company’s management or the Company Board or any of their respective Affiliates, on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

Section 4.11 Brokers. The Company will not be responsible for any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Parent or Merger Sub, other than any such fee that is conditioned upon consummation of the Merger.

Section 4.12 Limited Guarantee. Concurrently with the execution of this Agreement, Parent and Merger Sub have delivered to the Company a limited guarantee of AI Investments Holdings LLC, a Delaware limited liability company (the “Guarantor”), in favor of the Company, dated the date hereof (as amended, modified or supplemented from time to time in accordance with its terms, the “Limited Guarantee”). The Limited Guarantee is in full force and effect, constitutes the legal, valid and binding obligation of the Guarantor, enforceable in accordance with its terms, subject to the Enforceability Exceptions, and has not been amended, withdrawn or rescinded in any respect. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under the Limited Guarantee.

Section 4.13 Limited Performance Guarantee. Concurrently with the execution of this Agreement, Parent and Merger Sub have delivered to the Company a limited performance guarantee of the Guarantor in favor of the Company, dated the date hereof (as amended, modified or supplemented from time to time in accordance with its terms, the “Limited Performance Guarantee”). The Limited Performance Guarantee is in full force and effect, constitutes the legal, valid and binding obligation of the Guarantor, enforceable in accordance with its terms, subject to the Enforceability Exceptions, and has not been amended, withdrawn or rescinded in any respect. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under the Limited Performance Guarantee.

Section 4.14 Independent Investigation. In entering into this Agreement and each of the other documents and instruments relating to the Merger and the other transactions contemplated by this Agreement,

Parent and Merger Sub have each relied upon its own investigation and analysis, and Parent and Merger Sub acknowledge and agree (a) that, except for the specific representations and warranties of the Company contained in this Agreement (including the Company Disclosure Letter, the Company SEC Reports and any certificates delivered in connections with this Agreement), none of the Company, its Affiliates or any of its or their respective stockholders, controlling persons or Representatives makes or has made any representation or warranty, either express or implied, with respect to the Company or its Subsidiaries or Affiliates or their business, operations, technology, assets, liabilities, results of operations, financial condition, prospects, projections, budgets, estimates or operational metrics, or as to the accuracy or completeness of any of the information (including any statement, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided (including in any management presentations, information or descriptive memorandum, certain “data rooms” maintained by the Company, supplemental information or other materials or information with respect to any of the above) or otherwise made available to Parent and Merger Sub or any of their respective Affiliates, stockholders or Representatives and (b) that, to the fullest extent permitted by applicable Law, none of the Company, its Affiliates or any of its or their respective stockholders, controlling persons or Representatives shall have any liability or responsibility whatsoever to Parent or Merger Sub, their respective Affiliates, stockholders or Representatives on any basis (including in contract or tort, at law or in equity, under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made (or any omissions therefrom), to Parent or Merger Sub, their respective Affiliates, stockholders or Representatives, except as and only to the extent expressly set forth in this Agreement.

Section 4.15 Music Business. Except as set forth in Section 4.15 of the Parent Disclosure Letter, neither Parent nor Merger Sub nor any of their respective Affiliates, directly or indirectly, owns any material equity or voting interest in, manages or operates any material asset, business, corporation, partnership, limited liability company, joint venture or other business organization or division thereof that is engaged in the recorded music business and/or the music publishing business.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business of the Company. From and after the date of this Agreement and prior to the earlier of the Effective Time or the termination of this Agreement pursuant to Article VII, except as expressly contemplated by this Agreement, as set forth in Section 5.1 of the Company Disclosure Letter or as required by applicable Law, without the prior written consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned, the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to (x) conduct its operations only in the ordinary course of business consistent with past practice and (y) maintain and preserve intact its business organization, make reasonable efforts to retain services of its Key Employees (as defined below) and preserve its relationships with, and the good will of, its customers, suppliers, and other Persons with whom it has material business relationships in a manner consistent with past practices; provided, however, that nothing in this clause (y) shall require the Company or any of its Subsidiaries to make any payment or concession or assume any liability (other than such payment, concession or liability required to be made or assumed by the terms of any Contract in effect as of the date hereof) or otherwise take any action outside of the ordinary course of business. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, as set forth in Section 5.1 of the Company Disclosure Letter or as otherwise required by applicable Law, from and after the date of this Agreement and prior to the earlier of the Effective Time or the termination of this Agreement pursuant to Article VII, the Company shall not, and shall cause its Subsidiaries not to, take any of the following actions, without the prior written consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned:

(a) Organizational Documents. Amend or modify any of the Organizational Documents of the Company or any of its Subsidiaries;

(b) Dividends. Make, declare, set aside or pay any dividend or distribution on any shares of its capital stock or set any record date therefor, other than dividends and distributions by wholly-owned Subsidiaries of the Company;

(c) Capital Stock. (i) Adjust, split, combine or reclassify its capital stock, (ii) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock, (iii) grant any Person any right or option to acquire any shares of its capital stock or (iv) issue, deliver or sell any additional shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than pursuant to (x) the exercise of the Company Options in accordance with the terms in effect on the date of this Agreement, (y) the vesting of Company Stock Awards in accordance with the terms in effect on the date of this Agreement and (z) the conversion of convertible securities, in each case outstanding as of the date of this Agreement, granted in accordance with clause (iii) or pursuant to Contracts existing as of the date of this Agreement);

(d) Compensation and Benefits. (i) Increase the compensation, severance or termination pay, or benefits payable or to become payable to any of its officers or employees whose total target cash compensation (which consists of salary and annual bonus targets) exceeded $750,000 for fiscal year 2010 or, as of the date hereof, exceeds $750,000 for fiscal year 2011 (the “Key Employees”) or any of its directors, except in connection with the renewal or extension, in the ordinary course of business consistent with past practice, of any employment agreements with the Key Employees set forth in Section 5.1(d) of the Company Disclosure Letter as provided therein; (ii) increase the compensation, severance or termination pay, or benefits payable or to become payable to any officers or employees who are not (and who would not after such increase be) Key Employees, except for increases in salary, annual bonus targets, hourly wage rate and benefits (including in connection with promotions or other changes in job status) in the ordinary course of business consistent with past practice where either the sum of the total target cash compensation and other non-annual bonus cash compensation or severance opportunity, after giving effect to any increase thereof, for any such officer or employee would not exceed $750,000; (iii) establish, adopt, enter into, amend, renew or terminate any non-U.S. collective bargaining agreement, Company Benefit Plan or any employee benefit plan, agreement, policy, program or commitment that, if in effect on the date of this Agreement, would be a Company Benefit Plan, except (x) as permitted in clauses (i) or (ii) hereof or (y) to avoid the imposition of any excise tax under Section 4999 of the Code to the extent otherwise not inconsistent with clauses (i) or (ii) hereof; (iv) grant any severance or termination pay to any director, officer or employee other than pursuant to any severance policies or employment agreements in effect on the date of this Agreement, except as permitted in clauses (i) or (ii) hereof or (v) accelerate the vesting or payment of, or fund or in any other way secure the payment, compensation or benefits under, any Company Benefit Plan), except, in the case of each of clauses (i) through (v), (A) to the extent required by applicable Law, this Agreement, any Company Benefit Plan as in effect on the date of this Agreement or other agreement in effect on the date of this Agreement, (B) in connection with new hires in the ordinary course of business consistent with past practice where either the sum of the total target annual cash compensation and other non-annual bonus cash compensation or severance opportunity of each individual new hire would not exceed $500,000 unless such individual is engaged to replace or succeed a then current employee, in which case the total target annual cash compensation or severance opportunity for such individual may be equal to less than that of the replaced or succeeded employee (but not in excess of $750,000); (C) pursuant to existing collective bargaining or national labor agreements or (D) to comply with Section 409A of the Code and guidance applicable thereunder, or (E) immaterial changes in the ordinary course of business consistent with past practice to nondiscriminatory health and welfare plans available to all employees generally;

(e) Acquisitions. Acquire (by merger, consolidation, acquisition of equity interests or assets, or otherwise) or enter into negotiations to acquire any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof, except for any such transaction (i) which is between the Company and any of its wholly-owned Subsidiaries or between any such wholly-owned Subsidiaries, (ii) for which the consideration paid (including assumed indebtedness for borrowed money) does not exceed $3,000,000 (provided, that solely for purposes of entering into negotiations, Company shall not be permitted to enter into negotiations with respect to any such transaction in which the enterprise value of the target exceeds $100,000,000) or (iii) pursuant to any Contract existing and in effect as of the date hereof, true and complete copies of which have been made available to Parent;

(f) Dispositions. Sell, lease, license, transfer, pledge, mortgage, encumber, grant or dispose of or enter into negotiations to with respect to the disposition of any material Company Assets, including the capital stock of Subsidiaries of the Company, other than (i) the sale of inventory in the ordinary course of business, (ii) the disposition of used, obsolete or excess equipment in the ordinary course of business, (iii) other dispositions in the ordinary course of business, including the right of the Company or its Subsidiaries to assign or register rights to Musical Compositions to its subpublishers, to any performing rights societies or to any industry-wide collection agents, (iv) any Permitted Liens or (v) pursuant to any Contract existing and in effect as of the date hereof, true and complete copies of which have been made available to Parent;

(g) Loans. Make any loans, advances or capital contributions to or investments in any Person (other than (i) to wholly-owned Subsidiaries of the Company, (ii) to employees for advancement of related business expenses in the ordinary course of business, (iii) to any joint venture in which the Company or any of its Subsidiaries has any equity interest, (iv) pursuant to any Recorded Music Contract and/or Music Publishing Contract and (v) any other loans or capital contributions in an aggregated amount not to exceed $3,000,000);

(h) Indebtedness; Guarantees. Incur, assume or guarantee any new indebtedness for borrowed money or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person (other than the Company or any of its Subsidiaries) for borrowed money, in excess of $1,000,000 in the aggregate;

(i) Capital Expenditures. Make any capital expenditure other than (i) in accordance with the Company’s capital expenditure plan previously provided to Parent and (ii) otherwise in an aggregate amount for all such capital expenditures made pursuant to this clause (ii) not to exceed $3,000,000;

(j) Non-Compete. Enter into any Contract that restricts the ability of the Company or any of its Subsidiaries, to compete, in any material respect, with any business or in any geographic area, or to solicit customers, except for restrictions that may be contained in Contracts entered into in the ordinary course of business consistent with past practice;

(k) Dissolution. Adopt or enter into a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation or other reorganization;

(l) Accounting. Change its accounting policies or procedures, other than as required by GAAP or applicable Law;

(m) Contracts. (A) modify, amend or terminate any Material Contract, Recorded Music Contract with respect to a Material Recording, Music Publishing Contract with respect to a Material Musical Composition or Contract with a Top Digital Music Service Provider other than (1) in the ordinary course of business or (2) modifications or amendments which are immaterial or (B) enter into any new Contract (1) that, if entered into prior to the date of this Agreement, would have been required to be listed in Section 3.15 of the Company Disclosure Letter as a Material Contract (other than if entered into in the ordinary course of business) or (2) containing any “change of control” or similar provision that would be triggered by the transactions contemplated hereby;

(n) Legal Actions. Waive, release, assign, settle or compromise any material Legal Actions, other than (i) in the ordinary course of business not in excess of $2,000,000 individually or $8,000,000 in the aggregate (net of any insurance) or (ii) if the loss resulting from such waiver, release, assignment settlement or compromise is reasonably expected to be reimbursed to the Company or any of its Subsidiaries by an insurance policy;

(o) Tax. (i) Make, change or revoke any material Tax election or take any position on a material Tax Return filed on or after the date of this Agreement or adopt any method therein that is inconsistent with elections made, positions taken or methods used in preparing or filing similar returns in prior periods unless such position or election is required by applicable Law, (ii) enter into any settlement or compromise of any material Tax liability, (iii) file any amended Tax Return that would result in a change in any material Tax liability, taxable income or loss, (iv) change any annual Tax accounting period, (v) enter into any closing agreement relating to any material Tax liability or (vi) surrender any claim for a material refund of Taxes, in each case unless otherwise required by applicable Law;

(p) Collective Bargaining Agreements. (i) Negotiate the renewal or extension of or enter into any agreement or amendment providing for the renewal or extension of any of the agreements with the American Federation of Television and Radio Artists, the American Federation of Musicians and their international counterparts or any agreement with any similar entity or (ii) enter into any new collective bargaining agreement covering U.S. employees, in each case without (A) providing Parent with advance notice of negotiations (unless not reasonably practicable) and prompt access to all material information provided or made available to the Company or its Representatives relating to the proposed renewal or extension or related negotiations and (B) consulting, and causing its Representatives to consult, in advance (unless not reasonably practicable) with Parent and its Representatives with respect to any such information or proposed renewal or extension or related negotiations, in each case except (x) as may be prohibited by applicable Law or (y) to the extent that the foregoing actions would waive the attorney-client privilege with respect to such information provided that the Company and Parent shall enter into a joint representation agreement or similar agreement as mutually agreed by them, if necessary to protect the attorney-client privilege of such information; or

(q) Related Actions. Authorize, commit or agree to do any of the foregoing.

Nothing contained in this Agreement gives, or is intended to give, Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement gives, or is intended to give, the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.2 Conduct of Business of Parent. Parent shall not, and shall cause its Affiliates not to, without the prior written consent of the Company, take or agree to take any of the following actions:

(a) acquire or enter into any agreement to acquire (by merger, consolidation, acquisition of equity interests or assets, joint venture or otherwise) any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof if such acquisition or the entering into such agreement would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any Governmental Authorization or Order or the expiration or termination of any applicable waiting period necessary to consummate the transactions contemplated by this Agreement, (ii) materially increase the risk of any Governmental Authority entering an Order prohibiting the consummation of the transactions contemplated by this Agreement, (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise or (iv) otherwise materially delay or prevent the consummation of the transactions contemplated by this Agreement, in each case of clauses (i), (ii), (iii), (iv), as determined in light of the then-current circumstances; or

(b) any action that would reasonably be expected to materially interfere with Parent’s ability to make available to the Paying Agent at the Effective Time funds sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including the payment of the Merger Consideration and the payment of all associated costs and expenses.

Section 5.3 Access to Information; Confidentiality.

(a) The Company shall, and shall cause its Subsidiaries to, (i) provide to Parent and its Representatives access at reasonable times upon prior notice to the officers, employees, properties, books and records of the Company and its Subsidiaries and (ii) furnish promptly such information concerning the Company and its Subsidiaries as Parent may reasonably request. Nothing herein shall require the Company or any of its Subsidiaries to disclose information to the extent such disclosure would be reasonably likely to (A) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (B) violate any applicable Law or any confidentiality obligation of such party. In the event that the Company does not provide access or information in reliance on the preceding sentence, it shall provide notice to Parent that it is withholding such access or information and the Company shall use its reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable Law, Contract or obligation or risk waiver of such privilege.

(b) Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated March 22, 2011 (the “Confidentiality Agreement”), between Parent and the Company with respect to the information disclosed under this Section 5.3.

(c) Nothing contained in this Agreement shall give Parent or its Affiliates, directly or indirectly, rights to conduct or cause to be conducted any environmental investigation of the current or former operations or facilities of the Company or any of its Subsidiaries without the prior written consent of the Company in its sole discretion.

Section 5.4 No Solicitation.

(a) From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, and except as expressly permitted by Section 5.4(b), the Company shall not, and the Company shall cause any of its Subsidiaries not to, and the Company shall use its reasonable best efforts to cause its Representatives not to, (i) solicit, initiate, facilitate or knowingly encourage any inquiries regarding, or the making of any proposal or offer that constitutes, a Takeover Proposal, (ii) engage in, enter into or participate in any discussions with any Person that has made a Takeover Proposal (other than to state that the Company is not permitted to have discussions), or provide any non-public information or data concerning the Company or any of its Subsidiaries to any Person relating to, a Takeover Proposal or afford to any Person access to the business, properties, assets or personnel of the Company or any of its Subsidiaries in connection with a Takeover Proposal, (iii) execute or enter into any Contract with respect to a Takeover Proposal (other than an Acceptable Confidentiality Agreement), (iv) grant any waiver, amendment or release under any standstill or confidentiality agreement or any Takeover Statute or (v) otherwise knowingly facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt by any Person to make a Takeover Proposal. The Company and its officers and directors shall, and the Company shall instruct and cause the Company’s Representatives, its Subsidiaries and their Representatives to, immediately cease and terminate all discussions and negotiations with any Persons conducted heretofore that may be ongoing with respect to a Takeover Proposal, and deliver a written notice to each such Person to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Takeover Proposal, effective immediately, and the notice shall also request such Person to promptly return or destroy all confidential information concerning the Company and its Subsidiaries, and the Company shall take all reasonable necessary actions to secure its rights and ensure the performance of any such Person’s obligations under any applicable confidentiality agreement (including enforcement of any applicable “standstill” provision).

(b) Notwithstanding Section 5.4(a), at any time following the date of this Agreement and prior to the time the Requisite Company Vote is obtained, if the Company receives a bona fide, written Takeover Proposal and, prior to taking any action described in clauses (x) and (y) below, the Company Board determines in good faith after consultation with outside legal counsel that (A) based on the information then available and after consultation with its financial advisor, such Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and (B) the failure to take the actions set forth in clauses (x) and (y) below with respect to such Takeover Proposal would be inconsistent with its fiduciary duties to stockholders under applicable Law, then the Company may, in response to such Takeover Proposal, (x) furnish access and non-public information with respect to the Company and any of its Subsidiaries to the Person who has made such Takeover Proposal pursuant to (and may enter into) an Acceptable Confidentiality Agreement, so long as any written non-public information provided under this clause (x) has previously been provided to Parent or is provided to Parent substantially concurrently with the time it is provided to such Person, and (y) participate in discussions and negotiations regarding such Takeover Proposal.

(c) From and after the date of this Agreement, the Company shall promptly (and in any event within 24 hours) advise Parent orally and in writing (i) if any non-public information is requested from the Company or any of its Representatives in connection with any Takeover Proposal and (ii) of the receipt of any Takeover Proposal, specifying the material terms and conditions thereof and the identity of the party making the Takeover Proposal and thereafter shall keep Parent reasonably informed, on a current basis, of the status and terms of any such Takeover Proposal (including any amendments thereto) and the status of any discussions or negotiations, including any change in the Company’s intentions as previously notified.

(d) Except as set forth in Section 5.4(e) and Section 5.4(f), the Company Board shall not (i) change, withhold, withdraw, qualify, modify or amend (or publicly propose or resolve to change, withhold, withdraw, qualify, modify or amend) the Company Board Recommendation in any manner adverse to Parent or fail to include the Company Board Recommendation in the Proxy Statement, (ii) authorize, adopt, approve, recommend or declare advisable, or publicly propose to authorize, adopt, approve, recommend or declare advisable (except to the extent required by applicable Law in respect of a notice delivered by the Company pursuant to Section 5.4(e)), a Takeover Proposal (any of the foregoing actions in clause (i) or (ii), a “Change of Recommendation”), or (iii) approve, recommend or allow the Company to enter into a Contract relating to a Takeover Proposal (other than an Acceptable Confidentiality Agreement).

(e) Notwithstanding Section 5.4(d), at any time before obtaining the Requisite Company Vote, the Company Board may (x) effect a Change of Recommendation if an event, fact, development or occurrence that affects the business, assets, operations or condition (financial or otherwise) of the Company that is unknown to the Company Board as of immediately prior to the execution of this Agreement becomes known to the Company Board (an “Intervening Event”) or in response to a Superior Proposal or (y) in response to a Superior Proposal received by the Company Board after the date of this Agreement, terminate this Agreement pursuant to Section 7.4(a) (concurrently with the payment of the Company Termination Fee in accordance with Section 7.6(b)), and concurrently enter into a Contract with respect to such Superior Proposal, but only if, in the case of either of clause (x) or (y):

(i) the Company Board determines in good faith, after consultation with an independent financial advisor and outside legal counsel, that failure to do so would be inconsistent with its fiduciary duties to stockholders under applicable Law and the Company shall have complied in all material respects with all of its obligations under this Section 5.4 (provided, that, an otherwise immaterial breach shall be deemed material if it materially contributed to the receipt of a Takeover Proposal);

(ii) the Company shall have first provided prior written notice to Parent, at least three Business Days in advance, that it will effect a Change of Recommendation or terminate this Agreement pursuant to Section 7.4(a), as the case may be, which notice shall include the material terms and conditions of the transaction that constitutes such Superior Proposal and the identity of the party making such Superior Proposal and include copies of the final forms of all relevant documents relating to such Superior Proposal or a description in reasonable detail of such Intervening Event, as the case may be;

(iii) after providing such notice and prior to effecting such Change of Recommendation or terminating this Agreement pursuant to Section 7.4(a), the Company shall have negotiated with Parent (if so requested by Parent) in good faith to make such adjustments in the terms and conditions of this Agreement proposed by Parent (if any) as would permit the Company, to the extent consistent with the Company Board’s fiduciary duties, not to effect a Change of Recommendation or terminate this Agreement pursuant to Section 7.4(a); and

(iv) the Company Board shall have considered in good faith any changes to this Agreement offered by Parent and shall have determined (x) in the event the Company Board’s determination pursuant to clause (i) above is in response to a Superior Proposal, that such Superior Proposal would continue to constitute a Superior Proposal if such changes were to be given effect; provided, that in the event of any material revisions to the Takeover Proposal that the Company Board has determined to be a Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to again comply with the requirements of this Section 5.4(e) with respect to such new written notice (including the three Business Day notice period referenced above), or (y) in the event the Company Board’s determination pursuant to clause (i) above is in response to an Intervening Event, that such changes would not obviate the need for a Change of Recommendation in response to such Intervening Event.

(f) Nothing contained in this Agreement shall prohibit the Company from complying with Rules 14a-9, 14d-9, 14e-2 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder or making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with its outside legal counsel, the failure to do so would be inconsistent with its fiduciary duties under applicable Law or such disclosure is otherwise required under applicable Law; provided, that (i) any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed a Change of Recommendation for all purposes under this Agreement if it is inconsistent with the Company Board Recommendation unless the Company expressly reaffirms the Company Board Recommendation within three (3) Business Days following any request by Parent and (ii) any such disclosure that is Change of Recommendation may only be made upon compliance with the requirements of Sections 5.4(d) and 5.4(e).

(g) The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person relating to a possible Takeover Proposal subsequent to the date of this Agreement except for an Acceptable Confidentiality Agreement as permitted or required pursuant to this Section 5.4, and neither the Company nor any of its Subsidiaries shall enter into any agreement that prohibits the Company from providing to Parent any information provided or made available to any other Person pursuant to an Acceptable Confidentiality Agreement.

(h) The Company acknowledges and agrees that any violation of the restrictions set forth in this Section 5.4 by any Representatives of the Company shall be deemed to be a breach of this Section 5.4 by the Company.

Section 5.5 Company Proxy Statement.

(a) As promptly as practicable and in any event within ten Business Days following the date of this Agreement, the Company shall prepare and file with the SEC a preliminary copy of the Company Proxy Statement. Parent shall provide the Company with any information with respect to itself and its Subsidiaries that may be reasonably requested by the Company for inclusion in the Company Proxy Statement and any updates to such information, as appropriate. The Company shall provide Parent with a reasonable opportunity to review and comment on such preliminary copy prior to filing with the SEC.

(b) The Company agrees that (i) the Company Proxy Statement will not, at the date it is first mailed to the stockholders of the Company or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, that no representation or warranty is made by the Company (and the foregoing shall not apply) with respect to statements made or incorporated by reference therein to the extent based on information supplied by or on behalf of Parent or Merger Sub or any Affiliate of Parent or Merger Sub in connection with the preparation of the Company Proxy Statement for inclusion or incorporation by reference therein and (ii) the Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.

(c) Parent and Merger Sub hereby covenant and agree that none of the information supplied by or on behalf of Parent or Merger Sub or any Affiliate of Parent or Merger Sub for inclusion or incorporation by reference in the Company Proxy Statement shall, at the date it is first mailed to the stockholders of the Company or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, that no representation or warranty is made by either Parent or Merger Sub (and the foregoing shall not apply) with respect to statements made or incorporated by reference therein to the extent based on information supplied by the Company or any Affiliate of the Company in connection with the preparation of the Company Proxy Statement for inclusion or incorporation by reference therein.

(d) The Company shall use its reasonable best efforts to (i) respond to any comments on the Company Proxy Statement or requests for additional information from the SEC as soon as practicable after receipt of any such comments or requests and (ii) cause the Company Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable following the clearance of the Company Proxy Statement by the SEC. The Company shall promptly (A) notify Parent upon the receipt of any such comments or requests and (B) provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand, to the extent such correspondence relates to the Company Proxy Statement. Before responding to any such comments or requests or the filing or mailing of the Company Proxy Statement, the Company (x) shall provide Parent with a reasonable opportunity to review and comment on any drafts of the Company Proxy Statement (including any amendments or supplements thereto) and related correspondence and filings and (y) shall include in such drafts, correspondence and filings all comments reasonably proposed by Parent.

(e) The Company Proxy Statement shall include the Company Board Recommendation unless the Company Board has effected a Change of Recommendation in compliance with Sections 5.4(d) and (e).

Section 5.6 Company Stockholders Meeting.

(a) Subject to Section 5.4 and this Section 5.6(a), the Company shall call and hold the Company Stockholders Meeting within 30 days following the date of mailing the Proxy Statement for the purpose of obtaining the Requisite Company Vote. Subject to Section 5.4, the Company shall use its reasonable best efforts to solicit or cause to be solicited from its stockholders proxies in favor of adoption of this Agreement; provided, that the Company may postpone, recess or adjourn the Company Stockholders Meeting to a later date: (a) with the consent of Parent, (b) for the absence of a quorum, (c) to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure which the Company Board has determined in good faith (after consultation with its outside legal counsel) is necessary or advisable under applicable Laws and for such supplemental or amended disclosure to be disseminated to and reviewed by the Company’s stockholders prior to the Company Stockholders Meeting or (d) if the Company has provided a written notice to Parent pursuant to Section 5.4(e)(i) and the latest deadline contemplated by Section 5.4(e) with respect to such notice has not been reached.

(b) The Company shall establish a record date for purposes of determining the stockholders entitled to notice of and vote at the Company Stockholders Meeting (the “Record Date”). Once the Company has

established the Record Date, the Company may not change such Record Date or establish a different Record Date for the Company Stockholders Meeting without the prior written consent of Parent if such change or different Record Date will result in a delay of the date of the Company Stockholders Meeting, except as required by applicable Law or to the extent in compliance with the provisions of Section 5.6(a). In the event that the date of the Company Stockholders Meeting as originally called is for any reason adjourned or postponed or otherwise delayed, the Company agrees that it shall implement such adjournment or postponement or other delay in accordance with applicable Law or the Company’s bylaws.

Section 5.7 Employees; Benefit Plans.

(a) For a period of six months following the Closing (the “Continuation Period”), Parent shall, or shall cause the Surviving Corporation or any of their respective Affiliates to, provide to individuals who, immediately prior to the Effective Time, were Employees with salaries or wages, short term bonus or commission opportunities, and other compensation and benefits, that, taken as a whole for each such individual, are substantially comparable in the aggregate to the salaries or wage rates, compensation opportunities and benefits provided by the Company and its Subsidiaries to such individual immediately prior to the Effective Time, excluding compensation under any equity-based plan, program or arrangement; provided, that nothing contained herein shall limit Parent’s, the Surviving Corporation’s or any of their respective Affiliate’s ability to modify wages, salaries, compensation or benefits because of or in response to performance issues with particular employees, groups of employees or business units. Notwithstanding anything to the contrary set forth herein, after the Effective Time, nothing herein shall preclude the Surviving Corporation from terminating the employment of any Employee.

(b) Parent shall, or shall cause the Surviving Corporation and each of their respective Affiliates to, honor all Company Benefit Plans (including all severance, change of control and similar plans and agreements) in accordance with their terms as in effect immediately prior to the Effective Time, subject to any amendment or termination thereof that may be permitted by such Company Benefit Plans; provided, that nothing herein shall prevent the amendment or termination of any specific plan, program policy, agreement or arrangement, or interfere with Parent’s, the Surviving Corporation’s or any of their respective Affiliates’ rights or obligations to make such changes as are necessary to comply with applicable Law. Notwithstanding the foregoing or Section 5.7(a), Parent shall provide each Employee who suffers a termination of employment during the Continuation Period under circumstances that would have given the Employee a right to severance payments and benefits under the Company’s severance policy or individual employment, severance or separation agreement or other arrangement in effect immediately prior to the Effective Time (each, a “Company Severance Plan”) with severance payments and benefits no less favorable than those that would have been provided to such Employee under the applicable Company Severance Plan, as calculated using the same salary or hourly wage rate or other compensation, as applicable, provided to such Employee immediately prior to the Effective Time, except as Parent or the Surviving Corporation, as applicable, and such Employee may otherwise agree in writing. Following the end of the Continuation Period, Parent shall be permitted to alter the duties and employment terms applicable to a given Employee unless prohibited under the terms of any employment agreement with such Employee.

(c) For all purposes of eligibility, vesting and level of benefits under all employee benefit plans of Parent, the Surviving Corporation and their respective Affiliates providing benefits to any Employee after the Effective Time (the “New Plans”), but not for purposes of benefit accrual under any defined benefit pension plan or retiree medical plan (other than as required by applicable Law), each Employee shall receive full credit for such Employee’s years of service with the Company and its Subsidiaries before the Effective Time (including predecessor or acquired entities or any other entities for which the Company and its Subsidiaries have given credit for prior service), to the same extent as such Employee was entitled, prior to the Effective Time, to credit for such service under any similar or comparable Company Benefit Plan (except to the extent such credit would result in a duplication of accrual of benefits). In addition, where applicable, and without limiting the generality of the foregoing: (i) at the Effective Time, each Employee shall be immediately eligible to participate, without any waiting time, in each New Plan to the extent such waiting time was satisfied under a similar or comparable Company Benefit Plan in which such Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), (ii) Parent shall cause all pre-existing condition exclusions or limitations and actively-at-work requirements of each New Plan to be waived or satisfied for such Employee and his or her covered dependents to the extent waived or satisfied under the analogous Old Plan as of the Effective Time and (iii) Parent shall cause all eligible expenses incurred by each Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d) With respect to any accrued but unused vacation time to which any Employee is entitled pursuant to the vacation policy or individual agreement or other arrangement applicable to such Employee immediately prior to the Effective Time, (the “Vacation Policy”), Parent shall, or shall cause the Surviving Corporation or any of their respective Affiliates to, (i) allow such Employee to use such accrued vacation and (ii) if any Employee’s employment terminates during the Continuation Period under circumstances entitling the Employee to severance pay under the Company Severance Plan, pay the Employee, in cash, an amount equal to the value of the accrued vacation time to the same extent that the Employee would have received a cash payment therefor under the Vacation Policy or the applicable Company Severance Plan as in effect on the date of this Agreement.

(e) For the avoidance of doubt, to the extent any employment agreement to which an Employee is party, which exists as of the Effective Time, expressly requires the successor of the Company, its business or its assets to expressly assume and agree to perform such agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place (or such words of like import), the Surviving Corporation expressly so assumes and agrees.

(f) Nothing in this Section 5.7, whether express or implied, shall confer upon any Person (including any current or former employee of the Company, Parent, the Surviving Corporation or any of their respective Affiliates), any third party beneficiary or other rights or remedies, including any right to employment or continued employment for any specified period or continued participation in any Company Benefit Plan, of any nature or kind whatsoever under or by reason of this Section 5.7. No provision of this Section 5.7 is intended to and such provisions do not modify, amend or create any employee benefit plan of the Company, Parent, the Surviving Corporation or any of their respective Affiliates.

Section 5.8 Directors’ and Officers’ Indemnification and Insurance.

(a) The Surviving Corporation shall cause all rights to indemnification, advancement of expenses and exculpation now existing in favor of any present or former director, officer or employee of the Company or any of its Subsidiaries and the fiduciaries of any Company Benefit Plans (the “Indemnified Parties”) as provided in (i) the Organizational Documents of the Company, (ii) the minutes of any meetings of the Company Board or any committee of the Company Board, (iii) the minutes of any meetings of the boards of directors, or any committee of the boards of directors or equivalent governing bodies, of any of the Subsidiaries, (iv) agreements between an Indemnified Party and the Company or one of its Subsidiaries or (v) otherwise in effect at the Effective Time, to survive the Merger and to continue in full force and effect for a period of not less than six years after the Effective Time or, if longer, for such period as is set forth in any applicable agreement with an Indemnified Party in effect on the date of this Agreement, and all rights to advancement and indemnification shall, with respect to any claim or matter asserted prior to such period, continue for the duration of any such claim or matter.

(b) The Surviving Corporation shall indemnify all Indemnified Parties to the fullest extent permitted by applicable Law with respect to any claim, demand, suit, action, proceeding, arbitration, investigation or inquiry, whether civil, criminal, administrative or investigative (“Indemnified Claim”), for acts or omissions arising out of or relating, in whole or in part, to their services as directors, officers or employees of the Company, its Subsidiaries or another Person, if such Indemnified Party is or was serving as a director, officer or employee of such other Person at the request of the Company, or fiduciaries of the Company Benefit Plans, whether asserted or claimed at, after or before the Effective Time (including in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement or otherwise). If any Indemnified Party is or becomes involved in any Indemnified Claim or other matter subject to indemnification hereunder, the Surviving Corporation shall advance as incurred and interest free any costs or expenses (including legal fees and disbursements), judgments, fines, losses, claims, damages, amounts paid in settlement or other Liabilities (“Damages”) arising out of or incurred in connection with such Indemnified Claim or other matter, subject to the Surviving Corporation’s, as applicable, receipt of an unsecured undertaking by or on behalf of such Indemnified Party, if required by the DGCL, to repay such Damages if it is ultimately determined under applicable Law that such Indemnified Party is not entitled to be indemnified. In the event of any Indemnified Claim, (i) the Surviving Corporation shall cooperate with the Indemnified Party in the defense of such Indemnified Claim and (ii) the Surviving Corporation shall not settle, compromise or seek or consent to the entry of any judgment in any Indemnified Claim pending or threatened in writing to which an Indemnified Party is a party (and in respect of which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Indemnified Claim.

(c) The Surviving Corporation shall maintain in effect for at least six years after the Effective Time the current policies of directors’ and officers’ liability insurance maintained by the Company or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement) so long as the Surviving Corporation is not required to pay an annual premium in excess of 300% of the last annual premium paid by the Company for such insurance before the date of this Agreement (such 300% amount being the “Maximum Premium”). If the Surviving Corporation is unable to obtain the insurance described in the prior sentence for an amount less than or equal to the Maximum Premium, then the Surviving Corporation shall instead obtain as much comparable insurance as possible for an annual premium equal to the Maximum Premium. Notwithstanding the foregoing, in lieu of the arrangements contemplated by this Section 5.8(c), before the Effective Time, the Company shall be entitled to purchase a “tail” directors’ and officers’ liability insurance policy covering the matters described in this Section 5.8(c) and for the same limits of liability as the current directors’ and officers’ liability insurance maintained by the Company, which cost of such tail policy shall not exceed the Maximum Premium, and, if the Company elects to purchase such a policy before the Effective Time, then the Surviving Corporation’s obligations under this Section 5.8(c) shall be satisfied so long as the Surviving Corporation causes such policy to be maintained in effect for a period of six years following the Effective Time.

(d) Parent hereby acknowledges that the Indemnified Parties may have certain rights to indemnification, advancement of expenses and/or insurance provided by other Persons. Parent hereby agrees that (i) the Surviving Corporation is the indemnitor of first resort (i.e., its obligations to the Indemnified Parties are primary and any obligation of such other Persons to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any such Indemnified Party are secondary) and (ii) the Surviving Corporation shall be required to advance the full amount of expenses incurred by any such Indemnified Party and shall be liable for the full indemnifiable amounts, without regard to any rights any such Indemnified Party may have against any such other Person. The Surviving Corporation further agrees that no advancement or payment by any of such other Persons on behalf of any such Indemnified Party with respect to any claim for which such Indemnified Party has sought indemnification from the Surviving Corporation shall affect the foregoing and such other Persons shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnified Party against the Surviving Corporation.

(e) The covenants contained in this Section 5.8 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. The obligations of the Surviving Corporation under this Section 5.8 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party to whom this Section 5.8 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnified Party shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnified Parties to whom this Section 5.8 applies, and any Person who pays advancement or indemnification to or on behalf of any of the Indemnified Parties as described in the last sentence of Section 5.8(d), shall be third party beneficiaries of this Section 5.8).

(f) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Corporation shall take all necessary action so that the successors or assigns of the Surviving Corporation shall succeed to the obligations set forth in this Section 5.8.

(g) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.8 is not prior to or in substitution for any such claims under such policies.

Section 5.9 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Law, each of the parties to this Agreement shall, and shall cause its Affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in Article VI are satisfied and to consummate the transactions contemplated by this Agreement as promptly as practicable. The terms of this Section 5.9 shall not limit the rights of the Company set forth in Section 5.4.

Section 5.10 Consents; Filings; Further Action; Notices.

(a) Upon the terms and subject to the conditions of this Agreement and in accordance with applicable Law, each of Parent and the Company shall, and Parent shall cause each of its Affiliates to, use its reasonable best efforts to promptly (i) obtain any consents, approvals or other authorizations, and make any filings and notifications, required in connection with the transactions contemplated by this Agreement, (ii) make any other submissions either required or deemed appropriate by either Parent or the Company in connection with the transactions contemplated by this Agreement under the Securities Act, the Exchange Act, the HSR Act, any Foreign Competition Law, the DGCL, the Applicable Exchange rules and regulations and any other applicable Law and (iii) take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 5.10 to cause the expiration of the applicable waiting periods, or receipt of required consents, approvals or authorizations, as applicable, under such Laws as soon as practicable; provided, that subject to Section 5.10(d), the Company and its Affiliates shall not give any undertakings, make any commitments or enter into any agreements that would be binding upon Parent or any of its Affiliates, including after the Closing, the Company and any of its Subsidiaries, without the prior written consent of Parent. Parent and the Company shall cooperate and consult with each other in connection with the making of all such filings and notifications, including by providing copies of all relevant documents to the non-filing party and its advisors before filing. No party shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Authority without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld, delayed or conditioned.

(b) As promptly as practicable after the date of this Agreement, each of Parent and the Company shall file, and shall cause their respective Affiliates to file, and, unless so requested by the applicable Governmental Authority, not withdraw (i) any notification and report forms and related material required to be filed by it with the Federal Trade Commission and the United States Department of Justice, as applicable, and (ii) any filings required to be made by it with any Governmental Authority in the European Union, in each case of clauses (i) and (ii), with respect to the transactions contemplated by this Agreement, and shall promptly make any further filings pursuant thereto that may be necessary, proper or advisable. Without limiting the foregoing, the parties acknowledge and agree that they shall use their reasonable best efforts to, no later than the first Business Day after 21 calendar days following the date hereof, file, and cause their respective Affiliates to file, the reports set forth on Section 5.10(b) of the Company Disclosure Letter.

(c) Each of Parent and the Company shall promptly inform the other party upon receipt of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement. If Parent or the Company (or any of their respective Affiliates) receives a request for additional information from any Governmental Authority that is related to the transactions contemplated by this Agreement, then such party shall endeavor in good faith to make, or cause to be made, to the extent practicable and after consultation with the other party, an appropriate response to such request. No party shall participate in any meeting or engage in any material substantive conversation with any Governmental Authority without giving the other party prior notice of the meeting or conversation and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. Parent shall advise the Company promptly of any understandings, undertakings or agreements (oral or written) which Parent proposes to make or enter into with any Governmental Authority in connection with the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, Parent shall use its reasonable best efforts to resolve any objections that may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory Law as promptly as practicable.

(d) Notwithstanding anything to the contrary in this Agreement, Parent shall take, and shall cause each of its Affiliates to take all actions within its power to avoid the entry or to effect the dissolution of, or vacate or lift, any Order which would otherwise have the effect of preventing, impairing or delaying the Closing, including (i) selling, licensing, divesting or disposing of or holding separate any entities, assets, Intellectual Property or businesses (including, after the Effective Time, the Surviving Corporation or any of its Subsidiaries), (ii) terminating, amending or assigning existing relationships or contractual rights and obligations, (iii) changing or modifying any course of conduct regarding future operations, (iv) otherwise taking actions that would limit its freedom of action with respect to, or its ability to retain, one or more of their respective businesses, assets or rights or interests therein and (v) committing to take any such actions in the foregoing clauses (i), (ii), (iii) or (iv). For the avoidance of doubt, Parent shall not require the Company or its Subsidiaries to, and the Company and its Subsidiaries shall not be required to, take any action described in this Section 5.10(d) with respect to any Order or any applicable Law which would bind the Company or its Subsidiaries irrespective of whether the Merger occurs.

(e) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (i) of any notice or other communication received by such party from any Governmental Authority in connection with the transactions contemplated by this Agreement or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, if the subject matter of such communication or the failure of such party to obtain such consent would reasonably be expected to be material to the Company, the Surviving Corporation or Parent, (ii) of any action commenced or, to such party’s Knowledge, threatened against, relating to or otherwise affecting such party or any of its Subsidiaries in connection with, arising from or relating to this Agreement or the Merger and other the transactions contemplated hereby (“Transaction Litigation”) and (iii) if a party becomes aware of any facts or circumstances that such party believes constitute, or with the passage of time are reasonably likely to constitute, a breach of this Agreement by the other party or the occurrence or non-occurrence of any event that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligations of any party hereto to effect the Merger or any of the other transactions contemplated by this Agreement not to be satisfied; provided, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of any party to effect the Merger under this Agreement; provided, further, that except as set forth in Section 5.10(e) of the Company Disclosure Letter, (x) the Company and Parent shall give each other the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation and (y) neither the Company nor any Company Subsidiary or Representative of the Company shall compromise, settle, come to an arrangement regarding, or offer or agree to compromise, settle or come to an arrangement regarding any Transaction Litigation or consent to the same, unless Parent shall have consented in writing.

Section 5.11 Public Announcements. Except as provided for in this Agreement, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements about this Agreement or any of the transactions contemplated by this Agreement. Neither Parent nor the Company shall issue any such press release or make any such public statement prior to such consultation, except to the extent required by applicable Law or the Applicable Exchange requirements, in which case that party shall use its reasonable best efforts to consult with the other party before issuing any such release or making any such public statement; provided, that, so as the Company is in compliance with the requirements of Section 5.4, Parent’s consent shall not be required, and the Company shall not be required to consult with Parent in connection with, or provide Parent an opportunity to review or comment upon, any press release or other public statement or comment to be issued or made with respect to any Takeover Proposal or with respect to any actions contemplated by Section 5.4(e) or Section 5.4(f). Without the prior consent of the other parties, the Company may disseminate the information included in a press release or other document previously approved for external distribution by Parent.

Section 5.12 Fees, Expenses and Conveyance Taxes. Except as explicitly provided otherwise in this Agreement, whether or not the Merger is consummated, all expenses (including those payable to Representatives) incurred by any party to this Agreement or on its behalf in connection with this Agreement and the transactions contemplated by this Agreement (“Expenses”) shall be paid by the party incurring those Expenses.

Section 5.13 Financing.

(a) Each of Parent and Merger Sub shall, and shall cause each of its Affiliates to, use its reasonable best efforts to obtain the Financing on the Closing Date on the terms and conditions described in the Financing Commitments (including the flex provisions), including using its reasonable best efforts to (i) comply with its obligations under the Financing Commitments, (ii) negotiate and enter into definitive agreements with respect to the Financing Commitments on terms and conditions (including flex provisions) no less favorable to Parent and Merger Sub than those contained in the Financing Commitments, (iii) satisfy on a timely basis or obtain the waiver of all conditions applicable to Parent and Merger Sub that are within their respective control contained in the Financing Commitments (or any definitive agreements related thereto), including the payment of any commitment, engagement or placement fees required as a condition to the Financing and (iv) consummate the Financing substantially concurrent with the Merger (for the avoidance of doubt, it is not a condition to Closing under this Agreement, nor to the consummation of the Merger, for Parent or Merger Sub to obtain the Financing or any alternative financing). Notwithstanding anything to the contrary in the immediately preceding sentence, each of Parent and Merger Sub shall, and shall cause each of its Affiliates to, use its reasonable best efforts to (i) maintain in effect the Financing Commitments and (ii) enforce all of its rights under the Financing Commitments or any definitive agreements relating thereto. Parent shall keep the Company informed on a regular basis and in reasonable detail of the status of its efforts to arrange the Financing (including providing the Company with copies of all definitive agreements and other documents related to the Financing). Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt notice (x) of any material breach or default by any party to any of the Financing Commitments, the Equity Commitment Letter or definitive agreements related to the Financing of which Parent or Merger Sub becomes aware, (y) of the receipt of (A) any written notice or (B) other written communication, in each case from any Financing source with respect to any (1) actual or potential breach, default, termination or repudiation by any party to any of the Financing Commitments, the Equity Commitment Letter or definitive agreements related to the Financing of any provisions of the Financing Commitments, the Equity Commitment Letter or definitive agreements related to the Financing or (2) material dispute or disagreement between or among any parties to any of the Financing Commitments, the Equity Commitment Letter or definitive agreements related to the Financing with respect to the obligation to fund the Financing or the amount of the Financing to be funded at Closing, and (z) if at any time for any reason Parent or Merger Sub believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms and conditions, in the manner or from the sources contemplated by any of the Financing Commitments, the Equity Commitment Letter or definitive agreements related to the Financing. As soon as reasonably practicable, but in any event within two Business Days of the date the Company delivers to Parent or Merger Sub a written request, Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (x), (y) or (z) of the immediately preceding sentence; provided, that Parent and Merger Sub shall not be obligated to provide any such information to the Company if such information is subject to attorney-client privilege, provided, however, that in the event that Parent and/or Merger Sub do not provide the Company with such information in reliance on any attorney-client privilege, Parent shall provide notice to the Company that it is withholding such information and Parent shall use its reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that would not risk waiver of such privilege. Parent shall not, without the prior written consent of the Company, amend, modify, supplement or waive any of the conditions or contingencies to funding contained in the Financing Commitments (or any definitive agreements related thereto) or any other provision of, or remedies under, the Financing Commitments (or any definitive agreements related thereto), in each case to the extent such amendment, modification, supplement or waiver could reasonably be expected to have the effect of (A) adversely affecting the ability of Parent or Merger Sub to timely consummate the transactions contemplated by this Agreement or (B) amending, modifying or supplementing the conditions or contingencies to the Financing in a manner that makes it less likely the Financing will be funded or imposing new or additional conditions or expanding any existing condition to the receipt of the Financing; provided, however, that, notwithstanding anything to the contrary provided herein, Parent may replace, amend or modify the Debt Commitment Letters (y) to add or replace Lenders, lead arrangers, syndication agents, bookrunners or similar entities and (z) otherwise so long as such changes would not delay or adversely impact the ability of Parent to consummate the transactions contemplated hereby. In the event all conditions applicable to the Financing Commitments have been satisfied, Parent shall use its reasonable best efforts to cause the Lenders and Sponsor to fund the Financing required to consummate the transactions contemplated by this Agreement substantially concurrent with the Merger (including, other than with respect to the providers of the Equity Financing, to the extent appropriate under the circumstances, through litigation pursued in good faith). In the event that any portion of the Financing becomes unavailable, Parent shall notify the Company and use its reasonable best efforts to arrange alternative financing from the same or other sources of financing on terms and conditions (including the flex provisions) not materially less favorable to Parent and Merger Sub than those contained in the Financing Commitments as of the date hereof, and in an amount sufficient to timely consummate the transactions contemplated by this Agreement on the terms and conditions set forth herein (such alternative financing, together with the Financing, the “Available Financing”). For the avoidance of doubt, the syndication of any part of the Debt Financing in accordance with the terms of the Debt Commitment Letters in effect as of the date of this Agreement (or, if amended or replaced in accordance with the terms hereof, if such amendment or replacement contains substantially similar terms with respect to such syndication) shall not be deemed to violate Parent’s or Merger Sub’s obligations under this Agreement.

(b) The Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and their respective Representatives to, at Parent’s sole cost and expense, cooperate reasonably with Parent, Merger Sub and their authorized Representatives and take such actions as Parent or Merger Sub may reasonably request in connection with the arrangement of the Available Financing, including (i) participating in a reasonable number of meetings on reasonable advance notice, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Available Financing, (ii) as promptly as practicable, furnishing all customary information (other than financial information which is covered in clause

(iii) below) and data regarding the Company and its Subsidiaries as may be reasonably requested by Parent for inclusion in offering memoranda, private placement memoranda, prospectuses and similar documents and bank information memoranda and similar documents; provided, that any such memoranda or prospectuses shall contain disclosure and financial statements with respect to the Company or the Surviving Corporation as the obligor, (iii) furnishing the Required Information and all financial statements, pro forma financial statements and business and other financial data and information of the Company and its Subsidiaries the receipt of which is an express condition to the obligations of the Lenders under the Debt Commitment Letter (as in effect on the date of this Agreement); provided, that the Company shall only be required to furnish pro forma financial statements or forecasts if Parent or Merger Sub has provided the Company information relating to the proposed debt and equity capitalization at least fifteen days prior to the date pro forma financial statements are required to be delivered, (iv) assisting with the preparation of materials for rating agency presentations, offering memoranda, private placement memoranda, prospectuses and bank information memoranda and similar documents, (v) using reasonable best efforts to obtain accountant’s comfort letters, accountant consents, customary legal opinions, surveys, intellectual property reports, appraisals and title insurance reasonably requested by Parent, (vi) cooperating in respect of the preparation of, and, if applicable, executing and delivering, any underwriting or placement agreements, indentures, credit agreements, guarantees, pledge and security documents, currency or interest hedging agreements and other definitive financing agreements, and customary closing certificates and documents as may be reasonably requested by Parent (including delivery of a solvency certificate, on a pro forma basis, substantially in the form contemplated by the Debt Commitment Letter (as in effect on the date hereof)), (vii) delivering notices of redemption or prepayment within the time periods required by the relevant agreements governing indebtedness and obtaining customary payoff letters, lien terminations and instruments of discharge to be delivered at the Closing, and giving any other necessary notices, certificates or other documents or instruments, to allow for the payoff, discharge and termination in full on the Closing, of all indebtedness, (viii) facilitating the consummation of the Available Financing and the direct borrowing or incurrence of all proceeds of the Available Financing, by the Surviving Corporation immediately following the Effective Time and the distribution or payment of the proceeds of the Debt Financing, if any, obtained by any Subsidiary of the Company to the Surviving Corporation, (ix) facilitating the distributions of the proceeds of the Debt Financing, if any, obtained by any Subsidiary of the Company to the Surviving Corporation and causing WMG Acquisition Corp. to distribute as a dividend at or immediately following the Effective Time the amount available for distribution as a restricted payment under Section 4.11(a) of the Indenture, dated as of May 28, 2009 between WMG Acquisition Corp., as issuer, the guarantors party thereto and Wells Fargo Bank National Association as trustee and (x) furnishing Parent and its Lenders promptly with all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act; provided, that with respect to the foregoing, the Company shall not be required to become subject to any obligations or liabilities with respect to such agreements or documents prior to the Closing; provided, further that with respect to the foregoing, neither the Company nor any of its Subsidiaries shall be required to commit to take any action that is not contingent upon the Closing (including the entry into any agreement) or that would be effective prior to the Effective Time, or deliver, or cause to be delivered, any legal opinion by its counsel. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Available Financing; provided, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries. Any non-public information provided to Parent or Merger Sub pursuant to this Section 5.13(b) shall be subject to the Confidentiality Agreement. The Company and its Representatives shall be given a reasonable opportunity to review and comment on any financing documents and any materials that are to be presented during any meetings conducted in connection with the Financing, and Parent shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its Representatives. Parent and Merger Sub acknowledge and agree that the Company and its Affiliates and their respective Representatives shall not have any responsibility for (or, with respect to the Company and its Subsidiaries, prior to the Closing), incur any liability to any Person under or in connection with, the arrangement of the Financing or any alternative financing that Parent or Merger Sub may raise in connection with the transactions contemplated by this Agreement. Parent and Merger Sub shall, on a joint and several basis, (x) promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 5.13 and (y) indemnify and hold harmless the Company, its Affiliates and their respective Representatives from and against any and all Damages suffered or incurred by them in connection with the arrangement of the Financing or any alternative financing and any information utilized in connection therewith (other than information provided in writing by the Company or its Subsidiaries expressly for use in connection therewith). Notwithstanding anything to the contrary in this Agreement, any dividend required pursuant to this Section 5.13(b) shall not be required to be declared or paid, or any determination in respect thereof made, at any time prior to the Effective Time.

(c) Each of Parent and the Company shall take the actions set forth in Section 5.13(c) of the Company Disclosure Letter.

Section 5.14 Section 16b-3. Prior to the Effective Time, the Company shall (and shall be permitted to) take such steps as may be reasonably required to cause dispositions of the Company’s equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.15 Takeover Statute. If any Takeover Statute shall become or is deemed to be applicable to the Merger or the other transactions contemplated herein after the date of this Agreement, the Company and Parent and the members of their respective boards of directors shall grant such approvals and take such actions necessary so that the Merger and the other transactions may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate if possible, and otherwise to minimize, the effects of such Takeover Statute on the Merger and the other transactions contemplated hereby.

Section 5.16 FIRPTA Certificate. On or prior to the Effective Time, the Company shall deliver to Parent a certificate or certificates in compliance with Treasury Regulation Section 1.1445-2, certifying that the transactions contemplated by this Agreement are exempt from withholding under Section 1445 of the Code; provided, that, notwithstanding anything in this Agreement to the contrary, Parent’s sole right if the Company fails to provide such certificate shall be to make an appropriate withholding under Sections 897 and 1445 of the Code.

ARTICLE VI

CONDITIONS

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver on or before the Closing Date of each of the following conditions:

(a) Company Stockholder Approval. This Agreement shall have been duly adopted by the Requisite Company Vote at a duly called Company Stockholders Meeting.

(b) Regulatory Consents. The waiting period applicable to the consummation of the Merger under the HSR Act and Council Regulation (EC) No 139/2004 shall have expired or been terminated. All other approvals and actions, filings, notices or consents required to consummate the Merger pursuant to any other applicable Foreign Competition Law shall have been made, obtained or effected, as the case may be, other than such approvals, actions, filings, notices or consents the failure to obtain would not (i) have a Company Material Adverse Effect after giving effect to the Merger or (ii) provide a reasonable basis to conclude that any Company Related Party or Parent Related Party would be subject to any material risk of criminal liability.

(c) No Orders. No Governmental Authority shall have issued any Order that enjoins or otherwise prohibits the consummation of the Merger, other than any such Order of a foreign Governmental Authority that would not (i) have a Company Material Adverse Effect or a Parent Material Adverse Effect after giving effect to the Merger or (ii) provide a reasonable basis to conclude that any Company Related Party or Parent Related Party would be subject to any material risk of criminal liability.

Section 6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of each of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent on or before the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in (i) this Agreement (other than those described in clause (ii) below) shall be true and correct in all respects, without regard to any “materiality” or “Company Material Adverse Effect” qualifications contained in them, as of the date of this Agreement and as of the Closing Date, as though made on and as of such date, with only such exceptions as would not individually or in the aggregate have a Company Material Adverse Effect and (ii) Section 3.1, Section 3.3, Section 3.4, Section 3.8(a), Section 3.8(b) and Section 3.13(b) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of such date, provided, that representations and warranties made as of a specified date (whether referred to in clause (i) or (ii) above) shall be required to be so true and correct (subject to such qualifications) as of such specified date.

(b) Performance of Obligations. The Company shall have performed or complied with in all material respects all obligations required to be performed or complied with by it under this Agreement at or before the Closing Date.

(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

(d) Officer’s Certificate. Parent and Merger Sub shall have received a certificate, signed by the executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c).

Section 6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or before the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of each of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects, without regard to any “materiality” or “Parent Material Adverse Effect” qualifications contained in them, as of the date of this Agreement and as of the Closing Date, as though made on and as of such date, with only such exceptions as would not individually or in the aggregate have a Parent Material Adverse Effect, provided, that representations and warranties made as of a specified date shall be required to be so true and correct (subject to such qualifications) as of such specified date.

(b) Performance of Obligations. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Closing Date.

(c) Officer’s Certificate. The Company shall have received a certificate, signed by an executive officer of Parent, certifying as to the matters set forth in Section 6.3(a) and Section 6.3(b).

Section 6.4 Frustration of Closing Conditions. Neither the Company, on the one hand, nor Parent or Merger Sub, on the other hand, may rely, either as a basis for not consummating the Merger or for terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, Section 6.2 or

Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement or failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.9, Section 5.10 and Section 5.13.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination by Mutual Consent. This Agreement may be terminated at any time before the Effective Time, whether before or after obtaining the Requisite Company Vote, by mutual written consent of Parent and the Company duly authorized by each of their respective boards of directors.

Section 7.2 Termination by Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time before the Effective Time:

(a) whether before or after obtaining the Requisite Company Vote, if the Merger has not been consummated by November 7, 2011 (the “Termination Date”). Notwithstanding the foregoing, the right to terminate this Agreement under this Section 7.2(a) shall not be available to any party to this Agreement whose breach of any covenant or agreement of this Agreement has been the primary cause of, or the primary factor that resulted in, the failure to consummate the Merger by such date;

(b) if this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholders Meeting (or adjournment, postponement or recess thereof) and the Requisite Company Vote is not obtained upon a vote taken thereof;

(c) whether before or after obtaining the Requisite Company Vote, if any Antitrust Order under a Foreign Competition Law (other than Council Regulation (EC) No 139/2004) that would, if the Merger were consummated, provide a reasonable basis to conclude that any Company Related Party or Parent Related Party would be subject to any material risk of criminal liability, permanently enjoins or otherwise prohibits consummation of the Merger, and such Order has become final and nonappealable;

(d) whether before or after obtaining the Requisite Company Vote, if any Antitrust Order under the Clayton Antitrust Act of 1914 or Council Regulation (EC) No 139/2004 permanently enjoins or otherwise prohibits consummation of the Merger, and such Order has become final and nonappealable; or

(e) whether before or after obtaining the Requisite Company Vote, if any Order (other than an Antitrust Order) of any federal or state court of the United States of America or any State thereof, or any member state of the European Union, permanently enjoins or otherwise prohibits consummation of the Merger, and such Order has become final and nonappealable.

Section 7.3 Termination by Parent. This Agreement may be terminated by Parent at any time before the Effective Time:

(a) prior to the Requisite Company Vote, if the Company Board shall have or be deemed to have made a Change of Recommendation; or

(b) if the Company breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition to Closing set forth in Section 6.2(a) or Section 6.2(b) and (ii) has not been cured by the Company within the earlier of (A) twenty Business Days after the Company’s receipt of written notice of such breach from Parent and (B) one

(1) Business Day prior to the earlier of the Termination Date and the date on which this Agreement may otherwise be terminated by the Company in accordance with Article VII, but only so long as neither Parent nor Merger Sub are then in breach of their respective representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition to Closing set forth in Section 6.3(a) or Section 6.3(b).

Section 7.4 Termination by the Company. This Agreement may be terminated by the Company at any time before the Effective Time:

(a) at any time prior to obtaining the Requisite Company Vote, pursuant to and in accordance with the terms and conditions of Section 5.4(e); provided, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 7.4(a) unless the Company has complied in all material respects with the requirements of Section 5.4;

(b) if (x) Parent or Merger Sub breaches any of their respective representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition to Closing set forth in Section 6.3(a) or Section 6.3(b) and (ii) has not been cured by Parent within the earlier of (A) twenty Business Days after Parent’s receipt of written notice of such breach from the Company and (B) one (1) Business Day prior to the earlier of the Termination Date and the date on which this Agreement may otherwise be terminated by Parent in accordance with Article VII, but only so long as the Company is not then in breach of its representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition to Closing set forth in Section 6.2(a) or Section 6.2(b); or (y) a Material Equity Document Breach shall have occurred, but only if (x) the Company shall have provided Parent with notice of such Material Equity Document Breach promptly after the actual knowledge of any Key Employees of the same and (y) such Material Equity Document Breach shall not have been cured within the earlier of (A) ten Business Days after Parent’s receipt of written notice of such breach from the Company and (B) one (1) Business Day prior to the earlier of the Termination Date and the date on which this Agreement may otherwise be terminated by Parent in accordance with Article VII; or

(c) if after the Marketing Period has ended, (i) all of the conditions to Closing set forth in Section 6.1 and Section 6.2 have been satisfied or waived (other than conditions that, by their nature, are to be satisfied at Closing and which were, at the time of termination, capable of being satisfied), (ii) the Company has irrevocably notified Parent in writing after the end of the Marketing Period that it is ready, willing and able to consummate the Closing and that all conditions set forth in Section 6.3 have been satisfied or that it is willing to waive any unsatisfied conditions in Section 6.3 for purposes of consummating the Merger and (iii) Parent and Merger Sub have failed to consummate the Closing prior to the earlier of one (1) Business Day prior to the Termination Date and three (3) Business Days following delivery of such written notice from the Company; provided, that if Parent shall have irrevocably notified the Company in writing prior to the date the Company would otherwise have been entitled to terminate this Agreement under this subparagraph (c) that it is ready, willing and able to consummate the Closing and that all conditions set forth in Section 6.2 (other than Section 6.2(b)) have been satisfied or irrevocably waived by Parent, then the Company shall not be entitled to terminate this Agreement under this subparagraph (c) unless Parent and Merger Sub shall have failed to consummate the Merger prior to fifteen Business Days following delivery of such written notice from the Company.

Section 7.5 Manner and Effect of Termination. Any party terminating this Agreement pursuant to any of Section 7.2, Section 7.3 or Section 7.4 shall give written notice of such termination to the other party in accordance with this Agreement specifying the provision or provisions hereof pursuant to which such termination is being effected. If this Agreement is terminated pursuant to this Article VII, it shall become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any Parent Related Party or Company Related Party) other than as provided in Section 7.6 and provided, that notwithstanding anything to the contrary contained in this Agreement, the provisions of Section 5.3(b), Section 5.12, the last sentence of

Section 5.13(b), this Section 7.5, Section 7.6, Article VIII and the Confidentiality Agreement shall survive any termination of this Agreement.

Section 7.6 Fees and Expenses Following Termination.

(a) Except as set forth in Section 5.13(b) or this Section 7.6, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid in accordance with the provisions of Section 5.12.

(b) In the event that: (x) this Agreement is terminated by the Company pursuant to Section 7.4(a) (in which case the payment described below shall be made by the Company concurrently with and shall be a condition to such termination) or by Parent pursuant to Section 7.3(a) (in which case the payment described below shall be made by the Company within three Business Days following such termination) or (y) if (A) a Takeover Proposal shall have been publicly made or publicly proposed to the Company or otherwise publicly announced or otherwise disclosed, in each case, after the date of this Agreement and prior to the date of the Company Stockholders Meeting, (B) this Agreement is terminated by the Company or Parent pursuant to Section 7.2(a) or to Section 7.2(b) or by Parent pursuant to Section 7.3(b) and (C) within twelve months following the date of such termination, a transaction in respect of any Takeover Proposal is consummated by the Company or the Company enters into a Contract in respect of any Takeover Proposal and the transaction is subsequently consummated (in which case payment shall be made within five Business Days following the date on which the Company consummates such Takeover Proposal), then the Company shall pay, or cause to be paid, to Parent or its designee by wire transfer of immediately available funds an amount equal to $56 million (the “Company Termination Fee”). For purposes of the foregoing clause (C), references in the definition of the term “Takeover Proposal” to the figure “20%” shall be deemed to be replaced by “more than 50%”.

(c) In the event that this Agreement is terminated pursuant to (i) Section 7.4(b)(x) and, at such time, all the conditions set forth in Section 6.1 and Section 6.2 were satisfied or waived or reasonably certain to be satisfied prior to the Termination Date (in each case, other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing), and the Marketing Period had ended, (ii) Section 7.2(a) and the Company would have been entitled to terminate this Agreement pursuant to Section 7.4(c) but for (x) the fact that the Marketing Period has not ended and Parent did not commence the Marketing Period after the events set forth in clause (i) and clause (ii) of the definition of “Marketing Period Start Date” were satisfied and prior to the Marketing Period Start Date, or (y) the fact that Parent availed itself of the fifteen Business Day extension in Section 7.4(c), or (iii) Section 7.4(c), then Parent shall pay to the Company by wire transfer of immediately available funds an amount equal to $60 million (such amount, the “Parent Termination Fee”) within three Business Days of such termination; provided, that in the case of each of the foregoing clauses (i), (ii)(x) and (iii) (but in the case of (iii), except if Parent availed itself of the fifteen Business Day extension in Section 7.4(c)), Parent shall not be required to pay the Parent Termination Fee if (A) at the time of such termination, it was reasonably apparent that the Financing would not have been obtained and (B) a material breach by the Company of any of its representations, warranties, covenants or agreements in this Agreement materially contributed to the failure to obtain such Financing.

(d) In the event that this Agreement is terminated in accordance with Article VII, and a Willful Breach has occurred that materially contributed to the failure of the Closing to occur by such date, then Parent shall promptly, but in no event later than three Business Days after the date of termination of this Agreement (or such other time during the six-month period following such termination as the Company shall have discovered the existence of such Willful Breach), pay the Company an amount equal to $140 million less any previously paid Parent Termination Fee (such amount, the “Breach Fee”). In the event that this Agreement is terminated pursuant to Section 7.4(b)(y), Parent shall promptly, but in no event later than three Business Days after the date of such termination of this Agreement, pay the Company the Breach Fee. For the avoidance of doubt, in no event shall the Company be entitled to the payment of more than one Breach Fee.

(e) Parent and the Company acknowledge that (i) the fees and other provisions of this Section 7.6 are an integral part of the transactions contemplated by this Agreement, (ii) without these agreements, Parent and the Company would not enter into this Agreement and (iii) any amount payable pursuant to this Section 7.6 does not constitute a penalty. Notwithstanding anything to the contrary in this Agreement, other than as provided in the immediately succeeding sentence and other than as expressly permitted in the Equity Commitment Letter and the Limited Performance Guarantee, in the event Parent and Merger Sub fail to effect the Closing or otherwise breach this Agreement or fail to perform hereunder, then, except for an order of specific performance as and only to the extent expressly permitted by Section 8.15, the Company’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against (w) Parent, Merger Sub or the Guarantor, (x) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of Parent, Merger Sub, Sponsor or the Guarantor, (y) any Lender or Debt Financing Party or (z) any future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of any of the foregoing (collectively, the “Parent Related Parties”), in each case other than Parent and Merger Sub in respect of this Agreement, any agreement executed in connection herewith, including the Debt Commitment Letters and the Limited Guarantee (but excluding the Equity Commitment Letter and the Limited Performance Guarantee), and the transactions contemplated hereby and thereby, shall be to terminate this Agreement in accordance with Article VII and collect, if due, any amounts payable pursuant to Section 7.6(c) or Section 7.6(d) from Parent or pursuant to the Limited Guarantee, and upon payment of any such amounts in accordance with this Section 7.6, other than as provided in the immediately succeeding sentence and other than as expressly permitted in the Equity Commitment Letter and the Limited Performance Guarantee, (1) no Parent Related Party shall have any further liability or obligation to the Company Related Parties relating to or arising out of this Agreement, the Limited Guarantee, the Limited Performance Guarantee and the Financing Commitments or the transactions contemplated by hereby or thereby, (2) neither the Company nor any Company Related Party shall be entitled to bring or maintain any claim, action or proceeding against Parent, Merger Sub or any other Parent Related Party arising out of or in connection with this Agreement, the Financing Commitments, the Limited Guarantee or the Limited Performance Guarantee, any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination and (3) the Company shall use its reasonable best efforts to cause any Litigation pending in connection with this Agreement or any of the transactions contemplated hereby (including any Litigation related to the Financing, the Equity Commitment Letter, the Debt Commitment Letters, the Limited Guarantee or the Limited Performance Guarantee) by the Company, its Subsidiaries or its and their Affiliates and any of their respective former, current or future directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of any of the foregoing (collectively, the “Company Related Parties”) against Parent, Merger Sub or any Parent Related Party to be dismissed with prejudice promptly, and in any event within five Business Days after payment of any such amounts. Notwithstanding the foregoing, (i) Parent and Merger Sub shall remain liable hereunder and the Guarantor shall remain liable under the Limited Guarantee for any reimbursement or indemnification obligations of Parent or Merger Sub under Section 5.13(b)(x) or (y) hereof, and (ii) in the event a Material Equity Document Breach occurs that materially contributed to the failure of the Company to obtain specific performance of Parent’s obligations to consummate the Closing hereunder, the Company shall be entitled to pursue claims in respect of such Material Equity Document Breach, which claims seek solely to obtain as a remedy the amount by which any damages that would be available in a suit against Parent for breach of its obligation to consummate the closing exceed the Breach Fee, if paid.

(f) Notwithstanding anything to the contrary in this Agreement, except as provided in the last sentence of this Section 7.6(f), in the event the Company fails to effect the Closing or otherwise breaches this Agreement or fails to perform hereunder, then, except for an order of specific performance as and only to the extent expressly permitted by Section 8.15, Parent’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against (w) the Company Related Parties in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby shall be to terminate this Agreement in accordance with this Article VII and collect, if due, the Company Termination Fee from the Company, and upon payment of such amount in accordance with this Section 7.6, (1) no Company Related Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, (2) neither Parent nor any Parent Related Party shall be entitled to bring or maintain any claim, action or proceeding against the Company or any Company Related Party arising out of or in connection with this Agreement, any of the transactions contemplated hereby (or the abandonment or termination thereof) or any matters forming the basis for such termination and (3) Parent shall use its reasonable best efforts to cause any Litigation pending in connection with this Agreement or any of the transactions contemplated hereby by Parent, Merger Sub or a Parent Related Party against the Company, its Subsidiaries or any Company Related Party, to be dismissed with prejudice promptly, and in any event within five Business Days after payment of any such amounts. Notwithstanding the foregoing, in the event this Agreement is terminated pursuant to this Article VII, and the Company has committed a material breach of any material representation, warranty or covenant or other agreement set forth in this Agreement, which breach (i) has materially contributed to the failure of the Closing to occur and (ii) is a consequence of an act or failure to act by the Company with the actual knowledge of the Person taking or failing to take such action on behalf of the Company that the taking of such act or failure to take such act would cause or constitute a breach of this Agreement, then Parent shall be entitled to pursue a claim against the Company for actual monetary damages arising as a result of such breach, but excluding any speculative, punitive or special damages (and in any case, calculated solely on the basis that the Company will remain a standalone business without consideration of any possible acquisitions), less any previously paid Company Termination Fee, provided, that if Parent or any Parent Related Party commences any proceeding seeking monetary damages against any Company Related Party (other than the Company), neither Parent nor any Parent Related Party shall be entitled to seek, and neither the Company nor any Company Related Party shall be liable for, any such monetary damages.

(g) No later than ten Business Days after the date hereof, Parent (the “Depositor”) shall (x) deposit in a segregated domestic bank account the amount of $140 million in cash to support any potential payment of Obligations (as such term is defined in the Limited Guarantee and the Limited Performance Guarantee) and (y) use reasonable best efforts to cause such bank to provide written notice to the Company promptly upon any request for withdrawal or release of funds from such account, and in any event two days prior to any withdrawal or release of funds therefrom. Until the earlier of the termination of the Limited Guarantee in accordance with its terms and the date that is three weeks after the termination of this Agreement, if prior to such date the Company has not made a claim for payment of Obligations, (i) the Depositor shall maintain such account free of Liens and (ii) the Depositor shall not withdraw any amount from such account if following such withdrawal such account would contain less than $140 million.

(h) No later than ten Business Days after the date hereof, Parent and Guarantor shall take such steps as may be necessary to cause indebtedness of Guarantor and AI International Chemicals Sarl, a Luxembourg S.a.r.l. (“AIIC”) to their Affiliates to be assumed by their parent entities and to cause each of the Guarantor and AIIC to be released as an obligor thereunder.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Certain Definitions. For purposes of this Agreement:

(a) “Acceptable Confidentiality Agreement” means a confidentiality agreement between the Company and a Person making a Takeover Proposal entered into prior to the date hereof, or if entered into on or after the date hereof, on terms no less favorable (except with respect to standstill provisions) in the aggregate to the Company than those contained in the Confidentiality Agreement.

(b) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person; provided, that, neither any Person that owns equity securities of the Company nor any Affiliate or portfolio company of such Person shall be deemed to be an Affiliate of the Company solely by virtue of such Person’s ownership of equity securities of the Company. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

(c) “Antitrust Order” means any Order under the Clayton Antitrust Act of 1914 or any Foreign Competition Law that enjoins or otherwise prohibits the consummation of the Merger.

(d) “Applicable Exchange” means the New York Stock Exchange.

(e) “Artist” means an artist, singer, musician or comedian.

(f) “Business Day” means any day other than Saturday, Sunday or a day on which commercial banks in New York, New York are authorized or required by Law to close, and shall consist of the time period from 12:01 a.m. through 12:00 midnight New York time.

(g) “Businesses” means, collectively, the Recorded Music Business and the Music Publishing Business.

(h) “Common Law Trademarks” means material common law trademarks licensed or sublicensed to either the Company or any of its Subsidiaries, as the case may be, pursuant to the WBE Trademark License Agreement, dated as of February 29, 2004, between Warner Bros. Entertainment Inc. and WMG Acquisition Corp and/or the WCI Trademark License Agreement, dated as of February 29, 2004, between Warner Communications Inc. and WMG Acquisition Corp.

(i) “Company Material Adverse Effect” means any fact, circumstance, change, event, development, occurrence or effect that (i) has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), business, properties, assets or results of operations of the Company and its Subsidiaries taken as a whole or (ii) would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated hereby; provided, that, with respect to clauses (i) and (ii) above, the term “Company Material Adverse Effect” shall not include any such effect relating to or arising from (i) any foreign or domestic economic, financial, social or political conditions (including changes therein), (ii) changes in any financial, debt, credit, capital or banking markets or conditions (including any disruption thereof), (iii) changes in interest, currency or exchange rates or the price of any commodity, security or market index, (iv) changes or proposed changes in Law, GAAP or other accounting principles or requirements, or standards, interpretations or enforcement thereof, (v) changes in the Company’s and its Subsidiaries’ industries in general or seasonal fluctuations in the business of the Company or any of its

Subsidiaries, (vi) any change in the market price or trading volume of any securities or indebtedness of the Company or any of its Subsidiaries, any decrease of the ratings or the ratings outlook for the Company or any of its Subsidiaries by any applicable rating agency, or the change in, or failure of the Company to meet, or the publication of any report regarding, any internal or public projections, forecasts, budgets or estimates of or relating to the Company or any of its Subsidiaries for any period, including with respect to revenue, earnings, cash flow or cash position (it being understood that the underlying causes of any such change, decrease, decline or failure may, if they are not otherwise excluded from the definition of Company Material Effect, be taken into account in determining whether a Company Material Adverse Effect has occurred), (vii) the occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism or military conflicts, whether or not pursuant to the declaration of an emergency or war, (viii) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity, (ix) other than for purposes of the representations and warranties made in Section 3.6 and Section 3.7, and, to the extent related to such representations and warranties, the condition specified in Section 6.2(a), the execution, announcement or performance or existence of this Agreement, the taking or not taking of any action to the extent required by this Agreement or the pendency or contemplated consummation of the transactions contemplated by this Agreement, including any actual or potential loss or impairment after the date hereof of any employee due to any of the foregoing in this subclause (ix), (x) the identity of Parent, Merger Sub or their respective Affiliates, or (xi) any actions taken to the extent expressly required by this Agreement or taken at the written request of Parent or Merger Sub; provided, further that changes, events, occurrences or effects set forth in clauses (i), (ii), (iii), (iv), (v), (vii), (viii) or (ix) above may be taken into account in determining whether there has been or is a “Company Material Adverse Effect” to the extent such changes, events, occurrences or effects have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, in relation to others in the principal industries of the Company and its Subsidiaries.

(j) “Company Option Plans” means the plans or programs set forth under the heading “Company Option Plans” on Section 3.16(a) of the Company Disclosure Letter under which Company Options have been granted.

(k) “Company Stock Plans” means the plans or programs set forth under the heading “Company Stock Plans” on Section 3.16(a) of the Company Disclosure Letter under which Company Stock Awards have been granted.

(l) “Compliant” means, with respect to the Required Information, that (i) such Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (ii) such Required Information is, and remains throughout the Marketing Period, compliant in all material respects with all requirements of Regulation S-K and Regulation S-X under the Securities Act (excluding information required by Regulation S-X Rule 3-10 and Regulation S-X Rule 3-16) for offerings of debt securities on a registration statement on Form S-1, (iii) the Company’s auditors have not withdrawn any audit opinion with respect to any financial statements contained in the Required Information, (iv) with respect to any interim financial statements, such interim financial statements have been reviewed by the Company’s auditors as provided in the procedures specified by the Public Company Accounting Oversight Board in AU 722, (v) the Company’s auditors have delivered drafts of customary comfort letters, including as to customary negative assurances and change period, and such auditors have confirmed they are prepared to issue any such comfort letter throughout the Marketing Period and (vi) the financial statements and other financial information (excluding information required by Regulation S-X Rule 3-10 and Regulation S-X Rule 3-16) included in such Required Information are, and remain throughout the Marketing Period, sufficient to permit (A) a registration statement on Form S-1 using such financial statements and financial information to be declared effective by the SEC on the last day of the Marketing Period and (B) the Lenders (including underwriters, placement agents or initial purchasers) to receive customary comfort letters from the Company’s independent auditors on the financial statements and financial information contained in any offering memoranda, including as to customary negative assurances and change period, in order to consummate any offering of debt securities on the last day of the Marketing Period.

(m) “Contract” means any contract, agreement, indenture, note, bond, loan, lease, sublease, conditional sales contract, mortgage, license, sublicense, obligation, promise, undertaking, commitment or other binding arrangement (in each case, whether written or oral).

(n) “Copyright Act” means the U.S. Copyright Act of 1976, as may be amended from time to time.

(o) “Copyright Diligence Report” means the diligence report prepared by Loeb & Loeb LLP on behalf of the Company, including the Music Publishing Checklist and the Recorded Music Checklist, and previously made available to Parent and Merger Sub.

(p) “Debt Financing Parties” means the Persons, other than Parent, Sponsor or any of their respective Affiliates, from time to time that have committed to provide or arrange or otherwise entered into agreements in connection with the Financing, the Debt Commitment Letters or other financings in connection with the transactions contemplated hereby, including the Lenders and the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their Affiliates, officers, directors, employees and representatives involved in the Financing or any Available Financing and their successors and assigns.

(q) “Employee” means each individual who, immediately prior to the Effective Time is an employee of the Company or any of its Subsidiaries, including any individual on short-term disability leave immediately prior to the Effective Time.

(r) “Enforceability Exceptions” means (i) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws of general applicability affecting creditors’ rights generally and (ii) general principles of equity.

(s) “ERISA Affiliate” means, with respect to any Person, any trade or business, whether or not incorporated, which, together with such Person, is, or was at the relevant time, treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

(t) “Governmental Authority” means: (i) any federal, state, local, municipal, foreign or international government or governmental authority, quasi governmental entity of any kind, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body (public or private) or any body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, (ii) any self-regulatory organization or (iii) any political subdivision of any of the foregoing.

(u) “Hazardous Substances” means: (i) any substance that is listed, classified or regulated under any Environmental Law, (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon or (iii) any other substance that is or may become the subject of regulatory action under any Environmental Law.

(v) “Intellectual Property” means (i) inventions, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications, (ii) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuation, continuation-in-part, extensions and reexaminations), all improvements to the inventions disclosed in each such registration, patent or application, registered or applied for in the United States and all other nations throughout the world, and all Rights therein provided by bilateral or international treaties or conventions, (iii) pending or registered trademarks or service marks, Common Law Trademarks, together with all applications in connection therewith and all goodwill associated therewith, and domain names, and all variations, derivations and combinations thereof, and all Rights therein provided by bilateral or international treaties or conventions, (iv) copyrights (registered or common Law) and copyrightable works and registrations and applications for registration thereof in the United States and all other nations throughout the world, including all derivative works, moral Rights (to the extent applicable), renewals, extensions, reversions or restorations of copyrights, now or hereafter provided by Law, regardless of the medium of fixation or means of expression, and all Rights therein provided by bilateral or international treaties or conventions, (v) computer software, including source code, object code, firmware, operating systems and specifications, data, databases, files, and documentation and other materials related thereto, (vi) trade secrets and confidential, technical and business information (including inventions, whether patentable or unpatentable and whether or not reduced to practice), (vii) whether or not confidential, technology, (including know-how), manufacturing and production processes and techniques, research and development information, formulae, formulations, recipes, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (viii) copies and tangible embodiments of all of the foregoing, in whatever form or medium, (ix) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, and (x) all rights to sue at Law or in equity and/or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

(w) “Knowledge” means, when used with respect to Parent or the Company, the actual knowledge of the Persons set forth in Section 8.1(w) of the Parent Disclosure Letter or Company Disclosure Letter, respectively.

(x) “Law” means any law, statute, ordinance, code, regulation, rule or other requirement of any Governmental Authority, and any Orders.

(y) “Licensed Intellectual Property” means all material Intellectual Property related to the Businesses that is owned by a third party and licensed or sublicensed to either the Company or any of its Subsidiaries, as the case may be, other than Musical Compositions, Recordings, Recorded Music Contracts and Music Publishing Contracts.

(z) “Licensed Owned Intellectual Property” means all Owned Intellectual Property that the Company or any of its Subsidiaries has license or sublicensed to any third party.

(aa) “Liens” means any mortgages, liens, pledges, security interests, claims, options, rights of first offer or refusal, charges or other encumbrances in respect of any property or asset.

(bb) “Marketing Period” means the first period of fifteen (15) consecutive Business Days after the date of this Agreement (provided that such period shall not include any day from and including August 19, 2011 through and including September 5, 2011) throughout which and on the last day of which (a) Parent shall have the Required Information the Company is required to provide pursuant to Section 5.13(b) and such Required Information is Compliant, (b) all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing, and other than the approval under Council Regulation (EC) No. 139/2009) and (c) the Marketing Period Start Date shall have elapsed. Notwithstanding the foregoing, (i) after commencement of the Marketing Period, any Business Day that is not a European Commission-Competition Business Day shall not be counted when determining such fifteen (15) consecutive Business Day period (but, for the avoidance of doubt, shall not recommence such Marketing Period) and (ii) the “Marketing Period” shall not commence and shall be deemed not to have commenced if, on or prior to the completion of such fifteen (15) consecutive Business Day period, (x) the Company shall have announced any intention to restate any financial statements or financial information included in the Required Information or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has announced that it has concluded that no restatement shall be required, and the requirements in clauses (a), (b) and (c) above would be satisfied on the first day, throughout and on the last day of such new fifteen (15) consecutive Business Day period or (y) the Required Information would not be Compliant on the first day, throughout and on the last day of such fifteen (15) consecutive Business Day period, in which case a new fifteen (15) Business Day period shall commence upon Parent and its Lenders receiving updated Required Information that would be Compliant, and the requirements in clauses (a), (b) and (c) above would be satisfied on the first day, throughout and on the last day of such new fifteen (15) consecutive Business Day period (for the avoidance of doubt, it being understood that if at any time during the Marketing Period the Required Information provided at the initiation of the Marketing Period ceases to be Compliant, then the Marketing Period shall be deemed not to have occurred). If at any time the Company shall in good faith reasonably believe that the Marketing Period has begun, it may deliver to Parent a written notice to that effect, in which case the Marketing Period will be deemed to have begun on the date of such notice, unless Parent in good faith reasonably believes the Marketing Period has not begun and, within three Business Days after the delivery of such notice, delivers a written notice to the Company to that effect, stating with specificity why it believes the Marketing Period has not begun (including, if Parent believes the Required Information has not been provided or that the Required Information is not Compliant, stating with specificity which items of Required Information have not been provided or not Compliant).

(cc) “Marketing Period Start Date” means the date on which all of the following shall have occurred: (i) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, (ii) the Requisite Company Vote shall have been obtained and (iii) 12 European Commission-Competition Business Days shall have lapsed following the Company’s official filing of Form CO.

(dd) “Material Equity Document Breach” means (i) a material breach of any representation, warranty or covenant or other agreement set forth in paragraphs (b), (c) and (d)(ii) of Schedule 5 of the Limited Guarantee and/or the Limited Performance Guarantee, (ii) a breach of any representation, warranty or covenant or other agreement set forth in paragraphs (a), (d)(i), (e), (f) or (g) of Schedule 5 of the Limited Guarantee and/or the Limited Performance Guarantee that would reasonably be expected to materially adversely affect the Guarantor’s ability to perform under the Limited Guarantee and/or the Limited Performance Guarantee, as applicable or (iv) a material breach of Section 7.6(g) or of Section 7.6(h).

(ee) “Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

(ff) “Music Publishing Business” means the business of the Company and its Subsidiaries whose financial performance is summarized under the line items and captions “Music Publishing” in the Company’s most recent Annual Report on Form 10-K filed by the Company with the SEC, including the business of owning and acquiring Rights in Musical Compositions, and the administration, exploitation, promotion, advertising and marketing of such Musical Compositions and receipt of royalties or fees for their use, but excluding Rights in Musical Compositions obtained by the Company or any of its Subsidiaries under “expanded-rights deals” (as referred to in the Company’s Annual Report on Form 10-K) and otherwise, which interests are part of the Recorded Music Business.

(gg) “Music Publishing Checklist” means the checklist as of the date of this Agreement (including the footnotes contained therein) prepared by Loeb & Loeb LLP on behalf of the Company related to the Material Musical Compositions and contained in the Copyright Diligence Report.

(hh) “Music Publishing Contract” means a Contract with any Person who owns or controls Rights in Musical Compositions pursuant to which the administration Rights and/or a copyright interest and/or an entitlement to an income stream in existing or future Musical Compositions are transferred by such Person to the counterparty. For purposes of clarification but not limitation, as used in this definition, “Person” includes songwriters, composers and lyricists and each of their respective estates, heirs and successors in interest.

(ii) “Musical Composition” means a musical composition or medley consisting of words and/or music, or any dramatic material and bridging passages, whether in form of instrumental and/or vocal music, prose or otherwise, irrespective of length.

(jj) “Orders” means any orders, decisions, judgments, writs, injunctions, decrees, awards or other determination of any Governmental Authority.

(kk) “Organizational Documents” means the certificate of incorporation and bylaws (or the equivalent organizational documents) executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

(ll) “Owned Intellectual Property” means all Intellectual Property related to the Businesses that is owned by either the Company or any of its Subsidiaries, as the case may be, other than Musical Compositions, Recordings, Recorded Music Contracts and Music Publishing Contracts.

(mm) “Parent Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, would prevent, impair or materially delay the consummation of the Merger and the other transactions contemplated hereby or prevent or materially impair or delay the ability of Parent or Merger Sub to perform its obligations hereunder.

(nn) “Permitted Lien” shall mean (i) any Lien for Taxes which are not yet due or which are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP, (ii) Liens securing indebtedness or liabilities that are reflected in the Company SEC Reports, (iii) such non-monetary Liens or other imperfections of title, if any, that do not materially interfere with the use of the property in question as currently used or the Company and any of its Subsidiaries’ operation of their respective business as currently operated including (A) easements whether or not shown by the public records, overlaps, encroachments and any matters not of record which would be disclosed by an accurate survey or a personal inspection of the property and (B) title to any portion of the premises lying within the right of way or boundary of any public road or private road, (iv) any supplemental taxes or assessments not shown by the public records, (v) Liens imposed or promulgated by Laws with respect to real property improvements, including zoning regulations, (vi) leases and subleases of real property listed in Section 8.1(nn)(vi) of the Company Disclosure Letter, (vii) Liens disclosed on existing title reports or existing surveys which have (together with all title exception documents) been delivered to Parent, (viii) mechanics’, carriers’, workmen’s, repairmen’s and similar Liens incurred in the ordinary course of business for amounts not yet due or which are being contested in good faith and for which adequate accruals or reserves have been established, in each case, to the extent required by GAAP, (ix) in the case of leased real property, any Lien to which the fee or any other interest in the leased premises is subject, and (x) such other Liens or imperfections that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien or imperfection.

(oo) “Person” means any natural person, corporation, company, partnership, association, limited liability company, limited partnership, limited liability partnership, trust or other legal entity or organization, including a Governmental Authority.

(pp) “Recorded Music Business” means the business of the Company and its Subsidiaries whose financial performance is summarized under the line items and captions “Recorded Music” in the Company’s most recent Annual Report on Form 10-K filed by the Company with the SEC, including the business of acquiring, recording, producing, releasing, distributing, advertising, promoting, exploiting, marketing, sale and licensing of Recordings in various physical (such as CDs, LPs and DVDs) and digital (such as downloads and ringtones) formats, the acquisition, administration and other exploitation of any and all other ancillary Rights (to the extent such ancillary Rights are granted to the Company or any of its Subsidiaries) with respect to the exploitations of Recordings and/or to the recorded music business, including merchandising and fan club Rights, tour and tour support activities and film Rights, any and all business related to the Company’s or any of its Subsidiaries’ “expanded-rights deals” and “artist service business” (as referred to in the Company’s Annual Report on Form 10-K), but also including interests in Musical Compositions obtained by the Company’s recorded music Subsidiaries under “expanded-rights deals” and otherwise.

(qq) “Recorded Music Checklist” means the checklist as of the date of this Agreement (including the footnotes contained therein) prepared by Loeb & Loeb LLP on behalf of the Company related to the Material Artists and contained in the Copyright Diligence Report.

(rr) “Recorded Music Contract” means any Contract with an Artist or other Person furnishing the services or works of an Artist pursuant to which such Artist or Person conveys exclusive Rights in such Artist’s Recordings to the counterparty and/or is required to provide such Artist’s exclusive services to the counterparty for the making or delivery of Recordings and is sometimes required to provide additional Rights to the counterparty under “expanded-rights deals” (as referred to in the Company’s Annual Report on Form 10-K), including the Artist’s exclusive merchandising and fan club Rights to the counterparty and to grant to the counterparty the right to participate in revenue earned by the Artist from touring, music publishing, television, film, sponsorship and other activities. A “Recorded Music Contract” shall also mean any Contract with a Person pursuant to which the Person agrees to offer the exclusive recording services (and sometimes other Rights) for some or all of such Person’s Artists exclusively to the counterparty and any Contract with a Person pursuant to which the Person agrees to offer the exclusive production services of an individual exclusively to the counterparty.

(ss) “Recording” means any recording of sound, whether or not coupled with a visual image, by any method or format and on any substance or material, whether now or hereafter known, which is used or useful in the recording, production and/or manufacture of records or for any other exploitation of sound.

(tt) “Recording Artist” means an Artist or other Person furnishing the services or works of an Artist who is subject to a Recorded Music Contract.

(uu) “Representatives” means, when used with respect to Parent or the Company, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers or other financial advisors, agents and other representatives of Parent or the Company, as applicable, and their respective Subsidiaries.

(vv) “Required Information” means all financial and other pertinent and customary information regarding the Company or any of its Subsidiaries as may be reasonably requested in writing by Parent to consummate the offerings of debt securities contemplated by the Debt Financing, including all information required by Section 6 of Exhibit E to the Debt Commitment Letter, financial statements prepared in accordance with GAAP, pro forma financial statements and information, projections, audit reports, a draft of a customary comfort letter with respect to such financial information by auditors of the Company and its Subsidiaries which such auditors are prepared to issue upon completion of customary procedures and other information and data regarding the Company or any of its subsidiaries of the type and form required by Regulation S-X and Regulation S-K under the Securities Act (excluding information required by Regulation S-X Rule 3-10 and Regulation S-X Rule 3-16) for offerings of debt securities on a registration statement on Form S-1 under the Securities Act and of the type and form customarily included in offering documents used to syndicate credit facilities of the type to be included in the Debt Financing or in offering documents used in private placements of debt securities under Rule 144A promulgated under the Securities Act, in each case assuming that such syndication of credit facilities and offering(s) of debt securities were consummated at the same time during the Company’s fiscal year as such syndication and offering(s) of debt securities will be made; provided, that the

Company shall only be required to furnish pro forma financial statements or projections if Parent or Merger Sub has provided the Company information relating to the proposed debt and equity capitalization a reasonable period of time prior to the date pro forma financial statements are required to be delivered.

(ww) “Requisite Company Vote” means the adoption of this Agreement by the affirmative vote of holders of a majority of the outstanding shares of Common Stock as of the record date for the Company Stockholders Meeting.

(xx) “Rights” means any rights, title, interest or benefit of whatever kind or nature.

(yy) “Significant Subsidiaries” means Subsidiaries of the Company required to be listed on Section 8.1(yy) of the Company Disclosure Letter.

(zz) “Solvent” means, when used with respect to the Surviving Corporation and its Subsidiaries as of any date of determination, that (i) the Fair Value and Present Fair Salable Value of the assets of the Surviving Corporation and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Surviving Corporation and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) the Surviving Corporation and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature, where the terms “Fair Value”, “Present Fair Salable Value”, “Stated Liabilities”, “Identified Contingent Liabilities”, “Will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature”, and “Do not have Unreasonably Small Capital”, have the respective meanings given to such terms in the form of solvency certificate attached as Annex E-2 to the Debt Commitment Letter as in effect on the date hereof.

(aaa) “Sony Music Agreements” means the Framework Agreement, Royalty Application Systems License Agreement and amendment thereto and Derivatives Agreement, in each case dated January 8, 2010, between Warner Music, Inc. and Sony Music Entertainment.

(bbb) “Stockholders Agreement” means the Amended and Restated Stockholders Agreement, dated as of May 10, 2005, by and among the Company, WMG Holdings Corp., WMG Acquisition Corp. and the stockholders of the Company party thereto.

(ccc) “Subpublishing Contracts” means Music Publishing Contracts whereby the Company or any of its Subsidiaries (or their predecessors-in-interest) authorized any Person to subpublish and represent one or more of the Musical Compositions on a general basis in one or more countries of the world and to license Rights in such Musical Composition(s) to users or other Persons in that particular country or group of countries outside the United States; provided, that any agreements whereby the Company or any of its Subsidiaries (or their predecessors-in-interest) authorized any Person to subpublish or represent only a particular Right in one or more Musical Compositions (such as agreements with performing Rights and mechanical Rights licensing organizations, agencies and societies), and whereby any Person does not assume general responsibility for exploiting the Musical Composition(s) concerned, shall not constitute Subpublishing Contracts for the purposes of this Agreement.

(ddd) “Subsidiary” means, when used with respect to any Person, any other Person that such Person directly or indirectly owns or has the power to vote or control more than 50% of the voting stock or other interests the holders of which are generally entitled to vote for the election of the board of directors or other applicable governing body of such other Person.

(eee) “Superior Proposal” means a bona fide written Takeover Proposal (with the percentages set forth in the definition of such term changed from 20% to 50%) that is not solicited or received in violation of Section 5.4 and which the Company Board has determined in good faith, after consultation with its legal and financial advisors, (i) is on terms and conditions more favorable, from a financial point of view, to the stockholders of the Company than those contemplated by this Agreement (taking into account the timing and likelihood of the consummation as compared to the transactions contemplated hereby and after giving effect to all of the adjustments which may be offered by Parent and Merger Sub pursuant to Section 5.4) and (ii) is reasonably likely to be consummated (if accepted) in accordance with its terms, taking into account all legal, financial (including the financing terms thereof) and regulatory aspects of the proposal and the identity of the Person making the proposal.

(fff) “Takeover Proposal” means any proposal or offer relating to (i) a merger, consolidation, spin-off, share exchange (including a split-off) or business combination involving the Company or any of its Subsidiaries representing (A) all or substantially all of the Music Publishing Business or the Recorded Music Business or (B) 20% or more of the assets of the Company and its Subsidiaries, taken as a whole, (ii) a sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of (A) all or substantially all of the Music Publishing Business or the Recorded Music Business or (B) 20% or more of the assets of the Company and its Subsidiaries, taken as a whole, (iii) a purchase or sale of shares of capital stock or other securities, in a single transaction or series of related transactions, representing 20% or more of the voting power of the capital stock of the Company, including by way of a tender offer or exchange offer, (iv) a reorganization, recapitalization, liquidation or dissolution of the Company involving 20% or more of the assets of the Company and its Subsidiaries, taken as a whole or (v) any other transaction having a similar effect to those described in clauses (i) through (iv).

(ggg) “Takeover Statutes” means any “moratorium,” “control share acquisition,” “business combination,” “fair price” or any other form of anti-takeover Laws of any jurisdiction, including Section 203 of the DGCL.

(hhh) “Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

(iii) “Taxes” means any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (i) taxes imposed on, or measured by, income, franchise, profits or gross receipts and (ii) ad valorem, alternative, minimum, accumulated earnings, personal holding company, registration, premium, environmental (including taxes under Section 59A of the Code), value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, withholding, employment, social security (or similar), disability, withholding, estimated, unemployment, compensation, utility, severance, production, excise, stamp, license, occupancy, occupation, premium, windfall profits, transfer and gains taxes, and customs duties.

(jjj) “Willful Breach” means a material breach of any material representation, warranty or covenant or other agreement set forth in this Agreement that is a consequence of an act or failure to act by Parent or Merger Sub or, in the case of a breach of Section 5.2(a) or Section 5.10(d), any Affiliate of Parent, with the actual knowledge of Parent, Merger Sub that the taking of such act or failure to take such act would cause or constitute a breach of this Agreement.

Section 8.2 Interpretation. Unless the express context otherwise requires:

(a) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c) the terms “Dollars” and “$” mean U.S. dollars;

(d) references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e) wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f) references herein to any gender shall include each other gender;

(g) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, that nothing contained in this Section 8.2 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(j) the word “or” shall be disjunctive but not exclusive;

(k) references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;

(l) references herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof;

(m) the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement;

(n) with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence;

(o) if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day; and

(p) references herein to “as of the date hereof,” “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement”.

Section 8.3 No Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement (other than the Limited Guarantee) shall survive the Effective Time. This Section 8.3 shall not limit any covenant or agreement of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time.

Section 8.4 Governing Law. This Agreement, and any dispute, claim, legal action, suit, proceeding or controversy arising out of or relating hereto, shall be governed by, and construed in accordance with, the Law of the State of Delaware, without regard to conflict of law principles thereof.

Section 8.5 Submission to Jurisdiction; Service.

(a) Each party to this Agreement (i) irrevocably and unconditionally submits to the personal jurisdiction of the federal courts of the United States of America located in the State of Delaware and the Court of Chancery of the State of Delaware, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement against any party hereto or any Company Related Parties or Parent Related Parties (other than the Lenders and the Debt Financing Parties) shall be brought, tried and determined only in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (the “Chosen Courts”), (iv) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (v) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement against any party hereto or any Company Related Parties or Parent Related Parties (other than the Lenders and the Debt Financing Parties) in any court other than the aforesaid courts, except to the extent that all such courts shall lawfully decline to exercise such jurisdiction and except that any party may seek to enforce or implement any Order obtained in any such courts or in any other court of competent jurisdiction. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.7 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

(b) Each party to this Agreement acknowledges and irrevocably agrees (i) that any lawsuit, claim, complaint, action or proceeding (each, an “Action”), whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Parties that arises out of, or relates to, the transactions contemplated hereby, the Debt Commitment Letters, the Debt Financing or the performance of services thereunder shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party to this Agreement hereto submits for itself and its property with respect to any such Action to the exclusive jurisdiction of such court, (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Action in any other court, (iii) that service of process, summons, notice or document by registered mail addressed to any parties to this Agreement at their respective addresses provided in Section 8.7 shall be effective service of process against them for any such Action brought in any such court, (iv) to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Action in any such court, (v) to waive and hereby waive any right to trial by jury in respect of any such Action, (vi) that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, (vii) that any claim, controversy or dispute arising in connection with any Debt Commitment Letters or any Debt Financing or the performance of services thereunder or related thereto shall be governed by, and construed in accordance with, the laws of the State of New York, (viii) that the Debt Financing Parties are beneficiaries of any liability cap or limitation on damages or remedies in this Agreement and (ix) that the Debt Financing Parties are express third party beneficiaries of, and may enforce, any provisions in this Agreement reflecting the foregoing agreements to the extent applicable to such Debt Financing Parties.

Section 8.6 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE FINANCING COMMITMENTS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED AND

UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.6.

Section 8.7 Notices. All notices and other communications hereunder shall be in writing and shall be addressed as follows (or at such other address for a party as shall be specified by like notice):

If to Parent or Merger Sub, to:

c/o Access Industries Management, LLC

730 Fifth Avenue

New York, NY 10019

Attention: General Counsel

Facsimile: (212) 977-8112

Email: amoreno@accind.com

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attention: Jeffrey J. Rosen

Facsimile: (212) 909-6836

Email: jrosen@debevoise.com

If to the Company, to:

Warner Music Group Corp.

75 Rockefeller Plaza

New York, NY 10019

Attention: Paul M. Robinson, EVP & General Counsel

Facsimile: (212) 275-3601

Email: Paul.Robinson@wmg.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention: Robert B. Schumer, Esq.

         Tarun M. Stewart, Esq.

Facsimile: (212) 757-3990

Email: rschumer@paulweiss.com

   tstewart@paulweiss.com

All such notices or communications shall be deemed to have been delivered and received (a) if delivered in person, on the day of such delivery, (b) if by facsimile or electronic mail, on the day on which such facsimile or electronic mail was sent, (c) if by certified or registered mail (return receipt requested), on the seventh Business Day after the mailing thereof or (d) if by reputable overnight delivery service, on the second Business Day after the sending thereof.

Section 8.8 Amendment. This Agreement may be amended by the parties to this Agreement at any time before the Effective Time, whether before or after obtaining the Requisite Company Vote, so long as (a) no amendment that requires further stockholder approval under applicable Law after stockholder approval hereof shall be made without such required further approval, (b) such amendment has been duly approved by the manager or board of directors, as applicable, of each of Merger Sub, Parent and the Company and (c) no amendment or waiver of this Section 8.8, of Section 8.5(b) or of Section 8.11(c) or any Section referred to in Section 8.11(c), shall be effected without the written consent of the Debt Financing Parties (it being agreed that the Debt Financing Parties are express third party beneficiaries of, and may enforce, this Section 8.8(c)). This Agreement may not be amended except by an instrument in writing signed by each of the parties to this Agreement.

Section 8.9 Extension; Waiver. At any time before the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or (c) subject to applicable Law, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

Section 8.10 Entire Agreement. This Agreement (including the exhibits and schedules hereto), the Company Disclosure Letter, the Parent Disclosure Letter, the Voting Agreement and the Confidentiality Agreement contain all of the terms, conditions and representations and warranties agreed to by the parties relating to the subject matter of this Agreement and supersede all prior or contemporaneous agreements, negotiations, correspondence, undertakings, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. Without limiting the generality of Section 4.14, no representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.

Section 8.11 No Third-Party Beneficiaries. Except (a) as provided in Section 5.8, (b) the provisions of the last sentence of Section 5.13(b) which shall be for the benefit of the Company, its Affiliates and their respective Representatives, and (c) solely with respect to the Debt Financing Parties, Section 7.6(c), Section 7.6(d), Section 8.5 and Section 8.8, Parent and the Company hereby agree that their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

Section 8.12 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, then (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

Section 8.13 Rules of Construction. The parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Subject to and without limiting the introductory language to Article III and Article IV, each party to this Agreement has or may have set forth information in its respective disclosure letter in a section of such disclosure letter that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a disclosure letter to this Agreement shall not constitute an admission by such party that such item is material, that such item has had or would have a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, or that the disclosure of such be construed to mean that such information is required to be disclosed by this Agreement.

Section 8.14 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights or liabilities under this Agreement without the prior written consent of the other parties to this Agreement, which any such party may withhold in its absolute discretion. Any purported assignment without such prior written consents shall be void.

Section 8.15 Specific Performance.

(a) Subject to Section 7.6, the parties to this Agreement agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, prior to the valid termination of this agreement pursuant to Article VII and subject to the requirements set forth in Section 8.15(b), the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chosen Courts, this being in addition to any other remedy at law or in equity, and the parties to this Agreement hereby waive any requirement for the posting of any bond or similar collateral in connection therewith.

(b) Notwithstanding Section 8.15(a), the parties hereby further acknowledge and agree that prior to the Closing, the Company shall be entitled to specific performance of Parent’s obligation pursuant to the terms of this Agreement, the Sponsor’s and Parent’s obligation pursuant to the terms of the Equity Commitment Letter and the Guarantor’s obligation pursuant to the terms of the Limited Performance Guarantee, in each case, to cause the Equity Financing (and the funding pursuant to the Limited Performance Guarantee) to be funded to fund the Merger and to consummate the Merger subject to the requirement that (A) all the conditions in Section 6.1 and Section 6.2 (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing) have been satisfied or waived, (B) the Debt Financing has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, (C) Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2 and (D) the Company has irrevocably confirmed in a written notice to Parent that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur and that it is willing to waive any unsatisfied conditions in Section 6.3 (but solely for purposes of consummating the Merger). For the avoidance of doubt, in no event shall the Company be entitled to enforce or seek to enforce specifically Parent’s obligation to cause Equity Financing to be funded or to complete the Merger if the Debt Financing has not been funded (or will not be funded at the Closing if the Equity Financing is funded at the Closing).

(c) Each party hereto agrees that it will not, and will not permit its Affiliates to, oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that (i) the other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 8.16 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement. This Agreement shall become effective when, and only when, each party hereto shall have received a counterpart signed by all of the other parties hereto.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

AIRPLANES MUSIC LLC

By:	Access Industries Management, LLC,
its manager

By:	/s/ Lincoln Benet
Name: Lincoln Benet
Title: President

By:	/s/ Alejandro Moreno
Name: Alejandro Moreno
Title: Senior Vice President

AIRPLANES MERGER SUB, INC.

By:	/s/ Jorg Mohaupt
Name: Jorg Mohaupt
Title: President

By:	/s/ Donald Wagner
Name: Donald Wagner
Title: Vice President and Secretary

WARNER MUSIC GROUP CORP.

By:	/s/ Edgar Bronfman, Jr.
Name: Edgar Bronfman, Jr.
Title: Chairman and CEO

[Signature Page to Agreement and Plan of Merger]

Appendix B

Section 262 of the General Corporation Law of the State of Delaware

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words ‘depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Appendix C

200 West Street | New York, New York 10282
Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

May 6, 2011

Board of Directors

Warner Music Group Corp.

75 Rockefeller Plaza

New York, NY 10019

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Buyer (as defined below) and its affiliates) of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Warner Music Group Corp. (the “Company”) of the $8.25 per Share in cash to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of May 6, 2011 (the “Agreement”), by and among Airplanes Music LLC (“Buyer”), Airplanes Merger Sub, Inc., a wholly owned subsidiary of Buyer, and the Company.

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company, Buyer and any of their respective affiliates, and third parties, including Thomas H. Lee Partners, L.P. (“THL”) and Bain Capital, LLC (“Bain”), each an affiliate of a significant stockholder of the Company, and any of their respective affiliates or portfolio companies, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”) for their own account and for the accounts of their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain investment banking services to the Company and its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunning manager with respect to an offering of 9.50% Senior Secured Notes due 2016 (aggregate principal amount $1,100,000,000) of WMG Acquisition Corp., an indirect wholly owned subsidiary of the Company, in May 2009. We have provided certain investment banking services to THL and its affiliates and portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner with respect to an offering of 9.25% Senior Notes due 2017 (aggregate principal amount $2,500,000,000) of a subsidiary of Clear Channel in December 2009; as joint lead arranger with respect to a term loan (aggregate principal amount $1,500,000,000) provided to

Board of Directors

Warner Music Group Corp.

May 6, 2011

Page Two

subsidiaries of Warner Chilcott Plc (“Warner Chilcott”), a portfolio company of THL and Bain, in August 2010; as joint lead arranger and joint bookrunner with respect to offerings of 7.75% Senior Notes due 2018 (aggregate principal amount $1,250,000,000) of subsidiaries of Warner Chilcott in August and September 2010; as joint bookrunner with respect to an initial public offering of 82,142,858 shares of common stock and an offering of 6.25% Mandatory Convertible Subordinated Bonds due 2013 (aggregate principal amount $287,500,000) of the indirect parent of The Nielsen Company B.V., a portfolio company of THL, in January 2011; as joint lead arranger with respect to an amendment and repricing of a $1,400,000,000 term loan provided to Dunkin’ Brands Inc., a portfolio company of THL and Bain, in February 2011; and as joint bookrunner with respect to an amendment and extension of an existing revolver and term loan of Clear Channel Outdoor Holdings, Inc. (“Clear Channel”), a portfolio company of THL and Bain, in February 2011. We have provided certain investment banking services to Bain and its affiliates and portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner with respect to an offering of 10.75% Senior Notes due 2017 (aggregate principal amount $950,000,000) of a subsidiary of Toys “R” Us, Inc., a portfolio company of Bain, in July 2009; as joint bookrunner with respect to offerings of 8.50% Senior Secured Notes due 2019 (aggregate principal amount $1,500,000,000) and 7.25% Senior Secured Notes due 2020 (aggregate principal amount $1,400,000,000) of HCA Inc., a portfolio company of Bain, in April 2009 and March 2010, respectively; and as joint bookrunner with respect to an initial public offering of 31,600,000 shares of Sensata Technologies Holding N.V., a portfolio company of Bain, in March 2010. We may also in the future provide investment banking services to the Company, Buyer and their respective affiliates and THL and Bain and their respective affiliates and portfolio companies, for which our Investment Banking Division may receive compensation. Affiliates of Goldman, Sachs & Co. also may have co-invested with THL and Bain and their respective affiliates from time to time and may have invested in limited partnership units of affiliates of THL and Bain from time to time and may do so in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended September 30, 2010; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; certain publicly available industry research reports for the music industry; and certain internal financial analyses and forecasts for the Company, as prepared by its management and approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the music industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us; and we do not assume any responsibility for any such information. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the

Board of Directors

Warner Music Group Corp.

May 6, 2011

Page Three

Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the $8.25 per Share in cash to be paid to the holders (other than Buyer and its affiliates) of Shares pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, without limitation, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $8.25 per Share in cash to be paid to the holders (other than Buyer and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Buyer or the ability of the Company or Buyer to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $8.25 per Share in cash to be paid to the holders (other than Buyer and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

WARNER MUSIC GROUP CORP. 75 ROCKEFELLER PLAZA NEW YORK, NY 10019

THERE ARE THREE WAYS TO VOTE: BY INTERNET, TELEPHONE OR MAIL

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., New York City time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY TELEPHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. New York City time on the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood,
NY 11717.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M37288-P15099                KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —  — — — — — — — — — —  — — — —  — —  — —  — —  — —  — —  — —  — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WARNER MUSIC GROUP CORP.

The Board of Directors recommends that you vote FOR proposals 1, 2 and 3 below.
				For	Against	Abstain

Proposal 1: Adoption of the Merger Agreement

To adopt the Agreement and Plan of Merger, dated as of May 6, 2011, by and among Warner Music Group Corp., Airplanes Music LLC, and Airplanes Merger Sub, Inc.

				☐	☐	☐

Proposal 2: Approval, on an advisory (non-binding) basis, of the “Golden Parachute” Compensation To approve, on an advisory (non-binding) basis, the “golden parachute” compensation				☐	☐	☐

Proposal 3: Adjournment of the Special Meeting, if Necessary or Appropriate, to Solicit Additional Proxies To adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies				☐	☐	☐

Note: Please sign your name exactly as it appears hereon. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, give your title. When shares are in the names of more than one person, each should sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

SPECIAL MEETING OF STOCKHOLDERS OF

WARNER MUSIC GROUP CORP.

TO BE HELD ON JULY 6, 2011

Please date, sign and mail

this proxy card as soon as possible or

refer to the reverse side for telephone and Internet voting instructions.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement is available at www.proxyvote.com.

Please detach along perforated line and mail in the envelope provided.

— — — — — — — — — — — —  — — — — — — — — — —  — — — —  — —  — —  — —  — —  — —  — —  — — —

M37289-P15099

PROXY CARD FOR

THE SPECIAL MEETING OF STOCKHOLDERS OF

WARNER MUSIC GROUP CORP.

75 ROCKEFELLER PLAZA

NEW YORK, NY 10019

Proxy Solicited by Board of Directors of Warner Music Group Corp. for the Special Meeting to be

held at 8:00 a.m. local time on July 6, 2011

at 66 East 55th Street, New York, NY 10022, or any adjournment or postponement thereof.

The undersigned hereby appoints Edgar Bronfman, Jr., Paul M. Robinson and Trent N. Tappe as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Warner Music Group Corp. held of record by the undersigned on June 10, 2011, at the Special Meeting of Stockholders to be held at 8:00 a.m. local time on July 6, 2011 at 66 East 55th Street, New York, NY 10022, or any adjournment or postponement thereof. The undersigned hereby acknowledges receipt prior to the execution of this proxy card of the Notice of Special Meeting of Stockholders and the Proxy Statement, the terms of each of which are incorporated herein by reference and revokes any proxy heretofore given with respect to such meeting.

Shares represented by this proxy will be voted by the proxies in accordance with directions given by the undersigned stockholder. If no such directions are indicated, the proxies will have authority to vote FOR Proposal 1 (Merger Agreement), FOR Proposal 2 (“golden parachute” compensation) and FOR Proposal 3 (adjournment of the Special Meeting, if necessary or appropriate).

In their discretion, the proxies are also authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY

USING THE ENCLOSED ENVELOPE OR

REFER TO THE REVERSE SIDE FOR

TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

(Continued and to be signed and dated on the reverse side)

105 Madison Avenue New York, New York 10016 proxy@mackenziepartners.com (212) 929-5500 (call collect) or Toll-Free (800) 322-2885